As filed with the Securities and Exchange Commission on February 12 , 2009
Registration 333-155322
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLEGY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	82-0429727
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

128 Grandview Rd.
Boyertown, PA 19512
(215) 529-6084
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard C.Williams
Interim Chief Executive Officer
Cellegy Pharmaceuticals, Inc.
128 Grandview Road
Boyertown, PA 19512
(215) 529-6084
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
C. Kevin Kelso, Esq. Weintraub Genshlea Chediak 400 Capitol Mall, Eleventh Floor Sacramento, California 95814 (916) 558-6000	Richard C. Williams Interim Chief Executive Officer Cellegy Pharmaceuticals, Inc. P.O. Box 695 Boyertown, PA 19512 (215) 529-6084	Dennis J. Carlo, Ph.D. President and Chief Executive Officer Adamis Pharmaceuticals Corporation 2658 Del Mar Heights Road, #555 Del Mar, CA 92014 (858) 401-3984

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.0001 par value per share	50,000,000	N/A	$1,668	$1.00(3)

(1)
Relates to common stock, $0.0001 par value per share, of Cellegy Pharmaceuticals, Inc., or Cellegy, issuable to holders of common stock, $0.0001 par value per share, of Adamis Pharmaceuticals Corporation, or Adamis, in the proposed merger of Cellegy Holdings, Inc., a wholly-owned subsidiary of Cellegy, with and into Adamis. The amount of Cellegy common stock to be registered is based on the estimated maximum number of shares of Cellegy common stock that may be issued pursuant to the merger, assuming an exchange ratio of one share of Cellegy common stock for each outstanding share of Adamis common stock, after giving effect to the reverse stock split described in the next sentence. Cellegy anticipates that before the completion of the distribution of the securities covered by this registration statement, all outstanding shares of Cellegy common stock will be combined by a reverse stock split into a lesser number of shares of Cellegy common stock. The number of shares covered by this registration statement reflects post-reverse stock split shares. The actual number of shares issued pursuant to the merger transaction may be less than the number of shares being registered.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended; as Adamis has an accumulated capital deficit, based upon one-third of the aggregate par value, which is $0.001 per share, of up to 50,000,000 shares of Adamis stock that may be cancelled in the merger computed as of June 30, 2008, the latest practicable date before the date of initial filing of this registration statement. Adamis is a private company and no trading market exists for its securities.

(3)	Previously Paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 12 , 2009

The information in this prospectus is not complete and may be changed. Cellegy may not issue the securities being offered by use of this prospectus until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

To the stockholders of Cellegy Pharmaceuticals, Inc. and Adamis Pharmaceuticals Corporation:

The boards of directors of Cellegy Pharmaceuticals, Inc., referred to herein as Cellegy, and Adamis Pharmaceuticals Corporation, referred to herein as Adamis, have each unanimously approved the merger agreement between Cellegy, Adamis and Cellegy Holdings, Inc., referred to herein as Cellegy Holdings, a direct wholly-owned subsidiary of Cellegy, pursuant to which Cellegy Holdings will merge with and into Adamis and Adamis will survive the merger as a wholly-owned subsidiary of Cellegy.

If the merger is consummated, each Adamis stockholder will receive, in exchange for each share of Adamis common stock held or deemed to be held by such stockholder immediately before the closing of the merger, one (post-reverse split) share of Cellegy common stock, giving effect to the reverse stock split of Cellegy common stock described in the next sentence (excluding in all cases Adamis dissenting shares). Before the closing of the merger, there would be reverse split of the outstanding Cellegy common stock, so that Cellegy stockholders would, immediately after the closing of the merger, have a total number of shares equal to the sum of (i) 3,000,000, plus (ii) the amount of Cellegy’s net working capital as of the last day of the month immediately preceding the month in which the closing of the merger occurs divided by 0.50.

The merger agreement further provides that each outstanding stock option, warrant, convertible security and other right to purchase or acquire the capital stock of Adamis will be assumed by Cellegy and will become an option, warrant, convertible security or other right to purchase or acquire shares of common stock of Cellegy, with the number of shares and exercise prices proportionately adjusted based on the exchange ratio in the merger.

Cellegy’s common stock is quoted on the Over-The-Counter Bulletin Board, maintained by the National Association of Securities Dealers. On February __, 2009, the last trading day before the date of this joint proxy statement/prospectus, the closing price of the Cellegy common stock was $[        ] per share. Adamis is a privately-held company, and there is currently no public market for its securities.

This joint proxy statement/prospectus provides you with detailed information concerning Cellegy, Adamis and the merger transaction. Please give all the information contained in this joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 21 of this joint proxy statement/prospectus.

Richard C. Williams Interim Chief Executive Officer Cellegy Pharmaceuticals, Inc.	Dennis J. Carlo, Ph.D. President and Chief Executive Officer Adamis Pharmacuticals Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February __, 2009 and was first mailed to stockholders of Cellegy and Adamis on or about February __, 2009.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Cellegy and Adamis that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You may obtain documents related to Cellegy and Adamis, without charge, by requesting them in writing or by telephone from the appropriate company.

Requests for documents relating to Cellegy should be directed to:	Requests for documents relating to Adamis should be directed to:

Robert J. Caso Chief Financial Officer Cellegy Pharmaceuticals, Inc. P.O. Box 695 Boyertown, PA 19512 (215) 529-6084	Dennis J. Carlo Chief Executive Officer Adamis Pharmaceuticals Corporation 2658 Del Mar Heights Road, #555 Del Mar, CA 92014 Phone: (858) 401-3984

In order to receive timely delivery of requested documents in advance of the stockholder meetings, Adamis stockholders should make their requests no later than March 16, 2009 and Cellegy stockholders should make their requests no later than March 16, 2009.

Cellegy Pharmaceuticals, Inc.
128 Grandview Road
Boyertown, PA 19512
(215) 529-6084

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 23, 2009

TO THE CELLEGY STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that Cellegy Pharmaceuticals, Inc. will hold an annual meeting of its stockholders on March 23, 2009 at 10:00 a.m., Eastern Standard Time, at the Hampton Inn, 1915 John Fries Highway, Quakertown, Pennsylvania, for the following purposes:

1.  To consider and vote upon a proposal to approve the issuance of Cellegy common stock to the stockholders of Adamis Pharmaceuticals Corporation pursuant to the Agreement and Plan of Reorganization dated as of February 12, 2008, by and among Cellegy, Cellegy Holdings, Inc. and Adamis Pharmaceuticals Corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Cellegy Holdings will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of Cellegy, and pursuant to which Cellegy would issue shares of common stock to the stockholders of Adamis, resulting in a change of control of Cellegy.

2.   To consider and act upon a proposal to approve an amendment to our restated certificate of incorporation to effect a reverse split of the issued and outstanding shares of Cellegy common stock, to occur immediately before the closing of the proposed merger transaction with Adamis, at a ratio based on the formula described in the merger agreement and currently anticipated to be approximately 1:9.9, with the final ratio to be determined before the merger as provided in the merger agreement, as described in the accompanying joint proxy statement/prospectus.

3. To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to our restated certificate of incorporation to change our name from “Cellegy Pharmaceuticals, Inc.” to “Adamis Pharmaceuticals Corporation,” as well as to approve our amended and restated certificate of incorporation to become effective following the closing of the proposed merger transaction with Adamis, as described in the accompanying joint proxy statement/prospectus.

4.    To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to our restated certificate of incorporation to increase the authorized number of shares of our common stock from 50,000,000 to 175,000,000 and our preferred stock from 5,000,000 to 10,000,000, as described in the accompanying joint proxy statement/prospectus.

5. To consider and act upon a proposal to approve a new 2009 Equity Incentive Plan, to become effective upon the closing of the proposed merger transaction with Adamis.

6.   To consider and act upon a proposal to elect five nominees, all of whom are currently directors of Cellegy, to the Cellegy board of directors; provided, however, that if the proposed merger transaction with Adamis is consummated, two Cellegy directors will resign and three additional persons, each of whom is currently a director of Adamis, will be appointed as directors of Cellegy, to serve from and after consummation of the merger until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or removal.

7.    To consider and act upon a proposal to approve, if necessary, an adjournment of the Cellegy annual meeting to solicit additional proxies in favor of the proposals outlined above.

8.    To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof.

The board of directors of Cellegy has fixed February 10, 2009 as the record date for determining which stockholders have the right to receive notice of and to vote at the Cellegy annual meeting or any adjournments or postponements thereof. Only holders of record of shares of Cellegy common stock at the close of business on the record date have the right to receive notice of and to vote at the Cellegy annual meeting. At the close of business on the record date, Cellegy had 29,834,796 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Cellegy common stock having voting power on the record date for the Cellegy annual meeting is required for approval of Cellegy Proposal Nos. 2, 3 and 4. The affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power present in person or represented by proxy at the Cellegy annual meeting is required for approval of Cellegy Proposal Nos. 1, 5, 7, and 8. For Cellegy Proposal No. 6, the election of directors, the five named nominees receiving the most “FOR” votes from the shares having voting power present in person or represented by proxy at the Cellegy annual meeting will be elected.

Whether or not you plan to attend the Cellegy annual meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time before its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the Cellegy annual meeting, including any adjournment or postponement of the meeting, may revoke such stockholder’s proxy and vote personally on the matters to be considered at the Cellegy annual meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” each of the proposals outlined above.

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL AND “FOR” THE NAMED NOMINEES TO THE CELLEGY BOARD OF DIRECTORS.

BY ORDER OF THE BOARD OF DIRECTORS

Robert J. Caso, Corporate Secretary

Boyertown, Pennsylvania
February __, 2009

Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Rd., #555
Del Mar, California 92014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 23, 2009

TO THE ADAMIS STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that Adamis Pharmaceuticals Corporation will hold a special meeting of its stockholders on March 23, 2009 at 10:00 a.m., Pacific Time, at the offices of ______________, for the following purposes:

1.    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated February 12, 2008, by and among Cellegy Pharmaceuticals, Inc., Cellegy Holdings, Inc. and Adamis, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Cellegy Holdings will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of Cellegy.

2.    To consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis special meeting to solicit additional proxies in favor of the proposals outlined above.

3.    To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournments or postponements thereof.

The board of directors of Adamis has fixed the close of business on February 10, 2009 as the record date for determining which stockholders have the right to receive notice of and to vote at the Adamis special meeting or any adjournments or postponements thereof. Only holders of record of shares of Adamis capital stock at the close of business on the record date have the right to receive notice of and to vote at the Adamis special meeting. At the close of business on the record date, Adamis had 42,978,067 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Adamis common stock on the record date for the Adamis special meeting is required for approval of Adamis Proposal No. 1. The affirmative vote of the holders of a majority of the outstanding shares of Adamis common stock having voting power present in person or represented by proxy at the Adamis special meeting is required for approval of Adamis Proposal Nos. 2 and 3.

Under the Delaware General Corporation Law, which is referred to in the accompanying joint proxy statement/prospectus as the DGCL, holders of Adamis common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the adoption of the merger agreement and they comply with the other procedures under the DGCL explained in the accompanying joint proxy statement/prospectus. Please see the section entitled “The Merger—Appraisal Rights” in the accompanying joint proxy statement/prospectus.

Whether or not you plan to attend the Adamis special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time before its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the Adamis special meeting, including any adjournment or postponement of the meeting, may revoke such stockholder’s proxy and vote personally on the matters to be considered at the Adamis special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the proposals outlined above.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Dennis J. Carlo
Dennis J. Carlo, President and Chief Executive Officer

Del Mar, California
February __, 2009

QUESTIONS AND ANSWERS ABOUT THE MERGER	13
SUMMARY	15
The Companies	15
The Merger	16
Consideration to be Received in the Merger by Adamis Stockholders	16
Treatment of Adamis Options, Warrants and Convertible Securities	16
Reasons for the Merger	17
Overview of the Merger Agreement	17
Voting Agreements	18
Management of the Combined Company Following the Merger	18
Interests of Certain Persons in the Merger	18
Regulatory Approvals	19
Accounting Treatment	19
Material U.S. Federal Income Tax Consequences	19
Comparison of Stockholder Rights	19
Appraisal Rights in Connection with the Merger	19
Risks Associated with the Merger	20
MARKET PRICE DATA AND DIVIDEND INFORMATION	20
RISK FACTORS	21
Risks Related to the Merger	21
Risks Related to Cellegy	24
Risks Related to The Business and Operations of Adamis, as the Combined Company, After the Merger	26
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	38
THE ANNUAL MEETING OF CELLEGY STOCKHOLDERS	40
Date, Time and Place	40
Purposes of the Cellegy Annual Meeting	40
Recommendation of Cellegy’s Board of Directors	40
Record Date and Voting Power	41
Voting and Revocation of Proxies	41
Required Vote	42
Solicitation of Proxies	43
Other Matters	43
THE SPECIAL MEETING OF ADAMIS STOCKHOLDERS	43
Date, Time and Place	43
Purposes of the Adamis Special Meeting	43
Recommendation of Adamis’ Board of Directors	43
Record Date and Voting Power	44
Voting and Revocation of Proxies	44
Required Vote	44
Solicitation of Proxies	45
Other Matters	45
THE MERGER	45
Background of the Merger	45

Reasons for the Merger	52
Adamis’ Reasons for the Merger	55
Interests of Cellegy’s Directors and Executive Officers in the Merger	58
Ownership Interests	58
Interests of Adamis’ Directors and Executive Officers in the Merger	58
Effective Time of the Merger	58
Regulatory Approvals	58
Tax Treatment of the Merger	59
Material United States Federal Income Tax Consequences of the Merger	59
Anticipated Accounting Treatment	61
Appraisal Rights	61
THE MERGER AGREEMENT	63
The Merger and Effective Time of the Merger	64
Merger Consideration	64
Board of Directors and Officers of the Combined Company	65
Representations and Warranties	65
Covenants; Conduct of Business Pending the Merger	67
Additional Agreements	68
No Solicitation	68
Meetings of Stockholders and Proxy Statement	70
Indemnification and Insurance of Directors and Officers	70
Conditions to Completion of the Merger	71
Termination	73
Fees and Expenses	73
Agreements Related to the Merger Agreement	77
MATTERS TO BE PRESENTED TO THE ADAMIS STOCKHOLDERS	74
ADAMIS PROPOSAL NO. 1	74
Vote Required; Recommendation of Board of Directors	74
ADAMIS PROPOSAL NO. 2	74
Vote Required; Recommendation of Board of Directors	75
ADAMIS’ BUSINESS	75
Company Overview	75
Sources and Availability of Raw Materials	90
Sales and Marketing	90
Governmental Regulation	90
Competition	99
Product Liability Insurance	99
Patents and Proprietary Technologies	99
Employees	100
Properties	100
Legal Proceedings	100
Management and Board of Directors	101
ADAMIS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	101
Recent Events	101
General	101
Critical Accounting Policies and Estimates	102

Results of Operations	105
Liquidity and Capital Resources	107
Off Balance Sheet Arrangements	110
Recent Accounting Pronouncements	110
MANAGEMENT OF THE COMBINED COMPANY	111
Executive Officers and Directors of the Combined Company Following the Merger	111
Directors	111
Executive Officers	112
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	113
Introduction	113
Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements	117
Basis of Presentation	117
Pro forma adjustments	118
PRINCIPAL STOCKHOLDERS OF ADAMIS	119
Stock Repurchase Agreements	120
PRINCIPAL STOCKHOLDERS OF CELLEGY	120
PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY	122
DESCRIPTION OF CELLEGY SECURITIES	123
Common Stock	123
Preferred Stock	123
Anti-Takeover Provisions	124
Applicability of Provisions of California Corporate Law	125
COMPARISON OF RIGHTS OF HOLDERS OF CELLEGY STOCK AND ADAMIS STOCK	126
MATTERS TO BE PRESENTED TO THE CELLEGY STOCKHOLDERS	133
CELLEGY PROPOSAL NO. 1	133
APPROVAL OF THE ISSUANCE OF COMMON STOCK TO ADAMIS STOCKHOLDERS IN THE MERGER	133
Vote Required; Recommendation of Board of Directors	133
CELLEGY PROPOSAL NO. 2	134
APPROVAL OF PROPOSAL TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	134
Reasons for the Reverse Stock Split	136
Principal Effects of the Reverse Stock Split	136
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates	136
Fractional Shares	137
Accounting Matters	137
Potential Anti-Takeover Effect	137
No Dissenters’ Rights	137
Certain Federal Income Tax Considerations	137
Vote Required; Recommendation of Board of Directors	138
CELLEGY PROPOSAL NO. 3	138
APPROVAL OF PROPOSAL TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE	138
Name Change	138

Reasons for the Amendment	139
Effect of the Amendment
Amended and Restated Certificate of Incorporation	139
Vote Required; Recommendation of Board of Directors	139
CELLEGY PROPOSAL NO. 4	139
APPROVAL OF PROPOSAL TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK	139
Increase in Authorized Capital Stock	139
Reasons for the Amendment	139
Effect of the Amendment	140
Amended and Restated Certificate of Incorporation	140
Vote Required; Recommendation of Board of Directors	141
CELLEGY PROPOSAL NO. 5	141
2009 Equity Incentive Plan	141
APPROVAL OF 2009 EQUITY INCENTIVE PLAN	141
U.S. Federal Income Tax Consequences	145
New Plan Benefits	147
Vote Required; Recommendation of Board of Directors	148
CELLEGY PROPOSAL NO. 6	148
ELECTION OF DIRECTORS	148
Directors and Nominees	148
Nominees for Election of Directors	148
Executive Officers	150
Board of Directors Meeting Attendance and Committees	150
Audit Committee	150
Compensation Committee	150
Nominating and Governance Committee	151
Director Nomination Process	151
Stockholder Communication Policy	152
Director Compensation	152
Section 16(a) Beneficial Ownership Reporting Compliance	154
Code of Business Conduct and Ethics	154
Report of the Audit Committee of Cellegy’s Board of Directors	154
Audit Fees and Services	155
Executive Compensation	156
CELLEGY PROPOSAL NO. 7	160
APPROVAL OF POSSIBLE ADJOURNMENT OF THE CELLEGY ANNUAL MEETING	160
Vote Required; Recommendation of Board of Directors	160
CELLEGY’S BUSINESS	160
Summary of Certain Other Developments	161
Products	162
Patents and Trade Secrets	163
License Agreements and Other Obligations	163
Government Regulation	164
Competition	166
Employees	166
Available Information	167
CELLEGY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	167
General	167
Summary of Certain Developments During 2006 and 2007	167
Critical Accounting Policies and Estimates	169
Results of Operations	170
Liquidity and Capital Resources	172
Recent Accounting Pronouncements	174
LEGAL MATTERS	175
EXPERTS	175
WHERE YOU CAN FIND ADDITIONAL INFORMATION	175
OTHER MATTERS	176

Stockholder Proposals	176
INDEX TO FINANCIAL STATEMENTS	F-1

Annex A	Agreement and Plan of Reorganization dated February 12, 2008
Annex B	Section 262 of Delaware General Corporation Law
Annex C	Proposed Certificate of Amendment of Cellegy's Restated Certificate of Incorporation Regarding Reverse Stock Split
Annex D	Proposed Certificate of Amendment of Cellegy's Restated Certificate of Incorporation Regarding Change of Corporate Name
Annex E	Proposed Certificate of Amendment of Cellegy's Restated Certificate of Incorporation Regarding Increase in Authorized Shares
Annex F	Proposed Amended and Restated Certificate of Incorporation of Cellegy
Annex G	Cellegy Audit Committee Charter
Annex H	Cellegy Compensation Committee Charter
Annex I	Cellegy Nominating and Governance Committee Charter

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the transaction?

A:
The transaction is the merger of Cellegy Holdings with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of Cellegy. As a result, Adamis stockholders will have their shares of Adamis capital stock converted into shares of Cellegy common stock.

Q:	What do I need to do now?

A:
After you have carefully read and considered this joint proxy statement/prospectus, please indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the Cellegy annual meeting or the Adamis special meeting. Cellegy stockholders may also attend the Cellegy annual meeting and Adamis stockholders may also attend the Adamis special meeting and, in either case, vote in person.

Q:	Why is my vote important?

A:
If you do not return your proxy card at or before the appropriate stockholder meeting, it will be more difficult for Cellegy and Adamis to obtain the necessary quorum to hold their stockholder meetings. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against certain of the proposals that are required to implement the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
No. Your broker cannot vote your shares without instructions from you. If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instructions card that your broker provides to you. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger and any related proposals.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:
If you are a Cellegy stockholder, the failure to return your proxy card will have the same effect as voting against the proposals outlined in your annual meeting notice and your shares will not be counted for purposes of determining whether a quorum is present at the Cellegy annual meeting. Executed proxies without instructions will be voted for the proposals outlined in your annual meeting notice. If you are an Adamis stockholder, the failure to return your proxy card will have the same effect as voting against the proposals outlined in your special meeting notice and your shares will not be counted for purposes of determining whether a quorum is present at the Adamis special meeting. Executed proxies without instructions will be voted for the proposals outlined in your meeting notice.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of your company stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card, but it must bear a later date than the original proxy. Third, you may vote in person at your company’s stockholder meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	Should I send in my stock certificates now?

A:
No. If you are an Adamis stockholder, after the merger is consummated, you will receive written instructions from the exchange agent for exchanging your certificates representing shares of Adamis capital stock for certificates representing shares of Cellegy common stock. If Cellegy Proposal No. 2 is approved and the reverse stock split of Cellegy common stock is effected, record owners of Cellegy common stock will receive written instructions from Cellegy’s transfer agent for exchanging their certificates representing pre-reverse stock split shares of Cellegy common stock.

Q:	Who is paying for this proxy solicitation?

A:
Cellegy is conducting this proxy solicitation and will bear the cost of printing and filing of this joint proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Cellegy common stock for the forwarding of solicitation materials to the beneficial owners of Cellegy common stock. Cellegy may also reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	What stockholder approvals are needed for the merger?

A:
The issuance of Cellegy common stock to Adamis stockholders in connection with the merger must be approved by an affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power present in person or represented by proxy at the Cellegy annual meeting.

Q:	What happens to Cellegy if the merger is not ultimately completed?

A:
Cellegy will have very limited cash resources, and if no such alternate transaction can be negotiated and completed within a short period of time it will likely be forced to file for federal bankruptcy protection. In that event, the creditors of Cellegy would have first claim on the value of the assets of Cellegy which, other than remaining cash, would most likely be liquidated in a Chapter 11 bankruptcy sale. Cellegy can give no assurance as to the magnitude of the net proceeds of such a sale and whether such proceeds would be sufficient to satisfy Cellegy’s obligations to its creditors, let alone to permit any distribution to its equity holders.

Q:	When do Cellegy and Adamis expect to complete the merger?

A:
Cellegy and Adamis are working to complete the merger during the first quarter of 2009, or as soon thereafter as reasonably possible. We must first obtain the necessary approvals, including, but not limited to, the approval of each company’s stockholders, and satisfy the closing conditions described in the merger agreement. We cannot assure you as to if or whether all the conditions to the merger will be met nor can we predict the exact timing of the closing of the merger. It is possible we will not complete the merger.

Q:	Where can I find more information?

A:
You may obtain more information from various sources, as set forth under the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus. If you are a Cellegy stockholder and have any questions about the merger, or would like copies of any of the documents we refer to in this information statement/prospectus, please call Cellegy at (215) 529-6084. If you are an Adamis stockholder and have any questions about the merger, or would like copies of any of the documents we refer to in this information statement/prospectus, please call Adamis at (858) 401-3984.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the Cellegy annual meeting and the Adamis special meeting, you should carefully read this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A to this joint proxy statement/prospectus, and the other documents to which you are referred in this joint proxy statement/prospectus. For purposes of this joint proxy statement/prospectus, the term “merger agreement” will refer to the merger agreement, as the same may be amended.

The Companies

Cellegy Pharmaceuticals, Inc.
128 Grandview Road
Boyertown, PA 19512
(215) 529-6084

Cellegy Pharmaceuticals, Inc., including its subsidiary Biosyn, Inc., is a specialty pharmaceuticals company. Cellegy has intellectual property relating to a portfolio of proprietary product candidates known as microbicides. The product candidates, which include both contraceptive and non-contraceptive microbicides, are used intravaginally. Cellegy’s product candidates include Savvy®, which was the subject of Phase 3 clinical trials in Ghana and Nigeria for reduction in the transmission of Human Immunodeficiency Virus (HIV)/ Acquired Immunodeficiency Disease (AIDS), both of which were suspended in 2005 and 2006 and terminated before completion, and which is currently in a Phase 3 contraception trial in the United States. The Phase 3 trial has been completed and the analysis of the results is expected to be completed by the end of the second quarter of 2009. Cellegy does not currently have any commercially available products.

Cellegy’s operations currently relate primarily to the intellectual property rights relating to the Savvy product candidate. Cellegy’s intellectual property consists primarily of commercialization and territorial marketing rights for its Savvy compounds as well as related patents, trademarks, license agreements, manufacturing and formulation technologies, past research, and out-license arrangements with certain philanthropic and governmental organizations. Cellegy monitors the progress of the Savvy Phase 3 contraception trial in the United States through communications with the clinical regulatory organization, or CRO, that is involved in the conduct of the trial and other parties involved in conducting the trial concerning matters such as the status and progress of the trial, enrollment numbers and rates of patient enrollment, issues that arise concerning conduct of the trial and anticipated timelines regarding the trial.  Cellegy receives reports from the CRO concerning the progress of the trial, enrollment statistics and rates, any adverse events, people leaving the trial and other requests.  Cellegy prepares and files any adverse event reports, annual reports and any other required reports with the FDA and other applicable regulatory agencies concerning both the current contraception trial and the suspended HIV trials.

Cellegy’s common stock is quoted on the Over-The-Counter Bulletin Board, or the OTC Bulletin Board, maintained by the National Association of Securities Dealers, Inc., or the NASD, under the symbol “CLGY.OB.”

Adamis Pharmaceuticals Corporation
2685 Del Mar Heights Road, #555
Del Mar, California 92014
(858) 401-3984

Adamis was founded in June 2006. Adamis is a privately held specialty pharmaceuticals company that is engaged in the research, development and commercialization of products for the prevention and treatment of viral infections. Adamis has two wholly-owned subsidiaries: Adamis Viral Therapies, Inc. (biotechnology), or Adamis Viral; and Adamis Laboratories, Inc. (specialty pharmaceuticals), or Adamis Labs.

Adamis Viral is focused on developing patented preventative and therapeutic vaccines for a variety of viral diseases such as influenza and hepatitis. The first target indication will be avian influenza. Adamis believes that avian flu is a good initial clinical application because there is a large potential demand for a vaccine or other therapeutic product. Adamis intends to initiate a clinical “proof of concept” trial, currently anticipated to be outside of the United States, for an avian flu vaccine product candidate in the first half of 2009.  If the results of the initial trial are successful, Adamis intends to file an Investigative New Drug application with the U.S. Food and Drug Administration, or FDA, and begin clinical trials in the United States in 2010, assuming adequate funding and no unexpected delays.

Adamis Labs is a specialty pharmaceutical company. Adamis Labs has a line of prescription products in the allergy and respiratory field that are sold through its own sales force. These products include Prelone®, indicated for various conditions including asthma; AeroOtic™ ear drops, indicated for relief of symptoms related to otitis media and to control itching and swimmer’s ear; and AeroHist™, AeroHist Plus™ and AeroKid™, all of which are indicated for allergic disease symptoms and cough/cold symptoms. These products generated revenues of approximately $622,000 for the fiscal year ended March 31, 2008 and approximately $311,000 for the six months ended September 30, 2008. Adamis Labs has two new product candidates currently in development. The first new product is a pre-filled epinephrine syringe used in the emergency treatment of extreme acute allergic reactions, or anaphylactic shock. Adamis’ goal is to commence commercial sales of this product in the first quarter of calendar year 2009. Product development has been substantially completed and stability batches are being produced in anticipation of product launch. Adamis plans to develop a second product candidate, an aerosolized inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis. Adamis has requested a pre-IND meeting with the FDA to discuss the clinical trials that will be required in order to submit an application for regulatory approval of the product once developed. Adamis’ goal is to commence a commercial launch of this product candidate by the fourth quarter of calendar year 2010.  Factors that could affect the actual launch date include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts.

Adamis’ general business strategy is to attempt to increase sales of existing and proposed products and services from its Adamis Labs operations in order to generate cash flow to help support the vaccine product development efforts of Adamis Viral.

Cellegy Holdings, Inc.
128 Grandview Road
Boyertown, PA 19512
(215) 529-6084

Cellegy Holdings is a Delaware corporation and a direct wholly-owned subsidiary of Cellegy. Cellegy Holdings does not conduct any business. In the merger, Cellegy Holdings will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of Cellegy.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Cellegy and Adamis encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Consideration to be Received in the Merger by Adamis Stockholders (see page 65)

If the merger is completed, Cellegy Holdings will merge with and into Adamis, and Adamis will survive the merger as a wholly-owned subsidiary of Cellegy. Each Adamis stockholder will receive, in exchange for each share of Adamis common stock held by such stockholder immediately before the closing of the merger, a number of shares of Cellegy common stock equal to one share of Cellegy common stock (excluding in all cases Adamis dissenting shares), giving effect to the reverse stock split of Cellegy common stock described in the next sentence. Immediately before the effective time of the merger, Cellegy will effect a reverse stock split of its outstanding shares of common stock in such a ratio so that Cellegy stockholders would, immediately after the closing for the merger, have a total number of shares equal to the sum of (i) 3,000,000, plus (ii) the amount of Cellegy’s net working capital at the end of the month immediately preceding the month in which the closing of the merger occurs divided by 0.50. As a result, immediately after the merger Cellegy stockholders are expected to own between approximately 6% and 7% of the outstanding shares immediately after the merger, without taking into account any outstanding Cellegy or Adamis options, warrants, convertible securities or other rights to acquire shares of common stock, or any increase in the number of outstanding Adamis shares between the date of this joint proxy statement/prospectus and the closing of the merger.

For a more complete description of the merger consideration to be issued by Cellegy, please see the section entitled “The Merger Agreement” in this joint proxy statement/prospectus.

Treatment of Adamis Options, Warrants and Convertible Securities (see page 65)

In connection with the merger, each outstanding stock option, warrant, convertible security and other right to purchase or acquire the capital stock of Adamis will be assumed by Cellegy and will become an option, warrant, convertible security or other right to purchase or acquire shares of common stock of Cellegy, with the number of shares and exercise prices proportionately adjusted based on the exchange ratio in the merger. Because the exchange ratio in the merger is one-for-one, the exercise prices and numbers of shares covered by outstanding Adamis options, warrants and convertible securities that Cellegy will assume in the merger will remain the same after the merger. As of the date of this joint proxy statement/prospectus, there were outstanding options, warrants, convertible securities or other rights to purchase or acquire approximately 1,000,000 shares of Adamis common stock.

For a more complete description of the treatment of Adamis options, warrants, purchase rights, and convertible securities, please see the section entitled “The Merger Agreement” in this joint proxy statement/prospectus.

Reasons for the Merger (see page 50)

Cellegy and Adamis anticipate that the combined company resulting from the merger will be a specialty pharmaceutical company with several existing products and product candidates. Cellegy and Adamis believe that the combined company will have the following potential advantages:

•
Existing Sales and Product Line. The combined company will have an existing line of prescription products that are promoted and sold to physicians who specialize in allergy, respiratory disease and pediatric medicine.

•
Additional Product Candidates. The combined company will have a number of additional product candidates in the allergy and respiratory field, including the epinephrine syringe product and the nasal steroid product.

•
Intellectual Property Rights for Additional Product Candidates. The combined company will have a portfolio of intellectual property rights that may lead to product candidates targeted at prevention and treatment of certain viral diseases, which if successfully developed are expected to address significant markets.

•	Management Team. The combined company will be led by experienced senior management from Adamis and a board of directors with representation from each of Cellegy and Adamis.

For a more complete description of the factors on which the Cellegy board of directors based its decision to approve the issuance of Cellegy common stock to Adamis stockholders in connection with the merger and the other Cellegy proposals discussed in this joint proxy statement/prospectus, please see the section entitled “The Merger—Cellegy’s Reasons for the Merger” in this joint proxy statement/prospectus. For a more complete description of the factors on which the Adamis board of directors based its decision to approve the merger and the other Adamis proposals discussed in this joint proxy statement/prospectus, please see the section entitled “The Merger—Adamis’ Reasons for the Merger” in this joint proxy statement/prospectus.

Overview of the Merger Agreement (see page 72)

Conditions to Completion of the Merger

Cellegy and Adamis are required to complete the merger only if certain customary conditions are satisfied or waived, including:

•	approval of Cellegy Proposal Nos 1, 2, 3, 4, 5 and 6 of the Cellegy stockholders and Adamis Proposal No. 1 by the Adamis stockholders;

•
the filing and effectiveness of a registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, in connection with the issuance of Cellegy common stock in the merger;

•
accuracy of the respective representations and warranties of Cellegy and Adamis, subject to exceptions that would not have a material adverse effect on the business of Cellegy and Adamis, considered together;

•
all of the directors and officers of Cellegy and Cellegy Holdings that Adamis has requested to resign their positions shall have resigned their positions with Cellegy or Cellegy Holdings on or before the closing date of the merger; and

•
compliance in all material respects by Cellegy and Adamis with their respective covenants and obligations in the merger agreement, except where noncompliance would not have a material adverse effect on the combined company.

Other than the conditions regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, the condition regarding having obtained required stockholder approvals for the proposals described in this joint proxy statement/prospectus, and the conditions regarding having obtained any required governmental authorization and no restraining order or injunction having been issued or government proceeding pending preventing the consummation of the merger, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of the board of directors of Cellegy or Adamis, as applicable.  Many of the other closing conditions, such as the representations and warranties of the parties to the merger agreement being true and correct as of the closing date and the parties having performed all obligations under the merger agreement that they are required to perform, are qualified by the requirement that the failure of the condition must have a material adverse effect on the combined company.  The failure of certain other closing conditions to be true, such as the requirement that Cellegy have taken required actions to cause the board of directors and officers of the combined company to be as described in this joint proxy statement/prospectus or the requirement that Cellegy have timely filed with the SEC all reports or other documents required to be filed under the Securities Act or the Securities Exchange Act of 1934, might or might not have a material adverse effect on the combined company.

Termination of the Merger Agreement (see page 74)

The merger agreement may be terminated at any time before the completion of the merger by the mutual consent of Cellegy and Adamis. Under certain circumstances specified in the merger agreement, either Cellegy or Adamis may terminate the merger agreement, including if:

•	the merger is not completed on or before March 31, 2009, unless the failure is due to the party seeking to terminate the merger;

•	the Adamis stockholders fail to approve the merger and the merger agreement;

•	the Cellegy stockholders fail to approve the issuance of shares in the merger and related proposals;

•
the other party breaches its representations, warranties, covenants or agreements contained in the merger agreement and the breach could reasonably be expected to have a material adverse effect on the combined company; or

•
the Cellegy board of directors has withdrawn or changed its recommendation of the merger or recommended or entered into an agreement with respect to an alternative acquisition proposal with another party.

Voting Agreements (see page 75)

SJ Strategic Investments, LLC, Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and certain trust entities related to such stockholders, and Richard C. Williams, all of whom will sometimes be referred to collectively in this joint proxy statement/prospectus as the Principal Cellegy Stockholders, have entered into voting agreements with Adamis pursuant to which, among other things, each such stockholder agreed, solely in the capacity as a Cellegy stockholder, to vote all of the shares of Cellegy common stock held by the stockholder in favor of the approval of the merger, including the issuance of Cellegy common stock to Adamis stockholders in connection with the merger, the reverse stock split and other amendments to Cellegy’s restated certificate of incorporation, and the other Cellegy proposals described in this joint proxy statement/prospectus, and against any matter that would result in a breach of the merger agreement by Cellegy and any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. As of December 31, 2008, such Principal Cellegy Stockholders beneficially owned an aggregate of approximately 12,165,236 shares of Cellegy common stock, representing approximately 41% of the outstanding shares of Cellegy common stock.

Management of the Combined Company Following the Merger (see page 112)

Effective as of the closing of the merger, the combined company’s officers are expected to include Dennis J. Carlo, Ph.D., as president and chief executive officer, Robert O. Hopkins as chief financial officer, Richard L. Aloi, who is president of Adamis Labs, and David J. Marguglio as vice president of business development and investor relations, each of whom currently holds the same position at Adamis. The combined company will initially have a six member board of directors, comprised of three individuals from Adamis’ current board of directors, Messrs. Carlo, Aloi and Marguglio, and three individuals from Cellegy’s current board of directors, Richard C. Williams, John Q. Adams, Sr. and Robert B. Rothermel.

Interests of Certain Persons in the Merger

In considering the recommendation of the Cellegy board of directors with respect to approving the issuance of shares of Cellegy common stock to Adamis stockholders in connection with the merger and the other matters to be acted upon by Cellegy stockholders at the Cellegy annual meeting, Cellegy stockholders should be aware that certain members of the board of directors, the current interim executive officer of Cellegy, Richard C. Williams, and have interests in the merger that may be different from, or in addition to, interests they have as Cellegy stockholders. Mr. Williams, Robert B. Rothermel and John Q. Adams, Sr., who currently are Cellegy directors, are expected to continue after the closing of the merger as directors of the combined company, and therefore they have a different interest in the transaction than the interests of other directors and officers of Cellegy. Moreover, if the 2009 Equity Incentive Plan is approved as described elsewhere in this joint proxy statement/prospectus, each non-employee director of the combined company, including Messrs. Williams, Rothermel and Adams, will be granted a stock option on the closing of the merger covering 50,000 shares for each such non-employee director and will be eligible to receive cash director fees pursuant to the policies of the combined company. Cellegy’s directors, executive officers and their affiliates hold less than one percent of the shares of Cellegy common stock that are outstanding on the date of this joint proxy statement/prospectus.

In considering the recommendation of the Adamis board of directors with respect to approving the merger, Adamis stockholders should be aware that certain members of the board of directors and executive officers of Adamis have interests in the merger that may be different from, or in addition to, interests they have as Adamis stockholders. Following the consummation of the merger, the persons who currently constitute the Adamis board of directors will continue to serve on the board of directors of the combined company and the existing executive officers of Adamis will continue to serve in their respective positions with the combined company. Adamis’ directors, executive officers and their affiliates hold approximately 46% of the shares of Adamis common stock that are outstanding on the date of this prospectus.

Regulatory Approvals (see page 59)

Cellegy must comply with applicable federal and state securities laws in connection with the issuance of shares of Cellegy common stock to Adamis stockholders and the filing of this joint proxy statement/prospectus with the Securities and Exchange Commission, or the SEC. As of the date hereof, the registration statement of which this joint proxy statement/prospectus is a part has not become effective. Please see the section entitled “Regulatory Approvals” in this joint proxy statement/prospectus.

Accounting Treatment (see page 62)

Adamis stockholders will own, after the merger, approximately 93% of the outstanding shares of the combined company. Further, Adamis directors will constitute at least one-half of the combined company’s board of directors and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes, and the merger will be accounted for as a reverse merger and a recapitalization.

The unaudited pro forma combined condensed consolidated financial statements included in this joint proxy statement/ prospectus have been prepared to give effect to the proposed merger of Adamis and Cellegy as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Adamis is considered to be acquiring Cellegy in the merger and it is assumed that Cellegy does not meet the definition of a business in accordance with Statement of Financial Accounting Standards No. 141, or SFAS No. 141, Business Combinations, and Emerging Issue Task Force 98-3, or EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, because of Cellegy’s current efforts to sell or otherwise dispose of its operating assets and liabilities.

Material U.S. Federal Income Tax Consequences (see page 60)

Each of Cellegy and Adamis expects, and Weintraub Genshlea Chediak, a professional corporation, has opined, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, sometimes referred to herein as the Code or the IRC. Adamis stockholders generally will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Adamis capital stock for shares of Cellegy common stock, except for Adamis stockholders who exercise their appraisal rights with respect to the merger. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information on the federal income tax effect of the merger, see the section entitled “Material Federal Income Tax Consequences of the Merger.”

Comparison of Stockholder Rights (see page 127)

If Cellegy and Adamis successfully complete the merger, holders of Adamis capital stock will become Cellegy stockholders, and their rights as stockholders will be governed by Cellegy’s amended and restated certificate of incorporation and bylaws, as amended. There are differences between the certificates of incorporation and bylaws of Cellegy and Adamis. Since Adamis and Cellegy are both Delaware corporations, the rights of Adamis stockholders will continue to be governed by Delaware law after the completion of the merger. See “Comparison of Rights of Holders of Cellegy Stock and Adamis Stock’’ in this joint proxy statement/prospectus for more information.

Appraisal Rights in Connection with the Merger (see page 62)

Under Delaware law, Adamis stockholders are entitled to appraisal rights in connection with the merger. Holders of Cellegy common stock are not entitled to appraisal rights in connection with the merger. For more information about appraisal rights, see the provisions of Section 262 of the Delaware General Corporation Law, or the DGCL, attached as Annex B to this joint proxy statement/prospectus, and the section entitled “The Merger—Appraisal Rights” in this joint proxy statement/prospectus.

Risks Associated with the Merger (see page 21)

Both Cellegy and Adamis are subject to various risks associated with their businesses and industries. In addition, the merger poses a number of risks to each company and its respective stockholders, including, but not limited to, the following:

•	failure to complete the merger may result in Cellegy or Adamis paying a termination fee or expenses to the other party and could harm Cellegy’s and Adamis’ future business and operations;

•	the combined company may not be able to obtain required financing after the closing of the merger;

•	the market price of Cellegy’s or the combined company's common stock may decline as a result of the merger;

•	Cellegy and Adamis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

•
during the pendency of the merger, Cellegy and Adamis may not be able to enter into a business combination with another party at a favorable price because of restrictions in the merger agreement, which could adversely affect their respective businesses; and

•
certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

These risks are discussed in greater detail under the section entitled “Risk Factors” in this joint proxy statement/prospectus. Cellegy and Adamis encourage you to read and consider all of these risks carefully.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Cellegy’s common stock currently trades on the OTC Bulletin Board, sometimes referred to as the OTCBB, under the symbol “CLGY.OB”. The following table sets forth the range of high and low closing sales prices for the common stock as reported on The NASDAQ Small Cap Market and OTCBB for the periods indicated below. Adamis is a privately-held company and there is no established public trading market for its securities.

	High	Low
2006
First Quarter	$0.93	$0.42
Second Quarter	$0.90	$0.37
Third Quarter	$0.65	$0.07
Fourth Quarter	$0.18	$0.05
2007
First Quarter	$0.10	$0.03
Second Quarter	$0.11	$0.09
Third Quarter	$0.09	$0.06
Fourth Quarter	$0.08	$0.04
2008
First Quarter	$0.10	$0.02
Second Quarter	$0.10	$0.04
Third Quarter	$0.09	$0.04
Fourth Quarter	$0.06	$0.02

On February 12, 2008, the last full trading day immediately preceding the public announcement of the signing of the merger agreement and on December 31, 2008, the last sales price reported on the OTC Bulletin Board for Cellegy common stock was $0.07 per share and $0.02 per share, respectively. As of February 10, 2009, the record date for the Cellegy annual meeting, there were approximately 29,834,796 shares of Cellegy common stock outstanding and approximately 120 holders of record of Cellegy common stock. As of February 10, 2009, the record date for the Adamis special meeting, there were approximately 42,978,067 shares of Adamis common stock outstanding and approximately 125 holders of record of Adamis common stock.

The following table sets forth information concerning the beneficial ownership of (i) any person known to Cellegy to be the beneficial owner of more than five percent of Cellegy’s outstanding common stock, (ii) each current Cellegy director and each nominee, including persons who are expected to become directors of the combined company following the closing of the proposed merger with Adamis, and (iii) all current Cellegy directors and officers as a group, before the proposed merger and immediately following the closing of the proposed merger.  The share numbers and percentages in the table below for the period after the closing of the merger give effect to an assumed 1:9.945 reverse split of the Cellegy common stock before the closing of the merger.  The table is based on 29,834,796 Cellegy shares outstanding before the merger and 45,978,067 shares of common stock of the combined company outstanding upon the consummation of the merger.  Other than commitments under the merger agreement described in this joint proxy statement/prospectus and commitments to issue shares upon the exercise of stock options, Cellegy does not have any commitments to any such persons with respect to the issuance of shares of its common stock.

Name	Shares Owned Before Merger		Percent	Shares Owned After Merger		Percent

SJ Strategic Investments, LLC(2)(7)	7,343,993		24.6%	738,461		1.6%
Andrew H. Tisch(3)	1,104,886		3.7%	111,100		*
David R. Tisch(3)	1,104,886		3.7%	111,100		*
James S. Tisch(3)	1,104,886		3.7%	111,100		*
Thomas J. Tisch(3)	1,104,886		3.7%	111,100		*
Richard C. Williams(4)(7)	8,363,993		28.0%	841,025		1.8%
Tobi B. Klar, M.D.(5)	100,944		*	10,150		*
John Q. Adams (6)	54,000		*	5,430		*
Robert B. Rothermel (6)	54,000		*	5,430		*
Thomas M. Steinberg (6)	54,000		*	5,430		*
Dennis J. Carlo(9)	--		--	8,368,000		18.2%
Richard J. Aloi(10)	--		--	3,593,039		7.8%
David J. Marguglio(11)	--		--	3,439,904		7.5%
All Cellegy directors and officers (6 persons)	8,626,937	(8)	28.9%	16,252,828	(12)	35.3%
* Less than one percent.

(1)
Based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Cellegy Pharmaceuticals, Inc., 128 Grandview Road, Boyertown, PA 19512.

(2)
Based on filings by SJ Strategic Investments, LLC. with the SEC. Includes 290,000 shares subject to warrants. While SJ Strategic Investments, LLC. believes it possesses sole voting and investment power over such shares, John M. Gregory may be deemed to also have voting and investment power over such shares due to his position as Managing Member and Chief Manager of SJ Strategic Investments, LLC., pursuant to the entity’s Operating Agreement. While SJ Strategic Investments, LLC disclaims the existence of a group, due to the indirect beneficial ownership of its members, such members may be deemed to constitute a group.

(3)
Based on filings on Schedule 13D with the SEC by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch, Jessica S. Tisch, Benjamin Tisch, Merryl H. Tisch and Thomas M. Steinberg (the “Reporting Persons”). The Schedule 13D, as amended through the date of this report, covered a total of 5,525,168 shares, or approximately 18% of the outstanding shares. According to information furnished by the Reporting Persons, 1,104,886 shares are beneficially owned by each of Andrew H. Tisch, Daniel R. Tisch and James S. Tisch; 1,152,586 shares are beneficially owned by Thomas J. Tisch; 6,400 shares are beneficially owned by each of Jessica S. Tisch and Benjamin Tisch and by Merryl H. Tisch as custodian for Samuel Tisch; and 17,125 shares are beneficially owned by Thomas M. Steinberg. Each of the Reporting Persons has disclaimed beneficial ownership of any shares owned by any other Reporting Person, except to the extent that beneficial ownership has been expressly reported in filings with the Securities and Exchange Commission. The address of Andrew H. Tisch, James S. Tisch, Thomas J. Tisch and Thomas M. Steinberg is 667 Madison Avenue, New York, N.Y. 10021, of Daniel R. Tisch is c/o Tower View LLC, 500 Park Avenue, New York, N.Y. 10022, and of Benjamin Tisch, Jessica S. Tisch and Merryl H. Tisch is c/o Tisch Financial Management, 655 Madison Avenue, 19th  Floor, New York, N.Y. 10021.

(4)	Includes 1,000,000 shares issuable upon the exercise of stock options. See also note 7 below.
(5)	Includes 74,944 shares issuable upon the exercise of stock options.
(6)	Includes 54,000 shares issuable upon the exercise of stock options.
(7)
Pursuant to an agreement entered into on November 11, 2008, between SJ Strategic Investments, LLC, or SJ, and Richard C. Williams, at any time after the date of the agreement until February 28, 2009, SJ has the right to require Mr. Willliams to purchase all shares and warrants held by SJ, for an aggregate purchase price of $1,000.  The number of shares shown as beneficially owned by Mr. Williams includes the 7,343,993 shares beneficially owned by SJ, 1,000,000 shares subject to an option held by Mr. Williams, and 30,000 shares beneficially owned by Mr. Williams.  Mr. Williams has entered into a voting agreement with Adamis that is identical in all material respects to the voting agreement executed by SJ.  The number of shares shown in the table as beneficially owned by all directors and officers as a group includes the 7,343,993 shares beneficially owned by SJ that are subject to the agreement with Mr. Williams.

(8)	Includes 1,362,944 shares issuable upon the exercise of stock options.
(9)	Approximately 6,368,000 of these shares are subject to repurchase rights.
(10)	Approximately 2,645,097 of these shares are subject to repurchase rights.
(11)	Approximately 2,537,019 of these shares are subject to repurchase rights.
(12)	Includes 1,000,000 shares issuable upon the exercise of stock options, and approximately 11,550,116 shares subject to repurchase rights.

Cellegy has never declared or paid any cash dividends on its common stock nor does it intend to do so in the foreseeable future. Accordingly, the stockholders of the combined company will not receive a return on their investment unless the value of the combined company’s shares increases, which may or may not occur. Any future determination to pay cash dividends will be at the discretion of Cellegy’s board of directors and will depend upon its financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as Cellegy’s board of directors deems relevant.

Adamis has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

RISK FACTORS

Cellegy and Adamis stockholders should carefully consider the following factors, in addition to the other information contained in this joint proxy statement/prospectus, before deciding how to vote their shares of capital stock. The risk factors relating to Adamis will also apply to the combined company going forward because the business of the combined company will primarily be Adamis’ business.

Risks Related to the Merger

Some of Cellegy’s and Adamis’ officers and directors may have conflicts of interests in recommending that you vote in favor of the merger that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of Cellegy and Adamis participate in arrangements that provide them with interests in the merger that are different from other stockholders of Cellegy and Adamis, including the continued service as an officer or director of the combined company. These interests may influence the officers and directors of Cellegy and Adamis to support or approve the merger. Richard C. Williams, Robert B. Rothermel and John Q. Adams, Sr., who currently are directors of Cellegy, are expected to continue to serve on the board of directors of the combined company following the consummation of the merger and upon the closing of the merger will each receive new outside director stock option grants to purchase 50,000 shares of common stock.  Following the merger, they will be eligible to receive cash outside director fee compensation pursuant to the combined company’s director compensation policies.  Following the consummation of the merger, Dennis Carlo, Richard Aloi and David Marguglio, who are the current directors of Adamis, will continue to serve on the board of directors of the combined company, and the existing executive officers of Adamis will continue to serve in their respective positions with the combined company.

Failure to complete the merger may result in Cellegy or Adamis paying a termination fee to the other party and could harm Cellegy’s and Adamis’ future business and operations.

If the merger is not completed, Cellegy and Adamis are subject to the following risks, among others:

•
Cellegy will be required to pay Adamis a non-refundable fee in the amount of $150,000 in the event the merger agreement is terminated by Adamis because of (i) a material change in the Cellegy board’s recommendations concerning the merger, (ii) Cellegy’s failure to hold a stockholder meeting to vote on the merger transaction within 60 days after the registration statement is declared effective by the SEC, (iii) Cellegy’s notice to Adamis of a superior proposal, (iv) Cellegy’s failure to comply with its non-solicitation obligations or (v) the failure of Cellegy’s stockholders to approve the merger agreement;

•
Adamis will be required to pay Cellegy a non-refundable fee in the amount of $150,000 in the event Cellegy terminates the merger agreement because Adamis failed to comply with its non-solicitation obligations, Adamis changed its board recommendation concerning the merger or Adamis failed to convene a meeting of the Adamis stockholders (or obtain Adamis stockholder approval by written consent);

•	the market price of Cellegy common stock may decline; and

•	significant costs related to the merger, such as legal, accounting, financial advisory and other costs must be paid by Cellegy and Adamis, respectively, even if the merger is not completed.

In addition, if the merger agreement is terminated and Cellegy’s and Adamis’ boards of directors determine to seek another business combination, there can be no assurance that they will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. Moreover, Cellegy would likely have very limited funds to continue operations for more than a short period of time.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons, including the following:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by Cellegy, Adamis or financial or industry analysts;

•	the combined company is unable to obtain required financing;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of Cellegy, Adamis or financial or industry analysts;

•	revenues and net income from sales of Adamis’ products are less than investors’ expectations; or

•	Adamis’ product research and development efforts do not meet investors’ expectations.

Cellegy and Adamis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Cellegy stockholders will have experienced an approximately 93% or greater dilution of their ownership interests in Cellegy, and Adamis stockholders will have experienced an approximately 7% dilution of their ownership interests in Adamis without receiving any commensurate benefit.

During the pendency of the merger, Cellegy and Adamis may not be able to enter into certain transactions with another party because of restrictions in the merger agreement, which could adversely affect their respective businesses.

Covenants in the merger agreement impede the ability of Cellegy and Adamis to complete certain transactions that are not in the ordinary course of business, such as the sale or licensing by Cellegy of capital assets or any transaction inconsistent with the merger, pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors because the parties will have been prevented from entering into arrangements with possible financial and or other benefits to them. In addition, any such transactions could be favorable to such party’s stockholders.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit each of Cellegy and Adamis from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except, in the case of Cellegy, in limited circumstances when Cellegy’s board of directors determines in their good faith judgment after consultation with outside counsel, that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would result in a breach of the board’s fiduciary duties. In addition, under certain circumstances Cellegy or Adamis would be required to pay a termination fee of $150,000 to the other party, including upon termination of the merger agreement by a party’s board of directors if it decides to recommend an alternative proposal. This termination fee may discourage third parties from submitting alternative takeover proposals to Cellegy and Adamis or their stockholders, and may cause the respective boards of directors to be less likely to recommend an alternative proposal.

Because the lack of a public market for the Adamis shares makes it difficult to evaluate the fairness of the merger, the stockholders of Adamis or Cellegy may receive consideration in the merger that is greater than or less than the fair market value of their shares.

The outstanding capital stock of Adamis is privately held and is not traded in any public market. The lack of a public market makes it challenging to determine the fair market value of Adamis. Because the exchange ratios of the merger and the reverse stock split were determined based on negotiations between the parties, it is possible that the value of the Cellegy common stock to be issued in connection with the merger will be greater than the fair market value of Adamis, and that the market value represented by the number of shares that the Cellegy stockholders will hold after the merger will be less in the aggregate than the current aggregate market value of all outstanding Cellegy shares. Alternatively, it is possible that the value of the shares of Cellegy common stock to be issued in connection with the merger will be less than the fair market value of Adamis.

If the conditions to the merger are not met, the merger may not occur.

Even if the merger is approved by the stockholders of Cellegy and Adamis, specified conditions must be satisfied or waived in order to complete the merger, including, among others:

•
the representations and warranties of the other party set forth in the merger agreement being true and correct as of the date of the agreement and the date the merger occurs, except for breaches or inaccuracies which would not have a material adverse effect on the combined company;

•	there shall not have been any material adverse change in the business, assets or financial condition of the other party that would have a material adverse effect on the combined company;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•
stockholders of Cellegy must have approved the issuance of shares pursuant to the merger agreement, the reverse split of Cellegy common stock and the amendments to Cellegy’s restated certificate of incorporation to change the company’s name and increase the number of authorized shares of stock, and approved the 2008 Equity Incentive Plan, as described elsewhere in the joint proxy statement/prospectus;

•	stockholders of Adamis must have adopted the merger agreement and approved the merger;

•	the reverse split of the issued and outstanding shares of Cellegy common stock shall have occurred; and

•
all of the directors and officers of Cellegy or Cellegy Holdings that Adamis has requested to resign their positions shall have resigned their positions with Cellegy or Cellegy Holdings on or before the closing date of the merger.

Other than the conditions regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is part, the condition regarding having obtained required stockholder approvals for the proposals described in the joint proxy statement/prospectus, and the conditions regarding having obtained any required governmental authorization and no restraining order or injunction having been issued or government proceeding pending preventing or seeking to prevent the consummation of the merger, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of the board of directors of Cellegy or Adamis, as applicable.  Many of the other closing conditions, such as the representations and warranties of the parties in the merger agreement being true and correct as of the closing date and the parties having performed all obligations under the merger agreement that they are required to perform, are qualified by the requirement that the failure of the condition must have a material adverse effect on the combined company.  The failure of certain other closing conditions to be true, such as the requirement that Cellegy have taken required actions to cause the board of directors and officers of the combined company to be as described in the joint proxy statement/prospectus or the requirement that Cellegy have timely filed with the SEC all reports or other documents required to be filed under the Securities Act or Exchange Act, might or might not have a material adverse effect on the combined company. These and other conditions are described in detail in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Cellegy and Adamis cannot assure you that all of the conditions to the merger will be satisfied. If the conditions to the merger are not satisfied or waived, the merger may not occur or may be delayed, and Cellegy and Adamis each may lose some or all of the intended benefits of the merger.

The number of shares that Cellegy stockholders will be entitled to receive at closing of the merger will depend in part upon the net amount of Cellegy’s net working capital.

The number of shares that persons who are Cellegy stockholders immediately before closing of the merger will hold after the closing of the merger depends on the ratio of the reverse stock split contemplated by the merger agreement. Under the terms of the merger agreement, the outstanding Cellegy shares will be combined into a number of shares equal to (i) 3,000,000 plus (ii) the amount of Cellegy’s net working capital at the end of the month immediately preceding the month in which the closing of the merger occurs divided by .50. The amount of Cellegy’s working capital at the end of such month will depend primarily on when the Cellegy and Adamis stockholder meetings are held and how long it takes to satisfy the other closing conditions in the merger agreement, the extent of Cellegy’s working capital needs until the closing and the extent of unexpected expenses or cash needs that may arise before the closing. The following table sets forth the approximate percentage ownership of the outstanding shares of the combined company that Adamis stockholders and current Cellegy stockholders would be expected to hold immediately following the closing of the merger, assuming that there are 42,980,000 outstanding Adamis shares at the closing date and assuming Cellegy net working capital at the end of the month immediately preceding the month in which the closing of the merger occurs of $400,000, $300,000, $200,000, $100,000 and $0.

Cellegy’s Net Working Capital	Cellegy Stockholders’ Approximate Ownership Percentage in the Combined Company at Closing	Adamis Stockholders’ Approximate Ownership Percentage in the Combined Company at Closing
$400,000	8.12%	91.88%
$300,000	7.73%	92.27%
$200,000	7.33%	92.67%
$100,000	6.93%	93.07%
$0	6.52%	93.48%

Cellegy and Adamis may not achieve the benefits they expect from the merger, which may have a material adverse effect on the combined company’s business, financial condition and operating results.

Cellegy and Adamis entered into the merger agreement with the expectation that the merger will result in benefits to the combined company. Post-merger challenges include the following:

•	maintaining an OTC Bulletin Board listing or a stock exchange listing to promote liquidity for stockholders of the combined company and potentially greater access to capital;

•	retaining the management and employees of Adamis;

•	obtaining additional financing required to fund operations; and

•	developing new product candidates that utilize the assets and resources of the combined company.

If the combined company is not successful in addressing these and other challenges, then the benefits of the merger may not be realized and, as a result, the combined company’s operating results and the market price of the combined company’s common stock may be adversely affected.

If the merger does not qualify as a tax-free reorganization for U.S. federal income tax purposes, Adamis stockholders will recognize gain or loss on the exchange of their shares of Adamis common stock.

Although the U.S. Internal Revenue Service, referred to in this proxy statement/prospectus as the IRS, has not provided a ruling on the merger, Cellegy and Adamis intend, and believe, that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code. If the merger fails to qualify as a tax-free reorganization, Adamis stockholders would generally recognize gain or loss on each share of Adamis common stock surrendered in the merger in the amount of the difference between their basis in such share and the fair market value of the shares of Cellegy common stock they receive in exchange for each share of Adamis common stock. Adamis stockholders should consult with their own tax advisor regarding the proper reporting of the amount and timing of such gain or loss.

Risks Related to Cellegy

Cellegy’s cash resources are dwindling. If the merger with Adamis is not completed, Cellegy will need to explore other alternatives and may file for bankruptcy protection.

Cellegy estimates that it has enough cash resources to continue operations at substantially their current level until approximately the end of February 2009, assuming no significant unexpected expenses. Cellegy and Adamis are engaged in discussions concerning an agreement for Adamis to provide sufficient funding to permit the merger to be completed, although there are no assurances that such funding will be available. If the merger with Adamis is not completed, Cellegy’s board of directors will be required to explore alternatives for Cellegy’s business and assets. These alternatives might include seeking the dissolution and liquidation of Cellegy, seeking to merge or combine with another company, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with Cellegy or would agree to a price and other terms that Cellegy would deem adequate. Although Cellegy may try to pursue an alternative transaction, it will likely have very limited cash resources, and will likely be forced to file for federal bankruptcy protection. If Cellegy files for bankruptcy protection, Cellegy will most likely not be able to raise any type of funding from any source. In that event, the creditors of Cellegy would have first claim on the value of the assets of Cellegy which, other than remaining cash, would most likely be liquidated in a bankruptcy sale. Cellegy can give no assurance as to the magnitude of the net proceeds of such sale and whether such proceeds would be sufficient to satisfy Cellegy’s obligations to its creditors, let alone to permit any distribution to its equity holders.

Cellegy has a history of losses, and substantial doubt exists about Cellegy’s ability to continue as a going concern. Cellegy has received a “going concern” opinion from its independent registered public accounting firm, which may negatively impact its business.

Cellegy’s audit opinions from its independent registered public accounting firm regarding the consolidated financial statements for the years ended December 31, 2007 and 2006 include an explanatory paragraph indicating that there is substantial doubt about Cellegy’s ability to continue as a going concern. Cellegy has incurred accumulated losses since its inception and accumulated negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Cellegy expects negative cash flows to continue for the foreseeable future. Cellegy believes that it has enough financial resources to continue operations at substantially their current level until approximately the end of February 2009, assuming no significant unexpected expenses; however, it does not have the technological or the financial assets necessary to fund the expenditures that would be required to conduct the future clinical and regulatory work necessary to commercialize Savvy or other product candidates without additional funding. Without additional funds from a financing, sales of assets, intellectual property or technologies, or from a business combination or a similar transaction, Cellegy will exhaust its resources and will be unable to continue operations. These factors raise substantial doubt about Cellegy’s ability to continue as a going concern.

The type and scope of the patent coverage Cellegy has may limit the commercial success of its products.

Cellegy’s success depends, in part, on its ability to obtain patent protection for its products and methods. No assurance can be given that any additional patents will be issued to Cellegy, that the protection of any patents that may be issued in the future will be significant, or that current or future patents will be held valid if subsequently challenged.

The patent position of companies engaged in businesses such as Cellegy’s business generally is uncertain and involves complex, legal and factual questions. There is a substantial backlog of patent applications at the United States Patent and Trademark Office. Patents in the United States are issued to the party that is first to invent the claimed invention. There can be no assurance that any patent applications relating to Cellegy’s products or methods will be issued as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage.

In addition, many other organizations are engaged in research and product development efforts that may overlap with Cellegy’s products. For example, Tibotec Pharmaceuticals, which is owned by Johnson & Johnson, is engaged in the development of innovative HIV/AIDS drugs and anti-infectives, and many companies are engaged in efforts to develop HIV/AIDS therapeutic products.  In addition, Ortho Pharmaceuticals and many other companies offer contraceptive vaginal gel products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Cellegy. These rights may prevent Cellegy from commercializing technology, or may require Cellegy to obtain a license from the organizations to use the technology. Cellegy may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and cannot be sure that the patents underlying any such licenses will be valid or enforceable. As with other companies in the pharmaceutical industry, Cellegy is subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe Cellegy’s patent rights if such activities were conducted in the United States.

Cellegy has very limited staffing and will continue to be dependent upon key personnel.

Cellegy’s success is dependent upon the efforts of a small management team and staff, including Richard C. Williams, its interim chief executive officer, and Robert J. Caso, its chief financial officer. Cellegy has an employment agreement with Robert J. Caso, its chief financial officer.  The employment of Richard C. Williams, Cellegy’s interim Chief Executive Officer, and Mr. Caso may be terminated at any time by either Cellegy or such officer upon notice to the other party. Cellegy does not have key man life insurance policies covering any of its executive officers or key employees. If key individuals leave Cellegy, Cellegy could be adversely affected if suitable replacement personnel are not quickly recruited. There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the operation of Cellegy’s business. Other than in connection with the closing of the merger transaction, where Cellegy’s executive officers will resign and the management team of the combined company is expected to be composed of the management team of Adamis, none of Cellegy’s key personnel have expressed any plan to retire or leave Cellegy in the near future.

Cellegy’s corporate compliance programs cannot guarantee that Cellegy is in compliance with all potentially applicable regulations.

The development, manufacturing, pricing, sales, and reimbursement of pharmaceutical products, together with Cellegy’s general operations, are subject to extensive regulation by federal, state and other authorities within the United States and numerous entities outside of the United States. Cellegy is a small company and it relies on third parties to conduct certain important functions. Cellegy relies on a third party clinical regulatory organization, Health Decisions, Inc., pursuant to an agreement between Cellegy and the National Institute of Child Health and Human Development, to conduct its Phase 3 Savvy clinical trial, and will rely on third parties to assist in evaluation of the results of that trial.  In addition, Cellegy also has significantly fewer employees than many other companies that have the same or fewer product candidates in clinical development. If Cellegy fails to comply with any of these regulations, Cellegy could be subject to a range of regulatory actions, including suspension or termination of clinical trials, restrictions on its products or manufacturing processes, or other sanctions or litigation. In addition, as a publicly traded company Cellegy is subject to significant regulations, including the Sarbanes-Oxley Act of 2002. While Cellegy has developed and instituted a corporate compliance program and continues to update the program in response to newly implemented or changing regulatory requirements, Cellegy cannot assure you that it is now or will be in compliance with all such applicable laws and regulations. Failure to comply with potentially applicable laws and regulations could also lead to the imposition of fines, cause the value of Cellegy’s common stock to decline and impede Cellegy’s ability to raise capital or lead to the failure of Cellegy’s common stock to continue to be traded on the OTC Bulletin Board.

Cellegy’s stock price could be volatile.

Cellegy’s stock price has from time to time experienced significant price and volume fluctuations. Since becoming a public company, Cellegy’s stock price has fluctuated due to overall market conditions and due to matters or events more specific to Cellegy. For example, the closing prices for Cellegy’s common stock during 2008 has fluctuated from a high of $0.10 to a low of $0.02. Events or announcements that could significantly impact Cellegy’s stock price include:

•	publicity or announcements regarding regulatory developments relating to Cellegy’s products;
•
clinical trial results, particularly the outcome of more advanced studies; or negative responses from both domestic and foreign regulatory authorities with regard to the approvability of Cellegy’s products;

•	period-to-period fluctuations in Cellegy’s financial results, including Cellegy’s cash and cash equivalents balance, operating expenses, cash burn rate or revenue levels;
•	common stock sales in the public market by one or more of Cellegy’s larger stockholders, officers or directors;
•	its filing for protection under federal bankruptcy laws;
•	a negative outcome in any litigation or potential legal proceedings; or
•
other potentially negative financial announcements including: a review of any of Cellegy’s filings by the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in Cellegy’s filings with the SEC.

Risks Related to The Business and Operations of Adamis, as the Combined Company, After the Merger

Adamis’ limited operating history may make it difficult to evaluate its business to date and the combined company’s future viability.

Adamis is in the early stage of operations and development, and has only a limited operating history on which to base an evaluation of its business and prospects, having just commenced operations in 2006. Moreover, Adamis acquired Adamis Labs during calendar year 2007, and integrating those businesses with Adamis’ other business activities could be challenging. Adamis will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties could seriously harm Adamis’ business and prospects. The combined company may not succeed given the technological, marketing, strategic and competitive challenges it will face. The likelihood of Adamis’ success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug development technology, and the competitive and regulatory environment in which Adamis operates or may choose to operate in the future.

The combined company will require additional financing after the consummation of the merger.

As of September 30, 2008, Adamis and its subsidiaries together had cash and cash equivalents of approximately $706,000, and Cellegy had cash and cash equivalents of approximately $361,000. On July 18, 2008, Adamis completed the sale of its International Laboratories, Inc. subsidiary, or INL, which it acquired on December 31, 2007. Net cash proceeds to Adamis, including repayment of loans from INL to Adamis, were approximately $6.8 million, with up to an additional $500,000 potentially payable to Adamis after the expiration of a six-month escrow/holdback period, with the precise amount depending on whether indemnity claims are asserted during that period by the purchaser of INL. At or shortly after the closing of the INL sale, Adamis used approximately $3.8 million of the net proceeds to repay existing outstanding Adamis debt obligations. Adamis estimates that its capital needs during calendar year 2009 will include approximately $3.3 million for product development and approximately $2.3 million for ongoing sales, general and administrative activities and expenses.  These funds will be needed at various times commencing in the first quarter of calendar 2009 and continuing throughout the first half of the year.

The new capital will be used to fund a number of projects, which may include the following:

•	develop and market the Adamis Labs epinephrine syringe product and the generic nasal steroid product candidate;

•	pursue the development of other product candidates;

•	fund clinical trials and seek regulatory approvals;

•	expand the combined company’s research and development activities;

•	access manufacturing and commercialization capabilities;

•	implement additional internal systems and infrastructure;

•	maintain, defend and expand the scope of the combined company’s intellectual property portfolio; and

•	hire additional management, sales, research, development and clinical personnel.

Statements in this joint proxy statement/prospectus, including in the section entitled “Adamis’ Business,” concerning Adamis’ anticipated or hoped-for target dates for commercial introduction of its epinephrine syringe product and its nasal steroid and vaccine product candidates, and for the commencement of clinical trials relating to the steroid and vaccine product candidates, assume that Adamis will have sufficient funding to support the timely introduction of products and the conduct of clinical trials. Failure to have sufficient funding could require Adamis to delay product launches or clinical trials, which would have an adverse effect on its business and results of operations and which could increase the need for additional financing in the future.

Adamis has financed its operations to date primarily through the sale of equity and debt securities. At September 30, 2008, Adamis had current liabilities of approximately $1,737,000, including accounts payable of approximately $710,000 including general operating expenses, and approximately $527,000 including accrued expenses related to legal, accounting and payroll items and $500,000 representing Adamis’ promissory note to Cellegy. Until the combined company can generate a sufficient amount of revenue to finance its cash requirements, which the combined company may never do, the combined company expects to finance future cash needs primarily through public or private equity offerings, debt financings, or licensing revenues from strategic collaborations. Sales of additional equity securities will dilute current stockholders’ ownership percentage in the combined company. The combined company does not know whether additional financing will be available on acceptable terms, or at all. If the combined company is not able to secure additional equity or debt financing when needed on acceptable terms, the combined company may have to sell some of its assets or enter into a strategic collaboration for one or more of the combined company’s product candidate programs at an earlier stage of development than would otherwise be desired. This could lower the economic value of these collaborations to the combined company. In addition, the combined company may have to delay, reduce the scope of, or eliminate one or more of its clinical trials or research and development programs, or ultimately, cease operations.

Adamis has incurred losses since inception and anticipates that the combined company will continue to incur losses. The combined company may never achieve or sustain profitability.

Adamis incurred net losses of $561,298 and $9,723,127 for its fiscal years ended March 31, 2007 and 2008, respectively, and it incurred a net loss from continuing operations of approximately $2,932,000 for the six month period ended September 30, 2008. Even after the merger is concluded, Adamis expects to continue to incur losses. These losses may increase as Adamis continues its research and development activities, seeks regulatory approvals for its product candidates and commercializes any approved products. These losses may cause, among other things, the combined company’s stockholders’ equity and working capital to decrease. The future earnings and cash flow from operations of Adamis’ business are dependent, in part, on its ability to further develop its products and on revenues and profitability from sales of products and product candidates of its Adamis Labs operations. There can be no assurance that Adamis will grow and be profitable. Adamis’ net operating losses are expected to continue as a result of increasing marketing and sales expenses, research and development expenses, clinical trial activity and preparation for regulatory submissions necessary to support regulatory approval of its products. There can be no assurance that Adamis will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. Adamis expects to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded manufacturing, marketing, research, development, and clinical trial activities. If Adamis product candidates fail in clinical trials or do not gain regulatory approval, or if the combined company’s products do not achieve market acceptance, the combined company may never become profitable. The combined company will need to increase product marketing and brand awareness and conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in substantial operating losses for the foreseeable future. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Adamis’ potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts Adamis might undertake will be successful. Adamis’ potential products in the influenza and other viral fields will require extensive additional research and development before any commercial introduction, and development work on the epinephrine syringe product and the generic nasal steroid product must still be completed. There can be no assurance that any future research, development or clinical trial efforts will result in viable products or meet efficacy standards. Future clinical or preclinical results may be negative or insufficient to allow Adamis to successfully market its product candidates. Obtaining needed data and results may take longer than planned or may not be obtained at all. Any such delays or setbacks could have an adverse effect on the ability of the combined company to achieve its financial goals.

Adamis is subject to substantial government regulation, which could materially adversely affect Adamis’ business.

The production and marketing of Adamis’ products and potential products and its ongoing research and development, pre-clinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. Some of the product candidates that Adamis is currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring Adamis’ potential products to market, and Adamis cannot guarantee that any of its potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If Adamis or its collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of Adamis’ potential products may also adversely affect Adamis’ business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product clearance and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that Adamis may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent Adamis from broadening the uses of Adamis’ current or potential products for different applications. In addition, Adamis may not receive FDA approval to export Adamis’ potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for Adamis’ products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent Adamis decides to manufacture its own products, a governmental authority may challenge Adamis’ compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of Adamis’ potential products or facilities may result in restrictions on the potential product or the facility. If Adamis decides to outsource the commercial production of its products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder Adamis’ ability to bring its products to market.

Some of Adamis Labs’ products which have been drug listed with the FDA are marketed without an approved new drug application or abbreviated new drug application.  The FDA could at some future date seek to prevent marketing of these products, require that such products be marketed only after submission and approval of drug applications, or take other regulatory action against Adamis with respect to these products, which could have an adverse effect on Adamis and the combined company.

Several of Adamis Labs’ products, including AeroHist Caplets, AeroHist Plus Caplets, AeroKid Oral Liquid and AeroOtic HC Ear Drops, were not the subject of a new drug application or abbreviated new drug application, or ANDA, and have not been approved for marketing by the FDA.  These products have been marketed for many years and, Adamis believes, are similarly situated to products marketed by many companies that are marketed without an approved new drug application or abbreviated new drug application.  The products are drug listed with the FDA in the National Drug Code Directory but such listing does not constitute FDA approval of the products.  In June 2006, the FDA issued a Compliance Policy Guide for Marketed Unapproved Drugs, which addressed some of the considerations utilized by the FDA in exercising its discretion with respect to products marketed without FDA approval.  The guide does not establish legally enforceable responsibilities on the FDA and generally only represents the agency’s current thinking on a topic.  The guide emphasizes that any product that is being marketed without required FDA approvals is subject to FDA enforcement action at any time.  If the FDA were to issue a Federal Register Notice outlining revised conditions for marketing, which could include calling for the submission of an application for products such as Adamis’ cough/cold products, then Adamis would take appropriate action so as to be in compliance with any such policies.  The FDA might also require clinical trials in support of any such applications, and Adamis would need to evaluate its alternatives in light of the costs required to conduct such trials, which could be substantial, compared to the economic benefit to Adamis from such products.  The FDA could also exercise its discretion to proceed against Adamis and/or other companies that market similar products without an FDA approval and require immediate withdrawal of the products from the market, to prohibit Adamis from marketing these products without first conducting required trials and obtaining approvals, or to impose other penalties on Adamis. Some of Adamis Labs’ unapproved products include extended release formulations, which may subject Adamis and the combined company to a higher risk of FDA enforcement action. Such actions could have a material adverse effect on Adamis’ and the combined company’s business, financial condition and results of operations.

Adamis intends to rely, and the combined company will rely, on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, the combined company may be unable to obtain, or may experience delays in obtaining, regulatory approval, or may not be successful in commercializing the combined company’s planned and future products.

Like many companies its size, Adamis does not have the ability to conduct preclinical or clinical studies for its product candidates without the assistance of third parties who conduct the studies on its behalf. These third parties are usually toxicology facilities and clinical research organizations, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as all associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions. Adamis intends to rely on third parties to conduct clinical trials of its product candidates and to use different toxicology facilities and CROs for its pre-clinical and clinical studies.

Adamis’ reliance on these third parties for development activities will reduce its control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Adamis’ clinical protocols or for other reasons, Adamis’ clinical trials may be extended, delayed or terminated. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Adamis may be required to replace them. Although Adamis believes there are a number of third-party contractors it could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, Adamis may not be able to obtain regulatory approval for or successfully commercialize its product candidates.

Delays in the commencement or completion of clinical testing of Adamis’ product candidates could result in increased costs to Adamis and delay its ability to generate significant revenues.

Delays in the commencement or completion of clinical testing could significantly impact Adamis’ product development costs. Adamis does not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	obtaining sufficient quantities of clinical trial materials for any or all product candidates;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by Adamis or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	failure to achieve certain efficacy and/or safety standards; or

•	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for Adamis’ clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Adamis’ failure to enroll participants in its clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require Adamis to conduct clinical trials with a larger number of participants than it may project for any of its product candidates. As a result of these factors, Adamis may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

Adamis, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if Adamis or they believe the participants in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

Adamis is subject to the risk of clinical trial and product liability lawsuits.

The testing of human health care product candidates entails an inherent risk of allegations of clinical trial liability, while the marketing and sale of approved products entails an inherent risk of allegations of product liability. Adamis currently maintains liability insurance coverage of $5,000,000.  However, as Adamis conducts additional clinical trials and introduces products into the United States market, the risk of adverse events increases and Adamis’ requirements for liability insurance coverage are likely to increase. Adamis is subject to the risk that substantial liability claims from the testing or marketing of pharmaceutical products could be asserted against it in the future. There can be no assurance that Adamis will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. Moreover, Adamis’ current and future coverages may not be adequate to protect Adamis from all of the liabilities that it may incur. If losses from liability claims exceed Adamis’ insurance coverage, Adamis may incur substantial liabilities that exceed its financial resources. In addition, a product or clinical trial liability action against Adamis would be expensive and time-consuming to defend, even if Adamis ultimately prevailed. If Adamis is required to pay a claim, Adamis may not have sufficient financial resources and its business and results of operations may be harmed.

Adamis does not have commercial-scale manufacturing capability, and it lacks commercial manufacturing experience. The combined company will likely rely on third parties to manufacture and supply its product candidates.

Adamis does not, and the combined company is unlikely to, own or operate manufacturing facilities for clinical or commercial production of product candidates. The combined company will not have any experience in drug formulation or manufacturing, and it will lack the resources and the capability to manufacture any of the combined company’s product candidates on a clinical or commercial scale. Accordingly, Adamis expects to depend on third-party contract manufacturers for the foreseeable future. Any performance failure on the part of Adamis’ contract manufacturers could delay clinical development, regulatory approval or commercialization of the combined company’s current or future product candidates, depriving the combined company of potential product revenue and resulting in additional losses.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control (including stability of the product candidate and quality assurance testing), shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. If Adamis’ third-party contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations or under applicable regulations, Adamis’ ability to provide product candidates to patients in its clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of the combined company’s clinical trials, increase the costs associated with maintaining the combined company’s clinical trial programs and, depending upon the period of delay, require the combined company to commence new trials at significant additional expense or terminate the trials completely.

Adamis’ products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, Adamis may not be able to replace manufacturing capacity for its products quickly if it or its contract manufacturer(s) were unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture Adamis products would have a material adverse effect on the combined entity’s business, financial condition, and results of operations.

If Adamis fails to obtain acceptable prices or appropriate reimbursement for its products, its ability to successfully commercialize its products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as Adamis that plan to offer various products in the United States and other countries in the future. Adamis’ ability to earn sufficient returns on its products and potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, Adamis’ ability to have its products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of its products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for Adamis’ products, its ability to commercialize its products would be adversely affected. There can be no assurance that Adamis’ potential drug products will be eligible for reimbursement.

There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical and pharmaceutical products.

If purchasers or users of the combined company’s products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forego or reduce such use. Even if the combined company’s products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on the combined company’s business, financial condition and results of operations.

Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available.

 Legislative or regulatory reform of the healthcare system may affect the combined company’s ability to sell its products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system in ways that could impact the combined company’s ability to sell its products profitably. In recent years, new legislation has been enacted in the United States at the federal and state levels that effects major changes in the healthcare system, either nationally or at the state level. These new laws include a prescription drug benefit plan for Medicare beneficiaries and certain changes in Medicare reimbursement. Given the recent enactment of these laws, it is still too early to determine their impact on the biotechnology and pharmaceutical industries and the combined company’s business. Further, federal and state proposals are likely. The adoption of these proposals and pending proposals may affect the combined company’s ability to raise capital, obtain additional collaborators or profitably market its products. Such proposals may reduce the combined company’s revenues, increase its expenses or limit the markets for its products. In particular, the combined company expects to experience pricing pressures in connection with the sale of its products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Adamis has limited sales, marketing and distribution experience.

Adamis has limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that the combined company will be able to establish sales, marketing, and distribution capabilities or make arrangements with its current collaborators or others to perform such activities or that such efforts will be successful. If the combined company decides to market any of its new products directly, it must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to the combined company or, even if available, divert the attention of its management and key personnel, and have a negative impact on further product development efforts.

Adamis may seek to enter into collaborative arrangements to develop and commercialize its products. These collaborations, if secured, may not be successful.

Adamis may seek to enter into collaborative arrangements to develop and commercialize some of its potential products both in North America and international markets. There can be no assurance that Adamis will be able to negotiate collaborative arrangements on favorable terms or at all or that its current or future collaborative arrangements will be successful.

The combined company’s strategy for the future research, development, and commercialization of its products is expected to be based in part on entering into various arrangements with corporate collaborators, licensors, licensees, health care institutions and principal investigators and others, and its commercial success is dependent upon these outside parties performing their respective contractual obligations responsibly and with integrity. The amount and timing of resources such third parties will devote to these activities may not be within the combined company’s control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that the combined company’s collaborators will devote adequate resources to its products.

Even if the combined company receives regulatory approval to market its product candidates, such products may not gain the market acceptance among physicians, patients, healthcare payors and the medical community.

Any products that the combined company may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community even if they ultimately receive regulatory approval. If these products do not achieve an adequate level of acceptance, the combined company, or future collaborators, may not be able to generate material product revenues and the combined company may not become profitable. The degree of market acceptance of any of the combined company’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	demonstration of efficacy and safety in clinical trials;

•	the prevalence and severity of any unexpected side effects;

•
the introduction and availability of generic substitutes for any of the combined company’s products, potentially at lower prices (which, in turn, will depend on the strength of the combined company’s intellectual property protection for such products);

•	potential or perceived advantages over alternative treatments;

•	the timing of market entry relative to competitive treatments;

•	the ability to offer the combined company’s product candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support;

•	sufficient third party coverage or reimbursement; and

•	the product labeling or product insert (including any warnings) required by the FDA or regulatory authorities in other countries.

If Adamis is not successful in acquiring or licensing additional product candidates on acceptable terms, if at all, Adamis’ business may be adversely affected.

As part of its strategy, Adamis may acquire or license additional product candidates that it believes have growth potential. There are no assurances that Adamis will be able to identify promising product candidates. Even if Adamis is successful in identifying promising product candidates, Adamis may not be able to reach an agreement for the acquisition or license of the product candidates with their owners on acceptable terms or at all.

Adamis may not be able to successfully identify any other commercial products or product candidates to in-license, acquire or internally develop. Moreover, negotiating and implementing an economically viable in-licensing arrangement or acquisition is a lengthy and complex process. Other companies, including those with substantially greater resources, may compete with Adamis for the in-licensing or acquisition of product candidates and approved products. Adamis may not be able to acquire or in-license the rights to additional product candidates and approved products on terms that it finds acceptable, or at all. If it is unable to in-license or acquire additional commercial products or product candidates, Adamis’ ability to grow its business or increase its profits could be severely limited.

If Adamis’ competitors develop and market products that are more effective than Adamis’ product candidates or obtain regulatory and marketing approval for similar products before Adamis does, Adamis’ commercial opportunity may be reduced or eliminated.

The development and commercialization of new pharmaceutical products which target influenza and other viral conditions, and allergy and other respiratory conditions addressed by the current and future products of Adamis Labs, is competitive, and the combined company will face competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide. Many of the combined company’s competitors have substantially greater financial and technical resources, and development, production and marketing capabilities than Adamis does. In addition, many of these companies have more experience than Adamis in pre-clinical testing, clinical trials and manufacturing of compounds, as well as in obtaining FDA and foreign regulatory approvals. The combined company will also compete with academic institutions, governmental agencies and private organizations that are conducting research in the same fields. Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense. As a result, there is a risk that one of the competitors of the combined company will develop a more effective product for the same indications for which the combined company is developing a product or, alternatively, bring a similar product to market before the combined company can do so. Failure of the combined company to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

The combined company faces intense competition from larger companies and may not have the resources required to develop innovative products. The combined company’s product candidates are subject to competition from existing products.

The pharmaceutical industry is subject to rapid and significant technological change. Cellegy and Adamis are much smaller in terms of size and resources than many of their competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, consumer product, specialty pharmaceutical and biotechnology companies, universities and other research institutions. The combined company’s competitors may succeed in developing technologies and products that are safer and more effective than any product or product candidates that the combined company may develop and could render its technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience. In addition, any products of the combined company will likely be subject to competition from existing products. As a result, any future products of the combined company may never be able to compete successfully with existing products or with innovative products under development by other organizations.

If Adamis suffers negative publicity concerning the safety of its products in development, its sales may be harmed and Adamis may be forced to withdraw such products.

If concerns should arise about the safety of any of Adamis’ products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Adamis’ failure to protect adequately or to enforce its intellectual property rights or secure rights to third party patents could materially harm its proprietary position in the marketplace or prevent the commercialization of its products.

The combined company’s success will depend in part on its ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into its technologies and products. The patents and patent applications in Adamis’ existing patent portfolio are either owned by Adamis or licensed to Adamis. The combined company’s ability to protect its product candidates from unauthorized use or infringement by third parties depends substantially on its ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, the combined company’s ability to obtain and enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved.

The combined company may not be able to obtain patent rights on products, treatment methods or manufacturing processes that it may develop or to which the combined company may obtain license or other rights. Even if the combined company does obtain patents, rights under any issued patents may not provide it with sufficient protection for the combined company’s product candidates or provide sufficient protection to afford the combined company a commercial advantage against its competitors or their competitive products or processes. It is possible that no patents will be issued from any pending or future patent applications owned by the combined company or licensed to the combined company. Others may challenge, seek to invalidate, infringe or circumvent any patents the combined company owns or licenses. Alternatively, the combined company may in the future be required to initiate litigation against third parties to enforce its intellectual property rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to the combined company. Any adverse outcome could subject the combined company to significant liabilities, require the company to license disputed rights from others, or require the combined company to cease selling its future products.

The combined company’s patents also may not afford protection against competitors with similar technology. Adamis may not have identified all patents, published applications or published literature that affect its business either by blocking the combined company’s ability to commercialize its product candidates, by preventing the patentability of its products or by covering the same or similar technologies that may affect the combined company’s ability to market or license its product candidates. For example, patent applications filed with the United States Patent and Trademark Office, or USPTO, are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications filed with the USPTO remain confidential for the entire time before issuance as a U.S. patent. Patent applications filed in countries outside the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, the combined company or its licensors might not have been the first to invent, or the first to file, patent applications on the combined company’s product candidates or for their use. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States, and many companies have encountered significant difficulties in protecting and defending these rights in foreign jurisdictions. If the combined company encounters such difficulties or is otherwise precluded from effectively protecting its intellectual property rights in either the United States or foreign jurisdictions, the combined company’s business prospects could be substantially harmed.

If the combined company is unable to retain its management, research, development, and clinical teams and scientific advisors or to attract additional qualified personnel, the combined company’s product operations and development efforts may be seriously jeopardized.

The loss of the services of any principal member of Adamis’ management and research, development and clinical teams could significantly delay or prevent the achievement of the combined company’s scientific and business objectives. Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the combined company’s success. The combined company may be unable to attract and retain key personnel on acceptable terms, if at all. Adamis does not maintain “key person” life insurance on any of its officers, employees or consultants.

Adamis has relationships with consultants and scientific advisors who will continue to assist the combined company in formulating and executing its research, development, regulatory and clinical strategies. These consultants and scientific advisors are not Adamis employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the combined company. The combined company will have only limited control over the activities of these consultants and scientific advisors and can generally expect these individuals to devote only limited time to the combined company’s activities. Adamis also relies on these consultants to evaluate potential compounds and products, which may be important in developing a long-term product pipeline for the combined company. Consultants also assist Adamis in preparing and submitting regulatory filings. Adamis’ scientific advisors provide scientific and technical guidance on the company’s drug discovery and development. Failure of any of these persons to devote sufficient time and resources to the combined company’s programs could harm its business. In addition, these advisors may have arrangements with other companies to assist those companies in developing technologies that may compete with the combined company’s products.

The combined company’s common stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the results of the combined company’s current and any future clinical trials of its product candidates;

•	the timing and results of ongoing preclinical studies and planned clinical trials of the combined company’s preclinical product candidates;

•	the entry into, or termination of, key agreements, including, among others, key collaboration and license agreements;

•	the results and timing of regulatory reviews relating to the approval of the combined company’s product candidates;

•	the initiation of, material developments in, or conclusion of, litigation to enforce or defend any of the combined company’s intellectual property rights;

•	failure of any of the combined company’s product candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with the combined company’s product candidates;

•	issues in manufacturing the combined company’s product candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by competitors of the combined company;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	future sales of the combined company’s common stock; and

•	period-to-period fluctuations in the combined company’s financial results.

Following the merger, stockholders of Adamis may sell a significant number of shares of Cellegy common stock they will receive in the merger. Such holders have had no ready market for their Adamis shares and might be eager to sell some or all of their shares once the merger is completed. Significant sales could adversely affect the market price for the combined company’s common stock for a period of time after completion of the merger.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

The combined company’s common stock will initially be traded on the OTC Bulletin Board and be subject to additional trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.

Following the merger, Adamis and Cellegy expect that the combined company’s common stock will be reported on the OTC Bulletin Board. Because the combined company’s common stock will not initially be listed on any national securities exchange, such shares will also be subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share. The following is a list of the general restrictions on the sale of penny stocks:

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Before the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser’s financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

•
A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.” A broker-dealer may not effect a purchase of a penny stock less than two business days after a broker-dealer sends such agreement to the purchaser.

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The Securities Exchange Act of 1934, or the Exchange Act, requires that before effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

•	A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to be willing to undertake these compliance activities. As a result of the combined company’s common stock not being listed on a national securities exchange and the rules and restrictions regarding penny stock transactions, an investor’s ability to sell to a third party and the combined company’s ability to raise additional capital may be limited. The combined company makes no guarantee that its market-makers will continue to make a market in its common stock, or that any market for its common stock will continue.

The combined company’s shares of common stock may never be approved for listing on a national securities exchange, which may adversely affect the stockholders’ ability to sell shares of the combined company’s common stock.

Cellegy’s common stock is currently traded on the OTC Bulletin Board. If at some future date the combined company seeks to be listed on the Nasdaq Capital Market or other national securities exchange, it would need to satisfy the requirements for initial listing on the exchange. The initial listing qualification standards are stringent and include both quantitative and qualitative requirements. Although the combined company may at a future date explore various actions to meet the minimum initial listing requirements for a listing on a national securities exchange, there is no guarantee that any such actions will be successful in bringing it into compliance with such requirements.

If the combined company fails to achieve listing of its common stock on a national securities exchange, the combined company’s common shares may continue to be traded on the OTC Bulletin Board, the Pink Sheets, or other over-the-counter markets in the United States, although there can be no assurance that its common shares will remain eligible for trading on any such alternative markets or exchanges in the United States.

In the event that the combined company is not able to obtain a listing on a national securities exchange or maintain its reporting on the OTC Bulletin Board, Pink Sheets or other quotation service for its common shares, it may be more difficult for stockholders to sell their common shares in the United States. Moreover, if the common stock of the combined company remains quoted on the OTC Bulletin Board, Pink Sheets or other over-the-counter market, the liquidity will likely be less, and therefore the price will be more volatile, than if its common stock was listed on a national securities exchange. Stockholders may not be able to sell their common shares in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if the combined company’s common shares fail to achieve listing on a national securities exchange, the price of its common shares may decline. In addition, a decline in the price of the combined company’s common shares could impair its ability to achieve a national securities exchange listing or to obtain financing in the future.

Adamis’ principal stockholders will have significant influence over the combined company, and your interests may conflict with the interests of those persons.

Based on the number of outstanding shares held by Adamis stockholders as of the date of this joint proxy statement/prospectus, Adamis’ five largest stockholders beneficially own approximately 52% of the outstanding Adamis common stock. As a result, those stockholders will be able to exert a significant degree of influence or actual control over the combined company’s management and affairs after the merger and over matters requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets, and any other significant corporate transaction. The interests of these persons may not always coincide with the interests of the combined company or its other stockholders. For example, such persons could delay or prevent a change of control of the combined company even if such a change of control would benefit the combined company’s other stockholders. The significant concentration of stock ownership may adversely affect the trading price of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Adamis is a private company and has not been subject to the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC or other corporate governance requirements. As a result, the combined company will incur substantial costs in order to comply with these requirements.

Adamis is a private company and has not been subject to the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, or other corporate governance requirements to which public reporting companies may be subject. As a result, the combined company may incur significant legal, accounting and other expenses to ensure that Adamis’ business operations meet these requirements. Implementing the controls and procedures required to comply with the various applicable laws and regulations may place a significant burden on the combined company’s management and internal resources.

Adamis, as a private company, has not been subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. If the combined company is unable to favorably assess the effectiveness of its internal controls over financial reporting, or if the combined company’s independent registered public accounting firm is unable to provide an unqualified attestation report on the combined company’s assessment, the price of the combined company’s common stock could be adversely affected.

Following the merger, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the combined company’s management will be required to report on the effectiveness of its internal control over financial reporting as part of its annual reports for fiscal years ending after December 15, 2007, and the combined company’s independent auditor will be required to attest to the effectiveness of the combined company’s internal control over financial reporting, for the fiscal year ending March 31, 2010. Adamis, as a private company, has not been subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Adamis has begun the process of analyzing its internal controls and preparing for the evaluation needed to comply with Section 404, and Adamis believes that it will be in compliance in all material respects with the Sarbanes-Oxley Act at the time it becomes subject to that act. During this process, if management identifies one or more material weaknesses in Adamis’ internal control over financial reporting that are not remediated, the combined company will be unable to assert that its internal controls are effective. Any failure to have effective internal control over financial reporting could cause investors to lose confidence in the accuracy and completeness of the combined company’s financial reports, which could lead to a substantial price decline in the combined company’s common stock.

In addition, although Cellegy believes that it currently has adequate finance and accounting systems, procedures and controls for its business on a standalone basis, following the merger the combined company may decide to upgrade the existing, and implement additional, procedures and controls to incorporate Adamis’ business operations. These updates may require significant time and expense, and there can be no guarantee that the combined company will be successful in implementing them. If the combined company is unable to complete any required modifications to its internal control reporting or if the combined company’s independent registered public accounting firm is unable to provide the combined company with an unqualified report as to the effectiveness of its internal control over financial reporting, investors could lose confidence in the reliability of  the combined company’s internal control over financial reporting, which could lead to a substantial price decline in the combined company’s common stock.

Neither Cellegy nor Adamis has ever paid cash dividends on its common stock, and neither company anticipates that the combined company will pay any cash dividends on its common stock in the foreseeable future.

Neither Cellegy nor Adamis has ever declared or paid cash dividends on its common stock. Cellegy and Adamis do not anticipate that the combined company will pay any cash dividends on its common stock in the foreseeable future. The combined company intends to retain all available funds and any future earnings to fund the development and growth of its business. Accordingly, the stockholders of the combined company will not receive a return on their investment unless the value of the combined company’s shares increases, which may or may not occur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” of Cellegy within the meaning of the Private Securities Litigation Reform Act of 1995, which is applicable to Cellegy because Cellegy is a public company subject to the reporting requirements of the Exchange Act, but is not applicable to Adamis because Adamis is not a public company and is not currently subject to the reporting requirements of the Exchange Act. These forward-looking statements include:

•	the potential value created by the proposed merger for Cellegy’s and Adamis’ stockholders;

•	the efficacy, safety and intended utilization of Adamis’ products and product candidates;

•	the conduct and results of Adamis’ research, discovery and preclinical efforts and clinical trials;

•	anticipated timelines for product development efforts;

•	the amount of time required to obtain regulatory approvals for Adamis’ or the combined company’s product candidates;

•	Adamis’ plans regarding future research, discovery and preclinical efforts and clinical activities, and Cellegy’s and Adamis’ collaborative, intellectual property and regulatory activities;

•	the amount of cash and cash equivalents that Cellegy anticipates it will hold on the closing date of the merger;

•	information concerning possible future or assumed results of the combined company;

•	the period in which Cellegy and Adamis expect cash will be available to fund their current operating plans, both before and after giving effect to the merger;

•	future required funding needs;

•	the amount of common stock Cellegy expects to issue in the merger; and

•
each of Cellegy’s and Adamis’ results of operations, financial condition and businesses, and products and drug candidates under development and the expected impact of the proposed merger on the combined company’s financial and operating performance.

Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the following:

•	Cellegy and Adamis may not be able to complete the proposed merger;

•	Cellegy’s net working capital at closing may be lower than currently anticipated;

•	Adamis’ product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	commercial introduction of Adamis’ product candidates may be delayed beyond Cellegy’s and Adamis’ currenct expectations;

•	revenues and income from Adamis Labs’ anticipated future products may not meet expectations;

•	the combined company may not be able to obtain the equity or debt financing necessary to support its anticipated level of operations;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

•	risks involved with development and commercialization of product candidates.

Many of the important factors that will determine these results and values are beyond Cellegy’s and Adamis’ ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Cellegy and Adamis do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” in this joint proxy statement/prospectus.

THE ANNUAL MEETING OF CELLEGY STOCKHOLDERS

Date, Time and Place

The annual meeting of Cellegy stockholders will be held on March 23, 2009, at the Hampton Inn, 1915 John Fries Highway, Quakertown, Pennsylvania, commencing at 10:00 a.m., Eastern Standard Time. Cellegy is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Cellegy board of directors for use at the Cellegy annual meeting and any adjournments or postponements of the annual meeting. This joint proxy statement/prospectus is first being furnished to stockholders of Cellegy on or about February __, 2009.

Purposes of the Cellegy Annual Meeting

The purposes of the Cellegy annual meeting are:

1. To consider and vote upon a proposal to approve the issuance of Cellegy common stock to the stockholders of Adamis Pharmaceuticals Corporation pursuant to the Agreement and Plan of Reorganization dated as of February 12, 2008, by and among Cellegy, Cellegy Holdings, Inc. and Adamis Pharmaceuticals Corporation, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Cellegy Holdings will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of Cellegy, and pursuant to which Cellegy would issue shares of common stock to the stockholders of Adamis, resulting in a change of control of Cellegy.

2. To consider and act upon a proposal to approve an amendment to our restated certificate of incorporation to effect a reverse split of the issued and outstanding shares of Cellegy common stock, to occur immediately before the closing of the proposed merger transaction with Adamis, at a ratio based on the formula described in the merger agreement and currently anticipated to approximately 1:9.9, with the final ratio to be determined before the merger as provided in the merger agreement, as described in the accompanying joint proxy statement/prospectus.

3. To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to our restated certificate of incorporation to change our name from “Cellegy Pharmaceuticals, Inc.” to “Adamis Pharmaceuticals Corporation,” as well as to approve our amended and restated certificate of incorporation to become effective following the closing of the proposed merger transaction with Adamis, as described in the accompanying joint proxy statement/prospectus.

4.    To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to our restated certificate of incorporation to increase the authorized number of shares of our common stock from 50,000,000 to 175,000,000 and our preferred stock from 5,000,000 to 10,000,000, as described in the accompanying joint proxy statement/prospectus.

5. To consider and act upon a proposal to approve a new 2009 Equity Incentive Plan, to become effective upon the closing of the proposed merger transaction with Adamis.

6.   To consider and act upon a proposal to elect five nominees, all of whom are currently directors of Cellegy, to the Cellegy board of directors; provided, however, that if the proposed merger transaction with Adamis is consummated, two Cellegy directors will resign and three additional persons, each of whom is currently a director of Adamis, will be appointed as directors of Cellegy, to serve from and after consummation of the merger until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or removal.

7.    To consider and act upon a proposal to approve, if necessary, an adjournment of the Cellegy annual meeting to solicit additional proxies in favor of the proposals outlined above.

8.    To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof.

Recommendation of Cellegy’s Board of Directors

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE OF SHARES OF CELLEGY COMMON STOCK TO ADAMIS STOCKHOLDERS, AND THE RESULTING CHANGE IN CONTROL OF CELLEGY PURSUANT TO THE MERGER, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IS ADVISABLE AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF CELLEGY COMMON STOCK TO ADAMIS STOCKHOLDERS PURSUANT TO THE MERGER.

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, IN CONNECTION WITH AND IMMEDIATELY BEFORE THE CLOSING OF THE MERGER WITH ADAMIS, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND HAS APPROVED SUCH PROPOSAL. THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 2 TO AMEND ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE ITS CORPORATE NAME, IN CONNECTION WITH THE CLOSING OF THE MERGER WITH ADAMIS, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND HAS APPROVED SUCH PROPOSAL.  THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO.  3 TO AMEND ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK, IN CONNECTION WITH THE CLOSING OF THE MERGER WITH ADAMIS, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND HAS APPROVED SUCH PROPOSAL.  THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO.  4 TO AMEND ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS TO APPROVE THE 2009 EQUITY INCENTIVE PLAN, CONDITIONED UPON THE CLOSING OF THE MERGER WITH ADAMIS, AND HAS APPROVED SUCH PROPOSAL. THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 5 TO ADOPT THE 2009 EQUITY INCENTIVE PLAN, CONTINGENT ON THE CLOSING OF THE ADAMIS MERGER TRANSACTION.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NAMED NOMINEES IN CELLEGY PROPOSAL NO. 6, AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE CELLEGY BOARD OF DIRECTORS HAS DETERMINED THAT ADJOURNING THE CELLEGY ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE CELLEGY PROPOSALS OUTLINED ABOVE IS ADVISABLE AND IN THE BEST INTERESTS OF CELLEGY AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSAL. THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 7 TO ADJOURN THE CELLEGY ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE CELLEGY PROPOSALS OUTLINED ABOVE.

Record Date and Voting Power

Only holders of record of Cellegy common stock at the close of business on the record date, February 10, 2009, are entitled to notice of, and to vote at, the Cellegy annual meeting or any adjournments or postponements thereof. At the close of business on the record date, 29,834,796 shares of Cellegy common stock were issued and outstanding and entitled to vote. Each share of Cellegy common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Cellegy” in this joint proxy statement/prospectus for information regarding persons known to the management of Cellegy to be the principal stockholders of Cellegy.

Voting and Revocation of Proxies

The Cellegy proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Cellegy for use at the Cellegy annual meeting.

If you are a stockholder of record of Cellegy as of the applicable record date referred to above, you may vote in person at the Cellegy annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Cellegy annual meeting, Cellegy urges you to vote by proxy to ensure your vote is counted. You may still attend the Cellegy annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Cellegy annual meeting and Cellegy will give you a ballot when you arrive.

•
To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Cellegy before the Cellegy annual meeting, Cellegy will vote your shares as you direct.

All properly executed Cellegy proxies that are not revoked will be voted at the Cellegy annual meeting and at any adjournments or postponements of the Cellegy annual meeting in accordance with the instructions contained in the proxy. If a holder of Cellegy common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Cellegy Proposal No. 1 to approve the issuance of shares of Cellegy common stock to Adamis stockholders pursuant to the merger, “FOR” Cellegy Proposal No. 2 to effect the reverse stock split as described in this proxy statement/prospectus, “FOR” Cellegy Proposal No. 3 to amend Cellegy’s amended and restated certificate of incorporation to change the corporate name effective upon the closing of the merger with Adamis, “FOR” Cellegy Proposal No. 4 to amend Cellegy’s amended and restated certificate of incorporation to increase the number of authorized shares of capital stock effective upon the closing of the merger with Adamis, “FOR” Proposal No. 5 to approve the 2009 Equity Incentive Plan, conditioned upon the closing of the Adamis merger, “FOR” Cellegy Proposal No. 6 to elect the five nominees to the Cellegy board of directors, and “FOR” Cellegy Proposal No. 7 to adjourn the Cellegy annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Cellegy proposals outlined above in accordance with the recommendation of the Cellegy board of directors.

A Cellegy stockholder of record as of the applicable record date described above who has submitted a proxy may revoke it at any time before it is voted at the Cellegy annual meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of Cellegy stating that the proxy is revoked or attending the Cellegy annual meeting and voting in person.

Required Vote

The presence, in person or represented by proxy, at the Cellegy annual meeting of the holders of a majority of the shares of Cellegy common stock outstanding and entitled to vote at the Cellegy annual meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of each of Cellegy Proposal Nos. 2 and 3 requires the affirmative vote of holders of a majority of the Cellegy common stock having voting power outstanding on the record date for the Cellegy annual meeting. For Cellegy Proposal No. 6, the five named nominees receiving the most “FOR” votes from the shares having voting power present in person or represented by proxy at the Cellegy annual meeting will be elected. Approval of each of Cellegy Proposal Nos. 1, 5 and 7 requires the affirmative vote of the holders of a majority of the Cellegy common stock having voting power present in person or represented by proxy at the Cellegy annual meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR”, “WITHHOLD,” and “AGAINST” votes, and abstentions and broker non-votes. Broker non-votes and abstentions will have the same effect as “AGAINST” votes for Cellegy Proposal Nos. 2, 3 and 4. For Cellegy Proposal Nos. 1, 5, 6 , and 7, broker non-votes will not be counted towards the vote total.

At the record date for the Cellegy annual meeting, the directors and executive officers of Cellegy held less than one percent of the outstanding shares of Cellegy common stock entitled to vote at the Cellegy annual meeting. The Principal Cellegy Shareholders, who collectively beneficially own approximately 12,165,236 shares, or 41% of the outstanding shares of Cellegy common stock, solely in their capacities as Cellegy stockholders, are subject to voting agreements and irrevocable proxies. Each such stockholder has agreed in his or her voting agreement to vote all shares of Cellegy common stock that he or she beneficially owned as of the date of the voting agreement, and that the stockholder subsequently acquires, in favor of the merger, including the issuance of Cellegy common stock to Adamis stockholders in connection with the merger, the reverse stock split, the amendments to the amended and restated certificate of incorporation, and approval of the 2009 Equity Incentive Plan, and against any matter that would result in a breach of the merger agreement by Cellegy and against any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. Each such stockholder also granted Adamis an irrevocable proxy to vote his or her shares of Cellegy common stock in favor of the those proposals, against any matter that would result in a breach of the merger agreement by Cellegy and against any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger Agreement—Voting Agreements” in this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Cellegy may solicit proxies from Cellegy’s stockholders by personal interview, telephone, telegram or otherwise.

Other Matters

As of the date of this joint proxy statement/prospectus, the Cellegy board of directors does not know of any business to be presented at the Cellegy annual meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Cellegy annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE SPECIAL MEETING OF ADAMIS STOCKHOLDERS

Date, Time and Place

The special meeting of Adamis stockholders will be held on March 23, 2009, at the offices of ________________________________ commencing at 10:00 a.m., Pacific Time. Adamis is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Adamis board of directors for use at the Adamis special meeting and any adjournments or postponements of the annual meeting. This joint proxy statement/prospectus is first being furnished to stockholders of Adamis on or about February __, 2009.

Purposes of the Adamis Special Meeting

The purposes of the Adamis special meeting are:

1.    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of February 12, 2008, by and among Adamis, Cellegy Holdings, Inc. and Cellegy, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

2     To consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis special meeting to solicit additional proxies in favor of the proposal outlined above.

3     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of Adamis’ Board of Directors

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 1 TO APPROVE AND ADOPT THE MERGER AGREEMENT.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT ADJOURNING THE ADAMIS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADAMIS PROPOSALS OUTLINED ABOVE IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 2 TO ADJOURN THE ADAMIS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADAMIS PROPOSALS OUTLINED ABOVE.

Record Date and Voting Power

Only holders of record of Adamis capital stock at the close of business on the record date, February 10, 2009, are entitled to notice of, and to vote at, the Adamis special meeting. There were ___ holders of record of Adamis common stock at the close of business on the record date. At the close of business on the record date, 42,978,067 shares of Adamis common stock were issued and outstanding. Each share of Adamis common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Adamis” in this joint proxy statement/prospectus for information regarding persons known to the management of Adamis to be the principal stockholders of Adamis.

Voting and Revocation of Proxies

The Adamis proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Adamis for use at the Adamis special meeting.

If you are a stockholder of record of Adamis as of the applicable record date referred to above, you may vote in person at the Adamis special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Adamis special meeting, Adamis urges you to vote by proxy to ensure your vote is counted. You may still attend the Adamis special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Adamis special meeting and Adamis will give you a ballot when you arrive.

•
To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Adamis before the Adamis special meeting, Adamis will vote your shares as you direct.

All properly executed Adamis proxies that are not revoked will be voted at the Adamis special meeting and at any adjournments or postponements of the Adamis special meeting in accordance with the instructions contained in the proxy. If a holder of Adamis capital stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Adamis Proposal No. 1 to approve the merger agreement and the merger and “FOR” Adamis Proposal No. 2 to adjourn the Adamis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Adamis proposals outlined above in accordance with the recommendation of the Adamis board of directors.

An Adamis stockholder of record as of the applicable record date described above who has submitted a proxy may revoke it at any time before it is voted at the Adamis special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of Adamis stating that the proxy is revoked or attending the Adamis special meeting and voting in person.

Required Vote

The presence, in person or represented by proxy, at the Adamis special meeting of the holders of a majority of the shares of Adamis capital stock outstanding and entitled to vote at the Adamis special meeting is necessary to constitute a quorum at the meeting (except in the case of Proposal No. 2). Abstentions and broker non-votes will be counted towards a quorum. Approval of Adamis Proposal No. 1 requires the affirmative vote of holders of a majority of the Adamis common stock having voting power outstanding on the record date for the Adamis special meeting. Approval of Adamis Proposal No. 2 requires the affirmative vote of the holders of a majority of the Adamis common stock and present in person or represented by proxy at the Adamis special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. Broker non-votes will have the same effect as “AGAINST” votes for Adamis Proposal No. 1. For Adamis Proposal No. 2, broker non-votes will have no effect and will not be counted towards the vote total.

At the record date for the Adamis special meeting, the directors and executive officers of Adamis owned approximately 38% of the outstanding shares of Adamis capital stock entitled to vote at the Adamis special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Adamis may solicit proxies from Adamis’ stockholders by personal interview, telephone, telegram or otherwise.

Other Matters

As of the date of this joint proxy statement/prospectus, the Adamis board of directors does not know of any business to be presented at the Adamis special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Adamis special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” in this joint proxy statement/prospectus describe the material aspects of the merger, including the merger agreement. While Cellegy and Adamis believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the merger agreement attached as Annex A to this joint proxy statement/prospectus.

Background of the Merger

Cellegy

Following the sale by Cellegy on November 28, 2006, to ProStrakan Group Limited of several Cellegy products and related intellectual property and other assets, including its Cellegesic, Fortigel, Rectogesic, Tostrex and Tostrelle products and product candidates, for a price of approximately $9 million, commencing in early 2007 Cellegy’s management reviewed several options in individual discussions with members of the board regarding the future direction of the company. Management contacted several parties regarding a possible purchase of, or other arrangement relating to, the Savvy product candidate and other women’s health care product candidates of the company. The Contraceptive Research and Development Organization, or CONRAD, expressed interest in taking over the management of some of these trials, with Cellegy retaining a residual carried position in these products. The other parties contacted subsequently declined to pursue further discussions concerning a transaction. The board determined that, in parallel, the company should explore the possibility of a merger partner as an alternative for maximizing stockholder value. A strategic alternative involving the sale of substantially all of Cellegy’s assets was not considered as favorable as a merger since a sale of assets would involve retention by Cellegy of liabilities and would generally not provide Cellegy’s stockholders with an opportunity to participate in long-term appreciation of the merged business.

Management contacted three companies, including the two companies in the pharmaceutical and healthcare business discussed below and Adamis, concerning their interest in discussions regarding a merger transaction or sale of assets transaction. In addition, before initiating contact with any company, management gave substantive review to preliminary information concerning three additional companies to determine whether Cellegy had an interest in contacting those companies regarding whether they had an interest in initiating discussions regarding a merger transaction or sale of assets transaction. Possible candidates with businesses in different industries were reviewed, although the board’s preference was a transaction with a privately-held biopharmaceutical or healthcare company having a modest valuation, as the board believed this would provide a better fit with Cellegy’s existing business and would provide Cellegy’s existing stockholders a better opportunity for future appreciation and to obtain a higher percentage ownership interest in the combined company. As a result, three additional companies that Cellegy initially reviewed were not contacted, as they were not in the pharmaceutical and healthcare industries.

The companies that Cellegy contacted were in the pharmaceutical or healthcare business.  Management was aware of these companies through its general knowledge of the pharmaceutical and healthcare industries. Management did not have specific size criteria.  Based on the healthcare industry’s dynamics, management believed that strategic fit was an important factor in realizing value for the stockholders. Also significant, but of less importance, was that a candidate have some existing sales and was not just in the research and development stage. The board believed that the most attractive merger candidate would have revenues from an existing product line as well as products in development, as this would increase the likelihood of securing additional funding for continued product development after completion of the merger.

One candidate contacted was a private company with business activities in the healthcare area. The company had several products in the marketplace generating approximately $12 million of revenues as well as a drug product candidate relating to Type II diabetes that was in a late stage clinical trial. Mr. Williams met with the chief executive officer of the candidate on March 6, 2007 to discuss the candidate’s business and the possibility of a merger transaction. At a meeting of the board of directors held on March 13, 2007, management and the board reviewed the candidate’s business. The board also discussed general strategic alternatives for Cellegy, including continuing as an independent company and seeking additional funding, sale of other assets of the company, seeking to license to third parties portions of those assets to reduce overhead, liquidation of the company, filing for bankruptcy, and pursuing a business combination transaction. The board believed that a merger transaction was the preferred alternative, since a merger would involve the acquisition of both the assets and liabilities of the company, would avoid possible time, expense, and uncertainty and delays in resolving any outstanding claims, liabilities or obligations, that would be involved in a bankruptcy or a liquidation of the company following an asset sale, and would give the stockholders the opportunity to participate as stockholders in the business of an acquiring company. The board authorized management to pursue the candidate in more depth. The parties held several telephonic conference calls and individual calls during March through June 2007 with the candidate regarding a possible merger transaction involving all stock and no cash consideration and with the Cellegy stockholders owning a small percentage of the combined company, and which would have required a need for substantial additional capital after the closing to support current and future business activities. Management informally apprised the board of progress and the discussions held. Counsel for Cellegy and counsel for the candidate had a number of communications in April and May 2007 regarding possible transaction structures and various legal issues concerning a possible transaction. Cellegy management undertook due diligence review of the candidate concerning its business, and Cellegy’s chief financial officer conducted an on-site visit in the second half of May 2007. In mid-June 2007, the third party’s management ceased communications with Cellegy and efforts to restart discussions were not successful. Cellegy subsequently learned that the principal shareholders of the third party candidate company had decided to dissolve their relationship, and that the remaining principal shareholder had decided to fund and operate the candidate as a private company.

Another private pharmaceutical company that expressed an interest in acquiring Cellegy’s women’s healthcare products was contacted in June 2007 to determine if the third party continued to have interest and whether or not such party had access to funds to complete a transaction. The party expressed interest in discussing an all-stock merger transaction with Cellegy and indicated that it was in the process of arranging financing to purchase a prescription drug product line from a third party company that would complement Cellegy’s remaining programs. Following discussions between Mr. Williams and the chief executive officer of the third party in June and early July 2007 concerning due diligence and possible legal and accounting issues relating to a merger transaction, at a meeting of the Cellegy board held on July 9, 2007, the board authorized management to continue discussions with the third party, as well as to continue consideration of other alternatives. In the second half of July, the third party indicated to Mr. Williams that financing was not feasible without terms relating to the post-merger combined company that Cellegy’s management deemed unacceptable, including use of Cellegy’s cash as security for a debt financing, discontinuance of any clinical trials on Savvy and various strict default conditions. The board, which had been informed of discussions and progress with the party, concurred that the party was not an ideal candidate. Discussions were terminated in the second half of July 2007.

In light of the termination of discussions with these two companies, in the next two weeks, discussions were begun with Adamis. Adamis was introduced to Mr. Williams by one of the company’s directors, John Q. Adams, Sr., who knew of Adamis through his other business activities including serving as a director of or consultant to various private companies. During July 2007, Mr. Williams held several conversations with Dr. Dennis Carlo, the chief executive officer of Adamis, David Marguglio, a vice president of Adamis, and Rand Mulford, who at the time was a vice president of Adamis, Rob Caso held conversations with Rob Hopkins, the chief financial officer of Adamis, and Rand Mulford, and other preliminary due diligence efforts were undertaken. At a meeting of the audit committee of the board held on July 30, 2007 at which all directors were present except for Dr. Klar, Mr. Williams updated the board concerning the business and intended business of Adamis and discussions with Adamis regarding a possible merger transaction. Mr. Williams apprised Dr. Klar by telephone after the meeting of the update and discussion. Management informed the directors that Adamis was in the process of negotiating a transaction to acquire International Laboratories Inc., referred to as International Labs or INL, an independent contract packager of pharmaceutical products located in Florida providing thermoform packaging, bottling and packaging services, and that reaching agreement on that transaction was expected to proceed in parallel with discussions concerning the possible merger transaction with Cellegy. The board again reviewed options for the company and directed management to continue discussions concerning the merger alternative. Cellegy’s board authorized management to proceed with discussions with Adamis because, among other things, Adamis had existing pharmaceutical products being sold in the marketplace and intellectual property relating to a number of potential product candidates in significant markets. Cellegy and Adamis also believed that the acquisition of INL, while not part of the core business of Adamis, had the potential to generate a revenue stream to help support future operating expenses and development efforts.

On August 3, 2007, Adamis delivered a draft of a term sheet to Cellegy describing a framework for discussions regarding a possible merger transaction, and the parties held a conference call to discuss the term sheet. The term sheet contemplated a merger transaction and a reverse stock split of the Cellegy common stock in which Cellegy equity holders, on a fully-diluted basis, would hold approximately 10% of the fully-diluted equity of the combined company, and that before the closing Adamis would acquire INL.  Adamis also delivered to Cellegy certain due diligence background materials including a confidential private placement memorandum dated August 2006 that included information concerning Adamis’ business, products and product candidates and estimates concerning certain  possible future product sales and financial performance outcomes, and internal management estimates of possible future financial measures including revenues and profitability outcomes.  This material was provided for due diligence purposes, was not audited or reviewed by Adamis’ auditors, had not been updated since the date of its preparation, and was not prepared for the purpose of disclosure to Cellegy. The parties exchanged drafts of terms sheets concerning a possible merger transaction through early August 2007, the terms of which were consistent in material respects with the initial term sheet. The parties continued discussions in the first half of August concerning issues relating to the structure, valuation, timing and terms of a possible transaction, and due diligence continued.

On August 10, 2007, Weintraub Genshlea Chediak, Cellegy’s regular outside counsel for several years, distributed a first draft of a merger agreement to counsel for Adamis, Cooley Godward Kronish LLP, which was Adamis’ regular outside counsel and had been retained in December 2007. On August 16, 2007, the parties held a telephone call with counsel for both companies present to discuss the draft agreement and business, accounting and legal issues relating to a possible transaction.  Mr. Williams and Mr. Caso participated in the call for Cellegy and Dr. Carlo, Mr. Marguglio, Mr. Mulford and Mr. Hopkins participated in the call for Adamis.  The terms of a possible merger transaction that were discussed on the call were consistent in all material respects with the terms outlined in the initial term sheet.  Following the call, Cellegy management updated the board concerning the status of discussions and issues relating to a merger transaction, including the intent to structure a transaction so as to be tax-free to the shareholders of both companies, the filing of a registration statement and proxy statement with the SEC concerning the transaction, the need for Adamis to complete the audit of its financial statements before a registration statement was filed, and the mechanics of the reverse stock split contemplated by the transaction.

Throughout August and September 2007, legal counsel for Cellegy and Adamis periodically communicated concerning due diligence and transaction issues, Mr. Caso and Mr. Hopkins held telephone conversations and exchanged documents to discuss various accounting and financial reporting aspects of a possible transaction, and revised drafts of the merger agreement were exchanged.

The parties and counsel had another conference call on September 8, 2007 to discuss the draft of the merger agreement and related accounting and legal issues. Mr. Williams and Mr. Caso participated in the call for Cellegy and Dr. Carlo, Mr. Marguglio, Mr. Mulford and Mr. Hopkins participated in the call for Adamis.  The parties discussed the status of due diligence, the status of Adamis’ discussions concerning the acquisition of INL, and certain issues concerning the draft of the merger agreement including whether the number of shares that Cellegy stockholders would hold after the transaction would be subject to reduction depending on the amount of cash that Cellegy held at or near the closing date of the merger, and whether Adamis’ obligation to close the merger would be subject to Adamis having adequate financing as of the closing date.  Mr. Williams indicated that Cellegy did not favor a financing closing condition. Discussions between Mr. Williams, Dr. Carlo, Mr. Marguglio and Mr. Mulford, and between Mr. Caso and Mr. Hopkins, continued throughout September, and Mr. Williams updated the board informally concerning the fact that due diligence was progressing, that the transaction appeared to be moving forward, the discussions with Adamis concerning a financing closing condition and possible reduction in the number of shares to be held by Cellegy stockholders based on Cellegy’s cash at the closing date, and that Adamis appeared to be moving forward in its acquisition of INL.

On September 10, 2007, Robert Caso, Cellegy’s chief financial officer, visited the International Laboratories facility in Tampa, Florida and discussed business and financial issues relating to a possible transaction and to International Laboratories’ future business plans with Mr. Aloi and Mr. Hopkins. Mr. Caso also toured the plant and current packing operations and discussed expansion plans. On September 18, 2007, David Marguglio, a vice president of Adamis, visited Cellegy’s offices in Quakertown, Pennsylvania, met with Mr. Caso and reviewed business and legal due diligence issues and various company agreements and due diligence materials.

Discussions continued during September 2007 concerning finance, due diligence and accounting issues relating to a possible transaction and concerning the proposed International Laboratories acquisition transaction. In the last week of September, Dr. Carlo informed Mr. Williams that certain issues had arisen concerning the International Laboratories acquisition transaction, including the need to obtain the consent from a creditor of International Laboratories that held a secured promissory note in the principal amount of approximately $500,000. The notes were secured by collateral consisting of most of the outstanding shares of International Laboratories. Adamis indicated to Cellegy that it was negotiating with the creditor concerning the circumstances under which the creditor would be willing to release its security interest in the shares so as to permit Adamis to acquire International Laboratories. Adamis indicated that it did not presently have the funds to pay the note in full in connection acquisition of International Laboratories and to fund likely short-term capital needs of International Labs. Cellegy management discussed with Adamis the possibility that Cellegy would buy the note from its current holder for cash. Adamis indicated that it was engaged in discussions with two potential investors that had expressed an interest in injecting funds into Adamis by a debt instrument or direct equity, but that due diligence would take several weeks. Adamis indicated that an investment from one of these two potential investors was preferable to Cellegy’s assumption of the International Labs note.

During the later part of November 2007, several discussions were held between Dr. Carlo of Adamis and Mr. Williams regarding the percentage of the combined company that Cellegy stockholders would hold post-merger. Adamis had earlier indicated that it would consider an ownership range for Cellegy stockholders of between 5% and 10%. A revised proposal was submitted by Dr. Carlo to Mr. Williams on November 30, 2007, proposing in part that Cellegy lend $1 million to Adamis. After consultation with directors and reviewing the cash needs of Cellegy during the time before completion of the proposed merger, Cellegy concluded that a loan of $1 million would leave Cellegy with insufficient cash to address unforeseen delays in completion of the transaction or other unforeseen expenses. On December 3, 2007, Mr. Williams responded to Adamis and proposed a secured loan of $500,000 at the time of signing the merger agreement, with repayment if the merger did not take place by a specific date. The loan would be converted into a number of shares equal to approximately 5% of the then-outstanding equity of Adamis, effective at the closing of the merger, and Cellegy stockholders would be entitled to receive additional shares based upon the amount of Cellegy’s net current assets, determined based on dividing the amount of net current assets by $0.50. In subsequent negotiations held in December 2007, Adamis proposed that the note would not be secured, that the note would convert into shares of Adamis stock at the closing of the merger (which would be cancelled), and that the ratio of the reverse stock split would provide that the Cellegy shareholders would hold 2,500,000 shares of common stock, plus possible additional amounts depending on the amount of Cellegy’s net current assets.

Effective December 31, 2007, Adamis completed the acquisition of International Laboratories. Beginning the week of January 14, 2008, the parties discussed several principal transaction issues and negotiated concerning the merger agreement and ancillary documents. Following negotiations, Adamis agreed that there would not be a closing condition based on its having adequate funding, and the parties agreed that, as reflected in the terms of the final merger agreement, the number of shares that Cellegy stockholders would hold following the merger and reverse stock split would depend in part on the amount of Cellegy’s net working capital. In connection with negotiations concerning several transaction issues and terms, Adamis agreed that the base number of shares to be held by the Cellegy stockholders immediately after the merger, which would be determined by the ratio of the reverse stock split of the Cellegy common stock, would be increased to 3,000,000 shares. In early February 2008, revised drafts of the principal transaction documents, reflecting the material terms of the transaction, were exchanged between the parties.

Cellegy and Adamis determined the merger consideration according to their respective views concerning the relative valuations of the two companies at the time of the merger negotiations. For example, the merger consideration was based in part upon Cellegy’s public company valuation at the time, the range of net working capital that Cellegy could reasonably be expected to have at the closing, the value to Adamis of a merger with an already-public company and Cellegy’s and Adamis’ estimated valuation of Adamis at the time, which estimate accounted for Adamis’ future prospects. Because neither Cellegy nor Adamis had performed a formal valuation during the negotiations, such valuation could only be estimated, with an understanding by both Cellegy and Adamis that their respective valuations, whether estimated or otherwise, could be subject to change. Following the negotiations described above, Cellegy and Adamis ultimately agreed on the terms for the merger described in this joint proxy statement/prospectus.

February 12, 2008 Board Meeting

On February 12, 2008, the Cellegy board held a meeting, with Cellegy’s legal counsel present. In connection with that meeting, drafts of the merger agreement and principal ancillary agreements, including the voting agreements and the unsecured promissory note relating to the $500,000 loan to Adamis, were circulated to the directors. Mr. Caso and Mr. Williams summarized Cellegy’s current and expected cash position and the status of consideration of various alternatives. Mr. Williams updated the board on negotiations with Adamis, including acquisition of International Labs and the terms of the recent Adamis debt financing relating to that acquisition. Mr. Williams and outside counsel for Cellegy summarized the proposed terms of the transaction with Adamis, including the percentage ownership of the combined company that Cellegy stockholders would own, the proposed reverse stock split of the Cellegy common stock before the merger and the determination of the reverse stock split ratio, the representations, warranties, covenants, closing conditions and indemnity provisions of the merger agreement and other material terms. Mr. Williams and Mr. Caso presented financial information and analysis regarding Adamis, including a summary, based on information provided by Adamis, of estimated future revenues, expenses and income; an excerpt from a private placement memorandum of Adamis, which had been updated in certain respects from the memorandum previously provided to Cellegy, providing an overview of Adamis’ current and anticipated business; a summary of the proposed transaction prepared by Mr. Caso; and a summary of the financial analysis described below. The board discussed the terms of the proposed transaction, various strategic alternatives to the merger transaction and management’s financial analysis of the transaction. Following review, the board approved the merger agreement and related proposals and transactions.

Financial Analysis. In connection with the meeting of Cellegy’s board of directors on February 12, 2008, Cellegy management performed and delivered to the board an analysis of Adamis in connection with its consideration of whether to recommend that the board of directors approve the merger transaction with Adamis. The analysis was based primarily on the relative valuation and share ownership of the combined company attributable to the stockholders of Cellegy. The analysis was also based upon and incorporated information provided by Adamis management, which Cellegy assumed to be accurate in all material aspects.

Cellegy did not retain an investment banker or financial advisor in connection with its consideration of the proposed merger and did not seek or obtain a fairness opinion from an investment bank or other firm that the consideration to be paid to Adamis stockholders in the merger, or the consideration to be held by Cellegy stockholders immediately after the merger, is fair from a financial point of view to Cellegy’s stockholders. Cellegy examined a number of strategic transactions over an extended period of time and had discussions with third party entities concerning a number of potential alternative transactions. Cellegy management contacted many companies concerning possible transactions and followed up with those companies that continued to express an interest in discussions. Of those persons and entities, only Adamis expressed a continued willingness to pursue a business combination transaction with Cellegy on terms that management and the board of directors regarded as acceptable. The board of directors concluded that it had thoroughly examined Cellegy's alternatives and determined that, under the circumstances, an investment banking firm would not likely identify third parties with an interest in merging with Cellegy on terms superior to those proposed by Adamis, and that the merger was in the best interests of Cellegy’s stockholders. The board of directors also concluded that the costs of obtaining a fairness opinion from a third party would likely be disproportionately higher than any corresponding benefits that would be realized by obtaining such an opinion, particularly in light of Cellegy’s cash position and prospects, Cellegy’s market capitalization, and the history or negotiations with Adamis regarding the transaction, would not materially assist Cellegy in discussions with Adamis or other third parties, and would increase the amount of transaction costs, reducing the proceeds to Cellegy’s stockholders from the transaction. The board also determined that the financial analysis presented to the board by Cellegy’s management regarding Adamis provided a sufficient basis for concluding that the percentage ownership of the combined company provided for the Cellegy stockholders in the merger agreement was fair to Cellegy’s stockholders.

Cellegy did not obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Cellegy or Adamis. Cellegy assumed that the merger would be completed in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Cellegy or Adamis. Cellegy management relied upon the representations of Adamis in the merger agreement and assumed, without independent verification, that financial statements and financial information provided to Cellegy were reasonably prepared, and that there was no material change in the assets, financial condition and business prospects of Cellegy and Adamis since the date of the most recent Adamis financial information made available to Cellegy.

In connection with its analysis, Cellegy management made such reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Among other things, Cellegy:

•	reviewed non-public internal financial information and other data prepared by the management of Adamis;

•
discussed with members of the senior management of Adamis the business, operations, financial condition, future prospects and performance of Adamis, on a stand-alone basis and on a combined basis following the merger; and

•	reviewed publicly available financial information and stock market data with respect to certain other pharmaceutical and biotechnology companies.

The following is a summary of the material aspects of the financial analyses presented by Cellegy management to the board of directors. The analysis involved various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Accordingly, Cellegy believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Cellegy’s management or board of directors.

Cellegy Enterprise Value and Equity Value; Recent Investments in Adamis. The prices for the Cellegy common stock for the two weeks preceding the date of the February 12, 2008, board meeting ranged from a high of $0.08 to a low of $0.06 per share. The closing price of the common stock on the day before the board meeting was $0.07 which, based on approximately 29,800,000 outstanding Cellegy shares, implied an enterprise value for Cellegy of $2,086,000. Utilizing that price range and a range of possible reverse stock split ratios of between 1:7.5 to approximately 1:9.9, on a post-reverse stock split basis and assuming a proportionate adjustment in the market price of the Cellegy common stock giving effect to the reverse stock split but not taking into account the closing of the merger or the impact of the merger on the market price of the common stock, the implied post-reverse stock split trading prices were between $0.37 and $0.57 per share. Based on Cellegy’s cash and cash equivalents of $1.8 million as of December 31, 2007 and 29.8 million shares outstanding, Cellegy’s equity value on that date was approximately $0.06 per share, which would result in a post-reverse stock split price range of between $0.45 to $0.57 applying the above reverse split ratios. Cellegy concluded that, not taking into account the closing of the merger or the impact of the merger on the market price of the common stock, both Cellegy’s enterprise value and its equity value at the estimated closing date of the merger would be reduced as a result of the use of cash to fund operations and pay transaction expenses between the date of the merger agreement and the closing of the merger, and a resulting reduction in the market price of the common stock.

Cellegy also took into account the value of Adamis common stock as reflected in recent Adamis equity and debt financing transactions. Between August 2006 and December 2007, Adamis had issued approximately 7.7 million shares of its common stock for an aggregate amount of approximately $3.9 million at a price of $0.50 per share, to a limited number of third party accredited investors. In addition, during that time, approximately $315,000 of principal and interest of previously issued convertible notes held by investors converted into shares of Adamis common stock at a conversion price of $0.50 per share. Utilizing a price of $0.50 per Adamis share and an assumed range of between 50,000,000 and 60,000,000 Adamis shares outstanding implied an enterprise value for Adamis, based on outstanding shares, of between $25 million and $30 million. The $0.50 per share value was within the price range of the implied post-reverse stock split values for the Cellegy shares based on enterprise value and equity value, as described in the preceding paragraph. In addition, based on the range of reverse stock split ratios described above, the estimated number of shares of common stock to be held by persons who were Cellegy stockholders immediately before the closing of the merger was between 3,000,000 and 4,000,000 shares. Applying the $0.50 per share amount to this range would result in values of between $1,500,000 and $2,000,000 for the Cellegy stockholders, which was within the range of the estimated Cellegy enterprise value and equity values for the time period within which the closing of the merger was expected to occur.

Enterprise Value Compared to Historical Revenues. Cellegy also reviewed publicly available information contained in a survey previously prepared and distributed by Scott-Macon Ltd., an investment banking firm, and distributed to clients and other third parties to which it chose to distribute the survey, regarding approximately 60 public pharmaceutical companies and approximately 60 biotechnology companies, including market capitalization as of the third quarter of 2007 and enterprise value as a multiple of revenues for the preceding 12-month period. Nearly all of these companies were significantly larger and more mature than Cellegy and Adamis. Cellegy used the information in the survey to determine a range of industry ratios of enterprise value divided by preceding 12-month revenues, in order to determine a ratio to be applied to historical Adamis revenues and then estimate enterprise value for Adamis. The mean and median multiples of enterprise value divided by the preceding 12-month revenues were 3.6x and 3.4x, respectively, for the pharmaceutical companies and 5.3x and 4.6x for the biotechnology companies. The combined revenues for Adamis, Adamis Labs and INL, which Adamis acquired on December 31, 2007, for the twelve month period ending December 31, 2007 were approximately $10.1 million. Because of the earlier maturity stage of Cellegy and Adamis, Cellegy believed it was appropriate to apply a lower multiple, and applied a multiple of 3.0 to those revenues, resulting in an enterprise value of approximately $30.3 million. Based on an assumed range of between 63,000,000 and 64,000,000 outstanding shares immediately after the closing, the implied per share price was between $0.47 and $0.48. This analysis was based only on historical revenues for Adamis, Adamis Labs and International Labs and did not take into account any future increase in Adamis revenues for 2008 or future years.

Discounted Cash Flow Analysis. Cellegy performed a discounted cash flow, or DCF, analysis as part of its valuation of Adamis. Historical and projected financial results are based upon information provided by Adamis’ management.

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. Discounted cash flow has two components: (1) the present value of the projected after-tax cash flows after payment of any associated expenses and capital requirements necessary to generate the related cash flows, which Cellegy refers to as after-tax free cash flows, for a determined period and (2) the present value of the terminal value of the asset or business at the end of the period. In the discounted cash flow analysis, the projected after-tax free cash flows exclude the impact of interest income and interest expense. The terminal revenue multiple methodology is utilized to calculate a terminal value by applying a multiple to the revenue of the asset or business in the last year of the relevant projections. The terminal value calculated is an estimate for the value of the annual free cash flow of the asset or business beyond the terminal year projected into perpetuity.

Cellegy performed a discounted cash flow analysis assuming a range of discount rates of 12% to 15% and a range of terminal revenue multiples (based on estimated 2011 revenue) of 3.0x to 5.0x. The discount rate reflects the relative risk of achieving the expected future cash flows. Cellegy selected a range that it believed approximated the relative risk for companies at similar stages of development as Adamis. The discount rates used in the DCF differed according to the risk level of the particular component of the combined business being discounted, which in the case of Adamis included the packaging business, the existing allergy and respiratory products being sold by Adamis Labs and the viral therapy products in the research and development stage. The rates used in the calculation were therefore determined starting with the prevailing risk free rate, which is the prevailing treasury bill rate, as a base and then making additions to this rate based on overall business risk, risks peculiar to the pharmaceutical industry, including research risk and product risk, risks pertaining to operating a pharmaceutical packaging firm, and the risks related to the probability of achieving the company’s overall financial and qualitative objectives. Additionally, the discount rates used were compared to the risk profile of Cellegy and its cost of capital adjusted by its risk. The result was that the Cellegy cost of capital, risk adjusted was estimated at from 3-5%. The analysis of Adamis was completed using a discount rate that was higher than, and a multiple of, Cellegy’s rate to accommodate the difference in risk profiles of Adamis. The higher discount rate used for Adamis related to a risk profile that included execution of product launches which have more uncertainty than Cellegy’s profile. The analysis yielded a range of estimated enterprise values for Adamis between $25.0 million and $30.0 million or, assuming 60,000,000 outstanding Adamis shares immediately before the closing, between $0.42 and $0.50 per Adamis share or, assuming between 63,000,000 and 64,000,000 outstanding shares of the combined company immediately after the closing, of the merger between $0.39 and $0.47 per Adamis share.

Following the board meeting, the merger agreement and ancillary documents were finalized. The changes made to the merger agreement and other ancillary agreements during this time were not substantive and did not alter the consideration to be received by Cellegy stockholders or any other material term from the version of the merger agreement, voting agreement and promissory note circulated to the Cellegy directors in connection with the February 12, 2008, meeting of the board of directors. The merger agreement and ancillary documents were executed and delivered by the parties on February 12, 2008, and Cellegy announced the execution of the merger agreement that same day.

Adamis

Adamis was introduced to Cellegy by one of Cellegy’s directors, who knew of Adamis through other business contacts. Mr. Williams and Dr. Carlo held several conversations during July 2007, and other officers of Adamis and Cellegy held conversations during July 2007, concerning a possible transaction. Part of Adamis’ long-term business strategy was to engage in a transaction that would result in Adamis becoming a public reporting company.
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On August 3, 2007, Adamis delivered a draft of a term sheet to Cellegy proposing certain terms of a possible merger transaction, and the parties held a conference call to discuss the term sheet. The parties exchanged drafts of terms sheets concerning a possible merger transaction through early August 2007. The parties continued discussions in the first half of August concerning issues relating to the structure, valuation, timing and terms of a possible transaction, and due diligence continued.

Discussions and negotiations between Adamis and Cellegy, and their respective counsel, during the period from September 2007 through January 2008 are described above under the heading “Background of the Merger – Cellegy.” During this time, the members of management who were involved in the discussions with Cellegy also constituted the Adamis board of directors.

Effective December 31, 2007, Adamis completed the acquisition of International Laboratories. Beginning the week of January 14, 2008, the parties discussed several principal transaction issues and negotiated regarding the merger agreement and ancillary documents.

On February 12, 2008, the Adamis board held a meeting, with its legal counsel present. In connection with that meeting, drafts of the merger agreement and principal ancillary agreements, including the voting agreements and the unsecured promissory note relating to the $500,000 loan from Cellegy to Adamis, were circulated to the directors. Dr. Carlo updated the board on negotiations with Cellegy and summarized the proposed terms of the transaction with Cellegy, including the percentage ownership of the combined company that Adamis stockholders would own, the proposed reverse stock split of the Cellegy common stock before the merger and the determination of the reverse stock split ratio, the representations, warranties, covenants, closing conditions and indemnity provisions of the merger agreement and other material terms. The board discussed the terms of the proposed transaction and various strategic alternatives to the merger transaction. Following review, the board approved the merger agreement and related proposals and transactions.

Following the board meeting, the merger agreement and ancillary documents were finalized. The changes made to the merger agreement and other ancillary agreements during this time were not substantive and did not alter the consideration to be received by Adamis stockholders or any other material term from the version of the merger agreement, voting agreement and promissory note circulated to the Adamis directors in connection with the February 12, 2008, meeting of the board of directors. The merger agreement and ancillary documents were executed and delivered by the parties on February 12, 2008.

Developments After the Date of the Merger Agreement Regarding International Laboratories

In early April 2008, Adamis decided to dispose of the International Labs subsidiary. Historically, INL’s largest customers were generic drug manufacturers that produce drugs in bulk and rely on independent contractors to package the products, usually in blister packs or bottles, for delivery to their customers. In mid-April 2008, a third party entity contacted Adamis and indicated its interest in pursuing discussions to acquire International Labs. After negotiations between Adamis and the third party during April through July 2008, the parties entered into a definitive purchase agreement and on July 18, 2008, Adamis sold all of the outstanding shares of INL to the third party, for a purchase price of approximately $2.7 million, of which $500,000 was held in escrow as described below. In addition, the purchaser agreed to pay approximately $10.5 million of liabilities of INL, including approximately $4.3 million payable to Adamis. Proceeds to Adamis, including repayment to Adamis by INL of amounts previously advanced by Adamis to INL, were approximately $6.8 million. At or shortly after the closing of the transaction, Adamis used approximately $3.8 million of the proceeds to pay certain Adamis obligations, including approximately $2.2 million of Adamis debt incurred in connection with its original purchase of INL. Up to $500,000 is potentially payable to Adamis after the expiration of a six-month escrow/holdback period, with the precise amount depending on whether any indemnity claims are asserted during that period by the purchaser of INL and how any such claims are resolved. Adamis agreed to indemnify the purchaser against losses arising out of breaches or inaccuracies of representations and warranties made by Adamis or INL in the purchase agreement, failure of INL or Adamis to perform their covenants or agreements set forth in the purchase agreement, and liabilities of INL relating to periods before the closing date of the transaction. Adamis’ indemnification obligations expire as follows: 18 months after the closing date for most representations and warranties; and 15 days after the expiration of the relevant statute of limitations in the case of Adamis’ representation concerning INL’s compliance, to Adamis’ knowledge, in all material respects with applicable laws, The purchase agreement does not include any specific time period within which claims for indemnity must be asserted for breaches of certain basic representations concerning due organization of INL, capitalization of INL, authorization for INL to enter into the purchase agreement and enforceability of the purchase agreement against INL and Adamis, and Adamis’ title to the shares sold to the purchaser. In connection with the transaction, the former stockholders of INL from whom Adamis had acquired the business agreed to return to Adamis eight million of the shares of Adamis common stock that Adamis previously issued to them and held in escrow as part of the purchase price paid by Adamis to acquire INL. In deciding to sell INL, Adamis’ management and board of directors took into account several factors, including (i) the significant amounts of additional cash that would be necessary to invest in INL in order to purchase additional machinery and equipment and to prepare to perform its obligations under its various agreements with third parties as well as prepare for future growth in its business, (ii) uncertainties surrounding INL’s ability to purchase the machinery necessary to support its anticipated increased level of operations, (iii) the limited cash resources that Adamis had available to invest in the INL operations, (iv) the uncertainties surrounding INL’s levels of future revenues and profitability, (v) the benefits to Adamis from receipt of the net cash proceeds from sale of INL and the elimination of liabilities and obligations relating to INL, and (vi) the benefit to Adamis and its stockholders from the reduction in the number of outstanding Adamis shares resulting from the return of eight million of the Adamis shares from the former stockholders of INL.

During the discussions between Adamis and the third party, Adamis kept Cellegy informed concerning the discussions and the terms of the proposed sale, and Cellegy concurred in the proposed sale. Cellegy’s management and board of directors concluded that the sale of INL on the terms agreed to by Adamis did not materially alter Cellegy’s analysis of the potential benefits of the transaction to Cellegy’s stockholders. Cellegy management and board reviewed an analysis of the proposed sale by Adamis of INL, and concluded that the sale of INL was not likely to materially impact the relative valuations of Cellegy and Adamis or the board’s conclusions regarding the relative percentage share ownership in the post-merger combined company of the respective Cellegy and Adamis stockholders.

The analysis assumed that the sale of INL would result in gross proceeds of approximately $13.0 million to Adamis and approximately $3.0 to $4.0 million in proceeds net of Adamis obligations. The analysis assumed that revenues from sale of Adamis Labs products for the fiscal year ended March 31, 2008 would be approximately $1.0 million. Applying the multiple described above of 3.0 to the estimated annual revenues of Adamis Labs resulted in a value of $3.0 million for the Adamis Labs portion of Adamis and an estimated $6.0 to $7.0 million value including the cash portion from the sale of INL, with additional potential significant value attributable to the proposed Adamis Labs syringe and inhaled nasal steroid product pipeline and Adamis Viral’s intellectual property and potential vaccine product candidates. At March 31, 2008 and April 30, 2008, Cellegy’s cash and cash equivalents were approximately $913,000 and $750,000, respectively, resulting in a per share equity value of $0.03 and $0.025 per share, respectively, based on 29.8 million shares outstanding. The analysis assumed a return of approximately eight million Adamis shares in connection with the sale of INL, which reduced the assumed number of outstanding Adamis shares from approximately 53.0 million to approximately 45.0 million. The merger agreement provides that Cellegy shareholders will hold at least approximately 3.0 million shares at the closing of the merger, plus additional shares based on the amount of Cellegy net working capital at the end of the month before the month in which the closing occurs. Assuming no net working capital, Cellegy stockholders would hold approximately 5.7% of the combined company’s shares, assuming approximately 50.0 million outstanding Adamis shares; and estimated Cellegy additional net working capital would result in ownership percentages between approximately 6%-7%. Applying the assumptions described above under the heading “Discounted Cash Flow Analysis,” and giving effect to the sale of INL, the analysis yielded a range of estimated net present values for Adamis, without the packaging business, of between $16.9 million and $19.7 million. Cellegy estimated that the range of cash that Cellegy would have on the closing date of the merger, added to the value of its business, the value of being a public company in the same line of business and the contribution to the combined company’s business of certain Cellegy directors continuing as directors of the combined company, was in the range of approximately $1.1 million, or approximately 5.3% - 6.1% of the combined company’s estimated value. Thus, the range of estimated share ownership percentages for Cellegy’s stockholders in the combined company was comparable in material respects with the range of relative contributions of Adamis and Cellegy to the combined company’s value. Cellegy’s board of directors again reviewed the financial analysis after the completion of the INL sale on July 18, 2008 and concluded that the allocation of share ownership reflected in the original merger agreement between the Adamis stockholders and the Cellegy stockholders continued to be appropriate in light of, among other factors, the external environment and Cellegy’s position and prospects.

In addition to the above analysis, the board took into account the following actual and potential benefits to Adamis and the combined company resulting from the sale of INL:

•
sale of INL would provide Adamis and the combined company with funds to help support operations and would make Adamis less dependent on raising additional significant funding in the immediate future that would otherwise have been required to support INL’s operations;

•
elimination of the risks, uncertainties and costs associated with obtaining additional packing machines and related equipment necessary to support INL’s obligations under its supply agreements and other commitments;

•	elimination of the risk of INL not being able to perform its obligations under its contracts, resulting in potential liabilities;

•	elimination of risk of fluctuations in future levels of product orders and sales and price pressures on INL’s business;

•	reduction in the combined company’s operating, financial and information systems needs and ongoing federal securities law compliance costs;

•	reduction in the number of Adamis shares outstanding, resulting in a potentially greater ownership percentage of the combined company for the Cellegy stockholders; and

•	the reduction in Adamis’ debt as reflected on its balance sheet relating to INL’s operations, which would be paid from the proceeds of the INL sale transaction.

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the currents views of Cellegy and/or Adamis with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in this joint proxy statement/prospectus.

Mutual Reasons for the Merger

In reaching the decision to adopt the merger agreement and recommend the merger for approval by the respective stockholders of Cellegy and Adamis, each board of directors consulted with its respective management as well as legal advisors. As discussed in greater detail below, these consultations included discussions regarding Adamis’ and Cellegy’s strategic business plan, the costs and risks of executing that business plan as an independent company, past and current business operations and financial condition, future prospects, the strategic rationale for the potential transaction, and the terms and conditions of the merger agreement.

Cellegy and Adamis believe that the combined company will have the following potential advantages:

•
Existing Sales and Product Line. The combined company will have an existing line of prescription products that are promoted and sold to physicians who specialized in allergy, respiratory disease and pediatric medicine.

•
 Product Candidates. The combined company will have a number of additional product candidates in the allergy and respiratory field, some of which are expected to be commercially introduced in the relatively near future.

•
Intellectual Property Rights and Additional Product Candidates. The combined company will have a portfolio of intellectual property rights that may lead to product candidates targeted at prevention and treatment of certain viral diseases, including avian influenza, which if successfully developed will address significant markets.

•	Management Team. The combined company will be led by experienced senior management from Adamis and a board of directors with representation from each of Cellegy and Adamis.

Cellegy’s Reasons for the Merger

In addition to considering the factors outlined above, the Cellegy board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Cellegy stockholders approve the issuance of shares of Cellegy common stock in the merger and the resulting change of control of Cellegy, and the related transactions, all of which it viewed as supporting its decision to approve the business combination with Adamis:

•
results of the due diligence review of Adamis’ business and operations by Cellegy’s management, which confirmed, among other things, that Adamis met the criteria set by Cellegy’s board for a potential merger candidate and that the assets and liabilities of Adamis were substantially as represented by Adamis management;

•	the fact that the transaction would be submitted to the Cellegy stockholders for approval;

•	the fact that Cellegy would not be able to continue to operate for an extended period of time without additional funding, and efforts to obtain additional funding had not been successful to date;

•	the current and recent market prices for the Cellegy common stock;

•	the results of efforts made by Cellegy management to solicit indications of interest from third parties regarding a potential business combination or other alternative transactions;

•	the future prospects for Cellegy’s business, and the costs of attempting to continue as an independent company;

•	the terms and conditions of the merger agreement, including the following related factors:

•
the percentage of the combined company that the Cellegy stockholders will receive in the transaction, which was expected to be in the range of about 7%, or somewhat higher or lower than 7%, of the outstanding shares of the combined company, which the Cellegy board believed was consistent in material respects with the valuation analysis of the two companies that was presented to the board;

•	the limited number and nature of the conditions to Adamis’ obligation to consummate the merger;

•	Cellegy’s rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Cellegy receive a superior proposal;

•	the conclusion of Cellegy’s board of directors that the potential termination fee of $150,000, and the circumstances when such fee may be payable, were reasonable;

•
the no-solicitation provisions governing Adamis’ ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal; and

•
the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

•
Cellegy’s understanding of Adamis’ business, including its product candidates, Adamis’ experienced management team, and the prospects for value creation for Cellegy stockholders in connection with the merger;

•	the likelihood that the merger would be consummated, including the likelihood that the merger will receive all necessary approvals;

•	the opportunity for Cellegy’s stockholders to participate in the long-term value of Adamis’ product candidate development programs as a result of the merger;

•
the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Cellegy’s public company infrastructure and Adamis’ experienced management team; and

•
the Cellegy board of directors’ consideration of strategic alternatives to the merger, including engaging in a merger transaction with another company or undertaking a bankruptcy or liquidation of Cellegy.

In the course of its deliberations, Cellegy’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•
the risks related to Adamis and the combined company as described in the risk factors section set forth elsewhere in this joint proxy statement/prospectus, including the risk that the combined company will not be successful in developing commercial products, the risk that the combined company will not be able to secure funding for such development on commercially reasonable terms or at all, and the risk that revenues from Adamis’ future products and services will be less than expected;

•
the $150,000 termination fee payable to Adamis upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Cellegy stockholders;

•
the risks, challenges and costs inherent in combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

•	the possible volatility of the trading price of Cellegy’s common stock resulting from the merger announcement;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the fact that Cellegy’s stockholders would experience material dilution by virtue of the reverse stock split and the exchange ratio in the merger transaction;

•	the risk to Cellegy’s business, operations and financial results in the event that the merger is not consummated;

•	the fact that the prospects for the Adamis’ products and product candidates involve uncertainty;

•
the $500,000 loan from Cellegy to Adamis would reduce Cellegy’s available cash during the pendency of the merger transaction, and Cellegy would be subject to the risk of nonpayment by Adamis of the Adamis note upon the maturity date of the Adamis note if the merger was not completed; and

•	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors” in this joint proxy statement/prospectus

The board also discussed potential alternatives to the transaction, including attempting to remain as an independent company and secure additional funding, attempting to secure a strategic partner, pursuing a voluntary bankruptcy filing, pursuing a voluntary dissolution proceeding, and continuing to pursue an alternative business combination transaction with a third party other than Adamis. The board noted that no third party had expressed a willingness to continue funding the company as an independent company, and that no third party entity had expressed an interest in a strategic partner relationship. The board concluded that Cellegy could not be viable as an independent entity without obtaining significant additional funding, which was not likely to be available.

The board reviewed the issues likely to be involved with pursuing a voluntary dissolution or bankruptcy and concluded that those alternatives would not be in the best interests of the stockholders and were not likely to provide superior value. The board concluded that a voluntary bankruptcy filing would likely result in less value to Cellegy’s stockholders, and potentially to creditors, than the proposed transaction with Adamis in light of, among other factors, the significant legal and other costs involved in preparing and pursuing a bankruptcy filing, the uncertainty concerning the ability to fund Cellegy’s operations during a bankruptcy proceeding, the ongoing operating and legal expenses during the pendency of a bankruptcy proceeding, the adverse effect that a bankruptcy filing could have on Cellegy’s stock price, the possible assertion of contingent claims in the proceeding and the possible delay in resolving those claims, the uncertain outcome of resolution of issues with creditors and stockholders in those proceedings, the likelihood that any party seeking to acquire Cellegy as part of a bankruptcy proceeding would offer less than the consideration proposed to be paid by Adamis, the possible time periods involved in winding up Cellegy’s operations as part of a bankruptcy proceeding and delay in distribution of any remaining funds to Cellegy’s stockholders, the range of amounts likely to be available to stockholders upon completion of such proceedings, the fact that one or more current employees might terminate their employment, making it more difficult to operate during the bankruptcy proceeding, and other factors. The board concluded that it was unlikely to attract a superior merger offer than the proposed transaction with Adamis, and that attempting to continue looking for other transactions would involve additional time and expense with no reasonable prospect of a superior result for the stockholders. The board noted that Cellegy had engaged in discussions with a number of potential business combination partners, that a business combination with Adamis presented an attractive opportunity for the Cellegy stockholders to benefit from the anticipated appreciation in the value of the combined company’s business, that third parties with whom Cellegy previously had discussions had elected not to pursue further discussions concerning a merger transaction, and that Cellegy’s declining cash balances made further pursuit of a different business combination transaction an unattractive alternative compared to the opportunity with Adamis.

After evaluating the proposed transaction with Adamis and taking into account all of the factors previously discussed and considered by the board, the board unanimously approved the merger transaction with Adamis and authorized management to negotiate and enter into definitive agreements on terms consistent in material respects with the terms presented to the board. In making its determination, the board considered the percentage of the combined company that would be held by Cellegy stockholders, the existing business and future business prospects of Adamis, the overall structure of the transaction, the fact that a merger transaction would result in Adamis assuming all existing obligations of Cellegy as opposed to an asset sale structure where Cellegy would remain responsible for obligations after the closing, the terms of the merger agreement and the factors and considerations described above.

The foregoing information and factors considered by Cellegy’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Cellegy’s board of directors. The Cellegy board of directors viewed its recommendation to approve the merger transaction as being based upon its business judgment in light of Cellegy’s financial position and the totality of the information presented and considered, and the overall effect of the transaction on the stockholders of Cellegy compared to other alternatives. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Cellegy’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Cellegy’s board of directors may have given different weight to different factors. Cellegy’s board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, Cellegy’s management and Cellegy’s legal advisors, and considered the factors overall to be favorable to, and to support, its determination.

Interests of Cellegy’s Board of Directors and Executive Officers in the Proposed Transaction. The Cellegy board was aware that certain of Cellegy’s directors and executive officers may have interests in the proposed transaction that are different from, or in addition to, the interests of Cellegy’s stockholders generally, and that these interests may present them with actual or potential conflicts of interest. Richard C. Williams, Robert B. Rothermel and John Q. Adams, Sr., who currently are directors of Cellegy, are expected to continue to serve on the board of directors of the combined company following the consummation of the merger and upon the closing of the merger will each receive new outside director stock option grants to purchase 50,000 shares of common stock.  Following the merger, they will be eligible to receive cash outside director fee compensation pursuant to the combined company’s director compensation policies.  Cellegy will not be required to pay severance, change in control or similar payments to any director or executive officer in connection with the proposed merger transaction.

Adamis’ Reasons for the Merger

The Adamis board of directors has determined that the terms of the proposed merger are fair and in the best interests of Adamis and its stockholders. Accordingly, the board of directors approved the merger agreement and the merger contemplated thereby, and recommended that Adamis’ stockholders vote FOR approval of the merger agreement and the merger contemplated thereby.

The Adamis board considered a number of factors in reaching its decision, without assigning any specific or relative weight to such factors. The material factors considered included:

•	information concerning the business, operations, net worth, liabilities, cash assets and needs, and future business prospects of Adamis and Cellegy, both individually and on a combined basis;

•	the belief that by combining operations, the combined company would have better opportunities for future growth than Adamis would have on its own;

•	the current and prospective economic and competitive environments facing Adamis as a stand-alone company;

•	the fact that the holders of Adamis capital stock would own a substantial majority of the outstanding capital stock of the combined company;

•	the belief that the merger would provide Adamis with additional management and financial resources, including immediate cash;

•	the opportunity for Adamis’ stockholders to benefit from potential appreciation in the value of the combined company’s common stock;

•	the potential impact of the merger and becoming a public company on Adamis’ ability to raise additional capital; and

•
the expectation that the merger would be accomplished on a tax-free basis for United States federal income tax purposes for United States taxpayers, except for taxes payable on cash received by Adamis stockholders in lieu of fractional shares.

In addition to considering the factors outlined above, the Adamis board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Adamis stockholders approve the merger agreement, all of which it viewed as supporting its decision to approve the business combination with Cellegy:

•
the results of the due diligence review of Cellegy’s business and operations by Adamis’ management confirmed that the assets and liabilities of Cellegy were substantially as represented by Cellegy management;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the number of the shares of the combined company that the Adamis stockholders will receive in the transaction;

•	the nature of the conditions to Cellegy’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	the limited number and nature of the conditions to Adamis’ obligation to consummate the merger;

•	the conclusion of Adamis’ board of directors that the potential termination fee of $150,000, and the circumstances in which such fee may be payable, were reasonable;

•
the no-solicitation provisions governing Cellegy’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal; and

•
the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

•
the voting agreements entered into by stockholders of Cellegy holding approximately 41% of the outstanding capital stock of Cellegy as of February 12, 2008, pursuant to which those stockholders agreed, solely in their capacities as Cellegy stockholders, to vote all of their shares of Cellegy capital stock in favor of the merger transaction;

•	the likelihood that the merger will be consummated, including the likelihood that the merger will receive all necessary approvals;

•
the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Cellegy’s public company infrastructure and Adamis’ management team; and

•	the Adamis board of directors’ consideration of strategic alternatives to the merger, including engaging in a business transaction with another company.

The Adamis board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the fact that Adamis’ stockholders will not receive the full benefit of any future growth in the value of their equity that Adamis may have achieved as an independent company;

•	the risks associated with the existing operations of Cellegy;

•	the limitations on Adamis, as set forth in the merger agreement, from engaging in discussions and negotiations with any party other than Cellegy concerning a business combination involving Adamis;

•	the possibility that Adamis will be required to pay the termination fee provided for in the merger agreement;

•	the possibility that Cellegy might have less than expected net working capital at the closing of the merger;

•	the risk that the potential benefits of the merger may not be realized;

•
the risks, challenges and costs inherent in combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Cellegy’s common stock following the merger;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger on Adamis’ reputation;

•	the risk to Adamis’ business, operations and financial results in the event that the merger is not consummated; and

•	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors” in this joint proxy statement/prospectus.

The board of directors of Adamis determined that the merger is preferable to the other alternatives that might be available to Adamis, such as remain independent and attempting to grow internally through equity or debt financings, or engaging in a transaction with another party. The Adamis board made that determination because it believes that the merger will unite two companies with complementary needs, assets and board members, thereby creating a combined company with greater capital strength and profitability potential than Adamis possesses on a stand-alone basis.

For the reasons set forth above, the board of directors of Adamis recommended that holders of Adamis capital stock vote to approve the merger agreement, the merger contemplated thereby, and the related transactions.

Interests of Cellegy’s Directors and Executive Officers in the Merger

In considering the recommendation of the Cellegy board of directors with respect to approving the issuance of shares to Adamis stockholders pursuant to the merger agreement and the other matters to be acted upon by Cellegy’s stockholders at the Cellegy annual meeting, Cellegy’s stockholders should be aware that certain members of the board of directors and executive officers of Cellegy have interests in the merger that may be different from, or in addition to, the interests of Cellegy’s stockholders. These interests relate to or arise from the following matters:

•
Richard C. Williams, Robert B. Rothermel and John Q. Adams, Sr., who currently are directors of Cellegy, are expected to continue to serve on the board of directors of the combined company following the consummation of the merger and upon the closing of the merger will each receive new outside director stock option grants to purchase 50,000 shares of common stock. The initial grants are expected to have an exercise price equal to the fair market value of the common stock on the date of grant.  They are expected to vest and become exercisable as to 50% of the total shares subject to the option on the date of grant, with the balance vesting in equal monthly installments over a period of three years from the grant date, so long as the non-employee director continuously remains a director, consultant or employee of the company.  Each non-employee director is also expected to receive an annual stock option grant after each annual meeting of stockholders, covering 25,000 shares, subject to adjustment of the board of directors from time to time.  These annual grants are expected to vest in equal monthly installments over three years from the grant date.  In the event of certain corporate transactions, including change in control transactions, the vesting of options held by non-employee directors whose service has not terminated generally will be accelerated in full, and if the director ceases to serve as a director as a result of the transaction, the director will have 12 months from the date of cessation of service within which to exercise the option. In addition, following the merger, they will be eligible to receive cash outside director fee compensation pursuant to the combined company’s director compensation policies.

Cellegy’s board of directors was aware of these potential conflicts of interest and considered them in reaching its decision to approve the transactions contemplated by the merger agreement and to recommend that their respective stockholders approve the Cellegy proposals contemplated by this joint proxy statement/prospectus.

None of Cellegy’s officers or directors have severance or change of control agreements providing for severance or other benefits upon termination of employment or upon a change of control of Cellegy.

Ownership Interests

As of June 30, 2008, certain of the major stockholders of Cellegy, sometimes referred to as the Principal Cellegy Stockholders, holding approximately 12,165,236 shares, or approximately 41% of the outstanding shares of Cellegy common stock, solely in their capacity as Cellegy stockholders, have entered into voting agreements and irrevocable proxies with Adamis in connection with the merger. For a more detailed discussion of the voting agreements see the section entitled “Agreements Related to the Merger—Voting Agreements” in this joint proxy statement/prospectus. As of October 1, 2008, the directors and executive officers of Cellegy held approximately 20,000 shares, or less than one percent of the outstanding shares of Cellegy common stock.

Interests of Adamis’ Directors and Executive Officers in the Merger

In considering the recommendation of the Adamis board of directors with respect to adopting the merger agreement, Adamis stockholders should be aware that certain members of the board of directors and executive officers of Adamis have interests in the merger that may be different from, or in addition to, interests they may have as Adamis stockholders. These interests relate to or arise from the following matters: following the consummation of the merger, Messrs. Aloi, Carlo and Marguglio, who are the directors of Adamis, will continue to serve on the board of directors of the combined company, and the existing executive officers of Adamis will continue to serve in their respective positions with the combined company.

Adamis’ board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that its stockholders approve the Adamis proposals contemplated by this joint proxy statement/prospectus.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the approval of the merger by the stockholders of Cellegy and Adamis. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Cellegy and Adamis and specified in the certificate of merger. Neither Cellegy nor Adamis can predict the exact timing of the consummation of the merger.

Regulatory Approvals

Cellegy must comply with applicable federal and state securities laws in connection with the issuance of shares of Cellegy common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Tax Treatment of the Merger

Cellegy and Adamis intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of Cellegy and Adamis will use its commercially reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of Cellegy or Adamis to take any action or cause any action to be taken which would cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of the material United States federal tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” below.

Material United States Federal Income Tax Consequences of the Merger

General

The following general discussion summarizes the material United States federal income tax consequences of the merger to Cellegy, Cellegy Holdings, Adamis, and holders of Adamis capital stock who are “United States persons” (as defined in Section 7701(a)(30) of the Code) and who hold their Adamis capital stock as a capital asset within the meaning of Section 1221 of the Code. The term “non-United States person” means a person or holder other than a “United States person.” If a partnership or other flow-through entity is a beneficial owner of Adamis capital stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

This section does not discuss all of the United States federal income tax consequences that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons”;

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, financial institutions or insurance companies;

•	stockholders who acquired Adamis stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold Adamis stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

Assuming the merger is completed according to the terms of the merger agreement and this joint proxy statement/prospectus, and based upon customary assumptions and certain representations as to factual matters by Cellegy and Adamis, it is the opinion of Weintraub Genshlea Chediak, a law corporation, that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the United States federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

Adamis stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

The following summary sets forth the material federal income tax consequences for the Adamis stockholders and the corporate parties to the merger assuming that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

•
stockholders will not recognize any gain or loss upon the receipt of Cellegy common stock in exchange for Adamis stock in connection with the merger (except to the extent of cash received in lieu of a fractional share of Cellegy common stock, as discussed below).

•
Cash payments received by an Adamis stockholder for a fractional share of Cellegy common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Cellegy for cash. Adamis stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

•
The aggregate tax basis of the Cellegy common stock received by an Adamis stockholder in connection with the merger will be the same as the aggregate tax basis of the Adamis stock surrendered in exchange for Cellegy common stock, reduced by any amount allocable to a fractional share of Cellegy common stock for which cash is received.

•
The holding period of the Cellegy common stock received by an Adamis stockholder in connection with the merger will include the holding period of the Adamis stock surrendered in connection with the merger.

•
A dissenting stockholder who perfects appraisal rights will generally recognize gain or loss with respect to his or her shares of the Adamis stock equal to the difference between the amount of cash received and his or her basis in such shares. Such gain or loss will generally be long term capital gain or loss, provided the shares were held for more than one year before the disposition of the shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income.

•	Cellegy, Cellegy Holdings and Adamis will not recognize gain or loss solely as a result of the merger.

Backup Withholding

If you are a non-corporate holder of Adamis stock you may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Cellegy common stock or cash payments for perfecting appraisal rights. You will not be subject to backup withholding, however, if you:

•
furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the IRS.

Tax Return Reporting Requirements

If you receive Cellegy common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).

Taxable Acquisition

The failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code would result in an Adamis stockholder recognizing gain or loss with respect to the shares of Adamis stock surrendered by such stockholder equal to the difference between the stockholder’s basis in the shares and the fair market value, as of the effective time of the merger, of the Cellegy stock received in exchange for the Adamis stock (and the cash received in lieu of a fractional share of Adamis stock). In such event, a stockholder’s aggregate basis in the Cellegy common stock so received would equal its fair market value, and such stockholder’s holding period would begin the day after the merger. A dissenting stockholder who receives cash will be required to recognize gain or loss in the same manner as described above (see discussion of dissenters in a reorganization above).

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Adamis stockholders are urged to consult with their own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to them of the merger.

Anticipated Accounting Treatment

Adamis security holders will own, after the merger, approximately 93% of the outstanding shares of the combined company. Further, Adamis directors will constitute at least one-half of the combined company’s board of directors, and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes and the merger will be accounted for as a reverse merger and a recapitalization.

The unaudited pro forma combined condensed consolidated financial statements included in this joint prospectus/proxy have been prepared to give effect to the proposed merger of Adamis and Cellegy as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Adamis is considered to be acquiring Cellegy in the merger and it is assumed that Cellegy does not meet the definition of a business in accordance with Statement of Financial Accounting Standards, or SFAS No. 141, Business Combinations, and Emerging Issue Task Force 98-3, or EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, because of Cellegy’s current efforts to sell or otherwise dispose of its operating assets and liabilities.

Appraisal Rights

If the merger is completed, holders of Adamis common stock are entitled to appraisal rights under Section 262 of the DGCL, or Section 262, provided that they comply with the conditions established by Section 262.

The discussion below is a summary regarding an Adamis stockholder’s appraisal rights under Delaware law but is not a complete statement of the law regarding dissenters’ rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy statement/prospectus as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights.

A record holder of shares of Adamis capital stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court, of the fair value of his, her or its shares of Adamis capital stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Adamis capital stock” are to the record holder or holders of shares of Adamis capital stock. Except as described herein, stockholders of Adamis will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Adamis special meeting, not fewer than 20 days before the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice to the record holders of Adamis capital stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

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Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Voting “for” the adoption of the merger agreement will result in the waiver of appraisal rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•
A written demand for appraisal of shares must be filed with Adamis before the taking of the vote on the merger agreement at the special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Adamis capital stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the merger will not satisfy your obligation to make a written demand for appraisal.

•
A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Adamis capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•
A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Adamis at 2658 Del Mar Heights Road, #555 Del Mar, CA 92014, Attention: Chief Financial Officer.

Within 10 days after the effective time of the merger, Adamis, as the surviving company, will provide notice of the effective time of the merger to all Adamis stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either Adamis or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Adamis in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders seeking to exercise appraisal rights. There is no present intent on the part of Adamis to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Adamis will file such a petition or that Adamis will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Adamis capital stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Adamis a statement setting forth the aggregate number of shares of Adamis common stock and Adamis preferred stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Adamis and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder’s request has been received by Adamis or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon Adamis, Adamis will then be obligated, within 20 days after service, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders, as required by the Delaware Court, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Adamis capital stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the board of directors of Adamis believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Adamis does not anticipate offering more than the nature of the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Adamis capital stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Delaware Court and taxed against the dissenting stockholder and/or Adamis as the Delaware Court deems equitable under the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date before the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Adamis. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal, if available, will cease. Inasmuch as Adamis has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Adamis a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Adamis and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Adamis stockholder to comply fully with the procedures described above and set forth in Annex B to this joint proxy statement/prospectus may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any Adamis stockholder considering exercising these rights should consult with legal counsel.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While Cellegy, Cellegy Holdings and Adamis believe that this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you. The merger agreement has been attached as Annex A to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Cellegy, Adamis or Cellegy Holdings. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The merger agreement contains representations and warranties that Cellegy and Cellegy Holdings, on the one hand, and Adamis, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While Cellegy and Cellegy Holdings do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Cellegy or Adamis, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Cellegy and Cellegy Holdings and Adamis and are modified by the disclosure schedules.

The Merger and Effective Time of the Merger

The merger agreement provides that Cellegy’s wholly-owned subsidiary, Cellegy Holdings, will merge with and into Adamis. Adamis will survive the merger as Cellegy’s wholly-owned subsidiary. The closing of the merger will occur at a time as Cellegy and Adamis agree, but no later than the third business day after the satisfication or waiver of the last to be satisified or waived of the closing conditions set forth in the merger agreement, or at such other time, date and place as Cellegy and Adamis mutally agree in writing. As soon as practicable after the closing, Cellegy and Adamis will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of such certificate or at such later time as may be specified in such certificate and as agreed by Cellegy and Adamis. Cellegy currently expects that the closing of the merger will take place in the fourth quarter of 2008 or the first quarter of 2009. However, because the merger is subject to stockholder approvals and other conditions to closing, Cellegy cannot predict exactly when the closing will occur.

Merger Consideration

Conversion of Securities, Exchange Ratio

If the merger is completed, each share of Adamis common stock outstanding immediately before the merger, other than Adamis common stock held as treasury stock or held or owned by Cellegy or any direct or indirect wholly-owned subsidiary of Adamis or Cellegy, and any dissenting shares, automatically will be converted into the right to receive one share of Cellegy common stock. If any shares of Adamis common stock outstanding immediately before the merger are unvested or subject to any repurchase option or risk of forfeiture under an agreement with Adamis, then the shares of Cellegy’s common stock issued in exchange for such shares of restricted Adamis common stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture. As further described herein, Cellegy anticipates that immediately following completion of the merger, the current holders of Adamis’s equity securities will own 93% of the outstanding Cellegy common stock.

In addition, if the merger is completed, each option, warrant, right or convertible security to purchase Adamis common stock that is outstanding and unexercised immediately before the merger will be converted into an option, warrant, right or convertible security to purchase the same number of shares of Cellegy’s common stock, at an exercise price per share equal to the same per share exercise price of such option.

Fractional Shares

No fractional shares of Cellegy common stock will be issued in exchange for shares of Adamis capital stock at the closing of the merger. In lieu of fractional shares, Cellegy will pay cash to each Adamis stockholder for any remaining fraction equal to the product of (i) such fraction multiplied by (ii) the applicable price per share which shall equal to the average closing price of Cellegy common stock as reported on the OTCBB or, if the Cellegy common stock is not traded on the OTCBB, then the pink sheets, on the five trading days immediately before the effective time of the merger. Because the exchange ratio in the merger is one share of Cellegy common stock for one share of Adamis common stock, Cellegy does not anticipate that there will be fractional shares issuable to Adamis stockholders.

Reverse Stock Split

The merger agreement provides that Cellegy’s stockholders must approve an amendment to Cellegy’s amended and restated certificate of incorporation to effect the reverse stock split of Cellegy common stock as described in this joint proxy statement/prospectus. Upon the effectiveness of the amendment to Cellegy’s amended and restated certificate of incorporation effecting the reverse stock split, referred to herein as the split effective time, the total number of outstanding Cellegy shares immediately before the split effective time will be combined into a number of shares equal to (i) 3,000,000 plus (ii) the amount of Cellegy net working capital at the end of the month immediately preceding the month in which the closing of the merger occurs divided by .50; and the amount of net working capital will not include the $500,000 that Cellegy previously loaned to Adamis or Adamis’ obligation to repay that amount. The ratio of (i) the number determined pursuant to the preceding sentence, to (ii) the number of outstanding Cellegy shares immediately before the split effective time, will be referred to as the reverse split ratio. For example, if there were 30,000,000 outstanding Cellegy shares and $0 net working capital at closing, then the reverse split ratio would be 0.1, or 1:10. Accordingly, at the split effective time, each outstanding pre-reverse split Cellegy share will be reclassified into a fraction of a share equal to the reverse split ratio. All shares and fractions thereof held by a particular holder will be aggregated into whole shares.

In lieu of fractional shares, Cellegy stockholders who hold a number of shares not evenly divisible immediately before the reverse split will be entitled to receive a whole share of Cellegy common stock for any fractional share that remains after aggregating all fractional shares held by the stockholder at no additional cost. The number of shares of Cellegy common stock to be issued in connection with rounding up such fractional interests is not expected by management of Cellegy to be significant.

Exchange Procedures

Promptly after the effective time of the merger, Mellon Investor Services, or such other exchange agent as Cellegy appoints, will provide appropriate transmittal materials to holders of record of Adamis common stock (other than with respect to any such shares held directly or indirectly by Cellegy, Adamis or dissenting stockholders of Adamis), advising such holders of the procedure for surrendering their stock to the exchange agent.

Upon the surrender of the holder’s shares of Adamis common stock, along with a duly executed letter of transmittal and any other required documents, the holder will be entitled to receive in exchange therefor:

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a certificate representing the number of whole shares of Cellegy common stock that such holder is entitled to receive pursuant to the merger, as described in the section entitled “Conversion of Adamis Securities, Exchange Ratio” in this joint proxy statement/prospectus; and

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a check in the amount, after giving effect to any required tax withholdings, of any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive as described in the next paragraph.

Whenever a dividend or other distribution is declared by Cellegy in respect of Cellegy common stock, the record date for which is after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of Cellegy common stock shall be paid to any holder of any unsurrendered shares of Adamis common stock until the unsurrendered shares of Adamis common stock are surrendered for exchange. No holder of unsurrendered shares of Adamis common stock will be entitled to vote after the effective time of the merger at any meeting of Cellegy stockholders until such unsurrendered shares of Adamis common stock have been surrendered for exchange.

Board of Directors and Officers of the Combined Company

The merger agreement provides that, immediately after the merger, Cellegy’s board of directors will consist of a number of directors to be determined by Adamis. Cellegy expects that the number of directors immediately following the merger will be six directors, three of whom will be the current Adamis directors, Dennis J. Carlo, Richard L. Aloi and David J. Marguglio, and three of whom will be continuing Cellegy directors, Richard C. Williams, John Q. Adams, Sr. and Robert B. Rothermel. On the date of the merger, Cellegy must deliver resignations for all Cellegy directors with the exception of Cellegy directors who will remain on the board.

If the merger occurs, Cellegy and Adamis expect that Dennis J. Carlo, Ph.D., the Chief Executive Officer and President of Adamis, will become the Chief Executive Officer and President of the combined company, and that the other current executive officers of Adamis will become executive officers of the combined company.

Representations and Warranties

The merger agreement contains generally similar representations and warranties of Cellegy, Cellegy Holdings and Adamis as to, among other things:

•	corporate organization and existence;

•	corporate power and authority;

•	capitalization and related matters;

•	except with respect to Cellegy Holdings, availability, accuracy and compliance with generally accepted accounting principles of financial reports;

•	no conflict, required filings and governmental approvals required to complete the merger, except as contemplated by the merger agreement;

•	no broker, finder, agent or other intermediary retained;

•	full disclosure of facts;

•	compliance with laws, contracts, certificate of incorporation and bylaws;

•	absence of subsidiaries and interests in other entities or ventures except as disclosed;

•	compliance with legal requirements of government entities;

•	no pending legal proceedings;

•	absence of certain changes;

•	tax matters;

•	environmental matters;

•	labor matters;

•	validity of, and the absence of defaults under, certain contracts;

•	intellectual property;

•	insurance coverage;

•	transactions with affiliates;

•	employee benefit matters;

•	no unlawful payment to governmental officers; and

•	completeness of representations.

In addition, the merger agreement contains further representations and warranties of Cellegy as to, among other things:

•	filings and material accuracy of SEC filings;

•	formation and operation of Cellegy Holdings;

•	compliance with listing and maintenance requirements of trading market or stock quotation system on which Cellegy’s common stock is listed;

•	real property;

•	compliance with federal drug, FDA and similar legal requirements;

•	no recall of products; and

•	absence of any untrue statement of material fact to the FDA or other government entity.

The representations and warranties have been made solely for the benefit of the parties in connection with the merger agreement and are not intended to be relied upon by any other person, including the stockholders of Cellegy or Adamis. In addition, the representations and warranties are qualified by specific disclosures made to the other parties in connection with the merger agreement, will not survive the closing, and may not form the basis for any claims under the merger agreement after the merger is completed, but their accuracy forms the basis of one of the conditions to the obligations of Cellegy and Adamis to complete the merger. Moreover, many of the representations and warranties are subject to materiality and knowledge qualifications contained in the merger agreement, and are made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Covenants; Conduct of Business Pending the Merger

Adamis agreed that it will preserve its organization and conduct its business in the usual and ordinary course, except as otherwise permitted by the merger agreement, in compliance with all applicable laws and regulations, and to take other agreed-upon actions. Adamis also agreed that during the period before the effective time of the merger it will:

•	use commercially reasonable efforts to conduct its business and operations in compliance with all applicable legal requirements and the requirements of all material Adamis contracts; and

•
use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Adamis or its subsidiaries.

Adamis also agreed to promptly notify Cellegy of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other contemplated transactions; and (B) any event that would reasonably be expected to have a material adverse effect on Adamis.

Cellegy agreed that it will preserve its organization and conduct its business in the usual and ordinary course, except as otherwise permitted by the merger agreement, in compliance with all applicable laws and regulations, and to take other agreed-upon actions. Cellegy also agreed that during the period before the effective time of the merger it would:

•	use commercially reasonable efforts to conduct its business and operations in compliance with all applicable legal requirements and the requirements of all material Cellegy contracts; and

•
use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Adamis or its subsidiaries.

Cellegy also agreed that, subject to certain limited exceptions, without the consent of Adamis in writing, it would not, during the period before the effective time of the merger:

•	enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices;

•
do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Cellegy, which could have a material adverse effect on the business, assets or financial condition of Cellegy, other than with respect to discontinued operations;

•	declare or pay any dividends on, or make any other distributions in respect of any shares of its capital stock;

•
issue any options, warrants or other rights to acquire shares of its capital stock or any other instruments convertible into securities of Cellegy (but excluding any shares of Cellegy capital stock issued upon the exercise of options or warrants, or the conversion of convertible notes, outstanding on the date of the merger agreement);

•	sell or pledge, or agree to sell or pledge, any share of the capital stock of Cellegy Holdings;

•	modify its certificate of incorporation or bylaws other than in connection with the reverse stock split;

•	effect or become a party to any merger or consolidation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity; and

•	sell, lease, license or otherwise dispose of any asset other than in the ordinary course of business.

Cellegy also agreed to promptly notify Adamis of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other contemplated transactions; and (B) any event that would reasonably be expected to have a material adverse effect on Cellegy.

Additional Agreements

Each of Cellegy and Adamis has agreed to use its commercially reasonable efforts to:

•	take all actions necessary to complete the merger;

•	coordinate with the other party in preparing and exchanging information for purposes of the registration statement filed with the SEC, compliance with state and federal securities laws and otherwise;

•	obtain all consents, in form and substance reasonably satisfactory to the other party, required for the consummation of the transactions contemplated by the merger agreement; and

•	consult and agree with each other about any public statement either will make concerning the merger, subject to certain exceptions.

Cellegy and Adamis further agreed that:

•
each party will, subject to limited exceptions, promptly take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders for the purposes of approving the issuance of shares in the merger and the other transactions contemplated by the merger agreement including, in the case of Cellegy, the reverse split and amendments to its amended and restated certificate of incorporation and the 2008 Equity Incentive Plan, and will recommend such approvals and use its best efforts to obtain such approvals;

•	each party will promptly notify the other of any development or change in circumstances that does or could reasonably be expected to:

•	call into question the validity of the merger agreement or any action taken or to be taken pursuant to such agreement;

•	adversely affect the ability of the parties to close the transactions contemplated by the merger agreement;

•	have any material adverse effect on such party; or

•	make any of the representations and warranties in the merger agreement untrue or incorrect; and

•	in the case of Cellegy, use its commercially reasonable efforts to keep current its filings with the SEC as required under Section 13 of the Exchange Act.

No Solicitation

In the merger agreement, Cellegy and Adamis have agreed that each party and their respective subsidiaries will not, nor will either company authorize or permit any of its directors, officers, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•
knowingly solicit, initiate, encourage, induce or facilitate the communication, making or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish any information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or, effect any material change in the recommendation of the party’s board of directors; or

•
execute or enter into any letter of intent or similar document or any contract relating to any acquisition transaction or enter into any agreement in principle requiring such party to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement.

In the event that either party receives an offer, proposal or request of the type discussed above, it has agreed to immediately notify the other party and provide information as to the identity of the offeror and the specific terms of such offer or proposal, and such other information related thereto as the other party may reasonably request.

Notwithstanding these restrictions, before obtaining stockholder approval, Cellegy may furnish information and enter into discussions or negotiations in response to an unsolicited, bona fide written acquisition proposal when Cellegy’s board of directors determines in good faith that it constitutes, or is reasonably likely to result in, a superior proposal (as defined in the merger agreement) and the failure to take such action would result in a breach of the fiduciary duties of the board of directors. To the extent Cellegy determines that such offer constitutes a superior proposal (as defined in the merger agreement), Cellegy has agreed to give Adamis a period of five business days to negotiate regarding modifications to the merger agreement.

However, the no-solicitation provisions do not restrict Cellegy from taking any of the following activities:

•	taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party;

•
making any disclosure to its stockholders or furnishing information to a third party which has made a bona fide acquisition proposal if, in the good faith judgment of such party’s board of directors, after consultation with outside counsel, failure to make such disclosures would be contrary to its fiduciary obligations under applicable law; or

•	furnishing information to a third party which has made a bona fide acquisition proposal that is reasonably likely to be a superior proposal, as defined below.

For purposes of the merger agreement, an “acquisition proposal” means:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Cellegy or Adamis, sometimes referred to as a Party, or any of their subsidiaries; or (ii) a Party or its subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of such Party or any of its subsidiaries (other than, solely with respect to Adamis, through any capital raising transaction);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 50% or more of the consolidated book value of the assets of a Party and its subsidiaries, taken as a whole; or (ii) 50% or more of the fair market value of the assets of a Party and its subsidiaries, taken as a whole, excluding, solely with respect to Adamis, any transfer or lien to a creditor of Adamis;

(c) any liquidation or dissolution of a Party; or

(d) with respect to Cellegy only, any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a 10% or more interest in the total voting power of Cellegy or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Cellegy or any of its subsidiaries.

A “superior proposal” means an acquisition proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by the merger agreement.

Meetings of Stockholders and Proxy Statement

Cellegy is obligated under the merger agreement to take all actions necessary under applicable law to hold and convene a meeting of its stockholders for purposes of voting on the issuance of shares of Cellegy common stock in connection with the merger and the resulting change of control, and the amendments to its certificate of incorporation to increase the number of shares of its authorized capital stock, to effect a reverse stock split and to change its corporate name at the closing of the merger. Further, Cellegy is required to promptly distribute a registration statement and proxy statement relating to such stockholder approvals.

In the merger agreement, Cellegy agreed to use its reasonable best efforts to have the registration statement of which this joint proxy statement/prospectus is a part declared effective under the Securities Act as promptly as practicable after filing, and to obtain all regulatory approvals needed to ensure that the Cellegy common stock will be registered or exempt from registration under the securities laws of every state of the United States in which any registered holder of Adamis common stock has an address of record.

Adamis is obligated under the merger agreement to hold and convene a meeting of stockholders for purposes of considering the approval of the merger and the adoption of the merger agreement, and to hold the meeting as promptly as reasonably practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part.

Indemnification and Insurance of Directors and Officers

The merger agreement provides that, for a period of three years following the effective time of the merger, the combined company shall, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Cellegy and Adamis against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Cellegy or Adamis, whether asserted or claimed before, at or after the effective time of the merger. Each indemnified director or officer of Cellegy or Adamis, as the case may be, will be entitled to advancement of expenses incurred in the defense of any such claims, action, suit proceeding or investigation from the combined company upon receipt by the combined company from such indemnified person of a request therefor provided that any person to whom expenses are advanced provides an undertaking, to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of each of Cellegy and Adamis (as the surviving corporation of the merger) will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Cellegy and Adamis than are presently set forth in the certificate of incorporation and bylaws of Cellegy and Adamis, as applicable.

The merger agreement also provides that Cellegy, at its election, may purchase “tail” coverage for up to six years from the consummation of the merger relating to the current directors’ and officers’ liability insurance policies maintained by Cellegy or the combined company, respectively (provided that Cellegy may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or before the consummation of the merger.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or before the merger, of various conditions, which include the following:

•
there must not have been issued any restraining order, injunction or other order by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the merger or other transactions contemplated by the merger agreement, and there must not have been any applicable legal requirement that has the effect of making the consummation of the merger illegal;

•	the merger agreement and the merger must have been approved by the Adamis and Cellegy stockholders;

•
the Adamis and Cellegy stockholders must have approved the amendments to Cellegy’s restated certificate of incorporation to effect the reverse stock split, increase the authorized capital and change the corporate name;

•
any governmental authorization or consent required to be obtained under any applicable antitrust or competitive law or regulation (of which the parties believe there are none), or under any other applicable legal requirement, shall have been obtained and remain in full force and effect;

•
there must not be any legal proceeding pending or threatened by any governmental entity in which the entity indicates that it intends to conduct any legal proceeding or take any other action: (a) challenging or seeking to restrain the consummation of the merger or any of the other contemplated transactions; (b) relating to the merger and seeking to obtain from Cellegy or Adamis any damages or other relief that would have a material adverse effect on the combined company; (c) seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Cellegy; (d) that could have a material adverse effect on the ability of the combined company to own the assets or operate the business of the combined company; or (e) seeking to compel Adamis or Cellegy (or any subsidiary or either) to dispose of or hold separate any assets that are material to the combined company as a result of or following the merger or any of the contemplated transactions; and

•
the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order.

In addition, the obligation of Cellegy and Cellegy Holdings to complete the merger is further subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of Adamis contained in the merger agreement shall have been true and correct as of the date of the merger agreement and shall be true and correct on and as of the closing date of the merger with the same force and effect as if made on the closing date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the combined company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date);

•
each of the covenants and obligations in the merger agreement that Adamis is required to comply with or to perform at or before the closing shall have been complied with and performed by Adamis in all material respects, except where the failure to perform such covenants or obligations would not have a material adverse effect on the combined company;

•
from the date of the merger agreement through the effective time of the merger, there shall not have occurred any material adverse effect on Adamis that shall be continuing as of the effective time of the merger and that would have a material adverse effect on the combined company;

•	Cellegy shall have received the following agreements and other documents, each of which shall be in full force and effect:

o	a certificate of Adamis executed on its behalf by the chief executive officer and chief financial officer of Adamis confirming that the conditions set forth above have been duly satisfied; and

o
certificates of good standing (or equivalent documentation) of Adamis in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a material adverse effect on the combined company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of Adamis authorizing the execution of the merger agreement and the consummation of the contemplated transactions to be performed by Adamis hereunder.

In addition, the obligation of Adamis to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties of Cellegy and Cellegy Holdings contained in the merger agreement shall have been true and correct as of the date of the merger agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the combined company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date);

•
all of the covenants and obligations in the merger agreement that Cellegy or Cellegy Holdings is required to comply with or to perform at or before the Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a material adverse effect on the combined company;

•
from the date of the merger agreement through the effective time of the merger, there shall not have occurred any material adverse effect on Cellegy that continues as of the effective time of the merger and that would have a material adverse effect on the combined company;

•	Adamis shall have received the following documents:

o	a certificate of Cellegy executed on its behalf by the chief executive officer and chief financial officer of Cellegy confirming that the conditions set forth above have been duly satisfied;

o
certificates of good standing (or equivalent documentation) of each of Cellegy and Cellegy Holdings in Delaware, Pennsylvania (for Cellegy only) and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a material adverse effect on the combined company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the boards of directors of Cellegy and Cellegy Holdings authorizing the execution of the merger agreement and the consummation of the contemplated transactions to be performed by Cellegy and Cellegy Holdings hereunder; and

o
written resignations in forms reasonably satisfactory to Adamis, dated as of the closing date and effective as of the closing, executed by the directors and officers of Cellegy who are not to continue as directors or officers of Cellegy;

•
neither the principal executive officer nor the principal financial officer of Cellegy shall have failed to provide, with respect to any Cellegy SEC document filed (or required to be filed) with the SEC on or after the date of the merger agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350, which are certifications required under the Sarbanes Oxley Act;

•	Cellegy shall have caused the board of directors of Cellegy to be constituted as set forth in the merger agreement;

•	each of the individuals identified by Adamis before the effective time of the merger shall have been appointed officers of Cellegy as of the effective time of the merger;

•
the amendments to the Cellegy restated certificate of incorporation, including the increase in the number of authorized shares, the reverse stock split, and the corporate name change, as contemplated by the merger agreement, shall have become effective under the DGCL; and

•
Cellegy shall have timely filed with the SEC and/or the OTC Bulletin Board all reports and other documents required to be filed under the Securities Act or Exchange Act and to maintain its OTC Bulletin Board listing.

Other than the conditions regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is part, the condition regarding having obtained required stockholder approvals for the proposals described in the joint proxy statement/prospectus, and the conditions regarding having obtained any required governmental authorization and no restraining order or injunction having been issued or government proceeding pending preventing the consummation of the merger, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of the board of directors of Cellegy or Adamis, as applicable.  Many of the other closing conditions, such as the representations and warranties of the parties in the merger agreement being true and correct as of the closing date and the parties having performed all obligations under the merger agreement that they are required to perform, are qualified by the requirement that the failure of the condition must have a material adverse effect on the combined company.  The failure of other closing conditions to be true, including the requirement that Cellegy have taken required actions to cause the board of directors and officers of the combined company to be as described in the joint proxy statement/prospectus or the requirement that Cellegy have timely filed with the SEC or the OTC Bulletin Board all reports or other documents required to be filed under the Securities Act or Exchange Act and to maintain its OTC Bulletin Board listing, the requirement that there be no governmental proceeding pending challenging or seeking to restrain the consummation of the merger or related transactions, or the requirement that neither Cellegy’s chief executive officer or chief financial officer have failed to provide any required certification under the Sarbanes-Oxley Act, might or might not have a material adverse effect on the combined company.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

•	by mutual written consent duly authorized by the board of directors of each of Cellegy and Adamis;

•
by Cellegy or Adamis if the merger has not been consummated by March 31, 2009, but this right to terminate the merger agreement will not be available to any party whose failure to fulfill any material obligation of the merger agreement or other material breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed by such date;

•
by Cellegy or Adamis if a court of competent jurisdiction or any governmental entity having authority with respect thereto has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restricts, restrains, enjoins or otherwise prohibits the merger, and the parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree;

•
by Adamis if (i) there shall have occurred a change in the Cellegy board recommendation regarding the merger transaction; (ii) Cellegy shall have failed to hold the Cellegy stockholder meeting within 60 days after the definitive proxy statement is filed with the SEC, (iii) Cellegy or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the merger agreement in any material respect, or (iv) Cellegy shall have delivered a notice of superior proposal to Adamis;

•
by Cellegy if (i) Adamis or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the merger agreement in any material respect, or (ii) Adamis or any of its representatives changes the Adamis board recommendation regarding the merger transaction or does not convene the Adamis stockholders meeting; and

•
by Cellegy if Cellegy intends to substantially concurrently enter into an agreement with respect to a superior proposal in compliance with its no solicitation covenants described in the section above entitled “The Merger Agreement—No Solicitation” and has paid the termination fee and expenses as described below.

Fees and Expenses

Generally, each party will pay its own fees and expenses incurred in connection with the merger agreement, whether or not the merger is completed. However, Cellegy is required to pay Adamis a non-refundable fee in the amount of $150,000 in the event the merger agreement is terminated by Adamis because of (i) a material change in the Cellegy board’s recommendations concerning the merger, (ii) Cellegy’s failure to hold a stockholder meeting to vote on the merger transaction within 60 days after the registration statement is declared effective by the SEC, (iii) Cellegy’s notice to Adamis of a superior proposal, (iv) Cellegy’s failure to comply with its non-solicitation obligations or (v) the failure of Cellegy’s stockholders to approve the merger agreement.

Additionally, Cellegy is entitled to receive from Adamis a non-refundable fee in the amount of $150,000 in the event Cellegy terminates the merger agreement because Adamis failed to comply with its non-solicitation obligations, Adamis changed its board recommendation concerning the merger or Adamis failed to convene a meeting of the Adamis stockholders (or obtain Adamis stockholder approval by written consent).

Agreements Related to the Merger Agreement

Voting Agreements and Irrevocable Proxies

SJ Strategic Investments, LLC, Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and certain trust entities related to such stockholders, and Richard C. Williams, all of whom will sometimes be referred to collectively in this joint proxy statement/prospectus as the Principal Cellegy Stockholders, have entered into voting agreements with Adamis pursuant to which, among other things, each such stockholder agreed, solely in the capacity as a Cellegy stockholder, to vote all of the stockholder’s shares of Cellegy common stock in favor of the issuance of Cellegy common stock to Adamis stockholders in connection with the merger, the reverse stock split and other amendments to Cellegy’s amended and restated certificate of incorporation, and the other Cellegy proposals described in this joint proxy statement/prospectus, and against any matter that would result in a breach of the merger agreement by Cellegy and any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. As of December 31, 2008, the Principal Cellegy Stockholders beneficially owned an aggregate of approximately 12,165,236 shares of Cellegy common stock, representing approximately 41% of the outstanding shares of Cellegy common stock.

MATTERS TO BE PRESENTED TO THE ADAMIS STOCKHOLDERS

ADAMIS PROPOSAL NO. 1

APPROVAL OF THE MERGER

At the Adamis special meeting, Adamis stockholders will be asked to approve the merger agreement and the transactions contemplated thereby. Immediately following the merger, Adamis stockholders will own approximately 93% of the outstanding shares of the combined company, with existing Cellegy stockholders holding less than 7% of the outstanding shares of the combined company.

The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of Cellegy common stock to Adamis stockholders pursuant to the merger agreement, and the resulting change in control of Cellegy are described in detail in other sections of this joint proxy statement/prospectus.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Adamis common stock outstanding on the record date for the Adamis special meeting and voting is required for approval of Adamis Proposal No. 1.

THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS’ STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

ADAMIS PROPOSAL NO. 2

APPROVAL OF POSSIBLE ADJOURNMENT OF THE ADAMIS SPECIAL MEETING

If Adamis fails to receive a sufficient number of votes to approve Adamis Proposal No. 1, Adamis may propose to adjourn the Adamis special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Adamis Proposal No. 1. Adamis currently does not intend to propose adjournment at the Adamis special meeting if there are sufficient votes to approve Adamis Proposal No. 1.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Adamis common stock having voting power present in person or represented by proxy at the Adamis special meeting is required to approve the adjournment of the Adamis special meeting for the purpose of soliciting additional proxies to approve Adamis Proposal No. 1.

THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS’ STOCKHOLDERS VOTE "FOR" ADAMIS PROPOSAL NO. 2 TO ADJOURN THE SPEICAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADAMIS PROPOSAL NOS. 1 AND 2.

ADAMIS’ BUSINESS

In the discussion below, all statements concerning market sizes, annual U.S. sales of products, U.S. prescriptions and rates of prescriptions, the incidence of diseases or conditions in the general population, and similar statistical or market information are based on data published by the following sources: IMS Health Sales Perspectives, Retail and Non-Retail Combined Report, referred to as the IMS Report; National Data Corporation’s Epinephrine Prescription and Dollar data for 2007, referred to as the NDC Report; Commercial and Pipeline Insight: Allergic Rhinitis, published by DataMonitor October 2007, referred to as the DataMonitor Report; and AAAAI – American Academy of Allergy, Asthma and Immunology Allergy Statistics for the U.S. published in 2008, referred to as the AAAAI Statistics.

Company Overview

Adamis was founded in June 2006 as a Delaware corporation. Adamis has two wholly-owned subsidiaries: Adamis Viral Therapies, Inc. (biotechnology), or Adamis Viral; and Adamis Laboratories, Inc. (specialty pharmaceuticals), or Adamis Labs.

Adamis Labs is a specialty pharmaceutical company that Adamis acquired in April 2007. Adamis Labs has a line of prescription products in the allergy and respiratory field that are sold through its own sales force. These products generated net revenues to Adamis of approximately $622,000 for Adamis’ fiscal year ended March 31, 2008. Adamis Labs has two new product candidates currently in the pipeline. The first new product is a pre-filled epinephrine syringe used in the emergency treatment of extreme acute allergic reactions, or anaphylactic shock. The second product is a generic inhaled nasal steroid. Adamis’ goal is to commence commercial sales of the syringe product in the first quarter of calendar year 2009 and the nasal steroid product in the fourth quarter of 2010, assuming adequate funding and no unexpected delays. Based on Adamis’ knowledge of a previously marketed pre-filled syringe indicated for anaphylaxis, the anticipated lower price of the syringe product relative to the leading syringe products currently marketed and the ease of use of its product, Adamis believes that the syringe product has the potential to compete successfully shortly after commercial introduction of the product, although there can be no assurance that this will be the case.

Adamis Viral is focused on developing patented preventative and therapeutic vaccines for a variety of viral diseases such as influenza and hepatitis. The first target indication will be avian influenza. Adamis believes that avian flu is a good initial clinical application because there is a large potential demand for a vaccine or other therapeutic product. However, there are no assurances concerning whether such a product will be developed or launched, see “Risk Factors – Risks Relating to the Business and Operations of Adamis, as the Combined Company, After the Merger.” Adamis hopes to initiate an initial clinical trial in the first half of 2009, if the results are successful to initiate clinical trials in the United States in 2010, and to be able to commercialize the anti-viral technology by the end of 2010 assuming no unexpected delays and adequate funding. Future potential disease targets might include therapeutic vaccines for Hepatitis C and Human Papillomavirus.

Adamis’ general business strategy is to attempt to increase sales of existing and proposed products and services from its Adamis Labs operations in order to generate cash flow to help support the vaccine product development efforts of Adamis Viral. Adamis believes that the potential for increased revenues will be driven by two new products.

•
Adamis’ goal is to commence commercial sales of a low-cost, epinephrine syringe in the first quarter of calendar year 2009 that will compete in a well-established U.S. market estimated to be over $150 million in annual sales, based on industry data published in the NDC Report.

•
Adamis Labs intends to introduce an aerosolized inhaled nasal steroid that is designed to take a small share of the U.S. market for nasal steroid products, estimated by Adamis to be approximately $3 billion in annual sales, based on the NDC Report. Adamis currently believes that this product could be introduced as early as the fourth calendar quarter of 2010, although the actual date of introduction will depend on a number of factors and the actual launch date could be later than that date. Factors that could affect the actual launch date include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts.

To achieve these goals, as well as to support the overall strategy, Adamis will need to raise a substantial amount of funding and make substantial investments in equipment, new product development and working capital. Adamis estimates that approximately $1 million will be required to support the final product development and initiate the commercial launch of the epinephrine syringe product, and that an additional approximately $9-14 million or more must be invested from the date of this joint proxy statement/prospectus in the Adamis Labs operations to support development and commercial introduction of the aerosolized nasal steroid product candidate. The capital that is expected to be provided from expected sales of these products will be important to help fund expansion of those businesses and the research and development of the anti-viral technology. If adequate funding is obtained, clinical trials proceed successfully, regulatory approvals are obtained and sales are consistent with Adamis’ current expectations, following a period of initial commercial introduction, Adamis believes that revenues generated by Adamis Viral’s vaccine products could exceed revenues from the Adamis Labs operations.

Adamis Labs

On April 23, 2007, Adamis completed the acquisition of a specialty pharmaceutical company named Healthcare Ventures Group, Inc., or HVG. HVG had previously acquired a group of allergy and respiratory products and certain related assets from a third party company. The third party also transferred to HVG members of its sales force and management team. Adamis created the Adamis Laboratories subsidiary, which then acquired HVG in a stock-for-stock exchange. Adamis issued approximately 12.6 million new shares of common stock to the shareholders of HVG. Under the terms of the transaction agreements, approximately 7.5 million of these shares were placed in escrow and are subject to restrictions on transfer as well as potential forfeiture to cover indemnification obligations and/or repurchase by Adamis if certain performance targets based on revenue over a period of three years are not achieved by Adamis Labs and if the holders do not remain employed by Adamis during that period.

Adamis Labs has a small base of established products, as well as several product candidates that Adamis believes have the potential to be successful products.

Current Products

The current specialty pharmaceutical products are sold under a prescription and promoted to physicians who specialize in allergy, respiratory disease and pediatric medicine. The six currently marketed products include:

•	AeroHist® Caplets (chlorpheniramine maleate 8mg, methscopolamine nitrate 2.5 mg) extended release, scored caplets. Indicated for the relief of symptoms of seasonal or perennial rhinitis.

•	AeroHist® Plus Caplets (chlorpheniramine maleate 8mg, phenylephrine hydrochloride 20mg, methscopolamine nitrate 2.5 mg). Indicated for the relief of symptoms of seasonal or perennial rhinitis.

•
AeroKid® Oral Liquid (chlorpheniramine maleate 4mg/5ml, phenylephrine hydrochloride 10mg/5ml, methscopolamine nitrate 1.25mg/5ml). Indicated for the relief of symptoms of seasonal or perennial rhinitis.

•
AeroOtic® HC Ear Drops (chloroxylenol 1mg, pramoxine hydrochloride 10mg, hydrocortisone 10mg). Indicated for the treatment of superficial infections of the external auditory canal complicated by inflammation caused by organisms susceptible to the action of the antimicrobial and to control itching and swimmer’s ear.

•	Allergy Extracts - allergy extracts, sterile vials, and diluents used in preparation of allergy therapy.

•	Prelone® (prednisolone syrup, USP, 15 mg per 5 ml). Indicated in various diseases and disorders including allergic states and respiratory diseases.

Net revenues to Adamis from sales of these products from April 23, 2007, the date on which Adamis acquired Adamis Labs, through Adamis’ fiscal year ended March 31, 2008, were approximately $622,000. During fiscal 2008, three customers, Cardinal Health, McKesson and AmerisourceBergin, accounted for approximately 38%, 35% and 11%, respectively, of Adamis’ revenues. The products have not been heavily promoted in the past due to funding limitations and the competitive market for antihistamine/decongestant products. Adamis believes there is limited growth potential for these products, due in part to the widespread substitution of generic products at the dispensing pharmacy level for the conditions indicated for the Adamis Labs products.

The Prelone product is the subject of an ANDA approval from the FDA.  As Adamis believes is common with many drug products, the Prelone product is manufactured by a third party manufacturer which holds the ANDA approval relating to the product.  Adamis owns the trademark and intellectual property rights relating to the product and distributes the product pursuant to those rights.

Product Pipeline

Two new product candidates in the allergy and respiratory field are in the Adamis Labs development pipeline. The rate of development and timing of market launch will depend on several factors, including the amount of funding that Adamis receives. If adequate funding is obtained to develop and market the products, Adamis believes that these two product candidates could generate significant revenues.

The first product, a single-dose epinephrine syringe, is expected to be commercially launched during the first quarter of calendar 2009. The second product, an aerosolized inhaled nasal steroid product for the treatment of seasonal and perennial allergic rhinitis, is targeted for commercial availability in the fourth quarter of calendar year 2010, assuming adequate funding to support product development and launch and no unanticipated delays in obtaining regulatory approvals. Adamis Labs has secured an agreement with Catalent Pharma Solutions, Inc. for sterile manufacturing product supply for the epinephrine syringe product candidate and is in discussions with an aerosol inhaler supplier for the aerosolized nasal steroid product candidate.

Epinephrine Pre-Filled Syringe

There is a well-defined, growing market in the United States for patient-administered emergency epinephrine injectors used in the treatment of anaphylaxis. Based on information in the NDC Report, Adamis estimates that annual U.S. sales for emergency epinephrine injectors were approximately $150 million in 2006 and have historically grown at a rate of approximately 15% per year. Currently, the emergency epinephrine market is dominated by one brand, EpiPen®, which Adamis believes is relatively high priced. Adamis believes there is an opportunity to bring to market a simpler, more intuitive and user-friendly, lower-cost product that should be competitive with existing products.

Anaphylaxis is usually triggered by an allergic reaction to medication, food, insect stings, skin allergies or latex allergies. This sudden, whole body allergic reaction results in a potentially life threatening medical emergency. The recognized treatment of choice for anaphylaxis is aqueous epinephrine (adrenaline) delivered by injection.

There are two major causes of consumption of emergency epinephrine injectors: use when a patient experiences an anaphylactic attack, or expiration of the product. Of the two, expiration is by far the largest cause of consumption. The epinephrine contained in injectors has a limited shelf life, and on average a new prescription must be obtained every 12 to 18 months. As a result, based on information in the AAAAI Statistics, Adamis estimates that at least 70% of all epinephrine injectors expire unused.

EpiPen®, EpiPen® Jr., and Twinject® are the only patient-administered epinephrine products available for sale as emergency treatment of anaphylaxis in the United States. Based on information in the IMS Report, the U.S. epinephrine injector market was approximately $149 million in sales in 2005. EpiPen® and EpiPen® Jr. combined represented over approximately 99% of all sales in the U.S. The physicians that prescribe self-administered epinephrine are relatively concentrated, with over 70% of prescriptions originating from allergists and primary care physicians, according to the IMS Report.

Based on information in the AAAAI Statistics, the U.S., an estimated 5% of the population suffers from insect sting anaphylaxis, up to 6% are latex sensitive and up to 1.5% of adults and 5% of children under three years of age experience food related anaphylaxis. Adamis believes that anaphylaxis may be under-diagnosed. In January 2001, a published study by AAAAI revealed that up to 40 million Americans (15% of the total population) may be at risk for anaphylaxis, a significantly higher number than the historically estimated at-risk population. According to information in the AAAAI Statistics, approximately 3,000 people in the U.S. die each year from anaphylaxis.

The number of prescriptions has grown annually as the risk of anaphylaxis has become more widely understood. According to the IMS Report, total prescriptions for EpiPen products more than doubled in the five year period from 2001 to 2005. Adamis estimates that the growth rate of annual prescriptions will decline to a growth rate of approximately 4-5% per year by 2010.

Annual Prescriptions for Emergency Epinephrine (000)

EpiPen® was originally developed by Meridian Medical Technologies, Inc. as an auto-injection system for use by military personnel. It was designed for self-administration as an antidote for chemical warfare agents and morphine. Meridian Medical Systems, which is the manufacturer of the EpiPen and EpiPen Jr., continues to focus on products for the military, and its major customer is the United States Department of Defense. The EpiPen® products were introduced to the market in 1982, and were the only epinephrine injectors for allergic emergencies that were available until 2005. In August 2005, another company introduced a competing product, Twinject® Dual Pack 0.3mg epinephrine auto injectors, which, Adamis believes due to pricing and ease of use issues, has enjoyed only a small market share in the United States. Twinject is currently owned by Sciele Pharma, Inc.

Adamis believes that there are barriers to market entry for new competitors based on epinephrine’s susceptibility to contamination, sensitivity to heat and light and a short shelf-life, as well as the need for a competitor to possess the expertise to overcome the packaging and delivery challenges of introducing a competing product to the market. Adamis also believes that the size of the market is too small to be a major focus of the large pharmaceutical companies, although there can be no guarantees that this will be the case.

Adamis believes that the primary opportunity lies in the 0.3 mg segment, which constitutes approximately 72% of the total market (measured as a percent of U.S. sales), based on EpiPen unit sales history and the NDC Report. When sales of dual packs of EpiPen and TwinJect are converted to single units, the total target market in the U.S. is about 2.5 million single units per year.

Adamis believes that there is an opportunity for a simpler, low-cost, more intuitive and user-friendly pre-filled syringe to compete in this largest segment of the market. Adamis believes that its new product can compete effectively against EpiPen® based on the following factors, among others:

•
Market Knowledge. Mr. Richard Aloi, President of Adamis Labs, is a U.S. leading authority on the commercialization of epinephrine injectors. He had responsibility for the worldwide introduction of EpiPen® and EpiPen® Jr. in 1982 and contributed to the subsequent growth of sales of the product line.

•
Market Presence. Adamis Labs already provides allergenic extracts for processing into desensitization or immunotherapy injections to the same allergy physician group that would prescribe the pre-filled syringe.

•
Lower Price. Adamis believes that a lower-priced option would be particularly attractive to individuals potentially susceptible to anaphylaxis as well as managed healthcare drug reimbursement plans providing patient prescription reimbursement. Adamis expects to introduce the Epi Syringe at a price point reflecting a discount to the price of the market leader, EpiPen, in part to make the product more attractive to customers. At this price Adamis believes it can still obtain significant gross margins.

•
Ease of Use. The EpiPen®, EpiPen® Jr., and Twinject® are powerful spring-loaded devices. If not administered properly, they can misfire or be misused. Adamis’ Epi pre-filled 0.3mg syringe will allow patients to self-administer (self-inject) a pre-measured epinephrine dose quickly with a device that does not have moving parts that the user cannot control, which Adamis believes may increase product safety.

There are three key supply components used in the manufacture of Epi Syringe: the pre-filled syringe containing the epinephrine; the formulation solution; a specially designed plunger rod that expels only the appropriate emergency amount of 0.3mg of epinephrine; and the plastic carrying case. Adamis owns a proprietary epinephrine liquid formulation. Adamis has secured component suppliers that will ship all components to the manufacturer which will complete a finished labeled product. Adamis estimates that as of the date of this joint proxy statement/prospectus it has completed more than 70% of the development project for the 0.3mg syringe product and, with adequate funding, believes that it can complete remaining product development to permit a commercial launch in the first quarter of calendar 2009.

Adamis believes that the market for emergency epinephrine injectors will grow, driven by increasing awareness, lower cost alternatives, and promotion by new market entrants. Adamis expects that the total market unit growth rate will continue to grow as additional lower priced epinephrine products are introduced, but total dollar market will plateau as a result as the market matures with multiple lower priced products. Adamis believes that the Epi Syringe product may acquire a share of the market in a manner somewhat similar to the pattern established by generic drugs, in that the price differential between the expected price of the Adamis syringe product and the price at which the market-leading product is currently sold will motivate purchasers and reimbursing payors to choose the lower cost alternative. Adamis also believes, however, that if its product competes successfully, at least one of the current competitors may introduce a competing, low-priced, pre-filled syringe while maintaining the price points of its existing product lines. Adamis believes that such a competing product might have a comparable or lower price than the Adamis product. Adamis believes that the syringe product has the potential to compete sucessfully shortly after commercial introduction of the product, although there can be no assurance that this will be the case.

Inhaled Nasal Steroid

Adamis Labs is developing an aerosolized inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis. The active ingredient is beclomethasone diproprionate, a synthetic steroid that demonstrates potent glucocorticoid activity. Glucocorticosteroids are hormones produced by the adrenal cortex. Corticosteroids inhibit inflammation in allergic reactions by interfering with the synthesis of prostaglandins and leukotrienes, chemicals that are normally synthesized as part of the inflammatory process. Adamis refers to the product as Beclomethasone Aerosolized Nasal Steroid, or BANS.

The market for inhaled nasal steroids, or INS, as estimated by Adamis based on the DataMonitor Report, is about $3 billion annually in the U.S. and growing steadily. Although the market is dominated by two multi-national pharmaceutical companies, Adamis believes there is a niche that can be exploited, and that an Adamis product candidate can achieve a small percentage share of this large market.

INS products are sold under prescription for seasonal allergic rhinitis. In addition to inhaled nasal steroids, many different types of products treat the symptoms of allergic rhinitis: oral antihistamines and decongestants are among the most popular for self-medication/patient treatment. All physician specialties report that the majority of their allergic rhinitis patients receive intranasal steroids, either alone or in combination with oral antihistamines. In general, physicians view intranasal steroids as safe and effective.

There are four major physician specialties that treat patients with allergic rhinitis: Allergists, Otolaryngologists, or ENTs; Primary Care Physicians, or PCPs; and Pediatricians. Allergists, along with ENTs, tend to be the most aggressive in terms of pharmacological treatment of allergic rhinitis. On an individual basis, the allergist is the largest prescriber of products within the INS category. ENT physicians contribute half as many prescriptions as allergists, but that is still about five times the volume of the average primary care physician.

The INS market is highly seasonal with most of the sales occurring in two periods: a spring season from April through May or June; and a fall season occurring in September and October. Based on information in the DataMonitor Report, Adamis estimates that the INS market grew at an annual rate of over 5% from 31.7 million prescriptions in 2002 to an estimated 38.7 million prescriptions in 2006.

Total U.S. Prescriptions for Inhaled Nasal Steroids 2002-2006e (millions)

In the same period, total U.S. market sales grew from $1.89 billion in 2002 to an estimated $3 billion for 2006. This average growth rate is about 10% per year, and resulted primarily from steady price increases.

Total U.S. Sales of Prescription Inhaled Nasal Steroids 2002-2006e ($ millions)

Adamis Labs expects that the growth rate in average price increases will decline and reach zero by 2011, due to increasing competition from generic products.

Currently, the INS market is dominated by aqueous solution formulations delivered by a pump. These aqueous pump spray formulations have replaced CFC propellant INS products, which once dominated the INS market. The propellant inhaled nasal steroids that were previously available have been discontinued due to CFC concerns for the environment. Based on information in the IMS Report concerning 2005 sales, the two leading products account for over 70% of total product sales in this market.

Product	2005 Sales (millions)	Market Share
Flonase®	$1,208	46.4%
Nasonex®	$705	27.1%
Nasacort® AQ	$348	13.4%
Rhinocort®	$325	12.5%
Nasarel®	$17	0.6%
Total	$2,603	100.0%

Adamis believes that in general, prescribing physicians view all INS products as being generally similar in terms of efficacy and safety. As a result, the INS market is sensitive to promotion, and companies spend a great deal of effort and money each year in the attempt to differentiate these products from one another. Adamis believes that large amounts are spent on direct-to-consumer advertising for the two largest holders of market share, Flonase®, marketed by GlaxoSmithKline, and Nasonex®, marketed by Schering. In addition to direct-to-consumer advertisement, GSK and Schering also spend large amounts of dollars in personal promotion detailing physicians and distributing samples as well as journal advertisement.

Adamis Labs does not anticipate competing directly against the two leading companies in this market by attempting to out-spend or out-promote them in the marketplace. Adamis believe that its market opportunity lies in taking a small portion of the market with a new aerosolized HFA version of a well-established product at a substantial discount to the current prices of the leading branded products.

Adamis expects BANS to be considered a “new” drug by the FDA, and accordingly Adamis believes that it will be required to submit data for a Section 505(b)(2) application for approval to market. Total time to develop the BANS product is expected to be approximately 24 months from the closing of the proposed merger transaction with Cellegy, assuming sufficient funding and no unexpected delays. The table below shows the estimated development timeline for the BANS product, based on the number of months from the closing of the proposed merger transaction with Cellegy.

Developmental Timeline for BANS
(beclomethasone diproprionate)

Factors that could affect the actual launch date for the BANS product candidate include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts.

Adamis Viral Therapies

The Adamis Viral Technologies subsidiary is focused on developing patented vaccine technology that has the potential to provide protection against a number of different viral infectious agents. This novel vaccination strategy, which employs DNA plasmids, appears, based on preclinical studies conducted to date, to have the ability to “train” a person’s immune system to recognize and mount a defense against particular aspects of a virus’ structure. If successful, Adamis believes this technology will give physicians a new tool in generating immunity against a number of viral infections that have been difficult to target in the past.

The first target indication will be avian influenza. Avian flu is a particularly good initial clinical application because there is a large potential demand. Subsequent disease targets might include therapeutic vaccines for Hepatitis C and Human Papillomavirus.

The technology that provides the basis of Adamis Viral Therapies’ research and development was developed by Dr. Maurizio Zanetti, M.D., a professor at the Department of Medicine at the University of California, San Diego. Dr. Zanetti has developed and patented a method of DNA vaccination by somatic transgene immunization, or STI. Adamis has entered into a world-wide exclusive license with Dr. Zanetti, through a company of which he is the sole owner, Nevagen, LLC, to utilize the technology within the field of viral infectious agents. Adamis believes that the technology has broad applications and is targeting influenza for its initial proof of concept.

STI has already been tested in Phase I studies in man for other vaccine applications. An immune response was elicited in the study, and the results suggested that the procedure was safe. Testing for influenza is currently at the preclinical stage. If successful, STI may provide a vaccine for immunity to all forms of influenza, including avian flu, although of course there are no guarantees that any of the trials will be successful or that a commercial product will be developed or marketed.

Current flu vaccines act by giving the immune system a preview of certain proteins expected to be found on the coat of the flu virus; however, the influenza virus changes its coat every season. The changes make each year’s new version of the flu unrecognizable to the immune system, and therefore immunity to influenza must be reestablished with a new vaccine every fall. The following summarizes the method proposed by Adamis to develop long lasting and cross-reactive immunity using STI:

•	Draw a small amount of blood from patient
•	Separate the white blood cells
•	Add plasmid (DNA) to the white blood cells
•	Incubate overnight to allow the plasmid to enter the white blood cells (ex vivo transgenesis)
•	Inject white blood cells back to the individual to induce immunity to the pathogen of choice, i.e., influenza, hepatitis, etc.).

Adamis intends to initiate a clinical “proof of concept” trial, currently anticipated to be conducted in Thailand for the avian flu vaccine in the first half of 2009. Preliminary discussions have been held with potential Thai partners regarding the conduct of this trial. Adamis’ current plan is to test a small number of human patients (approximately 80) to demonstrate that Adamis’ procedure induces both a cell-mediated and antibody response. An antibody response, as measured by increased concentration of antibodies, is generally accepted by the FDA as an indicator of increased immunity to the disease. Adamis would further seek to demonstrate a dose-response relationship for the treatment. If the results of the initial trial are successful, Adamis intends to file an Investigative New Drug application, or IND, with the FDA and begin trials in the United States in 2010, assuming adequate funding and no unexpected delays. If Adamis’ assumptions regarding the development process and sufficient funding are correct, Adamis believes the product could be available for public use in the second half of 2012.

There are a number of factors, including those identified in the Risk Factors section of this joint proxy statement/prospectus, that could cause actual events to differ from Adams’ expectations concerning the timeline for product development and the regulatory approval process. Adamis believes that it will be able to obtain sufficient funding for its clinical trials and product launches, but there can be no assurance that this will be the case. Similarly, there are no assurances that the clinical trials will be successful that Adamis will be able to submit an application for or obtain approval from the FDA for an avian flu or vaccine product.

Overview of History of the Flu

Avian influenza is a highly contagious virus that affects birds and causes high mortality rates among chickens, ducks, geese, etc. Humans that come into contact with contaminated birds can become infected. However, the more widespread concern is the possible mutation of the current form of avian flu. Some experts predict that the virus will combine with existing human flu viruses at some point and mutate to allow human-to-human transfer. The result could be a worldwide pandemic.

A pandemic occurs when a virus changes dramatically and spreads easily across the world. A pandemic is not as common as an epidemic. A flu epidemic happens nearly every year when a virus spreads rapidly through a population. The history of major flu outbreaks is summarized in the table below.

1918-1919: Spanish flu pandemic

•	The virus is thought to have spread through troop movements in World War I.

•	Estimated 20-40% percent of the world’s population fell ill during the outbreak.

•	Unlike other flu viruses, Spanish flu killed healthy adults - approximately 500,000 in the U.S. and up to 50 million worldwide.

1957: Asian flu pandemic

•	Started in China and claimed an estimated 70,000 lives in the U.S. - mostly among elderly population.

•	Experts identified the virus quickly and created a vaccine available in limited quantities.

1968: Hong Kong flu pandemic

•	Flu pandemic killed about 34,000 in the U.S., mostly among the elderly population.

•	This was the mildest pandemic of the 20th century, perhaps because a similar flu virus created some cross immunity to the new strain.

1976: Swine flu scare

•	The “killer virus” was identified in Fort Dix, New Jersey.

•	Over 40 million Americans were vaccinated and the virus did not spread.

1977: Russian flu scare

•	A flu virus, similar to the avian flu that circulated in 1957, spread around the world.

•	Mostly children and adults under age 23 were infected with the new virus.

•	Some experts explain that young people, not exposed to the 1957 virus, were susceptible.

1997: Avian flu scare

•	An avian flu outbreak hospitalized 18 people in Hong Kong with an infection seen before only in birds.

•	Officials ordered all chickens slaughtered after six people died.

Potential Impact of Avian Flu Pandemic

In March 2007, the Lowry Institute published a report entitled Global Macroeconomic Consequences of Pandemic Influenza. The report considered the impact of four possible scenarios:

•	Mild, in which the pandemic is similar to the 1968-69 Hong Kong flu;

•	Moderate, similar to the 1957 Asian flu;

•	Severe, similar to the 1918-19 Spanish flu;

•	An “ultra” scenario that is worse than the Spanish flu outbreak;

The report estimated that a mild pandemic could kill 1.4 million people and cost $330 billion. In the “ultra” scenario, they estimate that:

•	as many as 142 million people around the world could die;

•	global economic losses would be $4.4 trillion - the equivalent of wiping out the Japanese economy's annual output; and

•	there would be a large-scale collapse of Asian economic activity causing global trade flows to dry up.

The Flu Virus

Influenza viruses are classified as type A, B, or C based upon their protein composition. Type A viruses are found in many kinds of animals, including ducks, chickens, pigs, whales, and also in humans. The type B virus widely circulates in humans. Type C has been found in humans, pigs, and dogs and causes mild respiratory infections, but does not spark epidemics. Type A influenza is the most dangerous of the three. It is believed responsible for the global flu outbreaks of 1918, 1957 and 1968.

Type A viruses are subdivided into subtypes based on the protein layers projecting in spikes from the surface of the individual virus. There are two different kinds of spikes on each virus: one is the protein hemagglutinin, or HA, which allows the virus to “stick” to a host cell and initiate infection; the other is a protein called neuraminidase, or NA, which enables newly formed viruses to exit the host cell. Scientists have characterized approximately 16 HA varieties and 9 NA varieties.

Type A subtypes are classified by a naming system that includes the place the strain was first found, a lab identification number, the year of discovery, and, in parentheses, the variety of HA and NA it possesses, for example, A/Hong Kong/156/97 (H5N1). If the virus infects non-humans, the host species is included before the geographical site, as in A/Chicken/Hong Kong/G9/97 (H9N2). There are no type B or C subtypes.

Influenza virus is one of the most mutable of viruses. These genetic changes may be small and continuous or large and abrupt. Small, continuous changes happen in type A and type B influenza as the virus makes copies of itself. The process is called antigenic drift. The drifting is frequent enough to make the new strain of virus often unrecognizable to the human immune system. Type A influenza also undergoes infrequent and sudden changes, called antigenic shift. Antigenic shift occurs when two different flu strains infect the same cell and exchange genetic material. The novel assortment of HA or NA proteins in a shifted virus creates a new influenza A subtype.

Because people have little or no immunity to such a new subtype, its appearance tends to cause very severe flu epidemics or pandemics. Due to either antigenic drift or shift, a new flu vaccine must be produced each year to combat that year's prevalent strains.

In nature, the flu virus is found in wild aquatic birds such as ducks and shore birds. It has persisted in these birds for millions of years and does not typically harm them. But the frequently mutating bird (avian) flu viruses can readily jump the species barrier from wild birds to domesticated ducks and then to chickens.

From there, the next stop in the infectious chain is often pigs. Pigs can be infected by both bird influenza and the form of influenza that infects humans. In a setting such as a farm, where chickens, humans and pigs live in close proximity, pigs act as an influenza virus mixing bowl. If a pig is infected with avian and human flu simultaneously, the two types of virus may exchange genes. Such a “re-assorted” flu virus can sometimes spread from pigs to people depending on the precise assortment of bird-type flu proteins that are transported into the human population; the flu may be more or less severe.

In 1997, for the first time, scientists found that bird influenza skipped the transitional step from bird to pig and infected humans directly. Alarmed health officials feared a worldwide epidemic or a pandemic. Fortunately, the virus could not pass between people and thus did not spark an epidemic. Scientists speculate that chickens may now also have the receptor used by human-type viruses.

The recent spread of strains of avian influenza (H5N1) has highlighted the threat posed by pandemic influenza. The H5N1 virus is one of 16 different known subtypes of avian influenza (bird flu) viruses. All influenza viruses (human and avian) are of significant concern to health officials because of their ability to mutate rapidly and their propensity for acquiring genes from viruses that infect other animal species.

H5N1 viruses have been found in birds around the world. As the spread of H5N1 infection among birds increases, so too does the opportunity for H5N1 to be transmitted directly from birds to humans. Recently, human H5N1 infection has occurred throughout Southeast Asia, most prominently in Indonesia, during large H5N1 outbreaks among poultry, causing great concern among health officials.

If cases of human infections increase, people simultaneously infected with human and avian influenza strains could become a “mixing vessel” for the disease. The result could be the emergence of a lethal H5N1 influenza virus that is easily transmitted from person to person. Such an easily transmissible virus could result in an epidemic with severe public health consequences similar to the pandemic of 1918.

Currently, available anti-viral drugs and vaccines have limited efficacy, and may become even less efficacious as the virus continues to mutate. The challenge is to develop a vaccine that induces an immune response that will protect against various strains of the flu virus.

Preclinical Animal Studies

Recently, experiments conducted by third parties for Adamis utilizing the STI technology in mice have shown that T-cell immunity can be induced in vivo by a single intravenous inoculation of naïve B lymphocytes genetically programmed by ex vivo transgenesis. Trangenesis is accomplished by administering a plasmid DNA under control of a B cell specific promoter. The process is entirely spontaneous and mimics the process of viral infection, which is intracellular replication. Results show the induction of systemic effector CD4 and CD8 T-cell responses within 14 days after administration of the transgenic B cells. Durable immunologic memory is also induced. It has been demonstrated that a single injection of 5 X 103 transgenic B lymphocyte induces complete protection from a lethal virus challenge. The following outlines the protocol used in the mouse trial:

•	a small amount of blood was drawn from mice

•	B cells were separated from the blood and transfected with DNA from flu virus

•	transfected lymphocyctes, or priming B cells, were re-infused into the mice

•	14-21 days after re-infusion a lethal challenge of virus was administered via aerosol

•	for controls, mice were injected with priming B cells transfected with DNA not specific for the flu

A single injection of transgenic B lymphocytes in this trial was sufficient to generate specific CD8 T-cell memory responses, which protected mice from a lethal viral challenge. The immune response that was induced was a reaction against the common components of the influenza virus, and was cross-reactive, meaning that it reacted against various types of flu virus (avian or any other). Thus, this type of vaccine may be utilized to protect individuals from various strains of influenza that may occur.

License Agreement

On July 28, 2006, Adamis entered into a worldwide exclusive license agreement with Dr. Zanetti, through a company of which he is the sole owner, Nevagen, to utilize the technology within the field of viral infectious agents. The intellectual property, or IP, licensed by Adamis includes the use of the technology known as “Transgenic Lymphocyte Technology,” or TLI, covered by patent applications titled “Somatic Transgene Immunization and related methods” including but not limited to “ex vivo treatment of an individual’s lymphocytes with plasmid (non-viral) DNA and administration of treated lymphocytes to the same individual.” The vaccine is constituted of the individual’s lymphocytes harboring plasmid DNA, for example, DNA coding for selected epitopes of influenza virus. The IP includes rights under two issued U.S. patents, three U.S. patent applications and related patent applications filed in European Union, Japan and Canada. The U.S. patent was issued on October 9, 2007 and will expire on April 27, 2019, 20 years from the filing date of the earliest U.S. non-provisional application upon which the patent claims priority.

The field for this exclusive license is the prevention and treatment and detection of viral infectious diseases. The geographic area covered by the exclusive license is worldwide. The license will terminate with the expiration of the U.S. patent for the IP.

As part of the initial license fee Adamis granted Dr. Zanetti the right to purchase 1.0 million shares of Adamis common stock at a price of $0.001 per share, and he subsequently exercised that right. In addition, Adamis paid the licensor an initial license fee of $55,000. For the first product, Adamis will make payments upon reaching specified milestones in clinical development and submission of an application regulatory approval, potentially aggregating $900,000 if all milestone payments were made.  As of September 30, 2008, no milestones have been achieved and no milestone payments have been made. The agreement also provides that Adamis will pay the licensor royalties, in the low single digits, payable on net sales received by Adamis of products covered by the IP. If additional technologies are required to be licensed to produce a functional product, the royalty rate will be reduced by the amount of the royalty paid to the other licensor, but not more than one-half the specified royalty rate. Royalties and incremental payments with respect to influenza will continue until reaching a cumulative total of $10.0 million.

Adamis and the licensor have the right to sublicense with written permission of the other party.  In the event that the licensor sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to Adamis. If Adamis sublicenses the IP for use in influenza to a third party, the licensor will be paid a fixed percentage of all license fees, royalties, and milestone payments, in addition to royalties due and payable based on net sales.

If the IP is sublicensed by Adamis to another company for any indication in the field covered by the license agreement other than with respect to influenza, the licensor will be paid a portion of all license fees, royalties and milestone payments, with the percentage declining over time based on the year in which the sublicense is granted. Certain incremental non-flu sublicensing payments described in the license agreement are specifically excluded from the royalty cap.

All improvements of the IP conceived of, or reduced to practice by Adamis, or made jointly by Adamis and the licensor will be owned by Adamis. Adamis granted Nevagen a royalty-free nonexclusive license to use any improvements made on the existing technology for research purposes only. Adamis has agreed to grant to Nevagen a royalty-free license for any improvement needed for the commercialization of the IP for Nevagen’s use outside the field licensed to Adamis. If Nevagen sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to Adamis.

Adamis will have the right of first offer to license the following additional technology from the licensor, if and when it becomes available:

•	Technology for the application of related intellectual property as a prophylactic or therapeutic cancer vaccine; and

•	Any additional technology developed by the licensor related to the IP.

Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology.  Upon such termination, Adamis would be required to transfer and assign to the licensor all filings, rights and other information in its control if termination occurs.  Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product.  Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

Development Process

The statements below, and elsewhere in this joint proxy statement/prospectus, concerning anticipated future events concerning the development process of Adamis’ vaccine product candidates, the clinical trial process, and the regulatory approval process including the actions of the FDA, are subject to several uncertainties and contingencies that could cause actual results to differ in material respects from the results and timelines anticipated in the discussion below. Some of these uncertainties and contingencies are described above under the heading “Risk Factors – Risks Relating to the Business and Operations of Adamis, as the Combined Company, After the Merger.” There is no guarantee that Adamis will be able to complete clinical development and obtain approval from the FDA for any vaccine product candidate.

Without direct discussions with the FDA, it is difficult to precisely plan clinical development of a new therapeutic treatment. However, the FDA has announced that it will seek ways to accelerate the development and approval process for new vaccines against avian influenza. Based on Adamis’ interpretations of the FDA’s position, Adamis has developed a plan for clinical development that includes seeking to formally apply for marketing approval by mid-2012.

Preclinical Development. Adamis anticipates filing for an Investigational New Drug Application, or IND, based on previously published data on this technology. Adamis believes that having this data could shorten the process of preclinical development and preparation of the IND, although there can be no assurance that this will be the case. Adamis believes that clinical trials could start within 60-90 days after acceptance of the IND by the FDA. The total time to complete an IND application is expected to be about one year following receipt of sufficient funding.

Phase I/II Trial. The Phase I/II clinical trial that would be specified in the IND would probably be conducted in one center and require about 8-1/2 months in total, as illustrated in the table below. Adamis estimates the total cost of the clinical trial to be about $250,000. After completion of the anticipated Phase I/II trial, Adamis expects that it would meet with the FDA to review the trial results and determine whether another Phase II trial will be required or whether the next trial would be a Phase III trial, assuming a successful Phase I/II trial.

Phase III Trial. The timing and cost of the Phase III clinical trial will depend on the results of the Phase I/II clinical trial, the amount of capital Adamis is able to raise and requirements of the FDA. For planning purposes, Adamis estimates that the Phase III trial will be a multiple center study and require a total of approximately 17 months, primarily due to the need to monitor and test patients after the vaccination. Adamis estimates that the cost of the trial will be approximately $10.7 million.

Absent unexpected developments, Adamis believes it may be able to submit its NDA for the influenza vaccine by late 2011 and, if approved, the product could be available for public use in the mid-2012 time period. However, there is no guarantee that the Adamis will be able to submit NDA in such a time frame or obtain approval from the FDA. The FDA has recently announced guidelines for accelerated approval of influenza vaccines. These timeframes are significantly shorter than the average review process. The FDA NDA filing fee could be as much as $2.0 million. Even if the Phase 3 trial is successful, the FDA approval process could take substantially longer than Adamis anticipates, and there can be no assurances that the FDA will eventually approve Adamis’ influenza vaccine product for marketing.

Cost Of Development

Adamis estimates that the total cost of clinical development for the avian influenza vaccine is in the range of approximately $20-$25 million. Of this amount, approximately $5-$10 million will be internal research and development expenses associated with optimizing the effectiveness of the influenza DNA plasmid, management of the clinical trials, and other activities conducted by Adamis personnel; and Adamis estimates that about $15 million will be spent on activities anticipated to be conducted by third parties, such as:

•	Production of the plasmid

•	Preclinical studies

•	Phase I/II clinical trials

•	Phase III clinical trials

•	FDA Application fees

If clinical trials for the influenza vaccine are progressing successfully, depending on a number of factors, including the status of Adamis’ other business activities and products, the amount of funds that Adamis has raised, and Adamis’ other capital needs, as well as the terms of any such partnership, Adamis anticipates that it may seek to form a strategic partnership with a large, international pharmaceutical company capable of commercializing Adamis’ product in markets outside of the United States, in the U.S. markets, or worldwide. In addition, Adamis has also considered an alliance with one or more nongovernmental organizations, such as the Red Cross, as a viable method of commercializing some of Adamis’ products domestically.

Sources and Availability of Raw Materials

Adamis purchases, in the ordinary course of business, necessary raw materials, components and supplies essential to its operations from several suppliers in the U.S. and overseas. Adamis Labs has entered into a contract with a contract manufacturing organization for the development and production of its epinephrine syringe product, and a contract with a different contract manufacturing organization for the development and production of its BANS product candidate. Adamis intends to monitor these situations and to seek to provide a continued supply of both raw materials and components.

Sales and Marketing

Adamis Labs’ field force includes sales management, customer service representatives, trade relations/reimbursement specialists and executive management. Adamis’ expansion plan, depending upon securing adequate funding, includes hiring and training approximately 15-30 additional sales representatives to be strategically deployed in the most valuable prescribing U.S. markets by the launch of the epi syringe product candidate. For future field force expansion and before the launch of Adamis’ aerosolized inhaled nasal steroid, Adamis has identified the top prescribing markets in the U.S. by utilizing physician data aligned with zip code alignment data. Adamis expects to expand to approximately 50 specialty field force sales representatives before introducing the aerosolized nasal steroid product. Physician calls by Adamis’ sales force are expected to be to the highest prescribers of emergency epinephrine injectors in each market and then modified, if required, when the aerosolized nasal steroid product introduction occurs.

Governmental Regulation

The production and marketing of Adamis’ products and potential products and its ongoing research and development, preclinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. Most of the products Adamis is currently developing must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring Adamis’ potential products to market, and Adamis cannot guarantee that any of its potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If Adamis or its collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of Adamis’ potential products may also adversely affect Adamis’ business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product clearance and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that Adamis may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent Adamis from broadening the uses of Adamis’ current or potential products for different applications. In addition, Adamis may not receive FDA approval to export Adamis’ potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for Adamis’ products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent Adamis decides to manufacture its own products, a governmental authority may challenge Adamis’ compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of Adamis’ potential products or facilities may result in restrictions on the potential product or the facility. If Adamis decides to outsource the commercial production of its products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder Adamis’ ability to bring its products to market.

To the extent that Adamis is able to successfully advance a product candidate through clinical trials, it will be required to obtain regulatory approval prior to marketing and selling such product. Adamis is subject to extensive government regulation that increases the cost and uncertainty associated with its efforts to gain regulatory approval of its product candidates. Preclinical development, clinical trials, manufacturing, and commercialization of its product candidates are all subject to extensive regulation by U.S. and foreign governmental authorities. It takes many years and significant expenditures to obtain the required regulatory approvals for biological products. Satisfaction of regulatory requirements depends upon the type, complexity and novelty of the product candidate and requires substantial resources. Adamis cannot be certain that any of its product candidates will be shown to be safe and effective, or that it will ultimately receive approval from the FDA or foreign regulatory authorities to market these products. In addition, even if granted, product approvals and designations such as “fast-track” may be withdrawn or limited at a later time.

The process of obtaining FDA and other required regulatory approvals is expensive. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending on the complexity or novelty of the product. The process of obtaining FDA and other required regulatory approvals for many of Adamis’ products under development is further complicated because some of these products use non-traditional or novel materials in non-traditional or novel ways. For example:

•	the FDA has not established guidelines concerning the scope of clinical trials required for gene-based therapeutic and vaccine products;

•	the FDA has provided only limited guidance on how many subjects it will require to be enrolled in clinical trials to establish the safety and efficacy of gene-based products; and

•	current regulations and guidances are subject to substantial review by various governmental agencies.

Therefore, U.S. or foreign regulations could prevent or delay regulatory approval of Adamis’ products or limit its ability to develop and commercialize products. These delays could:

•	impose costly procedures;

•	diminish any competitive advantages; or

•	negatively affect results of operations and cash flows.

Adamis believes that the FDA and comparable foreign regulatory bodies will regulate separately each product containing a particular gene depending on its intended use. Presently, to commercialize any product Adamis must sponsor and file a regulatory application for each proposed use. Adamis must conduct clinical studies to demonstrate the safety and efficacy of the product necessary to obtain FDA approval. The results obtained so far in clinical trials may not be replicated in future trials. This may prevent any of the potential products from receiving FDA approval.

Adamis will utilize recombinant DNA molecules in its product candidates, and therefore must comply with guidelines instituted by the NIH and its Office of Biotechnology Activities. The NIH could restrict or delay the development of its product candidates. In March 2004, the NIH Office of Biotechnology Activities and the FDA Center for Biologics Evaluation and Research launched the jointly developed Genetic Modification Clinical Research Information System, or GeMCRIS, an Internet-based database of human gene transfer trials.  In its current form, GeMCRIS enables individuals to easily view information on particular characteristics of clinical gene transfer trials, and includes special security features designed to protect patient privacy and confidential commercial information. These security features may be inadequate in design or enforcement, potentially resulting in disclosure of confidential commercial information.

The FDA and the NIH are considering rules and regulations that would require public disclosure of additional commercial development data that is presently confidential. In addition, the NIH, in collaboration with the FDA, has developed an Internet site, ClinicalTrials.gov, which provides public access to information on clinical trials for a wide range of diseases and conditions. Such disclosures of confidential commercial information, whether by implementation of new rules or regulations, by inadequacy of GeMCRIS security features, or by intentional posting on the Internet, may result in loss of advantage of competitive secrets.

A rule published in 2002 by the FDA, known commonly as the “Animal Rule,” established requirements for demonstrating effectiveness of drugs and biological products in settings where human clinical trials for efficacy are not feasible or ethical. The rule requires as conditions for market approval the demonstration of safety and biological activity in humans, and the demonstration of effectiveness under rigorous test conditions in up to two appropriate species of animal. Adamis believes that with appropriate guidance from the FDA, it may seek and win market approval under the Animal Rule for certain DNA-based products for which human clinical efficacy trials are not feasible or ethical. At the moment, however, it cannot determine whether the Animal Rule would be applied to any Adamis products, or if applied, that its application would result in expedited development time or regulatory review.

Any regulatory approval to market a product may be subject to limitations on the indicated uses for which Adamis may market the product. These limitations may restrict the size of the market for the product and affect reimbursement by third-party payers. In addition, regulatory agencies may not grant approvals on a timely basis or may revoke or significantly modify previously granted approvals.

Adamis, or its collaborative partners, are subject to numerous foreign regulatory requirements governing the manufacturing and marketing of Adamis’ potential future products outside of the United States. The approval procedure varies among countries, additional testing may be required in some jurisdictions, and the time required to obtain foreign approvals often differs from that required to obtain FDA approvals. Moreover, approval by the FDA does not ensure approval by regulatory authorities in other countries, and vice versa.

In addition to regulations imposed by the FDA, Adamis may also be subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Research Conservation and Recovery Act, as well as regulations administered by the Nuclear Regulatory Commission, national restrictions on technology transfer, import, export and customs regulations and certain other local, state or federal regulations. From time to time, other federal agencies and congressional committees have indicated an interest in implementing further regulation of biotechnology applications. Adamis can not predict whether any such regulations will be adopted or whether, if adopted, such regulations will apply to its business, or whether Adamis would be able to comply with any applicable regulations.

Even if Adamis’ products are approved by regulatory authorities, if it fails to comply with ongoing regulatory requirements, or if there are unanticipated problems with the products, these products could be subject to restrictions or withdrawal from the market. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with the products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

As a result of these factors, Adamis may not successfully begin or complete clinical trials in the time periods estimated, if at all. Moreover, if Adamis incurs costs and delays in development programs or fails to successfully develop and commercialize products based upon its technologies, Adamis may not become profitable, and its stock price could decline.

FDA Approval Process

General

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations, and regulates biological drug products under both the Public Health Service Act, or PHS Act, and its implementing regulations, as well as the FFDCA. Adamis’ product candidates include both biological drug products and drug products. The process required by the FDA before Adamis’ drug and biological drug product candidates may be marketed in the United States generally involves the following:

•
completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies all performed in accordance with the FDA’s current Good Laboratory Practice, or cGLP, regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of a new drug application, or NDA, for drug products, or a Biologic License Application, or BLA, for biological drug products;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with cGMP regulations; and

•	FDA review and approval of the NDA or BLA prior to any commercial marketing, sale or shipment of the drug or biological drug.

Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of preclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. The IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development, and the FDA must grant permission before each clinical trial can begin. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive good clinical practices, or GCPs, regulations and regulations for informed consent.

Clinical Trials

For purposes of an NDA or BLA submission and approval, human clinical trials are typically conducted in the following three sequential phases, which may overlap:

•
Phase I Clinical Trials. Studies are initially conducted in a limited population to test the product candidate primarily for safety, dose tolerance, pharmacokinetics and, for vaccine products, immunogenicity, in healthy humans or in patients. In some cases, a sponsor may decide to conduct what is referred to as a “Phase Ib” evaluation, which is a second, safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs;

•
Phase II Clinical Trials. Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more extensive Phase III clinical trials. In some cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial;

•
Phase III Clinical Trials. These are commonly referred to as pivotal studies. When Phase II evaluations demonstrate that a dose range of the product is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites; and

•
Phase IV Clinical Trials. In some cases, the FDA may condition approval of an NDA or BLA for a product candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA or BLA approval. Such post-approval trials are typically referred to as Phase IV studies.

There can be no assurance that Phase I, Phase II trials or Phase III will be completed successfully within any specific time period, if at all, with respect to any of Adamis’ potential products subject to such testing.

After completion of the required clinical testing, an NDA or BLA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA and BLA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA or BLA is substantial, and there can be no assurance that any approval will be granted on a timely basis, if at all. Under federal law, the submission of most NDAs and BLAs are additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application is also subject to annual product and establishment user fees. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for non-priority drug products are reviewed within ten months. The review process may be extended by the FDA for three additional months to consider certain information or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. The FDA may deny approval of an NDA or BLA if the applicable regulatory criteria are not satisfied, or it may require additional information including clinical or CMC data. Even if such data are submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than Adamis or its collaborators interpret data. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market.

Before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with Good Clinical Practices, or GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current good manufacturing practices, or cGMP, is satisfactory and the NDA or BLA contains data that provides substantial evidence that the drug is safe and effective in the indication studied. Failure to comply with GMP or other applicable regulatory requirements may result in withdrawal of marketing approval, criminal prosecution, civil penalities, recall or seizure of products, warning letters, total or partial suspension of production, suspension of clinical trials, FDA refusal to review pending marketing approval applications or supplements to approved applications, or injunctions, as well as other legal or regulatory action against Adamis or its corporate partners.

After the FDA evaluates the NDA or BLA and the manufacturing facilities, it issues an approval letter, an approvable letter or a not-approvable letter. Both approvable and not-approvable letters generally outline the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue an approval letter.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA or BLA approval, the FDA may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy and may impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms which can materially affect the potential market and profitability of the drug. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Adamis Labs Products

Several of Adamis Labs’ products, including AeroHist Caplets, AeroHist Plus Caplets, AeroKid Oral Liquid and AeroOtic HC Ear Drops, were not the subject of a new drug application or abbreviated new drug application and have not been approved for marketing by the FDA.  These products have been marketed for many years and, Adamis believes, are similarly situated to products marketed by many companies that are marketed without an approved new drug application or abbreviated new drug application.  The products are drug listed with the FDA in the National Drug Code Directory but such listing does not constitute FDA approval of the products.  In June 2006, the FDA issued a Compliance Policy Guide for Marketed Unapproved Drugs, which addressed some of the considerations utilized by the FDA in exercising its discretion with respect to products marketed without FDA approval.  The guide does not establish legally enforceable responsibilities on the FDA and generally only represents the agency’s current thinking on a topic.  The guide emphasizes that any product that is being marketed without required FDA approvals is subject to FDA enforcement action at any time.  If the FDA were to issue a Federal Register Notice outlining revised conditions for marketing, which could include calling for the submission of an application for products such as Adamis’ cough/cold products, then Adamis would take appropriate action so as to be in compliance with any such policies.  The FDA might also require clinical trials in support of any such applications, and Adamis would need to evaluate its alternatives in light of the costs required to conduct such trials, which could be substantial, compared to the economic benefit to Adamis from such products.  The FDA could also exercise its discretion to proceed against Adamis and/or other companies that market similar products without an FDA approval and require immediate withdrawal of the products from the market, to prohibit Adamis from marketing these products without first conducting required trials and obtaining approvals, or to impose other penalties on Adamis. Some of Adamis Labs’ unapproved products include extended release formulations, which may subject Adamis and the combined company to a higher risk of FDA enforcement action. Such actions could have a material adverse effect on Adamis’ and the combined company’s business, financial condition and results of operations.

The Prelone product is the subject of an ANDA approval from the FDA.  As Adamis believes is common with many drug products, the Prelone product is manufactured by a third party manufacturer which holds the ANDA approval relating to the product.  Adamis owns the trademark and intellectual property rights relating to the product and distributes the product pursuant to those rights.

The Hatch-Waxman Act

Abbreviated New Drug Applications

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. ANDA applicants are not required to conduct or submit results of pre-clinical or clinical tests to prove the safety or effectiveness of their drug product, other than the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid is called a Paragraph IV certification. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients, during which ANDAs for generic versions of those drugs cannot be submitted unless the submission contains a Paragraph IV challenge to a listed patent, in which case the submission may be made four years following the original product approval. Federal law provides for a period of three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical trials conducted by or for the sponsor, during which FDA cannot grant effective approval of an ANDA based on that listed drug.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA’s findings with respect to certain pre-clinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is subject to existing exclusivity for the reference product and is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Fast Track Designation

The FDA’s fast track program is intended to facilitate the development and to expedite the review of drugs and biological drugs that are intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug or biological drug candidate may request the FDA to designate the drug candidate for a specific indication as a fast track drug concurrent with or any time after the filing of the IND for the drug or biological drug candidate. The FDA must determine if the candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

If fast track designation is obtained, the FDA may initiate review of sections of an NDA or BLA before the application is complete. This rolling review is available if the applicant provides and the FDA approves a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the time period specified in PDUFA, which governs the time period goals the FDA has committed to reviewing an application, does not begin until the complete application is submitted. Additionally, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

In some cases, a fast track designated candidate may also qualify for one or more of the following programs:

•
Priority Review. Under FDA policies, a drug or biological drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA or BLA is accepted for filing, if the candidate provides a significant improvement compared to marketed drugs or biological drugs in the treatment, diagnosis or prevention of a disease. A fast track designated drug or biological drug candidate would ordinarily meet the FDA’s criteria for priority review, however, fast track designation is not required to be eligible for priority review.

•
Accelerated Approval. Under the FDA’s accelerated approval regulations, the FDA is authorized to approve drug and biological drug candidates that have been studied for their safety and efficacy in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit to patients over existing treatments based upon either an endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than patient survival. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. A candidate approved on the basis of a surrogate endpoint is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to validate the surrogate endpoint or confirm the effect of the drug candidate on the clinical endpoint. Failure to conduct required post-approval studies, or to validate a surrogate endpoint or confirm a clinical benefit during post-marketing studies, will result in the FDA withdrawing the drug or biological drug from the market on an expedited basis. All promotional materials for drug and biological drug candidates approved under accelerated regulations are subject to prior review by the FDA.

When appropriate, Adamis intends to seek fast track designation, accelerated approval or priority review for its biological drug candidates.

Satisfaction of FDA regulations and approval requirements or similar requirements of foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a drug or biological drug candidate is intended to treat a chronic disease, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of drug or biological drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our drug and biological drug candidates on a timely basis, or at all. Even if a drug or biological drug candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug or biological drug may result in restrictions on the product or even complete withdrawal of the drug or biological drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our drug or biological drug candidates would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Citizen Petitions

FDA regulations set forth procedures under which parties can petition the FDA to take or refrain from taking certain actions. NDA applicants occasionally submit such citizen petitions requesting that the FDA deny or delay approval of an ANDA, or impose specific additional requirements for approval on ANDAs for a particular drug product. Many such petitions are eventually denied by the FDA, but the submission of such petitions, especially when submitted near the end of an ANDA review, has often delayed the approval of an ANDA while the FDA considers and responds to the issues presented. Congress included provisions to address this practice in the recently enacted FDA Amendments Act of 2007, or FDAAA. The FDAAA prohibits the FDA from delaying approval of an ANDA due to the submission of a citizen petition unless the delay is necessary to protect the public health, and requires that the FDA take final action on any such petition within 180 days of its submission. In addition, the FDAAA requires that petitioners certify, among other things, the date upon which the petitioner first became aware of the information that forms the basis of the request and the name of the person or entity funding the petition.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or BLA or NDA or BLA supplement before the change can be implemented. An NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA or BLA supplements as it does in reviewing NDAs or BLAs.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA or BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control as well as drug manufacture, packaging, and labeling procedures must continue to conform to cGMP after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA during which the agency inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The distribution of prescription pharmaceutical products is also subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Anti-Kickback, False Claims Laws & The Prescription Drug Marketing Act

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

New Legislation

On September 27, 2007, the President of the United States signed into law the Food and Drug Administration Amendments Act of 2007, or FDAAA. The legislation grants significant new powers to the FDA, many of which are aimed at improving drug safety and assuring the safety of drug products after approval. In particular, the new law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information, and require risk evaluation and mitigation strategies for certain drugs, including certain currently approved drugs. In addition, it significantly expands the federal government’s clinical trial registry and results databank and creates new restrictions on the advertising and promotion of drug products. Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties.

While the above provisions of the FDAAA, among others, will undoubtedly have a significant effect on the pharmaceutical industry, the extent of that effect is not yet known. As regulations, guidance and interpretations are issued by the FDA relating to the new legislation, its impact on the industry, as well as our business, will become clearer. The changes and new requirements it imposes on the drug review and approval process and post-approval activities could make it more difficult, and certainly more costly, to obtain approval for new pharmaceutical products, or to produce, market, and distribute existing products.

Approval Outside the United States

In order to market any product outside of the United States, Adamis must comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales and distribution of our products. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

To date, Adamis has not initiated any discussions with the European Medicines Agency, or EMEA, or any other foreign regulatory authorities with respect to seeking regulatory approval for any indication in Europe or in any other country outside the United States. As in the United States, the regulatory approval process in Europe and in other countries is a lengthy and challenging process. If Adamis fails to comply with applicable foreign regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many of our competitors, including biotechnology and pharmaceutical companies, academic institutions and other research organizations, are actively engaged in the discovery, research and development of products that could compete directly or indirectly with our products under development.

Adamis Labs Allergy Products. Adamis Labs’ current line of allergy and respiratory products compete with numerous prescription and non-prescription over-the-counter products targeting similar conditions, including, in the seasonal or perennial rhinitis areas, cough and cold, as well as prescription generic products. In addition, a number of companies, including GSK, Merck, and AstraZeneca, produce pharmaceutical products, such as antihistamines, corticosteroids and anti-leukotriene agents, which manage allergy symptoms.

Epinephrine Syringe. Adamis’ syringe product, if developed, launched and marketed, is expected to compete against other self-administered epinephrine products, including EpiPen, EpiPen Jr. and Twinject.

BANS. Adamis’ inhaled nasal steroid BANS products if developed, launched and marketed, is expected to compete with several inhaled nasal steroid products that are currently marketed, including Flonase, marketed by GlaxoSmithKline, Nasonex, marketed by Schering, Nasacort AQ, marketed by Aventis and Rhinocort, marketed by AstraZeneca.

Vaccine Technology. If Adamis successfully develops a vaccine product for avian or other kinds of influenza based on the STI technology, that product is expected to compete with traditional and emerging influenza vaccines from companies currently marketing these products, including GSK, Novartis, Sanofi-Pasteur, Medimmune/AstraZeneca and CSL. In addition, Adamis is aware of several companies developing potentially competing universal vaccines for influenza, including Acambis, VaxInnate, Merck, Vical and Dynavax Technologies Corporation, and other companies of which Adamis is not aware are also likely developing products intended to address influenza and other indications targeted by Adamis.

Many of the entities developing and marketing these competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than Adamis. Smaller or early-stage companies may also prove to be significant competitors, particularly for collaborative agreements with large, established companies and access to capital. These entities may also compete with Adamis in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, Adamis’ programs.

Product Liability Insurance

The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. Adamis currently has only limited product liability insurance, and there can be no assurance that Adamis will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit Adamis’ business. A product liability claim brought against Adamis its insurance coverage, if any, could have a material adverse effect upon its business, financial condition and results of operations.

Patents and Proprietary Technologies

Patents and other proprietary rights are important to Adamis’ business. Adamis’ policy is to file patent applications and protect inventions and improvements to inventions that are commercially important to the development of its business. Adamis also relies on trade secrets, know-how, confidentiality agreements, continuing technology innovations and licensing opportunities to protect its technology and develop and maintain its competitive position. Adamis is the exclusive licensee, under the license agreement with Nevagen, of rights under two issued U.S. patents, three U.S. patent applications and related patent applications filed in the European Union, Japan and Canada, relating to the STI technology, in the field of prevention and treatment and detection of viral infectious diseases.

The licensed intellectual property, or IP, includes the use of the technology known as “Transgenic Lymphocyte Technologym,” or TLI, covered by patent applications entitled “Somatic Transgene Immunization and Related Methods” and related know how.  TLI includes, but is not limited to, creating a vaccine by exposing an individual’s lymphocytes to plasmid DNA encoding certain epitopes and re-administering the treated lymphocytes to the individual.  The vaccines are made up of the individual’s lymphocytes harboring plasmid DNA encoding epitopes, e.g., selected epitopes of influenza virus.  Virtually all of Adamis’ current viral product candidates, including the avian influenza candidate, are based on technology covered by these patents and applications.

The IP includes rights under the following patents, including all divisionals, continuations, continuations-in-part, reexaminations and reissues:

•
US Patent # 5,658,762 entitled DNA MOLECULES, EXPRESSION VECTORS AND HOST CELLS EXPRESSING ANTIGENIZED ANTIBODIES, filed June 6, 1995, granted August 19, 1997.  The expiration date for this patent is 2014.

•	US Patent # 7,279,462 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, filed April 27, 1999, granted October 9, 2007. The expiration date for this patent is 2019.

•	PCT Patent Application US00/11372/ WO 00/64488 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, filed April 27, 2000.

•	European Patent Application 009301284.7 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	Canadian Patent Application # 2,369, 616 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	Japan Patent Application #2000-613478 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	US Patent Application No. 10,030,003 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	US Patent Application No. 11,640,778, entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, filed December 16, 2006.

Adamis’ failure to obtain patent protection or otherwise protect its proprietary technology or proposed products may have a material adverse effect on Adamis’ competitive position and business prospects. The patent application process takes several years and entails considerable expense. There is no assurance that additional patents will issue from these applications or, if patents do issue, that the claims allowed will be sufficient to protect Adamis’ technology.

The patent positions of pharmaceutical and biotechnology firms are often uncertain and involve complex legal and factual questions. Furthermore, the breadth of claims allowed in biotechnology patents is unpredictable. Adamis cannot be certain that others have not filed patent applications for technology covered by the pending STI applications or that the licensor of the STI technology was the first to invent the technology that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds, products or processes that block or compete with those of Adamis. Adamis is aware of patent applications filed and patents issued to third parties relating to HFA propellant technology and aerosolized inhalers, and there can be no assurance that any patent applications or patents will not have a material adverse effect on potential products Adamis is developing or may seek to develop in the future.

Patent litigation is widespread in the biotechnology industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to Adamis, to protect trade secrets or know-how owned or licensed by Adamis, or to determine the scope and validity of the proprietary rights of third parties. Although no third party has asserted that Adamis is infringing such third party’s patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that Adamis would prevail in any such litigation or that Adamis would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against Adamis, with or without merit, as well as claims initiated by Adamis against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If other companies prepare and file patent applications in the United States that claim technology also claimed by Adamis, it may have to participate in interference proceedings to determine priority of invention which could result in substantial cost to Adamis even if the outcome is favorable to Adamis. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to Adamis’ trade secrets or disclose such technology to the public or that Adamis can maintain and protect unpatented proprietary technology. Adamis typically requires its employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements upon commencement of employment or other relationships with Adamis. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for Adamis’ technology in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that Adamis’ trade secrets will not otherwise become known or be discovered independently by its competitors.

Employees

As of December 31, 2008, Adamis, including its subsidiaries, employed 14 full-time employees. Most employees are located in Florida and are engaged in activities relating to the Adamis Labs operations. Adamis plans to continue to expand its product development programs. To support this growth, Adamis will need to expand managerial, operations, development, regulatory, sales, commercialization, finance and other functions. None of Adamis’ employees are represented by a labor union, and Adamis considers its employee relations to be good.

Properties

Following completion of the merger, Adamis intends to lease space for its executive offices in or near Del Mar, California. Adamis currently leases approximately 5,200 square feet of office and approximately 1,800 square feet of warehouse space in Boca Raton and Coconut Creek, Florida, relating to its Adamis Labs operations. The term of the office lease expired in December 2008. The leases are continuing on a month-to-month basis, and Adamis expects either to enter into extensions of the leases or enter into new lease arrangements. Adamis is currently evaluating its space requirements and expects to either extend its current leases or move into new facilities that will better accommodate its needs.

Legal Proceedings

Adamis is not currently a party to any material legal proceedings.

Management and Board of Directors

Please see the information for Messrs. Carlo, Marguglio, Hopkins, and Aloi, each of whom is a director or officer of Adamis, under the heading “Management of the Combined Company” below.

ADAMIS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of Adamis’ financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Adamis’ operations, development efforts and business environment, the other risks and uncertainties described in the section entitled “Risk Factors” in this joint proxy statement/prospectus and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Adamis as of the date hereof, and except as may be required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, Adamis assumes no obligation to update any such forward-looking statements. Since Adamis is not currently a reporting company, Adamis is not eligible for the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995, and therefore the safe harbor protections of that Act do not apply to forward-looking statements relating to Adamis.

Recent Events

On February 12, 2008, Adamis entered into a definitive merger agreement with Cellegy, pursuant to which Adamis will merge with a wholly-owned subsidiary of Cellegy and will be the surviving corporation and a subsidiary of Cellegy post-merger. Assuming the completion of the merger, the current stockholders of Adamis would own approximately 93% of Cellegy (subject to adjustment as set forth in the merger agreement) and Adamis would be a wholly-owned subsidiary of Cellegy. Because this transaction has not been completed, there are no assurances that Adamis will successfully complete the merger with Cellegy.

Adamis acquired International Labs, or INL, a contract packager of pharmaceutical and nutraceutical products located in St. Petersburg, Florida, on December 31, 2007, in a stock-for-stock transaction. On July 18, 2008, Adamis sold all of the shares of INL to a third party. Proceeds to Adamis, including repayment to Adamis by INL of amounts previously advanced by Adamis to INL, were approximately $6.8 million. At or shortly after the closing of the transaction, Adamis used approximately $3.8 million of the proceeds to pay certain Adamis obligations, including approximately $2.2 million of Adamis debt incurred in connection with its original purchase of INL. Up to an additional $500,000 is payable to Adamis after the expiration of a six-month escrow/holdback period, with the precise amount depending on whether any indemnity claims are asserted during that period by the purchaser if INL and how any such claims are resolved. In connection with the transaction, the former stockholders of INL from whom Adamis acquired the business agreed to return to Adamis eight million of the shares of Adamis common stock that Adamis previously issued to them as part of the purchase price paid by Adamis to acquire INL.

General

Adamis was founded in June 2006, as a Delaware corporation. Adamis has two wholly-owned subsidiaries: Adamis Laboratories, Inc. (specialty pharmaceuticals), or Adamis Labs; and Adamis Viral Therapies, Inc. (biotechnology), or Adamis Viral.

Adamis Labs is a specialty pharmaceutical company. Adamis Labs currently has a line of prescription products that it markets for a variety of allergy, respiratory disease and pediatric conditions. Adamis acquired these products in April 2007 by acquiring all of the outstanding shares of Healthcare Ventures Group, a private company that had previously acquired the products and related intellectual property, assets and personnel from another corporation in April 2007, and subsequently renaming the company Adamis Labs. Additional product candidates in its product pipeline include a pre-filled epinephrine syringe for use in the emergency treatment of extreme acute allergic reactions, or anaphylactic shock, and a generic inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis.

Adamis’s goal is to commence commercial sales of the syringe product during the first quarter of calendar 2009. Total costs incurred through September 30, 2008, to develop the epi syringe product have been approximately $344,000. Product development has been substantially completed and stability batches are being produced in anticipation of product launch.  Adamis estimates that approximately $1 million will be required to support the commercial launch of the epinephrine syringe product.  Adamis believes that the syringe product has the potential to compete successfully and generate net cash inflows shortly after commercial introduction, although there can be no assurances that this will be the case.  Adamis estimates that the time to develop the nasal steroid product candidate will be approximately 24 months from the closing of the proposed merger transaction with Cellegy, assuming sufficient funding and no unexpected delays.  Currently, neither manufacturing nor clinical trials have comments for that product candidate.  Adamis estimates that approximately $9-14 million or more must be invested to support development and commercial introduction of the nasal steroid product candidate.  Factors that could affect the actual launch date for the nasal steroid product candidate include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts.  Significant delays in the introduction of either the syringe product or the steroid product could reduce revenues and income to Adamis and the combined company, require additional funding from other sources, and potentially have an adverse effect on the ability to fund the combined company’s research and development efforts for avian influenza and other vaccine product candidates.  As the avian flu product candidate is at an earlier stage of development, Adamis cannot estimate with any precision the amount that will be required to support development, clinical trials and commercial introduction of a product, although Adamis currently estimates that the total cost of clinical development for the avian influenza vaccine product candidate will be in the range of approximately $20-25 million. Factors that could affect the costs of developing such a candidate include those described above for the steroid product candidate.

From inception, Adamis’ development efforts have been focused on development of its vaccine technology, with the first product candidate expected to be a vaccine for avian flu. Adamis formed Adamis Viral to focus on developing that vaccine technology. Adamis Viral’s product candidates are in the preclinical stage, and it has not generated any revenues to date. From June 6, 2006 (date of inception) through September 30, 2008, Adamis has spent a total of approximately $159,000 to in-license and develop the Adamis Viral vaccine technology. Research and development efforts will require the conduct of both preclinical and clinical studies and significant additional funding, and even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized; accordingly, even if Adamis Labs generates revenues and net income, during this period Adamis will require additional funds for its Adamis Viral operations, the availability of which cannot be assured. Consequently, Adamis is subject to many of the risks associated with early stage companies, including the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations of both its Adamis Viral and Adamis Labs subsidiaries, Adamis will require additional capital to continue research and development and marketing efforts and to make capital investments in its operations. No assurance can be given as to the timing or ultimate success of obtaining future funding, and there are no assurances that Adamis will be successful, with the limited experience and resources Adamis has available at the present time, in developing and commercializing the syringe product, an avian flu vaccine or any other vaccine product or technology.

The process of developing new therapeutic products is inherently complex, time-consuming, expensive and uncertain. Adamis must make long-term investments and commit significant resources before knowing whether its development programs will result in products that will receive regulatory approval and achieve market acceptance. Product candidates that may appear to be promising at all stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoint due to statistical anomalies even though clinical benefit may have been achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. For these reasons, as well as other reasons identified above under the heading “Risk Factors,” Adamis is unable to predict the period in which material net cash inflows from product candidates incorporating the vaccine technology will commence.

Critical Accounting Policies and Estimates

Adamis has identified below some of its more significant accounting policies. For further discussion of Adamis’ accounting policies, see Note 1 in the Notes to the Adamis Consolidated Financial Statements.

Principles of Consolidation. The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly owned subsidiaries, Adamis Labs and INL. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, Adamis considers all highly liquid investments with original maturities at the date of purchased of three months or less to be cash equivalents. Adamis had no cash equivalents at March 31, 2008 and 2007.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Returns. Trade accounts receivable are stated net of an allowance for doubtful accounts and sales returns. Adamis estimates an allowance based on its historical experience of the relationship between actual bad debts and net credit sales. At March 31, 2008 and 2007, no allowance for doubtful accounts was recorded. Allowance for sales returns was $21,000 and $0, for March 31, 2008 and 2007, respectively.

Adamis has established an allowance for sales returns based on management’s best estimate of probable loss inherent in the accounts receivable balance. Management determines the allowance based on current credit conditions, historical experience, and other currently available information.

Registration Payment Arrangements. Adamis accounts for registration payment arrangements under Financial Accounting Standards Board (“FASB”) Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements,” or FSP EITF 00-19-2. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 was issued in December 2006. Early adoption of FSP EITF 00-19-2 is permitted and Adamis adopted FSP EITF 00-19-2 effective January 3, 2007. At March 31, 2008, Adamis has no accrued estimated penalty. (Notes 8 and 11)

Inventory. Inventory, consisting of allergy and respiratory products, is recorded at the lower of cost or market, using the weighted average method.

Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The cost of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement, if shorter.

Useful lives used to depreciate property and equipment are as follows:

Life in Years

Office Furniture and Equipment	7
Computer Equipment and Software	3
Vehicles	3

Deferred Acquisition Costs. Adamis incurred certain professional fees associated with specific potential acquisition targets. These costs, should the acquisition occur, will be capitalized as part of the purchase price paid for the acquisition. Should the acquisition not occur, Adamis will expense these costs when that determination occurs.

Revenue Recognition.  Our primary customers are pharmaceutical wholesalers. In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sale price to the customer is fixed and determinable, and collectability of the sale price is reasonably assured. Reported revenue is net of estimated customer returns and other wholesaler fees. Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory. We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels. If our actual experience proves to be different than our assumptions we would then adjust such allowances accordingly.

We estimate allowances for revenue dilution items using a combination of information received from third parties, including market data, inventory reports from our major U.S. wholesaler customers, when available, historical information and analysis that we perform. The key assumptions used to arrive at our best estimate of revenue dilution reserves are estimated customer inventory levels and purchase forecasts provided. Our estimates of inventory at wholesaler customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. We believe that such provisions are reasonably ascertainable due to the limited number of assumptions involved and the consistency of historical experience.

Sales returns and discounts for the period ended March 31, 2008 were approximately $328,000.  The table below reconciles the “Sales Returns Reserve Adjustment” for the same period ended March 31, 2008:

Beginning Balance Sales Returns & Discounts	$0
Acquired Balance from HVG as of April 23, 2007	$158,000
Less Actual Sales Returns & Discounts during Fiscal 2008	(328,000)
Reserve needed to replenish correct reserve	191,000
Sub total	$(137,000)
Ending Sales Returns & Discounts as of March 31, 2008	$21,000

The $137,000 adjustment to “Sales Returns Reserve Adjustment” is the difference between the actual sales returns & discounts ($328,000) and the amount needed to replenish the reserve, $191,000.

Revenues under license and royalty agreements are recognized in the period the earnings process is completed based on the terms of the specific agreement. Advanced payments received under these agreements are recorded as deferred revenue at the time the payment is received and are subsequently recognized as revenue on a straight-line basis over the longer of the life of the agreement or the life of the underlying patent. Royalties payable to Adamis under license agreements are recognized as earned when the royalties are no longer refundable under the terms defined in the agreement. To date no royalties have been paid.

Goodwill and Intangible Assets. Intangible assets include intellectual property and other patent rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on Adamis’ estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, Adamis is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. Adamis uses the straight-line method to expense long-lived assets (including identifiable intangibles). In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142 “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are no longer systematically amortized, but rather Adamis performs an annual assessment for impairment by applying a fair-value based test. This test is generally performed each year in the fourth fiscal quarter. Additionally, goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized based on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods. The evaluation of goodwill and other intangibles for impairment requires management to use significant judgments and estimates including, but not limited to, projected future revenue, operating results and cash flows. An impairment would require Adamis to charge to earnings the write-down in value of such assets.

Long Lived Assets. Adamis periodically assesses whether there has been permanent impairment of its long-lived assets held and used in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires Adamis to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

Research and Development Expenses. Adamis accounts for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs” and Emerging Issues Task Force (“EITF”) Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities.” Under SFAS No. 2, research and development costs are expensed as incurred. EITF 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed. Research and development costs were $203,000 and $83,000 for the fiscal years ended March 31, 2008 and 2007, respectively, which were expensed. All of the costs in fiscal 2007 related to Adamis’ viral and influenza product development efforts.  For fiscal 2008, approximately $153,000 of the costs related to the epi syringe product candidate, and approximately $50,000 of the costs related to the viral and influenza product development efforts.

Shipping and Handling Costs. Shipping and handling costs are included in selling, general and administrative expenses. Shipping and handling costs were $23,000 and $0 for the years ended March 31, 2008 and 2007, respectively.

Advertising Costs. Advertising costs are expensed as incurred as set forth in Statement of Position (“SOP”) No. 93-7, “Reporting on Advertising Costs.” Advertising expenses were $3,000 and $0 for the years ended March 31, 2008 and 2007, respectively.

Net Loss per Share. Adamis computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," under the provisions of which basic loss per share is computed by dividing the income attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. Outstanding warrants at March 31, 2008 were 1,000,000, and there were no common stock equivalents outstanding at March 31, 2007.

Income Taxes. Adamis accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

On April 1, 2007, Adamis adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty on Income Taxes, and Interpretation of SFAS No. 109, Accounting for Income Taxes,” which did not have a material impact on Adamis’ liability for unrecognized tax benefits.

Discontinued Operations.  The results of operations for the year ended March 31, 2008, and the three and six month periods ended September 30, 2008 and the assets and liabilities at March 31, 2008 and September 30, 2008 related to INL have been accounted for as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” There were no operations or related assets and liabilities of INL in the accompanying consolidated financial statements of prior periods.

For periods after its disposal on July 18, 2008, INL’s results from operations and cash flows will be excluded from the ongoing operations of Adamis, and INL will have no significant continuing involvement with Adamis’ operations. Similarly, Adamis will have no significant continuing involvement with the operations of INL. For the fiscal year ended March 31, 2008, INL’s operations are included as part of the consolidated group.

Reclassifications. Certain prior period amounts have been reclassified to conform to the current period presentation. In the Consolidated Statement of Operations for the period from June 6, 2006 (inception) to March 31, 2007, Adamis reclassified $83,300 for research and development expenditures incurred, previously reflected as selling, general, and administrative expense.

Results of Operations

Adamis’ consolidated results of operations are presented for the fiscal year ending March 31, 2008 and for the fiscal period from June 6, 2006 (date of inception) to the fiscal year ending March 31, 2007. Adamis’ consolidated interim results of operations are presented for the six months ending September 30, 2008 and 2007. Adamis acquired Adamis Labs on April 23, 2007 and INL on December 31, 2007 and, accordingly, Adamis’ consolidated results of operations for the fiscal year ended March 31, 2008, do not include a full year of Adamis Labs’ and INL’s operations. Adamis completed its disposition of INL on July 18, 2008.

Period from June 6, 2006 (date of inception) to Fiscal Year Ended March 31, 2007

During the period from June 6, 2006 (date of inception) until its fiscal year ended March 31, 2007, sometimes referred to in this discussion as fiscal 2007, Adamis was in the development stage. During that period, Adamis raised approximately $696,000 of capital in connection with its equity and debt financing transactions.

Revenues and Cost of Sales. Adamis had no revenues or cost of sales for the fiscal 2007 period.

Research and Development Expenses. Adamis had research and development expenses of $83,000 for the fiscal 2007 period, all of which related to Adamis’ viral and influenza product development efforts.

Selling, General and Administrative Expenses. Selling, general and administrative expenses, or SG&A, were approximately $492,500 for the fiscal 2007 period. SG&A expenses primarily consisted of personnel costs and legal and professional fees.

Other Income (Expense). Total other income (expense) for fiscal 2007 was income of $15,000. For the fiscal 2007 period, Adamis recognized interest income of $30,000 relating to interest on funds invested pursuant to equity and debt financing transactions and incurred interest expense of $15,000 relating to its debt financing activities.

Fiscal Year Ended March 31, 2008

In the discussion below, results for the fiscal year ended March 31, 2008, are presented in comparison to results for the period from June 6, 2006, which is the date of inception of Adamis, through March 31, 2007, referred to as fiscal 2007. These periods are not comparable for a number of reasons, including that the 2007 period consisted only of approximately nine months, as well as that results for fiscal 2008 include the results of Adamis Labs from the date of its acquisition by Adamis on April 23, 2007. In addition, INL was acquired on December 31, 2007 and its operations are reflected as being discontinued in Adamis’ consolidated operations from that date through March 31, 2008. With its acquisition of Adamis Labs in April 2007, Adamis emerged from the development stage.

Revenues. Adamis had consolidated revenues of approximately $622,000 for fiscal 2008, compared to no revenues for fiscal 2007. Adamis’ consolidated revenues for fiscal 2008 were primarily attributable to sales of Adamis Labs’ allergy and respiratory products.

Cost of Product Sales. Consolidated cost of product sales were approximately $349,000 for fiscal 2008 and were primarily attributable to the sales of Adamis Labs’ allergy and respiratory products. There was no cost of sales in fiscal 2007. Adamis Labs employs a contract manufacturer to produce its allergy and respiratory products, and the costs to manufacture these products consist primarily of direct labor and raw material manufacturing and packaging costs, shipping costs and those costs associated with stability and validation testing of finished goods prior to shipment.

Selling, General and Administrative Expenses. Consolidated selling, general and administrative expenses, or SG&A, were approximately $3.8 million for fiscal 2008, compared to approximately $493,000 for fiscal 2007. The increase of approximately $3.3 million in SG&A expenses was primarily attributable to the scale up of Adamis Pharmaceuticals’ and Adamis Lab’s sales and general business activities, the acquisition of Adamis Labs and INL and costs associated with the disposition of INL. Consolidated SG&A expenses for fiscal 2008 included sales and administrative salaries and sales incentive payments of approximately $1,962,000, legal, accounting and other professional fees of approximately $761,000 and professional consulting expenses of approximately $382,000. Adamis Labs’ SG&A expenses associated with the scale up of its selling, marketing and distribution of its allergy and respiratory products were approximately $2.1 million for fiscal 2008.

Research and Development Expenses. Adamis incurred research and development expenses of approximately $203,000 during fiscal 2008 and approximately $83,000 during fiscal 2007. All of the costs in fiscal 2007 related to Adamis’ viral and influenza product development efforts.  For fiscal 2008, approximately $153,000 of the costs related to the epi syringe product candidate, and approximately $50,000 of the costs related to the viral and influenza product development efforts.

Intangible Impairment. Subsequent to the acquisition of Adamis Labs (formerly HealthCare Ventures Group, Inc.) on April 23, 2007, Adamis recorded an impairment charge of approximately $3.2 million for the entire amount of the acquired intangible assets, which was comprised primarily of a distribution network, which was the only asset of any significant value at the time of purchase, as Adamis deemed that this asset had no future value at March 31, 2008. Adamis later determined that the purchased distribution network did not meet the expectations for the network that were part of the decision to purchase Adamis Labs, would not sustain the introduction of the new epi syringe product and had no future value, and therefore subsequently wrote down the value of this asset.

Other Income (Expense). Total other income (expense) for fiscal 2008 was a net expense of approximately $322,000. Adamis recognized interest and other income of approximately $77,000 for fiscal 2008, compared to approximately $30,000 for fiscal 2007. The increase was primarily the result of interest income on invested funds received from equity and debt financing transactions during the period and the investment of idle cash resources. Adamis recognized interest expense of approximately $399,000 for fiscal 2008 as compared to approximately $15,000 for fiscal 2007. The increase of approximately $384,000 was primarily due to interest expense on notes payable associated with Adamis’ debt financing activities in fiscal 2008.

Discontinued Operations. Adamis reported INL’s loss from its contract packaging operations of approximately $2.5 million as being discontinued for the fiscal period ending March 31, 2008, due to the decision to dispose of INL in April 2008. For periods subsequent to INL’s disposal on July 18, 2008, its results from operations and cash flows will be excluded from the ongoing operations of Adamis, and it is anticipated that INL will have no significant continuing involvement with Adamis’ ongoing operations.

Three Months Ended September 30, 2008 and 2007

In the discussion below, results for the quarter ended September 30, 2008 are presented in comparison to results for the quarter ended September 30, 2007.  These periods are comparable for continued operations but not for discontinued operations since INL had not been acquired as of September 30, 2007.

Revenues.  Adamis had product sales relating to its allergy and respiratory products of approximately $202,000 for the quarter ended September 30, 2008, as compared to product sales of approximately $1,000 for the quarter ended September 30, 2007.  Adamis, for the majority of the quarter ended September 30, 2007, could not record orders for product due to a name change in one of its licenses.  The name change in the license is the primary reason for the variance.

Cost of Product Sales. Adamis had cost of product sales relating to its allergy and respiratory business of approximately $138,000 for the quarter ended September 30, 2008 as compared to cost of product sales of approximately $66,000 for the quarter ended September 30, 2007, reflecting lower sales in the earlier period.

Selling, General and Administrative Expenses.  SG&A expenses for the quarter ended September 30, 2008 were approximately $1,334,000 as compared to approximately $800,000 for the quarter ended September 30, 2007.  The increase of approximately $534,000 was due primarily to an increase in salaries and wages of approximately $316,000 and an increase in professional and regulatory fees and related services of approximately $74,000.

Research and Development Expenses.  Adamis incurred research and development expenses for the quarter ended September 30, 2008 of approximately $25,000 and approximately $140,000 for the quarter ended September 30, 2007. For the 2008 period, approximately $17,000 of the costs related to the epi syringe product candidate, and approximately $8,000 of the costs related to the viral and influenza product development efforts.  For the 2007 period, approximately $137,000 of the costs related to the epi syringe product candidate, and approximately $3,000 of the costs related to the viral and influenza product development efforts.

Other Income (Expense).  Total other income (expense) for the quarter ended September 30, 2008, was a net expense of  approximately $(195,000) as compared to other income of approximately $26,000 for the quarter ended September 30, 2007.  Adamis recognized interest expense of approximately $195,000 for the quarter ended September 30, 2008, compared to approximately $11,000 for the quarter ended September 30, 2007.  The increase of approximately $184,000 was due primarily to the increase in notes payable attributable to Adamis’ debt financing activities in 2008.

Discontinued Operations. Adamis reported income from INL’s contract packaging operations of approximately $6 million as being discontinued due to the decision to dispose of INL in April 2008.  For periods after its disposal on July 18, 2008, INL’s results from operations and cash flows will be excluded from the ongoing operations of Adamis, and it is anticipated that INL will have no significant continuing involvement with Adamis’ ongoing operations.

Six Months Ended September 30, 2008 and 2007

In the discussion below, results for the six months ended September 30, 2008 are presented in comparison to results for the six months ended September 30, 2007.  These periods are comparable for continued operations but not for discontinued operations since INL had not been acquired as of September 30, 2007.

Revenues.  Adamis had product sales relating to its allergy and respiratory products of approximately $311,000 for the six months ended September 30, 2008, as compared to product sales of approximately $203,000 for the six months ended September 30, 2007.  Adamis, for the majority of the quarter ended September 30, 2007, could not record orders for product due to a name change in one of its licenses.  The name change in the license is the primary reason for the variance.

Cost of Product Sales. Adamis had cost of product sales relating to its allergy and respiratory business of approximately $181,000 for the six months ended September 30, 2008 as compared to cost of product sales of approximately $146,000 for the six months ended September 30, 2007, reflecting lower sales in the earlier period.

Selling, General and Administrative Expenses.  SG&A expenses for the six months ended September 30, 2008 were approximately $2,336,000 as compared to approximately $1,735,000 for the six months ended September 30, 2007.  The increase of approximately $601,000 was due primarily to an increase in salaries and wages of approximately $488,000 and an increase in professional and regulatory fees and related services of approximately $94,000.

Research and Development Expenses.  Adamis incurred research and development expenses for the six months ended September 30, 2008 of approximately $336,000 and approximately $153,000 for the six months ended September 30, 2007. For the 2008 period, approximately $194,000 of the costs related to the epi syringe product candidate, and approximately $143,000 of the costs related to the viral and influenza product development efforts.  For the 2007 period, approximately $150,000 of the costs related to the epi syringe product candidate, and approximately $3,000 of the costs related to the viral and influenza product development efforts.

Other Income (Expense).  Total other income (expense) for the six months ended September 30, 2008, was a net expense of approximately $(390,000) as compared to other income of approximately $23,000 for the six months ended September 30, 2007.  Adamis recognized interest expense of approximately $392,000 for the six months ended September 30, 2008, compared to approximately $18,000 for the six months ended September 30, 2007.  The increase of approximately $374,000 was due primarily to the increase in notes payable attributable to Adamis’ debt financing activities in 2008.

Discontinued Operations. Adamis reported income loss from INL’s contract packaging operations of approximately $3.9 million as being discontinued due to the decision to dispose of INL in April 2008.  For periods after its disposal on July 18, 2008, INL’s results from operations and cash flows will be excluded from the ongoing operations of Adamis, and it is anticipated that INL will have no significant continuing involvement with Adamis’ ongoing operations.

Liquidity and Capital Resources

Fiscal 2007 and 2008

Since its inception, June 6, 2006, through March 31, 2008, Adamis has financed its operations principally through debt financing and through private issuances of common stock. Since inception, Adamis has raised a total of approximately $8.6 million in debt and equity financing transactions, consisting of approximately $4.3 million in debt financing and approximately $4.3 million in equity financing transactions. Adamis expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners. Adamis has used the net proceeds from debt and equity financings for general corporate purposes, which have included funding for research and development, selling, general and administrative expenses, working capital, reducing indebtedness, pursuing and completing acquisitions or investments in other businesses, products or technologies, and for capital expenditures.

Adamis’ cash was $1,000 and $37,000 as of March 31, 2008 and March 31, 2007, respectively. The decrease in cash was primarily the result of selling, general and administrative expenses, expansion of plant and merger costs, partially offset by funds received from financing transactions.

Net cash used in operating activities from continuing operations for fiscal 2008 and 2007 were approximately $2.9 million and $456,000, respectively, due primarily to Adamis’ scale up of sales operations and merger and acquisition costs. Adamis expects net cash used in operating activities to increase going forward as it pursues and completes its merger with Cellegy, completes product development, launches new products, engages in additional product research and development activities and pursues additional expansion of its sales base and other business activities. Adamis incurred a one time adjustment to record an intangible impairment of approximately $3,151,000 due to its determination that the distribution network acquired in the Adamis Labs acquisition did not meet the expectations for the network that were part of the decision to purchase Adamis Labs, would not sustain the introduction of the new epi syringe product and had no future value.  The increase in accounts payable of approximately $723,000 from fiscal 2007 and accrued expenses of $292,000 relates to the acquisition of Adamis Labs and the increased level of spending that came with product development. Net cash used in operating activities from discontinued operations for fiscal 2008 of approximately $978,000 relate to INL’s contract packaging operations which were sold in July 2008.

Net cash provided by investing activities from continuing operations was approximately $11,000 for fiscal 2008, compared to net cash used in investing activities from continuing operations for fiscal 2007 of $203,000. Fiscal 2007 included a related party loan to Healthcare Ventures Group, Inc. of $100,000 prior to the acquisition by the company. Net cash used in investing activities from discontinued operations of approximately $3.9 million for fiscal 2008 relate to INL’s contract packaging operations which were sold in July 2008.

Net cash provided by financing activities from continuing operations was approximately $7.8 million in fiscal 2008 and approximately $696,000 in fiscal 2007, primarily due to the receipt of proceeds from issuance of common stock and debt financing.

In fiscal year 2008, Adamis borrowed a total of $2,000,000 from a third party institutional lender. The initial loan of $1,000,000 was executed on December 21, 2007 and the second loan of $1,000,000 was executed on January 9, 2008. The loans matured in sixteen (16) months and had an interest rate of 12% per year. The loans could be prepaid with an additional payment of a premium of one percent of the outstanding principal. As an inducement to make the loan, Adamis issued to the third party 800,000 shares of its common stock. Under the terms of the various loan agreements, virtually all of the assets of Adamis and its subsidiaries, including INL, were pledged as security. In connection with the sale of INL in July 2008, the loan was fully repaid and no outstanding balance or obligations remain under the loan agreements.

On November 15, 2007, Adamis issued a promissory note to a shareholder in the principal amount of $1,000,000. The note bore interest at a rate of 10% per annum. In connection with the sale of INL in July 2008, the loan was fully repaid.

As of March 31, 2008, Adamis had outstanding a total of nine promissory notes to Dennis J. Carlo, President and Chief Executive Officer of Adamis, in the aggregate outstanding principal amount of $410,000, reflecting loans made by Mr. Carlo to Adamis. Each of these notes bore interest at an annual rate of 10%. In connection with the sale of INL in July 2008, the loans were fully repaid.

In conjunction with signing the definitive agreement to merge with Cellegy, Adamis borrowed $500,000 from Cellegy on February 12, 2008. The loan bears an interest rate of 10%. Under the terms of the agreement, the loan will be converted into Adamis common stock at the time the merger is consummated and the resulting shares issued will be cancelled.

Six Months Ended September 30, 2008 and 2007

Adamis’ cash was $705,577 as of September 30, 2008 and $127,815 as of September 30, 2007, respectively. The increase in cash was primarily the result of funds received from financing transactions, offset by selling, general and administrative expenses, expansion of plant, merger costs and Adamis’ development of its products.

Net cash used in operating activities from continuing operations was approximately $3,207,000 and $1,406,000 for the six months ended September 30, 2008, and 2007, respectively. The increase in the use of cash from continuing operations was primarily due to Adamis’ scale up of sales operations, merger and acquisition costs and research activities. Adamis expects net cash used in operating activities to increase going forward as it pursues and completes its merger with Cellegy, completes product development, launches new products, engages in additional product research and development activities and pursues additional expansion of its sales base and other business activities. Net cash used in operating activities from discontinued operations for the six months ended September 30, 2008 of approximately $663,000 related to INL’s contract packaging operations which were sold in July 2008.

Net cash provided by investing activities from continuing operations was approximately $6,481,000 and $14,000 for the six months ended September 30, 2008, and 2007, respectively. The increase in cash provided by investing activities from continued operations included approximately $2,154,000 from the sale of International Labs and approximately $4,322,000 from repayment of obligations from International Labs. Net cash provided by investing activities from discontinued operations for the six months ended September 30, 2008, of approximately $(862,000) relate to INL’s contract packaging operations which were sold in July 2008.

Net cash (used) provided by financing activities from continuing operations was approximately $(2,874,000) and $1,482,000 for the six months ended September 30, 2008 and 2007, respectively. The decrease is primarily due to the repayment of debt from the proceeds from the sale of INL. Net cash provided by financing activities from discontinued operations of approximately $1.3 million relate to INL’s contract packaging operations which were sold in July 2008.

In conjunction with signing the definitive agreement to merge with Cellegy, Adamis borrowed $500,000 from Cellegy on February 12, 2008. The loan bears an interest rate of 10%. Under the terms of the agreement, the loan will be converted into Adamis common stock at the time the merger is consummated and the resulting shares issued will be cancelled.

Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period Adamis will require additional funds, the availability of which cannot be assured. Consequently, Adamis is subject to the risks associated with early stage companies, including the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, Adamis will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

Additional financing will be required after completion of the merger with Cellegy to support product development and marketing efforts for the Adamis Labs products, continue product research and development on its vaccine technology, and fund any product or company acquisition opportunities, and cash flow from the Adamis Labs’ operations are not expected to provide sufficient cash to fund Adamis’ overall cash requirements for the foreseeable future. The amount of required additional funding will depend in part on the cash that Cellegy and Adamis have as of the closing date of the merger. Adamis’ future capital requirements will also depend upon numerous factors, including the following:

•	the progress and costs of development programs;

•	the commercial success of new products that are introduced;

•	patient recruitment and enrollment in future clinical trials;

•	the scope, timing and results of pre-clinical testing and clinical trials;

•	the costs involved in seeking regulatory approvals for product candidates;

•	the costs involved in filing and pursuing patent applications and enforcing patent claims;

•	the establishment of collaborations and strategic alliances;

•	the cost of manufacturing and commercialization activities;

•	the results of operations;

•	the cost, timing and outcome of regulatory reviews;

•	the rate of technological advances;

•	ongoing determinations of the potential commercial success of products under development;

•	the level of resources devoted to sales and marketing capabilities; and

•	the activities of competitors.

To obtain additional capital when needed, Adamis will evaluate alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements; however, there can be no assurance that funding will be available on favorable terms, if at all. There are no assurances that Adamis will be able to successfully develop its products under development or that its products, if successfully developed, will generate revenues sufficient to enable it to earn a profit. If Adamis is unable to obtain additional capital, management may be required to explore alternatives to reduce cash used by operating activities, including the termination of development efforts that may appear to be promising to Adamis, the sale of certain assets and the reduction in overall operating activities.

Off Balance Sheet Arrangements

At September 30, 2008, Adamis did not have any off balance sheet arrangements.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” which establishes the principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination; and (4) requires acquisition costs incurred prior to acquisition to be expensed rather than deferred. SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) is effective in fiscal years beginning after December 15, 2008. Under the provisions of SFAS No. 141(R), $101,247 capitalized as deferred acquisition costs at March 31, 2008 would be expensed.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which will become effective for Adamis in its fiscal year 2009 except as amended by FSP SFAS 157-1 and FSP SFAS 157-2 as described below. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and required disclosure for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities recognized or disclosed at fair value in the financial statements on at least an annual basis beginning in the first quarter of Adamis’ fiscal year 2009. Adamis does not expect its adoption of the provisions of SFAS No. 157 will have a material effect on its financial condition, results of operations or cash flows.

In February 2008, the FASB issued FSP SFAS No. 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions," and FSP SFAS No. 157-2, "Effective Date of FASB Statement No. 157." FSP SFAS No. 157-1 removes leasing from the scope of SFAS No. 157. FSP SFAS No. 157-2 delays the effective date of SFAS No. 157 for Adamis from its fiscal 2009 to its fiscal 2010 year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Adamis does not expect its adoption of the provisions of FSP SFAS No. 157-1 and FSP SFAS No. 157-2 will have a material effect on its financial condition, results of operations or cash flows.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” Under SFAS No. 159, a company may elect to measure at fair value various eligible items that are not currently required to be so measured. Eligible items include, but are not limited to, accounts receivable, available-for-sale securities, equity method investments, accounts payable and firm commitments. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007 and is required to be adopted by Adamis in the first quarter of its fiscal 2009 year. Currently, Adamis has no plan to adopt the fair value option, under SFAS No. 159, for any of its eligible items.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”), which establishes accounting and recording standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary to make them consistent with the requirements of SFAS No. 141(R).  SFAS No. 160 is effective in fiscal years beginning after December 15, 2008. Adamis does not expect that its adoption of the provisions of SFAS No. 160 will have a material effect on its financial condition, results of operations or cash flows.

In June 2007, the FASB ratified EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities.” EITF 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed. EITF 07-3 applies prospectively for new contractual arrangements entered into in fiscal years beginning after December 15, 2007. The Company currently recognizes these non-refundable advanced payments as an asset upon payment, and expenses costs as goods are used and services are provided.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109, Accounting for Income Taxes,” (“FIN 48”) which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet and the measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Adamis adopted FIN 48 effective April 1, 2007 and there was no material effect on its results of operations or financial position.

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company Following the Merger

Following the merger, the combined company’s board of directors will be comprised of six directors, three from Adamis, and three from Cellegy.

Pursuant to the merger agreement, all of Cellegy’s current executive officers will resign immediately before the completion of the merger. Following the merger, the management team of the combined company is expected to be composed of the management team of Adamis. The following table lists the names and ages as of December 31, 2008 and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger.

Name	Age	Position
Dennis J. Carlo, Ph.D.	65	President, Chief Executive Officer, and Director
Richard L. Aloi	54	President, Adamis Laboratories, and Director
Robert O. Hopkins	48	Vice President, Finance and Chief Financial Officer
David J. Marguglio	38	Vice President of Business Development and Investor Relations, Director
Richard C. Williams	65	Director, Chairman of the Board
John Q. Adams, Sr.	71	Director
Robert B. Rothermel	64	Director

Directors

Dennis J. Carlo, Ph.D. Please see the information below under the heading “Executive Officers.”

John Q. Adams, Sr.  Mr. Adams became a Cellegy director in November 2003.  He is President of J.Q Enterprises, a holding company for his interests.  He has had a long career in the pharmaceutical industry and has started three companies: Baylor Laboratories, sold to Norwich Eaton Pharmaceuticals; his second company, Allerderm, Inc., sold to Virbac Inc. in France; and Adams Laboratories, a pharmaceutical company focused on respiratory therapy, sold to Medeva Pharmaceuticals, where from 1991 to 1995, Mr. Adams was a director and was also President of Medeva Americas.  Mr. Adams later repurchased Adams Laboratories from Medeva in 1997 and served as Chairman and CEO; he resigned as CEO in May 2003. Adams Laboratories was renamed Adams Respiratory Therapeutics, Inc. and became a public company in 2005, and Mr. Adams resigned in October 2005 as Chairman of the Board.  He currently serves on the Board of Directors of Respirics, Inc. a private company based in North Carolina.  He also retains memberships and board positions in several professional and philanthropic organizations including the American College of Allergy.  He is also an Honorary Fellow of the American Academy of Otolaryngology-Head and Neck Surgery.  Mr. Adams holds a degree in Biology from Heidelberg College and was elected to the board of trustees in 2006.

Richard L. Aloi.  Please see the information below under the heading “Executive Officers.”

Robert B. Rothermel. Mr. Rothermel became a Cellegy director in January 2004. He is currently a partner of CroBern Management Partnership, a healthcare management and venture capital firm. In November 2002, he retired from Deloitte & Touche, where in his last position, he was the global leader of the firm’s Enterprise Risk Services practice. He previously served as the lead audit engagement partner for several multi-national corporations, and has led professional services in specialty areas such as IPOs, acquisitions, divestitures, restructurings, and litigation. Mr. Rothermel holds a B.S. degree in business administration from Bowling Green State University.

David J. Marguglio. Please see the information below under the heading “Executive Officers.”

Richard C. Williams. Mr. Williams became Chairman and Interim Chief Executive Officer in January 2005. He first joined Cellegy as Chairman of the Board in November 2003. He is President and Founder of Conner-Thoele Ltd., a consulting and financial advisory firm specializing in health care acquisition analysis, strategy formulation and post-merger consolidation and restructuring. Mr. Williams served as Vice Chairman, Strategic Planning of King Pharmaceuticals from 2000 to 2001 following the acquisition by King of Medco Research where he was Chairman. He has held a number of executive level positions with other pharmaceutical companies. Mr. Williams is Chairman and a director of ISTA Pharmaceuticals, a public emerging ophthalmology company. Mr. Williams received a B.A. degree in economics from DePauw University and an M.B.A. from the Wharton School of Finance.

Executive Officers

Dennis J. Carlo, Ph.D. Dr. Carlo has been Adamis’ President Chief Executive officer since October 2006. From 1982 to 1987, he served as Vice President of Research and Development and Therapeutic Manufacturing at Hybritech Inc., which was acquired by Eli Lilly & Co in 1985. After the sale to Lilly, Dr. Carlo, along with Dr. Jonas Salk, James Glavin and Kevin Kimberland, founded Immune Response Corporation, a public company, where he served as its President and Chief Executive Officer from 1994 to 2002. He served as president of Telos Pharmaceuticals, a private biotechnology company, from 2003 to 2006. Dr. Carlo has extensive experience in the development of vaccines and biologics. Early in his career, as Director of developmental and basic cellular immunology and Director of bacterial vaccines and immunology at Merck & Co., he oversaw research and product development for PNEUMOVAX (14-valent polysaccharide vaccine), MENINGOVAX A, MENINGOVAX C, MENINGOVAX A-C, and H. influenzae type b, and also directed a multi-disciplinary task force whose goal was the development of novel adjuvants. At Hybritech, he managed a successful program to carry out research and development in the area of monoclonal antibody and cancer therapy. At Immune Response Corporation, he established a program for an AIDS therapeutic vaccine and led the product development in clinical trials. Dr. Carlo received a B.S. degree in microbiology from Ohio State University and has a Ph.D. in Immunology and Medical Microbiology from Ohio State University.

David J. Marguglio. Mr. Marguglio has been Adamis’ Vice President of Business Development and Investor Relations since its inception in June 2006. From 1996 to 2006, he has held various positions of Vice President with Citigroup Global Markets, Smith Barney and Merrill Lynch. Before entering the financial industry, from 1994 to 1996, he founded and ran two different startup companies, the latter of which was eventually acquired by a Fortune 100 company. From 1993 to 1994, he served as financial counsel for the commercial litigation division of a national law firm. Mr. Marguglio is a licensed securities representative, securities agent, and investment advisor. He received a degree in finance and business management from the Hankamer School of Business at Baylor University.

Robert O. Hopkins. Mr. Hopkins joined Adamis in April 2007 and has been Vice President, Finance and Chief Financial Officer since that time. From 2000 to 2004, he was an Executive Vice President and the Chief Financial Officer of Chatham Capital Corp. In that position he managed financial operations for a corporation that held several hospitals, an extensive life sciences operation and a number of other business units within its portfolio. Mr. Hopkins served as Chief Financial Officer of Veritel Corp from 1999 and 2000, a biometric software company. He has also served as Chief Operating Officer for Circle Trust Company from 2004 to 2005, during which time he was responsible for corporate reorganization after acquiring a troubled trust company. From 2005 until Mr. Hopkins joined Adamis in April 2007, he consulted for Acumen Enterpises providing analysis and business plans for the various projects with which the company was involved. From 1997 to 1999, Mr. Hopkins was Senior Vice President for Finance for the Mariner Post-Acute Network, Atlanta, Georgia. In this position he was responsible for financial management of a division consisting of 12 long-term, acute care hospitals. Among his previous medical-related experience, he has served as Assistant Administrator of Finance for Kindred Hospitals; President and Chief Executive Officer of Doctors Hospital of Hyde Park; and Vice President of Accounting for Cancer Treatment Centers of America. Mr. Hopkins received a B.S. degree in Finance from Indiana State University and an M.B.A. from Lake Forest Graduate School of Management.

Richard L. Aloi. Mr. Aloi is President of Adamis Laboratories and a director of Adamis. He joined Adamis in connection with Adamis’ acquisition of Adamis Labs in April 2007. He founded Aero Pharmaceuticals in 1997 and served as its President from 1997 to 2007. He developed Aero into a distributor of allergen extracts and related products, and managed Aero’s transition to a specialty pharmaceutical provider. From 1979 to 1997, before founding Aero, Mr. Aloi was Director of Sales and Marketing at Center Laboratories (a division of E. Merck), a manufacturer of allergenic extracts and prescription respiratory products, including the market leading epinephrine auto-injector. At Center Laboratories, Mr. Aloi oversaw a 50-person marketing group which included over 35 field sales representatives. His earlier positions within Center Laboratories included Sales Representative, Regional Manager, and National Sales Manager. Mr. Aloi has served in leadership and advisory roles for industry groups, including the Allergen Product Manufacturers Association, the American College of Allergy Asthma & Immunology, and the American Academy of Allergy Asthma & Immunology. Mr. Aloi received a B.A. in Political Science from Boston College in 1976.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Adamis security holders will own, after the merger, approximately 93% of the combined company on a fully-diluted basis. Further, Adamis directors will constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger will reflect the historical results of Adamis before the merger and will not include the historical financial results of Cellegy before the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to reflect the number of shares of common stock received by Adamis security holders in the merger, after giving effect to the difference between the par values of the capital stock of Adamis and Cellegy, with the offset to additional paid-in capital. As a result, the cost of the proposed merger is measured at net assets acquired and no goodwill will be recognized.

The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed merger of Adamis and Cellegy as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Adamis is considered to be acquiring Cellegy in the merger. Consequently, all of the assets and liabilities of Cellegy have been reflected in the pro forma financial statements at their respective fair values and no goodwill or other intangibles will be recorded as part of acquisition accounting.

The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The actual amounts recorded for the merger transaction as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	the cash cost of Cellegy’s operations between the signing of the merger agreement and the closing of the merger;

•
Cellegy’s net working capital balance as calculated pursuant to the merger agreement, which will partially determine the actual number of shares of Cellegy’s common stock to be issued pursuant to the merger;

•	the timing of completion of the merger; and

•	other changes in Cellegy’s assets that occur before completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma combined condensed consolidated financial statements presented below are based on the historical financial statements of Adamis and Cellegy, adjusted to give effect to the acquisition of Cellegy by Adamis for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma combined condensed consolidated balance sheet assumes that the proposed merger was completed as of September 30, 2008. The unaudited pro forma combined condensed consolidated statement of operations for the year ended March 31, 2008 assume that the proposed merger was completed as of April 1, 2007.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Adamis and Cellegy which are included in this joint proxy statement/prospectus.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
As of September 30, 2008

	Historical (1)		Pro Forma		Pro Forma
	Cellegy	Adamis	Adjustments		As Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$361,000	$706,000	$-		$1,067,000
Accounts receivable		161,000			161,000
Inventory, net		137,000			137,000
Prepaid expenses and other current assets	43,000	344,000			387,000
Assets from Discontinued Operations		500,000			500,000
Total current assets	404,000	1,848,000	-		2,252,000
Note receivable from related party	500,000		(500,000)	(B)	-
Interest receivable from related party	32,000		(32,000)	(C)	-
Propery and equipment, net		41,000			41,000
Deferred acquisition costs		101,000	(101,000)	(E)	-
Other assets		22,000			22,000
Total assets	$936,000	$2,012,000	$(633,000)		$2,315,000

LIABILITIES AND STOCKHOLDERS
DEFICIT

Current liabilities:
Accounts payable	$49,000	$710,000	$-		$759,000
Accrued expenses and other current payables	175,000	527,000	(32,000)	(D)	670,000
			135,000	(E)	135,000
Notes Payable to related parties		500,000	(500,000)	(B)	-
Total current liabilities	224,000	1,737,000	(397,000)		1,564,000
Notes payable	713,000				713,000
Derivative instruments	1,000				1,000
Total liabilities	938,000	1,737,000	(397,000)		2,278,000
Stockholders' equity (deficit):
Preferred Stock
Common stock	3,000	4,000	(3,000)	(F)	4,000
Additional paid in capital	125,770,000		(125,770,000)	(F)	-
Additional paid in capital		9,587,000	(2,000)	(A)	9,585,000
Accumulated deficit	(125,775,000)	(9,316,000)	125,775,000	(F)	(9,316,000)
			(236,000)	(E)	(236,000)
Total stockholders' equity	(2,000)	275,000	(236,000)		37,000
Total liabilities and stockholders' equity	$936,000	$2,012,000	$(633,000)		$2,315,000

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

	Historical (1)
	Cellegy	Adamis
	for the year ended	for the year ended	Pro Forma		Pro Forma
	December 31, 2007	March 31, 2008	Adjustments		As Adjusted
Revenues:
Product sales	$-	$622,000	$-		$622,000
Total revenue	-	622,000	-		622,000
Costs and expenses:
Cost of sales	-	349,000	-		349,000
Research and development	23,000	203,000	-		226,000
Selling, general and administrative	1,799,000	3,776,000	256,000	(E)	5,831,000
Intangible impairment	-	3,151,000	-		3,151,000
Total costs and expenses	1,822,000	7,479,000	256,000		9,557,000

Loss from operations	(1,822,000)	(6,857,000)	(256,000)		(8,935,000)
Other income (expense)
Interest and other income	85,000	77,000	(7,000)	(C)	155,000
Interest and other expense	(195,000)	(399,000)	7,000	(D)	(587,000)
Debt forgiveness	5,000	-	-		5,000
Total other income (expense)	(105,000)	(322,000)	-		(427,000)
Loss from continuing operations	$(1,927,000)	$(7,179,000)	$(256,000)		$(9,362,000)
Basic and diluted net loss per common share	$(0.06)	$(0.40)	$-		$(0.45)
Weighted-average shares used in computing
basic and diluted net loss per share	29,834,796	17,764,606	(26,834,796)	(F)	20,764,606

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Six Months Ended September 30, 2008

	Historical (1)
	Cellegy	Adamis
	for the six months ended	for the six months ended	Pro Forma		Pro Forma
	June 30, 2008	September 30, 2008	Adjustments		As Adjusted
Revenues:
Product sales	$-	$311,000	$-		$311,000
Total revenue	-	311,000	-		311,000
Costs and expenses:
Cost of sales	-	181,000	-		181,000
Research and development	3,000	336,000	-		339,000
Selling, general and administrative	798,000	2,336,000	-		3,134,000
Total costs and expenses	801,000	2,853,000	-		3,654,000

Loss from operations	(801,000)	(2,542,000)	-		(3,343,000)
Other income (expense)
Interest and other income	42,000	-	(19,000)	(C)	23,000
Interest and other expense	(129,000)	(390,000)	25,000	(D)	(494,000)
Total other income (expense)	(87,000)	(390,000)	6,000		(471,000)
Loss from continuing operations	$(888,000)	$(2,932,000)	$6,000		$(3,814,000)
Basic and diluted net loss per common share	$(0.03)	$(0.12)	$-		$(0.14)
Weighted-average shares used in computing
basic and diluted net loss per share	29,834,796	24,438,410	(26,834,796)	(F)	27,438,410

(1)
Amounts derived from the unaudited condensed consolidated financial statements of Cellegy beginning on page F-28 of this proxy statement/prospectus and from the unaudited consolidated financial statements of Adamis beginning on page F-59 of this proxy statement/prospectus.

Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

1. Basis of Presentation

On February 12, 2008, Cellegy Pharmaceuticals, Inc. entered into an Agreement and Plan of Reorganization with Adamis Pharmaceuticals Corporation, and Cellegy Holdings, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Cellegy, or Merger Sub, pursuant to which Merger Sub will be merged with and into Adamis, with Adamis surviving after the merger as a wholly-owned subsidiary of Cellegy.

If the merger is consummated, each Adamis stockholder, will receive, in exchange for each share of Adamis common stock held or deemed to be held by such stockholder immediately before the closing of the merger, a number of shares of Cellegy common stock equal to one share (excluding in all cases Adamis dissenting shares). As a result, Cellegy anticipates that it will experience a change in control because Adamis stockholders will own in excess of approximately 93% of the outstanding common stock of Cellegy immediately after the merger. Further, Adamis directors will constitute one-half or more of the combined company’s board of directors and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes. Based on the above and in accordance with accounting principles generally accepted in the United States, the proposed merger is considered to be a reverse acquisition and recapitalization. As a result, the cost of the proposed merger is measured at net assets acquired and no goodwill will be recognized.

2. Pro forma adjustments

(A) To record the fair value of Cellegy’s outstanding common stock assumed in connection with the merger.

(B) To reflect the conversion of the related party note between Cellegy and Adamis to shares of Adamis common stock which will be subsequently cancelled.

(C) To reflect the elimination of accrued interest income between Cellegy and Adamis in connection with the related party note as mentioned in Note (B) above.

(D) To reflect the elimination of accrued interest expense between Cellegy and Adamis in connection with the related party note as mentioned in Note (B) above.

(E)   To reflect the expensing of deferred direct costs of the business combination and the accrual of estimated direct costs to be incurred after March 31, 2008 by Cellegy and Adamis to consummate the merger. Merger costs include fees payable for legal, accounting, printing and other consulting services.

(F)   To adjust Cellegy’s historical common shares to reflect the reverse stock split and issuance of post split Cellegy shares to Adamis shareholders on a one for one basis. The pro forma adjustment assumes that the reverse stock split of the Cellegy shares contemplated by the merger agreement will be approximately 1:9.945 and that, pursuant to the terms of the merger agreement, the Cellegy shareholders will hold 3,000,000 shares of the combined company immediately after the merger. Pursuant to the applicable standards for calculating weighted average shares outstanding for a particular period, the calculation of Adamis weighted average shares outstanding for the respective periods excludes outstanding shares that are subject to stock restriction agreements.

PRINCIPAL STOCKHOLDERS OF ADAMIS

The following table sets forth certain information regarding the beneficial ownership known to Adamis of Adamis’ common stock as of December 31, 2008 by: (i) each director of Adamis; (ii) each of Adamis’ named executive officers; (iii) all executive officers and directors of Adamis as a group; and (iv) all those known by Adamis to be beneficial owners of more than five percent of its common stock. Unless indicated otherwise below, the address of each officer or director listed below is c /o Adamis Pharmaceuticals Corporation, 2658 Del Mar Heights Road, #555 Del Mar, CA 92014.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Dennis J. Carlo, Ph.D. (2)	8,368,000	19.5%
Robert O. Hopkins (3)	870,750	2.0
David J. Marguglio (4)	3,439,904	8.0
Richard L. Aloi (5)	3,593,039	8.4
Thomas Parker (6)	3,305,000	7.7
Rand P. Mulford (7)	3,775,000	8.8
All executive officers and directors as a group (4 persons)	16,271,693	37.9%

(1)
This table is based upon information supplied to Adamis by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Adamis believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 42,978,067 shares outstanding on December 1, 2008. The figures in the table include all options and warrants held by the named persons that are exercisable within 60 days of the date of the table, of which there are none, and include all shares subject to stock repurchase agreements.

(2)	Approximately 6,368,000 of these shares are subject to repurchase rights, as described below.

(3)	All of these shares are subject to repurchase rights, as described below.

(4)	Approximately 2,537,019 of these shares are subject to repurchase rights, as described below.

(5)	Approximately 2,645,097 of these shares are subject to repurchase rights, as described below.

(6)	Approximately 2,357,058 of these shares are subject to repurchase rights, as described below.

(7)	Approximately 1,575,000 of these shares are subject to repurchase rights, as described below.

Stock Repurchase Agreements

Approximately 17,807,000 of the approximately 42,978,000 outstanding share of Adamis common stock are subject to some form of restriction agreements and may be repurchased or cancelled by Adamis. The resale of all of the stock listed below is restricted, and Adamis has the right of first refusal in the event of that the holder thereof proposes to sell the stock.

Shareholder Group	Restricted Shares (000,000)	Description

Officers and Directors D. Carlo R. Aloi D. Marguglio T. Parker R. Hopkins Total:	6,368,000 2,645,097 2,537,019 2,357,058 870,750 14,777,924
These shares were issued to certain executive officers of Adamis. These shares are subject to repurchase by Adamis at $0.001 per share if certain value or performance targets are not met, or if the shareholder ceases to be employed at any time before dates ranging from July 2009 to September 2010, depending on the date of first employment of the officer with the time-based vesting restrictions lapsing with respect to one-third of the shares originally issued subject to these arrangements on each anniversary of the date of first employment which range from July 2006 to September 2007.

Current Employees and Consultants	473,500
These shares are subject to repurchase by Adamis at $0.001 if the shareholder ceases to be employed at any time before dates ranging from September 2009 to October 2011, with the time-based vesting restrictions lapsing with respect to one-third of the shares originally issued subject to these arrangements on each anniversary of the date of first employment which range from September 2006 to October 2008.

Former Officers and Former HVG Shareholder R. Mulford R. Frost Aero Pharmaceuticals Total:	1,575,000 719,019 261,111 2,555,130	These shares are subject to repurchase by Adamis at $0.001 per share if certain value or performance targets are not met.

Total	17,806,554

PRINCIPAL STOCKHOLDERS OF CELLEGY

The following table sets forth certain information regarding the beneficial ownership known to Cellegy of the common stock of Cellegy as of December 31, 2008, by (i) each person known to Cellegy to be a beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group. Unless indicated otherwise below, the address of each officer or director listed below is c /o Cellegy Pharmaceuticals, Inc., 128 Grandview Road, Boyertown, PA 19512.

	Shares Beneficially Owned(1)
Name	Number	Percent
SJ Strategic Investments, LLC(2)(9)	7,343,993	24.7%
Andrew H. Tisch (3)	1,104,886	3.70
David R. Tisch (3)	1,104,886	3.70
James S. Tisch (3)	1,104,886	3.70
Thomas J. Tisch (3)	1,104,886	3.70
Richard C. Williams(4)(9)	8,363,993	28.0
Robert J. Caso (5)	100,000	*
Tobi B. Klar, M.D.(6)	100,944	*
John Q. Adams(7)	54,000	*
Robert B. Rothermel(7)	54,000	*
Thomas M. Steinberg(7)	54,000	*
All directors and officers as a group (6 Persons)(8) (9)	8,726,937	29.2

 *less than 1%

(1)
Based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Cellegy Pharmaceuticals, Inc., 128 Grandview Road, Boyertown, PA 19512.

(2)
Based on filings by SJ Strategic Investments, LLC. with the SEC. Includes 290,000 shares subject to warrants. While SJ Strategic Investments, LLC. believes it possesses sole voting and investment power over such shares, John M. Gregory may be deemed to also have voting and investment power over such shares due to his position as Managing Member and Chief Manager of SJ Strategic Investments, LLC., pursuant to the entity’s Operating Agreement. While SJ Strategic Investments, LLC disclaims the existence of a group, due to the indirect beneficial ownership of its members, such members may be deemed to constitute a group.

(3)
Based on filings on Schedule 13D with the SEC by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch, Jessica S. Tisch, Benjamin Tisch, Merryl H. Tisch and Thomas M. Steinberg (the “Reporting Persons”). The Schedule 13D, as amended through the date of this report, covered a total of 5,525,168 shares, or approximately 18% of the outstanding shares. According to information furnished by the Reporting Persons, 1,104,886 shares are beneficially owned by each of Andrew H. Tisch, Daniel R. Tisch and James S. Tisch; 1,152,586 shares are beneficially owned by Thomas J. Tisch; 6,400 shares are beneficially owned by each of Jessica S. Tisch and Benjamin Tisch and by Merryl H. Tisch as custodian for Samuel Tisch; and 17,125 shares are beneficially owned by Thomas M. Steinberg. Each of the Reporting Persons has disclaimed beneficial ownership of any shares owned by any other Reporting Person, except to the extent that beneficial ownership has been expressly reported in filings with the Securities and Exchange Commission. The address of Andrew H. Tisch, James S. Tisch, Thomas J. Tisch and Thomas M. Steinberg is 667 Madison Avenue, New York, N.Y. 10021, of Daniel R. Tisch is c/o Tower View LLC, 500 Park Avenue, New York, N.Y. 10022, and of Benjamin Tisch, Jessica S. Tisch and Merryl H. Tisch is c/o Tisch Financial Management, 655 Madison Avenue, 19th Floor, New York, N.Y. 10021.

(4)	Includes 1,000,000 shares issuable upon the exercise of stock options. See also note 9 below.
(5)	Includes 100,000 shares subject to stock options.
(6)	Includes 74,944 shares issuable upon the exercise of stock options.
(7)	Includes 54,000 shares issuable upon the exercise of stock options.
(8)	Includes 1,362,944 shares issuable upon the exercise of stock options.
(9)
Pursuant to an agreement entered into on November 11, 2008, between SJ Strategic Investments, LLC, or SJ, and Richard C. Williams, at any time after the date of the agreement until February 28, 2009, SJ has the right to require Mr. Williams to purchase all shares and warrants held by SJ, for an aggregate purchase price of $1,000. The number of shares shown as beneficially owned by Mr. Williams includes the 7,343,993 shares beneficially owned by SJ, 1,000,000 shares subject to an option held by Mr. Williams, and 30,000 shares beneficially owned by Mr. Williams. Mr. Williams has entered into a voting agreement with Adamis that is identical in all material respects to the voting agreement executed by SJ. The number of shares shown in the table as beneficially owned by all directors and officers as a group includes the 7,343,993 shares beneficially owned by SJ that are subject to the agreement with Mr. Williams.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the merger, by (1) each person expected to be a director or executive officer of the combined company, (2) each person or group who is known to the managements of Cellegy and Adamis to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger and (3) all directors and executive officers of the combined company as a group. Unless otherwise indicated in the footnotes to this table, Cellegy and Adamis believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percent of common stock of the combined company gives effect to the reverse stock split and is based on 45,978,067 shares of common stock of the combined company outstanding upon the consummation of the merger and a reverse split ratio of 1:9.945.

Name	Shares Beneficially Owned Number		Percent
Dennis J. Carlo	8,368,000		18.2%
Richard J. Aloi	3,593,039		7.8
Richard C. Williams	841,025	(1)(3)	1.8
John Q. Adams, Sr.	5,430	(2)	*
Robert B. Rothermel	5,430	(2)	*
Robert O. Hopkins	870,750		1.9
David J. Marguglio	3,439,904		7.5
All directors and executive officers as a group (7 persons)	17,123,578		37.2%

*	Less than 1%

(1)
Pursuant to an agreement entered into on November 11, 2008, between SJ Strategic Investments, LLC, or SJ, and Richard C. Williams, at any time after the date of the agreement until February 28, 2009, SJ has the right to require Mr. Williams to purchase all shares and warrants held by SJ, for an aggregate purchase price of $1,000. The number of shares shown as beneficially owned by Mr. Williams includes the 7,343,993 shares beneficially owned by SJ, 1,000,000 shares subject to an option held by Mr. Williams, and 30,000 shares beneficially owned by Mr. Williams. Mr. Williams has entered into a voting agreement with Adamis that is identical in all material respects to the voting agreement executed by SJ. Excludes non-employee director options to purchase 50,000 shares that are expected to be granted at the closing of the merger.

(2)	Includes 5,430 shares issuable upon the exercise of stock options. Excludes non-employee director options to purchase 50,000 shares that are expected to be granted at the closing of the merger.

(3)	Excludes non-employee director options to purchase 50,000 shares that are expected to be granted at the closing of the merger.

DESCRIPTION OF CELLEGY SECURITIES

As of the date of this prospectus, the authorized capital stock of Cellegy consisted of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As proposed to be amended in connection with the proposed merger transaction with Adamis, Cellegy’s authorized capital stock will be 175,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 31, 2008, there were 29,834,796 shares of Cellegy common stock outstanding and no outstanding shares of preferred stock.

The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of Cellegy common stock are entitled to one vote per share on all matters to be voted on by Cellegy stockholders, including the election of directors. Cellegy’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. However, after the closing of the proposed merger transaction, cumulative voting may apply with respect to the election of directors as a result of certain provisions of California law, and to the extent that the combined company becomes subject to any provisions of the California Corporations Code which would require cumulative voting, then we will allow our stockholders to cumulate their votes in accordance with applicable law. For a discussion of the potential application of provisions of the California Corporations Code, please see “Applicability of Provisions of California Corporate Law” below.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Cellegy common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Cellegy’s board of directors, in its discretion, out of legally available funds. Bank credit agreements that Cellegy may enter into from time to time and debt securities that Cellegy may issue from time to time may restrict Cellegy’s ability to declare or pay dividends on its common stock. However, at present there are no such bank credit agreements or other agreements whose terms restrict Cellegy’s ability to declare or pay dividends. Upon Cellegy’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of Cellegy preferred stock, the holders of Cellegy common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. Holders of Cellegy common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Cellegy common stock are, and all shares being offered by this joint proxy statement/prospectus will be, fully paid and not liable to further calls or assessment by Cellegy.

Preferred Stock

On the date of this joint proxy statement/prospectus, there were no shares of preferred stock outstanding. Under Cellegy’s amended and restated certificate of incorporation, as proposed to be amended in connection with the Adamis merger transaction, the board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Cellegy’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Cellegy that may otherwise benefit holders of Cellegy common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Cellegy has no current plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Provisions of Cellegy’s amended and restated certificate of incorporation and amended bylaws, as they will be in effect following the closing of the proposed merger, may delay or discourage transactions involving an actual or potential change in control of the combined company or change in the combined company’s management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that the combined company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions may adversely affect the price of the combined company’s common stock. Among other things, the amended and restated certificate of incorporation and amended and restated bylaws of the combined company will:
•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

•
not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•
provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by holders of at least 25% of the outstanding shares.

The amendment of any of these provisions would require approval by the holders of a majority of our then outstanding common stock.

Cellegy is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•
permit the board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

•
the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, before the time the interested stockholder attained that status;

•
upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Cellegy has not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Cellegy.

The authorized but unissued shares of Cellegy’s common stock may be issued at any time and from time to time by Cellegy’s board of directors without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares of common stock which are unissued relative to those which are issued. This could result in the combined company’s management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of the combined company by means of a proxy contest, tender offer, merger or otherwise. Cellegy currently has no plans to issue shares of its common stock, other than in connection with the merger, the transactions contemplated thereby, in connection with possible future fund-raising transactions after the closing of the merger, and in the ordinary course of business.

Applicability of Provisions of California Corporate Law

Although Cellegy and the combined company are incorporated in Delaware, after the merger the combined company may become subject to Section 2115(b) of the California Corporations Code, which imposes various requirements of California corporate law on non-California corporations if such corporations have characteristics of ownership and operations indicating significant contacts with the State of California and if more than 50% of the corporation’s outstanding voting securities are held of record by persons having addresses in California. Public companies listed or qualified for trading on a recognized national securities exchange, such as the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (or any successor thereto), are generally exempt from Section 2115(b). Cellegy’s common stock will not be listed on any of these markets immediately after the closing of the proposed merger. Among the key provisions of California corporate law that may apply to the combined company is the right of the stockholders to cumulate votes in the election of directors and limitations on the effectiveness of super-majority voting provisions contained in a corporation’s charter documents.

In May 2005, the Delaware Supreme Court in Vantage Point Venture Partners 1996 v. Examen, Inc. held that Section 2115(b) violates the Delaware internal affairs doctrine, which provides that only the State of Delaware has the authority to regulate a Delaware corporation’s internal affairs, and thus Section 2115(b) does not apply to Delaware corporations. If followed by California courts, this ruling would mean that the cumulative voting requirements and other sections of the California Corporations Code do not apply to the combined company. If cumulative voting applies, then stockholders may cumulate their votes in the election of directors, and they will be entitled to as many votes as shall equal the number of shares of common stock held by them multiplied by the number of directors to be elected and will be permitted to cast all of their votes for a single nominee or to distribute their votes among two or more nominees. Additionally, certain provisions of California law limit the effectiveness of supermajority voting provisions and these provisions may also apply to the combined company as a result of Section 2115(b).

Transfer Agent

The transfer agent for Cellegy common stock is Mellon Investor Services LLC.

Listing

Cellegy’s common stock is quoted on the OTC Bulletin Board under the symbol “CLGY.OB” Cellegy and Adamis anticipate that the combined company will seek to change its symbol in connection the change of its corporate name.

COMPARISON OF RIGHTS OF HOLDERS OF CELLEGY STOCK AND ADAMIS STOCK

Both Cellegy and Adamis are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Adamis stockholders will be entitled to become stockholders of Cellegy, and their rights will be governed by the DGCL, the amended and restated certificate of incorporation of Cellegy and the bylaws of Cellegy, as amended.

The following is a summary of the material differences between the rights of Cellegy stockholders and the rights of Adamis stockholders under each company’s respective charter documents and bylaws. With respect to Cellegy, the description of the charter documents reflect the certificate and bylaws as they will be in effect immediately after the closing of the merger, assuming that all of the Proposals described in this joint proxy statement/prospectus are approved. While Cellegy and Adamis believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Cellegy and Adamis stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Cellegy and Adamis that are referred to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Cellegy and being a stockholder of Adamis. Cellegy has filed copies of its amended and restated certificate of incorporation and bylaws, as amended, with the SEC, which are exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and will send copies of these documents to you upon your request. Adamis will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus.

	Adamis	Cellegy
Authorized Capital
The authorized capital stock of Adamis consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. As of December 31, 2008, approximately 42,978,065 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

The authorized capital stock of Cellegy consists of 175,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock. The board has the authority to designate the preferences, special rights, limitations or restrictions of the remaining shares of any class of stock or any series of any class without further stockholder approval. As of December 31, 2008, 29,834,796 shares of common stock were issued and outstanding.

Dividends
Under Delaware law, subject to any restrictions in the corporation’s certificate of incorporation, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Adamis has never paid a dividend on its common stock.

Under Delaware law, subject to any restrictions in the corporation’s certificate of incorporation, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Cellegy has never paid a dividend on its common stock.

Cumulative Voting
Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. Adamis’ certificate of incorporation does not provide for cumulative voting by Adamis stockholders.

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. Cellegy’s certificate of incorporation does not provide for cumulative voting by Cellegy stockholders.

Number of Directors
Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. Adamis’ bylaws provide that the number of directors shall be fixed by the board from time to time. The board of directors or the stockholders are authorized to set the number of directors. Adamis’ board of directors currently consists of three directors.

Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. Cellegy’s certificate of incorporation and bylaws provide that the number of directors shall be fixed by a resolution of the directors. Cellegy’s board currently consists of five directors.

Classified Board of Directors
Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Adamis’ certificate of incorporation does not provide for a classified board of directors. Each director serves until his or her successor is elected or until his or her earlier resignation or removal. The bylaws and certificate of incorporation do not specify a specific term length for service of a director.

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Cellegy’s certificate of incorporation does not provide for a classified board of directors. Each director serves until his or her successor is elected or until his or her earlier resignation or removal. The bylaws and certificate of incorporation do not specify a specific term length for service of a director.

Removal of Directors

Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. Adamis’ bylaws provide that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. Cellegy provides that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies
Delaware law provides that, unless the corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Under the bylaws of Adamis, if the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, vacancies shall, unless the board determines otherwise, be filed solely by the vote of a majority of the directors then in office, even less than a quorum.

Delaware law provides that, unless the corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Under the certificate of incorporation bylaws of Cellegy, if the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, even if less than a quorum and unless the board determines otherwise, by a majority vote of such remaining directors, have the sole right to elect a successor or successors who shall hold the office for the unexpired term.

Board Quorum and Vote Requirements
At meetings of the board of directors, a majority of the authorized directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. Only when a quorum is present may the board of directors continue to do business at any such meeting.

At meetings of the board of directors, a majority of the authorized directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. Only when a quorum is present may the board of directors continue to do business at any such meeting.

Special Meetings of Shareholders
Delaware law permits special meetings of stockholders to be called by the board of directors and any others persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. Adamis’ bylaws provide that special meetings of stockholders may be called by the board of directors or by holders of shares entitled to cast at least 10% of the votes at the meeting. No business may be transacted at a special meeting except that referred to in the notice of meeting.

Delaware law permits special meetings of stockholders to be called by the board of directors and any others persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. Cellegy’s bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board, the chief executive officer, president or the holders of at least 25% of all votes entitled to be cast on any issue proposed to be considered at such special meeting. No business may be transacted at a special meeting except that referred to in the notice of meeting

Quorum for Shareholders Meetings

Except as otherwise expressly provided by law or by Adamis’ certificate of incorporation or bylaws, at all meetings of the stockholders, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Under Cellegy’s bylaws, the presence at a meeting, in person or by proxy, of holders of shares representing a majority of votes entitled to be vote on a matter constitutes a quorum for the transaction of business; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Advance Notice Procedures for a Shareholder Proposal
For nominations or other business to be properly brought before an annual meeting by a stockholder, a stockholder’s notice must be delivered to the corporation between 90 and 120 days before to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, the notice must be delivered not earlier than the close of business on the 120th day before such annual meeting and not later than the later of the 90th day before such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice must include certain information about the stockholder and the proposal.

Under Cellegy’s bylaws for nominations or other business to be properly brought before an annual meeting by a stockholder, a stockholder’s notice must be delivered to Cellegy between 90 and 120 days before to the first anniversary of the preceding year’s annual meeting’ provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, the notice must be delivered not earlier than the close of business on the 120th day before such annual meeting and not later than the later of the 90th day before such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice must include certain information about the stockholder and the proposal.

Action by Shareholders Without a Meeting
Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken by written consent without a meeting. Adamis’ bylaws provide that any action taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, or by electronic transmission, setting forth the action so taken, shall be signed or authorized by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; however, following the closing of the company’s initial public offering of common stock, stockholders may not act by means of written consent.

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken by written consent without a meeting. Cellegy’s restated certificate of incorporation, as proposed to be amended, provides that stockholders may not act by means of written consent.

Amendment of Governing Documents
Procedures for Amendment of Certificate of Incorporation: Under Delaware law, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability, and either call a special meeting of the stockholders entitled to vote thereon or direct that the proposed amendment shall be considered at the next annual meeting of the stockholders. The amendment shall be approved by a majority of the outstanding stock entitled to vote thereon. If the proposed amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.

Procedures for Amendment of Certificate of Incorporation: Under Delaware law, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability, and either call a special meeting of the stockholders entitled to vote thereon or direct that the proposed amendment shall be considered at the next annual meeting of the stockholders. The amendment shall be approved by a majority of the outstanding stock entitled to vote thereon. If the proposed amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.

Procedures for Amendment of Bylaws:   Adamis’ bylaws provide that the bylaws may be amended at any meeting of the board, upon notice thereof in accordance with the bylaws, or at any meeting of the stockholders by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such a meeting.

Procedures for Amendment of Bylaws:   Cellegy’s bylaws provide that the bylaws may be amended at any meeting of the board, upon notice thereof in accordance with the bylaws, or at any meeting of the stockholders by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such a meeting.

Indemnification of Directors, Officers and Employees
Adamis’ bylaws provide that it will indemnify and hold harmless against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), to the fullest extent authorized by Delaware law, any director, trustee, officer, employee of the corporation, or an agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to an employee benefit plan), in connection with a proceeding to which he, she, or it is made a party or threatened to be made a party or is otherwise involved in any action, suit, or proceeding of a civil, criminal, administrative, or investigative nature by reason of being or having served in such a capacity. This indemnification right continues after the individual ceases to be a director, trustee, officer, employee, or agent and inures to the benefit of the individual’s heirs, executors, and administrators. Notwithstanding the foregoing, an individual that initiates a proceeding to enforce the right to indemnification will only be indemnified if such a proceeding is authorized by the board of directors.

Cellegy’s bylaws provide that it will indemnify and hold harmless against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), to the fullest extent authorized by Delaware law, any director, trustee, officer, employee of the corporation, or an agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to an employee benefit plan), in connection with a proceeding to which he, she, or it is made a party or threatened to be made a party or is otherwise involved in any action, suit, or proceeding of a civil, criminal, administrative, or investigative nature by reason of being or having served in such a capacity. This indemnification right continues after the individual ceases to be a director, trustee, officer, employee, or agent and inures to the benefit of the individual’s heirs, executors, and administrators. Notwithstanding the foregoing, an individual that initiates a proceeding to enforce the right to indemnification will only be indemnified if such a proceeding is authorized by the board of directors.

DGCL Section 203
Under Section 203 of the DGCL, Adamis falls within the exemptions from the restrictions on business combinations because it does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market, or (3) held of record by more than 2,000 stockholders.

Cellegy is subject to the anti-takeover provisions of Section 203 of the DGCL unless it falls within an applicable exemption under Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior thereto, did own) 15% or more of the corporation’s voting stock.

Consideration of Other Constituencies
Adamis’ certificate of incorporation does not contain any provision specifically authorizing or requiring Adamis’ board of directors to consider the interests of any constituencies of Adamis other than its stockholders in considering whether to approve or oppose any corporate action.

Cellegy’s certificate of incorporation does not contain any provision specifically authorizing or requiring the Cellegy’s board of directors to consider the interests of any constituencies of Cellegy other than its stockholders in considering whether to approve or oppose any corporate action.

However, Delaware law provides that, in the performance of their duties to the corporation, directors are protected in relying on good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

However, Delaware law provides that, in the performance of their duties to the corporation, directors are protected in relying on good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

MATTERS TO BE PRESENTED TO THE CELLEGY STOCKHOLDERS

CELLEGY PROPOSAL NO. 1

APPROVAL OF THE ISSUANCE OF COMMON STOCK TO ADAMIS STOCKHOLDERS IN THE MERGER

At the Cellegy annual meeting, Cellegy stockholders will be asked to approve the issuance of Cellegy common stock to Adamis stockholders pursuant to the merger agreement and the change in control of Cellegy resulting from the issuance of Cellegy common stock in the merger. Immediately following the merger, Adamis stockholders will own approximately 93% of the fully-diluted shares of the combined company, with existing Cellegy stockholders holding less than approximately 7% of the fully-diluted shares of the combined company.

The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of Cellegy common stock to Adamis stockholders pursuant to the merger agreement and the resulting change in control of Cellegy, are described in detail in other sections of this joint proxy statement/prospectus.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power present in person or represented by proxy at the Cellegy annual meeting is required for approval of Cellegy Proposal No. 1.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF CELLEGY COMMON STOCK TO ADAMIS STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING CHANGE IN CONTROL OF CELLEGY.

CELLEGY PROPOSAL NO. 2

APPROVAL OF PROPOSAL TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The merger agreement provides that Cellegy’s stockholders must approve an amendment to Cellegy’s amended and restated certificate of incorporation to effect the reverse stock split of Cellegy common stock as described in this joint proxy statement/prospectus. If approved, the reverse stock split will be effective immediately before the effective time of the merger. Upon the effectiveness of the amendment to Cellegy’s amended and restated certificate of incorporation effecting the reverse stock split, referred to herein as the split effective time, the total number of outstanding Cellegy shares immediately before the split effective time will be combined into a number of shares equal to (i) 3,000,000 plus (ii) the amount of Cellegy net working capital at the end of the month immediately preceding the month in which the closing of the merger occurs divided by .50; and the amount of net working capital will not include the $500,000 that Cellegy previously loaned to Adamis or Adamis’ obligation to repay that amount. The ratio of (i) the number determined pursuant to the preceding sentence, to (ii) the number of outstanding Cellegy shares immediately before the split effective time, will be referred to as the reverse split ratio. For example, if there were 30,000,000 outstanding Cellegy shares and $0 net working capital at the measurement date, then the reverse split ratio would be 0.1, or 1:10.

Accordingly, at the split effective time, each outstanding pre-reverse split Cellegy share will be reclassified into a fraction of a share equal to the reverse split ratio. All shares and fractions thereof held by a particular record holder will be aggregated into whole shares. The merger agreement provides that no fractional shares will be issued in connection with the reverse stock split. In lieu of fractional shares, Cellegy stockholders who hold a number of shares not evenly divisible immediately prior to the reverse split will be entitled to receive a whole share of Cellegy common stock for any fractional share at no additional cost. The number of shares of Cellegy common stock to be issued in connection with rounding up such fractional interests is not expected by management of Cellegy to be significant. The reverse split would not reduce the number of authorized shares of common stock and preferred stock set forth in Cellegy’s certificate of incorporation, as proposed to be amended.

While the exact ratio of the reverse stock split will not be calculable until near the closing of the merger, based on an assumed 42,980,000 outstanding Adamis shares at the closing date, the table below sets forth the approximate percentages of the total number of shares outstanding immediately after the closing of the merger that the Cellegy stockholders will hold, based on different levels of Cellegy net working capital. Cellegy currently anticipates that the reverse stock split ratio will be at or near the 1:9.3 or 1:9.9 range.

Net Working Capital	Percentage of Outstanding Shares Held by Cellegy Stockholders Immediately After the Merger	Reverse Stock Split Ratio
$400,000	8.12%	1:7.851
$300,000	7.73%	1:8.287
$200,000	7.33%	1:8.775
$100,000	6.93%	1:9.323
$0	6.52%	1:9.945

If Adamis issues additional shares of its common stock before the closing of the merger, then the Cellegy stockholders will hold a lower percentage of the outstanding shares of the combined company immediately after the merger. Cellegy will publicly announce the final reverse stock split ratio. At September 30, 2008, Cellegy had approximately $180,000 of net working capital.

In addition to Cellegy net working capital balance, the actual beneficial percentage ownership percentage of Cellegy stockholders in the combined company immediately following the merger will depend on a variety of other factors, including number of outstanding Adamis shares immediately before the closing, and whether and when options to acquire Adamis common stock, which will become options to acquire Cellegy shares following the merger, are exercised. The following table provides estimates of the number of shares of Cellegy common stock authorized, issued and outstanding, and reserved for issuance at the following times, assuming that there are 29,834,796 Cellegy shares and 43,280,000 Adamis shares outstanding immediately before the effective time of the merger: (i) before the reverse stock split and closing of the merger, (ii) after the reverse stock split but immediately before the effective time of the merger, and (iii) after the reverse stock split and immediately after the closing of the merger:

	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding(1)	Number of Shares Reserved For Issuance(1)
Before the Reverse Stock Split and Closing of the Merger:	50,000,000	29,834,796	4,407,820	(2)
After Assumed 1:7.781 Reverse Stock Split with $400,000 Net Working Capital but Before Closing of the Merger:	175,000,000	3,800,000	561,415	(3)
After Assumed 1:9.945 Reverse Stock Split with $0 Net Working Capital but Before Closing of the Merger:	175,000,000	3,000,000	443,222	(3)
After Assumed 1:7.781 Reverse Stock Split with $400,000 Net Working Capital and Issuance of Shares Following Closing of the Merger:	175,000,000	46,780,000	1,561,415	(4)
After Assumed 1:9.945 Reverse Stock Split with $0 Net Working Capital and Issuance of Shares Following Closing of the Merger:	175,000,000	45,980,000	1,443,222	(4)

(1)
These estimates assume 29,834,796 shares of Cellegy common stock issued and outstanding immediately before the closing of the merger which was the number of shares issued and outstanding as of December 31, 2008.

(2)
Includes shares issuable upon exercise of outstanding Cellegy options and warrants, without giving effect to the reverse stock split. Excludes the shares of common stock reserved for issuance to Adamis stockholders in connection with the merger.

(3)
Excludes an additional estimated 42,980,000 shares of common stock reserved for issuance to Adamis stockholders in connection with the merger, as adjusted for the reverse stock split. Includes post-reverse split shares issuable upon exercise of outstanding Cellegy options and warrants.

(4)
Includes post-reverse split shares issuable upon exercise of outstanding Cellegy and Adamis options, warrants and convertible securities. Includes 1,000,000 shares issuable upon the exercise of an outstanding Adamis warrant that will be assumed by Cellegy in the merger. Excludes shares reserved for issuance under the proposed 2009 Equity Incentive Plan.

If Cellegy Proposal No. 2 is approved, and if the reverse stock split is effected in connection with the closing of the merger, the reverse stock split would become effective upon the filing of a certificate of amendment to Cellegy’s amended and restated certificate of incorporation with the Delaware Secretary of State.

The Cellegy board of directors will effect the reverse stock split, if it is approved by the stockholders, only if the proposal to approve the issuance of shares of Cellegy common stock to Adamis stockholders pursuant to the merger agreement, and the other proposals that the merger agreement requires be approved, are approved, and only in connection with the closing of the merger.

The amendment to Cellegy’s amended and restated certificate of incorporation to effect the reverse stock split will effect the reverse stock split but will not change the number of authorized shares of Cellegy’s common stock or the par value of Cellegy’s common stock.

By approving the certificate of amendment to Cellegy’s amended and restated certificate of incorporation effecting the reverse stock split, stockholders will be approving the combination of any number of issued shares of common stock shares into one share, pursuant to the formula set forth in the merger agreement and described above.

Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to adjust the number of outstanding Cellegy shares in relation to the number of shares that will be issued to the Adamis stockholders in the merger, and to have a smaller total number of outstanding shares of Cellegy common stock immediately after the merger with the goal that Cellegy’s common stock will trade at a higher price per share than its recent trading prices.

Principal Effects of the Reverse Stock Split

The amendment to Cellegy’s amended and restated certificate of incorporation effecting the reverse stock split is set forth in Annex C to this joint proxy statement/prospectus.

The reverse stock split, if effected, will occur simultaneously for all outstanding shares of Cellegy common stock. The reverse stock split will affect all of Cellegy’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Cellegy. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Cellegy’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

If a reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares, referred to as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares of common stock following the reverse stock split may be required to pay higher transaction costs if they sell their shares.

Cellegy has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Cellegy’s stockholders approve the amendment to Cellegy’s restated certificate of incorporation effecting the reverse stock split, the ratio of the reverse stock split to be implemented will be determined as provided in the merger agreement. Cellegy will file the certificate of amendment with the Delaware Secretary of State in connection with the closing of the merger transaction. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. Cellegy expects that Cellegy’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Cellegy. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified (after aggregating fractional shares), will be entitled, upon surrender to the exchange agent of certificates representing such shares, to receive a whole share of Cellegy common stock.

Accounting Matters

The reverse stock split will not affect the stockholders’ equity on Cellegy’s balance sheet. However, because the par value of Cellegy’s common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced to approximately $300 from its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Cellegy will be increased because there will be fewer shares of Cellegy’s common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Cellegy’s board of directors or contemplating a tender offer or other transaction for the combination of Cellegy with another company, the reverse stock split proposal is not being proposed in response to any effort of which Cellegy is aware to accumulate shares of Cellegy common stock or obtain control of Cellegy, nor is it part of a plan by Cellegy’s management to recommend a series of similar amendments to Cellegy’s board of directors and stockholders. Other than the proposals being submitted to Cellegy’s stockholders for their consideration at the Cellegy annual meeting, Cellegy’s board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Cellegy.

No Dissenters’ Rights

Under the DGCL, Cellegy stockholders are not entitled to dissenters’ rights with respect to the reverse stock split.

Certain Federal Income Tax Considerations

The following discussion describes the material United States federal income tax considerations of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion assumes that stockholders do not constructively own any shares of common stock as a result of attribution from related persons or entities. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of options or warrants.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to Cellegy. Cellegy will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Cellegy Stockholders Generally. No gain or loss should be recognized by a stockholder who receives only shares of common stock as a result of the reverse stock split.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of Cellegy common stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in the shares of common stock held immediately before the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE REVERSE STOCK SPLIT’S POTENTIAL TAX EFFECTS. HOLDERS OF CELLEGY COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power outstanding on the record date for the Cellegy annual meeting is required to approve the certificate of amendment to Cellegy’s amended and restated certificate of incorporation to effect a reverse stock split of Cellegy common stock. The proposal is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if a Cellegy stockholder holds shares in street name and fails to instruct the broker to vote the stockholder’s shares for the proposal, the shares will not be counted as votes cast for the proposal and will have the same effect as shares voted against the proposal. If the merger with Adamis is not completed for any reason, the board of directors expects that this proposal will not be implemented.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 2 TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF CELLEGY COMMON STOCK.

CELLEGY PROPOSAL NO. 3

APPROVAL OF PROPOSAL TO AMEND CELLEGY’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
TO EFFECT A NAME CHANGE

Name Change

The Cellegy board of directors has unanimously adopted a resolution approving, declaring advisable and recommending to the Cellegy stockholders for their approval an amendment to Cellegy’s amended and restated certificate of incorporation to change the name of Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation, in connection with the closing of the merger transaction with Adamis. Cellegy intends to file this amendment after the Cellegy stockholders approve the name change, to take effect upon consummation of the merger. The proposed amendment effecting the change in corporate name is set forth as Annex D to this joint proxy statement/prospectus.

Purpose

Because of the relative contributions of business and assets to the combined company by each of Cellegy and Adamis, Cellegy believes that the name change will more accurately reflect the combined company’s business after the merger is effective. In addition, under the merger agreement, approval of the amendment described in this proposal is a condition that we must satisfy to complete the merger with Adamis.

Reasons for the Amendment

The amendment to Cellegy’s amended and restated certificate of incorporation described in this proposal is a condition that Cellegy must satisfy to complete the merger with Adamis. If the amendment is not approved, Cellegy may not be able to complete the merger with Adamis and the other transactions contemplated by the merger agreement unless Adamis agrees to waive this condition to closing, which Cellegy believes is not likely.

Amended and Restated Certificate of Incorporation

The Cellegy board of directors has unanimously approved the amended and restated certificate of incorporation, attached as Annex F to this joint proxy statement/prospectus, that will become effective following the closing of the proposed merger transaction with Adamis. The amended and restated certificate of incorporation will include the changes in corporate name described in this Proposal and the increase in the number of authorized shares of capital stock described in Proposal No. 4, as well as the other provisions described in this joint proxy statements/prospectus under the heading “Comparison of Rights of Holders of Cellegy Stock and Adamis Stock.”

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power outstanding on the record date for the Cellegy annual meeting is required to approve the amendment to Cellegy’s amended and restated certificate of incorporation to change the corporate name. The proposal is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if a Cellegy stockholder holds shares in street name and fails to instruct the broker to vote the stockholder’s shares for the proposal, the shares will not be counted as votes cast for the proposal and will have the same effect as shares voted against the proposal. If the merger with Adamis is not completed for any reason, the board of directors expects that this proposal will not be implemented.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 3 TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME.

CELLEGY PROPOSAL NO. 4

APPROVAL OF PROPOSAL TO AMEND CELLEGY’S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO
INCREASE THE AUTHORIZED CAPITAL STOCK

Increase in Authorized Capital Stock

At the Cellegy meeting, holders of Cellegy stock will be asked to approve the amendment of Cellegy's amended and restated certificate of incorporation to increase the number of authorized shares of Cellegy common stock from 50,000,000 to 175,000,000 shares of common stock and to increase the number of authorized shares of Cellegy preferred stock from 5,000,000 to 10,000,000 shares of preferred stock.  These shares would represent post-reverse stock split shares.  See Annex E for the full text of the amendment.

On December 31, 2008, 29,834,796 shares of Cellegy common stock were outstanding.  Giving effect to the proposed reverse stock split, between approximately 3,000,000 and 3,800,000 shares of common stock are expected to be held by current Cellegy stockholders immediately after the merger.  Approximately 42,980,000 shares of Cellegy common stock are expected to be issued at the effective time of the merger to the Adamis stockholders, assuming no additional issuances of Adamis shares before the closing date; and approximately 1,346,706 post-reverse split shares, assuming a reverse split ratio of 1:9.945, are expected to be reserved for issuance upon the exercise of outstanding Cellegy options, warrants and convertible securities and Adamis options, warrants and convertible securities assumed by Cellegy at the effective time.  Assuming no additional issuances of Adamis shares before the closing date, and assuming the approval of the proposed increase in the authorized shares of Cellegy common stock and the proposed 2009 Equity Incentive Plan, following the closing of the merger Cellegy would have between approximately 45,980,000 and 46,780,000 shares of common stock issued and outstanding, approximately 1,346,706 shares of common stock reserved for issuance under outstanding options, warrants and convertible securities, including assumed Adamis options, warrants and convertible securities, approximately 7,000,000 shares reserved for issuance under the 2009 Equity Incentive Plan of which options to purchase 150,000 shares are expected to be granted to non-employee directors at or after the closing of the merger, and approximately 120,673,294 shares of common stock authorized but unissued and unreserved.

Reasons for the Amendment

The amendment to Cellegy’s amended and restated certificate of incorporation described in this proposal is a condition that Cellegy must satisfy to complete the merger with Adamis.  If the amendment is not approved, Cellegy may not be able to complete the merger with Adamis and the other transactions contemplated by the merger agreement unless Adamis agrees to waive this condition to closing, which Cellegy believes is not likely.

Cellegy’s board of directors believes that the proposed increase the number of shares of capital stock will give Cellegy the number of shares required to effect the merger with Adamis pursuant to the terms of the merger agreement.  In addition, the availability of additional authorized shares will provide the combined company with the flexibility to issue securities for other proper corporate purposes, such as to raise equity capital, to issue shares (or reserve additional shares for issuance) under additional employee benefit plans, to acquire other companies or assets, to grant warrants, in connection with stock splits, or in connection with other transactions.  No additional action or authorization by stockholders of the combined company would be necessary before the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted.  Cellegy does not have any commitment, arrangement, understanding or agreement to issue shares of common stock after the increase in authorized shares, but Cellegy expects that the combined company may issue additional shares of common stock following the consummation of the merger in connection with raising additional financing for the combined company.  Any such financing could dilute the ownership interest of existing stockholders in the combined company.  Cellegy currently cannot estimate the number of shares of common stock of the combined company that will be issued to meet the combined company’s financing needs following the consummation of the merger.  The number of shares required to be issued will depend on a number of factors including the trading price of the common stock at the time of any such financing, the amount of capital the combined company is able to raise, investor reaction to the merger and investor interest in the combined company, and general market conditions.

The additional shares of capital stock that would become available for issuance if the proposed amendment were adopted could also be used by the combined company to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management of the combined company.  For example, without further stockholder approval, the board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors.  Although this proposal to increase the number of authorized shares of common stock and preferred stock has been prompted by the requirements of the merger agreement and business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of Cellegy or the combined company, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by Cellegy to deter or prevent changes of control, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

In addition, the authority granted by the amended and restated certificate of incorporation to the board of directors to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of preferred stock could be used for anti-takeover purposes.  The proposal to increase the number of authorized shares of preferred stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and Cellegy’s management presently does not intend to propose anti-takeover measures in future proxy solicitations.

Effect of the Amendment

Effectiveness of Amendment.  If approved by the Cellegy stockholders and filed with the Secretary of State of the State of Delaware, the amendment to Cellegy’s certificate of incorporation will increase the authorized common stock from 50,000,000 to 175,000,000 shares.  Cellegy’s authorized preferred stock is currently 5,000,000 shares.  If this amendment is approved, the total authorized shares of preferred stock will be increased to 10,000,000 shares.  Cellegy expects that the amendment would be filed with the Secretary of State of the State of Delaware immediately before the merger with Adamis.

Effect of Reverse Stock Split.  The reverse stock split of the common stock proposed in Proposal No. 2 of this joint proxy statement/prospectus will reduce the number of shares of common stock outstanding immediately before such reverse split.   However, the reverse stock split will not reduce the number of authorized shares of common stock set forth in this amendment.

Dilutive Effect of Potential New Stock Issuances. The issuance in the future of additional authorized shares of common stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the then-currently outstanding shares of common stock.

Amended and Restated Certificate of Incorporation

The Cellegy board of directors has unanimously approved the amended and restated certificate of incorporation, attached as Annex F to this joint proxy statement/prospectus, that will become effective following the closing of the proposed merger transaction with Adamis.  The amended and restated certificate of incorporation will include the changes in corporate name as discussed in Proposal No. 3 and the increase in the number of authorized shares of capital stock described in this Proposal, as well as the other provisions described in this joint proxy statements/prospectus under the heading “Comparison of Rights of Holders of Cellegy Stock and Adamis Stock.”

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power outstanding on the record date for the Cellegy annual meeting is required to approve the amendment to Cellegy’s amended and restated certificate of incorporation to increase the number of authorized shares of capital stock.  The proposal is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions.  Accordingly, if a Cellegy stockholder holds shares in street name and fails to instruct the broker to vote the stockholder’s shares for the proposal, the shares will not be counted as votes cast for the proposal and will have the same effect as shares voted against the proposal.  If the merger with Adamis is not completed for any reason, the board of directors expects that this proposal will not be implemented.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO.  4 TO AMEND CELLEGY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK.

CELLEGY PROPOSAL NO. 5
APPROVAL OF
2009 EQUITY INCENTIVE PLAN

2009 Equity Incentive Plan

The board of directors adopted the 2009 Equity Incentive Plan, or the 2009 incentive plan, in on February 6, 2009. The 2009 incentive plan will become effective immediately upon the closing of the merger transaction with Adamis. The 2009 incentive plan will terminate on February 6, 2019, unless terminated earlier by the board of directors.

Stock Awards.    The 2009 incentive plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2009 incentive plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors, and consultants.

 Share Reserve.    Following this offering, the aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2008 incentive plan is 7,000,000 shares. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of common stock determined by our board of directors prior to the start of a calendar year for which an increase applies. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2009 incentive plan is equal to 70,000,000 shares, as increased from time to time pursuant to annual increases.

No person may be granted stock awards covering more than 5,000,000 shares of common stock under the 2009 incentive plan during any calendar year pursuant to stock options or stock appreciation rights. In addition, no person may be granted a performance stock award covering more than 5,000,000 shares or a performance cash award covering $1,000,000 in any calendar year. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1 million limitation on the income tax deductibility of compensation paid to certain executive officers imposed by Section 162(m) of the Internal Revenue Code.

If a stock award granted under the 2009 incentive plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2009 incentive plan. In addition, the following types of shares under the 2009 incentive plan may become available for the grant of new stock awards under the 2009 incentive plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares subject to stock awards that are settled in cash; (c) shares withheld to satisfy income and employment withholding taxes; (d) shares used to pay the exercise price of an option in a net exercise arrangement; (e) shares tendered to us to pay the exercise price of an option; and (f) shares that are cancelled pursuant to an exchange or repricing program. Shares issued under the 2009 incentive plan may be previously unissued shares or reacquired shares, including shares bought on the open market. As of the date hereof, no shares of common stock have been issued under the 2009 incentive plan.

Administration.    The board of directors has delegated its authority to administer the 2009 incentive plan to the compensation committee. Subject to the terms of the 2009 incentive plan, the board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards, and the strike price of stock appreciation rights.

The plan administrator has the authority to

•	reduce the exercise price of any outstanding option or the strike price of any outstanding stock appreciation right;

•	cancel any outstanding option or stock appreciation right and to grant in exchange one or more of the following:

•	new options or stock appreciation rights covering the same or a different number of shares of common stock;

•	new stock awards;

•	cash; and/or

•	other valuable consideration; or

•	engage in any action that is treated as a repricing under generally accepted accounting principles.

Stock Options.    Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2009 incentive plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2009 incentive plan vest at the rate specified by the plan administrator.

Generally, the plan administrator determines the term of stock options granted under the 2009 incentive plan, up to a maximum of ten years (except in the case of certain incentive stock options, as described below). Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than for cause or upon the optionee’s disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service, or such other period as may be provided for in the applicable option agreement or in any other agreement between the company and the optionee. If an optionee’s service relationship is terminated for cause, then the option terminated immediately. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionee, (d) a net exercise of the option, and (e) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee's death.

        Tax Limitations on Incentive Stock Options.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Automatic Option Grant Program for Non-Employee Directors. Under the provisions of the 2009 incentive plan relating to non-employee directors, each non-employee director who is a member of the board of directors on or effective as of the closing of the merger, and any person who thereafter becomes a non-employee director, will automatically receive an initial grant of a nonstatutory option to purchase 50,000 shares of common stock upon such person’s election or appointment. These initial grants will vest 50% on the grant date, with the balance vesting in equal monthly installments over a period of three years from the grant date. In addition, any person who is a non-employee director immediately after the annual meeting of our stockholders automatically will be granted, on the annual meeting date, beginning with our first annual meeting of stockholders after the closing of the merger, a nonstatutory option to purchase 25,000 shares of common stock, or the annual grant, subject to adjustment of the board of directors from time to time. These annual grants will vest in equal monthly installments over three years from the grant date. In the event of certain corporate transactions, including change in control transactions, the vesting of options held by non-employee directors whose service has not terminated generally will be accelerated in full, and if the director ceases to serve as a director as a result of the transaction, the director will have 12 months from the date of cessation of service within which to exercise the option.

Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for: (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration approved by the plan administrator. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration acceptable to our board of directors. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect to shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of the common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2009 incentive plan vests at the rate specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2009 incentive plan up to a maximum of ten years. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or the participant's beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.     The 2009 incentive plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid to certain executive officers imposed by Section 162(m) of the Internal Revenue Code. To assure that the compensation attributable to one or more performance-based awards will so qualify, our compensation committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum number of shares that may be granted to a participant in any calendar year attributable to performance stock awards may not exceed 5,000,000 shares of common stock, and the maximum value that may be granted to a participant in any calendar year attributable performance cash awards may not exceed $1,000,000.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2009 incentive plan, (b) the maximum number of shares by which the share reserve may increase automatically each year, (c) the maximum number of options, stock appreciation rights, and performance stock awards and performance cash awards that can be granted in a calendar year, (d) the number of shares for which options are subsequently to be made as initial and annual grants to new and continuing non-employee directors, and (e) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

Corporate Transactions.    In the event of certain significant corporate transactions as set forth in the 2009 incentive plan, outstanding awards under the 2009 incentive plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors also has the discretion to:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring entity or parent company;

•	accelerate the vesting of a stock award and provide for its termination prior to the effective time of the corporate transaction; or

•
provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the optionee would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Changes in Control.    Our board of directors has the discretion to provide that a stock award under the 2009 incentive plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2009 incentive plan will not vest automatically on such an accelerated basis unless specifically provided by the participant's applicable award agreement.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2008 incentive plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2009 incentive plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2009 incentive plan stock appreciation rights separate from any other award or in tandem with other awards under the 2009 incentive plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 2008 incentive plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2009 incentive plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

New Plan Benefits

The 2009 incentive plan will become effective if adopted by our stockholders and upon the closing of the merger transaction with Adamis. The Board intends to grant options to purchase shares of common stock to certain individuals set forth in the table below, at or shortly after the closing of the merger transaction. Except as set forth in the table below (or noted in the footnotes thereto), these options will otherwise have terms consistent with the terms described above for option grants under the 2009 equity incentive plan.

2009 Equity Incentive Plan

Name and Position	Number of Shares Underlying Options to be Granted
John Q. Adams, Sr.	50,000	(1)
Robert B. Rothermel	50,000	(1)
Richard C. Williams	50,000	(1)

(1)
This option, if granted, will have an exercise price equal to the fair market value per share on the date of grant, and is to be granted immediately after the closing of the merger with Adamis. The shares subject to the grant will vest at a rate of 50% on the grant date and the balance vesting monthly over three years from the grant date.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Cellegy annual meeting will be required to approve the 2009 Equity Incentive Plan.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE "FOR" CELLEGY PROPOSAL NO. 5 TO APPROVE THE 2009 EQUITY INCENTIVE PLAN.

CELLEGY PROPOSAL NO. 6
ELECTION OF DIRECTORS

Directors and Nominees

At the annual meeting, the stockholders will elect five directors; each nominee is currently a director of Cellegy. However, one of the closing conditions in the merger agreement is that all directors and officers of Cellegy that Adamis designates shall have submitted their resignations to be effective at the closing of the merger. Richard C. Williams, Robert B. Rothermel and John Q. Adams, Sr., will, if re-elected as directors at the annual meeting, continue as directors of the combined company after the merge, and in connection with the closing of the merger, Ms. Klar and Mr. Steinberg are expected to resign as directors. Similarly, in connection with the closing of the merger, three additional persons, each of whom is currently a member of the Adamis board of directors, will be appointed as new Cellegy directors. The three additional nominees for election to the board of directors, if elected, will not join the board of Cellegy unless and until consummation of the merger. Directors will be elected serve until the next meeting of stockholders of Cellegy or until their respective successors are elected and qualified or until the death, resignation, or removal of the director.

In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, an event not now anticipated, the proxies will be voted for any nominee who shall be designated by the present Cellegy board of directors to fill the vacancy.

Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected. Unless marked otherwise, proxies received will be voted FOR the election of each of the five nominees named below.

Nominees for Election of Directors

The principal occupation and certain other information concerning the nominees for directors are set forth below.

Name	Age	Principal Occupation	Director Since
Richard C. Williams	65	President, Conner-Thoele Ltd., Chairman and Interim Chief Executive Officer, Cellegy Pharmaceuticals	2003
Tobi B. Klar, M.D.(3)	53	Dermatologist and Associate Clinical Professor in Dermatology, Albert Einstein Medical Center	1995
John Q. Adams, Sr.(1)(2)(3)	71	President, J.Q. Enterprises	2003
Robert B. Rothermel (2)	64	Partner, CroBern Management Partnership	2004
Thomas M. Steinberg(1)(2)(3)	51	Financial Advisor	2003

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Nominating and Governance Committee.

The principal occupation and certain other information concerning the persons who are expected to be directors of Cellegy following consummation of the merger with Adamis are set forth below.

Name	Age	Principal Occupation	Director Since

Richard C. Williams	65	President, Conner-Thoele Ltd., Chairman and Interim Chief Executive Officer, Cellegy Pharmaceuticals	2003
John Q. Adams, Sr.	71	President, J.Q. Enterprises	2003
Robert B. Rothermel	64	Partner, CroBern Management Partnership	2004
Dennis J. Carlo	65	Chief Executive Officer, Adamis Pharmaceuticals
Richard L. Aloi	54	President, Adamis Laboratories
David J. Marguglio	38	Vice President of Business Development and Investor Relations, Adamis

For biographical information about the persons expected to be directors of the combined company after the merger, including Messrs. Williams, Adams and Rothermel, please see the disclosures under the heading “Management of the Combined Company.”

Tobi B. Klar, M.D. Dr. Klar became a director for Cellegy in June 1995. She is a physician, board certified in dermatology. Since 1986, Dr. Klar has maintained a private dermatology practice and has served as Co-Chairperson of the Department of Dermatology at New Rochelle Hospital Medical Center, New Rochelle, New York, and Associate Clinical Professor in Dermatology at Albert Einstein Medical Center in New York City. Dr. Klar holds a M.D. from the State University of New York.

Thomas M. Steinberg. Mr. Steinberg became a director in November 2003. Since 1991, Mr. Steinberg has been an adviser to certain members of the Tisch family concerning certain of their business interests and activities. Mr. Steinberg formerly worked for Goldman Sachs & Company as a Vice President in its Investment Banking Division. He has served as a director of a number of other public and private companies including Gunther International, Infonxx, Inc., and Ableco. Mr. Steinberg received an economics degree from Yale University where he graduated Summa Cum Laude and Phi Beta Kappa. He also received an M.B.A. from Stanford University.

The Cellegy board of directors, sometimes referred to as the Board, and the Nominating and Governance Committee of the Board, have each determined that Messrs. Adams, Klar, Rothermel and Steinberg qualify as independent directors in accordance with the listing requirements of the NASDAQ Stock Market, or NASDAQ, based on representations from each director that they meet the relevant NASDAQ and SEC definitions and a review of any relevant transactions or relationships between each director, any member of his or her family, and Cellegy, its senior management and its independent registered public accounting firm. The NASDAQ definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members, has engaged in various types of business dealings with us. In addition, the board and the committee made a subjective determination as to each independent director that no relationship exists that, in the opinion of the board or the committee, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, Cellegy’s directors reviewed and discussed information provided by the directors and Cellegy with regard to each director’s business and personal activities as they may relate to Cellegy and its management.

Executive Officers

Cellegy’s current executive officers include the following persons:

Richard C. Williams	65	Chairman and Interim Chief Executive Officer, Director
Robert J. Caso	52	Vice President, Finance and Chief Financial Officer

Richard C. Williams. Please see the biography under the heading “Nominees” above.

Robert J. Caso. Mr. Caso became Vice President, Finance and Chief Financial Officer in March 2005. From January 2003 through 2004, he headed a multinational team in connection with the implementation of an SAP application for Johnson & Johnson’s Worldwide Pharmaceutical Group. Subsequent to Johnson & Johnson’s acquisition of Centocor in 1999, Mr. Caso held the Financial Controller position at Centocor. From 1988 through 1995 he held various finance positions at Centocor and held the Corporate Controller position from 1996 to 1999. Mr. Caso has substantial experience in finance operations, accounting systems, business financing and domestic and international taxation. Mr. Caso is a Certified Public Accountant and holds a BS in Accounting from Villanova University and an MBA in Finance from Lehigh University.

Executive officers are chosen by and serve at the discretion of the Board of Directors, subject to any written employment agreements with Cellegy.

Board of Directors Meeting Attendance and Committees

During the fiscal year ended December 31, 2007, the board held two meetings. Each person who was a director during fiscal 2007 participated in at least 75% or more of the aggregate number of the meetings of the Board held during the time that such person was a director and any committee on which he or she served.

Standing committees of the Board include an Audit Committee, a Nominating and Governance Committee and a Compensation Committee.

The company does not have a policy that requires the attendance of all directors at the annual meeting of stockholders. Mr. Williams attended the 2005 annual meeting of stockholders in person.

Audit Committee

Messrs. Adams, Rothermel and Steinberg are the current members of the Audit Committee. Mr. Rothermel is the current chair of the committee. During fiscal 2007 the Audit Committee held six meetings. The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Subject to an approved charter, the Audit Committee reviews our financial results, accounting practices, internal control systems and the fee arrangements with our independent auditors as well as their independence and performance, and meets with our independent auditors concerning the scope and terms of their engagement and the results of their audits. The Board has determined that each member of the Audit Committee is “independent” as defined by the applicable NASDAQ rules and by the Sarbanes-Oxley Act of 2002 and regulations of the SEC, and that Mr. Rothermel qualifies as an “audit committee financial expert” as defined in such regulations. The Board has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Annex G .

Compensation Committee

Messrs. Adams and Steinberg are the current members of the Compensation Committee. Mr. Steinberg is the current chair of the committee. The Board has determined that each member of the Compensation Committee is “independent” as defined in the applicable NASDAQ Listing Standards. The Compensation Committee met once during 2007 and acted by written consent once. The compensation committee has adopted a written charter, a copy of which is attached hereto as Annex H. Our compensation committee assists the Board in reviewing compensation arrangements for executive officers. Principal functions of the compensation committee include: (i) reviewing and recommending approval of compensation arrangements (including severance provisions) of our chief executive officer and our other executive officers; (ii) to the extent the Board delegates such authority to the committee, administering our equity incentive plans and agreements; (iii) reviewing and making recommendations to the Board with respect to incentive compensation and equity plans; and (iv) performing other duties regarding compensation for employees and consultants as the Board may from time to time delegate to the committee. Subject to provisions of any applicable employment agreements, the compensation committee typically reviews base salary levels and total compensation for executive officers at least annually. With respect to equity compensation, the compensation committee or the Board grants stock options or other equity awards, often after receiving a recommendation from our chief executive officer (except in the case of awards to the chief executive officer). The compensation committee has authority to retain its own compensation consultants and to obtain advice and assistance from internal or external legal, accounting or other advisors. The committee did not retain any compensation consultants in connection with establishing compensation levels for officers for 2007. Management plays a role in the compensation-setting process. The most significant aspects of management’s role are to evaluate employee performance and recommend salary levels and equity compensation awards. Our chief executive officer usually makes recommendations to the compensation committee and the Board concerning compensation for other executive officers. Our chief executive officer is a member of the Board but does not participate in Board decisions regarding any aspect of his own compensation. The compensation committee administers Cellegy’s incentive and equity plans, including the 1995 Equity Incentive Plan, 1995 Directors’ Stock Option Plan and the 2005 Equity Incentive Plan.

Nominating and Governance Committee

Messrs. Adams and Steinberg and Dr. Klar are the current members of the Nominating and Governance Committee. Dr. Klar is the current chair of the committee. The Board has determined that all current members of the Nominating and Governance Committee are “independent” as defined in the applicable NASDAQ Listing Standards. The committee did not meet during 2007. Subject to an approved charter, the general functions of the Nominating and Governance Committee are (i) to recruit, evaluate and nominate candidates to be presented for appointment or election to serve as members of the Board, (ii) to recommend nominees for Board committees, (iii) to recommend corporate governance guidelines applicable to the Company, and (iv) to review the Board’s performance. The nominating and governance committee has adopted a written charter, a copy of which is attached hereto as Annex I.

Director Nomination Process

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend to the committee candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of Cellegy, P.O. Box 695, Boyertown, PA 19512, who will, in turn, forward the recommendation to the Nominating and Governance Committee. The recommendation must set forth (i) the name and address as they appear on Cellegy’s books of the stockholder making the recommendation and the class and number of shares of capital stock of Cellegy beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in Cellegy’s proxy statement as a nominee for election to the Board and to serving as a director, if elected. Stockholders must also comply with all requirements of Cellegy’s bylaws with respect to nomination of persons for election to the Board of Directors. The company may also require any proposed nominee to furnish such other information as the company or the committee may reasonably require to determine the eligibility and qualifications of the nominee to serve as a director. In performing its evaluation and review, the committee generally does not differentiate between candidates proposed by stockholders and other proposed nominees, except that the committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Cellegy.

The Nominating and Governance Committee believes that persons nominated for election to the board of directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors and experience in the industry in which Cellegy conducts its business. In addition to the above criteria (which may be modified from time to time), the committee may consider such other factors as it deems in the best interests of the company and its stockholders or that it believes may enhance the effectiveness and responsiveness of the Board and its committees. The committee believes that the qualifications and strengths of an individual in totality, rather than any specific factor, should be primary, with a view to nominating persons for the election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a contribution to the Board of Directors. The company is generally of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body. Accordingly, it is the general policy of the committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, whom the committee believes will continue to make important contributions to the Board and who consent to stand for reelection and, if reelected, to continue their service on the Board. The committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.

The Nominating and Governance Committee intends to identify candidates for election to the Board of Directors through the personal knowledge and experience of the members of the committee and third-party recommendations. To date, the committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to do so. The committee did not receive any security holder recommendations for nomination to the Board in connection with this year’s meeting. New candidates will be evaluated based upon their backgrounds and/or interviews with members of the committee. The Nominating and Corporate Governance Committee may request references and additional information from the candidate prior to reaching a conclusion. Once a candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, it will attempt to do so.

 Stockholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board of Directors by writing to them, care of Secretary, Cellegy Pharmaceuticals, Inc., P.O. Box 695, Boyertown, PA 19512, who will forward the communication to the intended director or directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Director Compensation

Outside directors previously received an annual retainer of $10,000 and a fee of $1,500 for each Board meeting attended in person, as well as their travel expenses related to attendance at Board meetings, as well as annual retainers of $1,000, $3,500 and $4,500 for Nominating and Governance, Compensation and Audit Committee membership, respectively. Pursuant to his agreement with the company, Mr. Williams, as Chairman of the Board, was entitled to receive $100,000 a year for his services as chairman. Effective January 23, 2007, the board of directors approved a reduction in the rate of compensation payable to directors of the company. Effective January 1, 2007, the Board eliminated the annual retainers for service on the Board and committees of the Board.

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2007 for services to Cellegy. There were no option grants to outside directors during 2007.

Name	Fees earned or paid in cash ($)	Option Awards ($)	All Other Compensation ($)(5)	Total ($)
John Q. Adams, Sr.(1)	$9,250	$—	$8,740	$42,990
Tobi B. Klar, M.D.(2)	5,750	—	5,191	29,441
Robert B. Rothermel(3)	26,750	—	7,629	19,629
Thomas M. Steinberg(4)	7,750	—	5,480	41,230
Total	$49,500	$—	$27,040	$133,290

(1)	A total of 54,000 options were outstanding as of December 31, 2007, of which 32,375 were exercisable as of December 31, 2007.
(2)	A total of 100,944 options were outstanding as of December 31, 2007, of which 84,944 were exercisable as of December 31, 2007.
(3)
Of this amount, $23,750 is for fees related to services provided in 2006 but paid in 2007. A total of 54,000 options were outstanding as of December 31, 2007, of which 26,750 were exercisable as of December 31, 2007.

(4)	A total of 54,000 options were outstanding as of December 31, 2007, of which 32,375 were exercisable as of December 31, 2007.
(5)	The amounts in this column reflect the compensation expense recognized for 2007 financial statement reporting purposes related to stock options in accordance with FAS 123R.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Directors who are officers or employees of Cellegy are not compensated for board services in addition to their regular employee compensation.

Annual Cash Compensation: Effective January 1, 2007, the board eliminated the annual retainers for service on the board and committees of the board. During fiscal 2007, each member of the board of directors was eligible to receive cash compensation consisting of a meeting fee of $1,500 for each meeting attended. Mr. Williams is entitled to receive $100,000 per year for his services as Chairman of the Board.

Equity Compensation: During fiscal 2007, each member of the board of directors was eligible to receive option awards under the terms of the Cellegy’s 2005 Plan. New members of the board receive an initial option grant to purchase 30,000 shares of Cellegy’s common stock with one-third of the shares vesting after one year from the date of grant and one-third of the shares vesting annually thereafter. Continuing members of the board, who have served at least twelve months, receive an annual option grant of 12,000 shares of common stock, granted on the first business day after Cellegy’s annual shareholder meeting, with vesting annually over a three-year period contingent on continued service on the Board of Directors for one year. No such options were granted in 2007. If the proposed merger transaction with Adamis is consummated and the 2008 incentive plan is approved, then equity compensation for directors will be governed by the provisions of that plan.

See also “Certain Relationships and Related Transactions” for additional information concerning compensation to directors.

Director Compensation For the Combined Company Following the Merger. Following the closing of the proposed merger transaction between Cellegy and Adamis, if the 2008 Equity Incentive Plan is approved as described elsewhere in this joint proxy statement/prospectus, each non-employee director of the combined company, including Messrs. Williams, Rothermel and Adams, who is a member of the board of directors on or effective as of the closing of the merger, and any person who thereafter becomes a non-employee director, will automatically receive an initial grant of a nonstatutory option to purchase 50,000 shares of common stock upon such person’s election or appointment. These initial grants will vest 50% on the grant date, with the balance vesting in equal monthly installments over a period of three years from the grant date. In addition, any person who is a non-employee director immediately after the annual meeting of our stockholders automatically will be granted, on the annual meeting date, beginning with the first annual meeting of stockholders after the closing of the merger, a nonstatutory option to purchase 25,000 shares of common stock, or the annual grant, subject to adjustment by the board of directors from time to time. These annual grants will vest in equal monthly installments over three years from the grant date. In the event of certain corporate transactions, including change in control transactions, the vesting of options held by non-employee directors who services has not terminated generally will be accelerated in full, and if the director ceases to serve as a director as a result of the transaction, the director will have 12 months from the date of cessation of service within which to exercise the option. In addition, non-employee directors will also be entitled to receive cash directors fees, as follows: each non-employee director will receive an annual fee of $25,000 per year, paid quarterly; the Chair of the Audit Committee will receive $10,000 per year; the Chair of the Compensation Committee and the Nominating and Governance Committee will each receive $5,000 per year; each non-employee director will receive $1,500 for each meeting attended; and the Chair of the Board will receive an annual fee of $125,000, which will be in lieu of any other annual, committee or meeting fees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% holders are required to furnish us with copies of all of these forms which they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2007, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the company. The company will provide any person, without charge, a copy of the Code. Requests for a copy of the Code may be made by writing to the Company at Cellegy Pharmaceuticals, Inc., P.O. Box 695, Boyertown, PA 19512, Attention: Chief Financial Officer. Following the closing of the proposed merger with Adamis, Cellegy intends to disclose any amendment to, or a waiver from, a provision of its code of business conduct and ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of its code of business conduct and ethics by posting such information on its website, which after the closing of the merger is expected to be www.adamispharmaceueticals.com.

Report of the Audit Committee of Cellegy’s Board of Directors

The audit committee of the Cellegy board of directors is responsible for overseeing Cellegy’s accounting and financial reporting processes, the appointment, compensation, retention and oversight of Cellegy’s independent registered public accounting firm, and for overseeing audits of Cellegy’s financial statements. The audit committee pre-approves the engagement with Cellegy’s independent registered public accounting firm, reviews the independence and the quality control procedures of Cellegy’s independent registered public accounting firm, and meets with Cellegy’s management and its independent registered public accounting firm and separately with that firm regarding the audits of Cellegy’s financial statements. The registered independent public accounting firm reports directly to the audit committee. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the audit committee, from Cellegy for such advice and assistance.

Cellegy’s management is responsible for preparing Cellegy’s financial statements and for its financial reporting process, accounting policies, systems of internal controls and disclosure controls and procedures. Cellegy’s independent registered public accounting firm is responsible for performing an independent audit and expressing an opinion on the conformity of Cellegy’s audited financial statements with accounting principles generally accepted in the United States of America.

In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed Cellegy’s audited financial statements for the fiscal year ended December 31, 2007, with Cellegy’s management.

2.
The audit committee has discussed with Mayer, Hoffman, McCann, P.C. the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules.

3.
The audit committee has received the written disclosures and the letter from Mayer, Hoffman, McCann, P.C. required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with Mayer, Hoffman, McCann, P.C. their independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the Cellegy’s board of directors that the audited financial statements be included in Cellegy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the audit committee.

AUDIT COMMITTEE

Robert B. Rothermel, Chair
John Q. Adams, Sr.
Thomas M. Steinberg

Audit Fees and Services

The following table presents fees for professional services rendered by Mayer, Hoffman, McCann P.C., or MHM, for the audit of our annual financial statements for the year ended December 31, 2007, and fees billed for audit-related services, tax services and all other services rendered to us by MHM for 2007. The table also presents fess for professional services rendered by PricewaterhouseCoopers LLP, or PWC, for the audit of our annual financial statements for the year end of December 31, 2005, and fees billed for audit-related services, tax services, and all other services rendered to us by PwC for 2005, during the time that PwC served as our principal accountant.

Fees	2007	2006
Audit fees and expenses	$77,500	$281,762	(1)
Audit-related fees and expenses	4,992	26,078
Tax fees	20,200	20,450
All other fees	--	--
Total	$102,692	$328,290

(1)	Includes $136,186 billed by PwC and $145,576 billed by MHM in 2006.

Audit fees and expenses. Audit fees relate to services related to the audit of Cellegy’s financial statements and review of financial statements included in Cellegy’s quarterly reports on Form 10-Q, including review of registration statements filed with the SEC.

Audit-related fees and expenses. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Cellegy’s financial statements and are not included under “Audit Fees,” and include fees for consultations concerning financial accounting and reporting matters.

Tax fees. Tax fees include fees for services rendered in connection with preparation of federal, state and foreign tax returns and other filings and tax consultation services.

All other fees. All other fees include amounts charged by Cellegy’s auditor in connection with services not generally considered to be audit or audit related matters.

Pre-Approval Policies

Under our pre-approval policies with respect to our independent accountants, the Audit Committee pre-approves all audit and non-audit services provided by our independent accountants prior to the engagement of the independent accountants for such services. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting.

All fees reported under the headings Audit fees and expenses, Audit-related fees and expenses, Tax fees and All other fees above for 2007 were approved by the Audit Committee before the respective services were rendered, which concluded that the provision of such services was compatible with the maintenance of the independence of the firm providing those services in the conduct of its auditing functions. Accordingly, none of the fees reported under the headings were approved by the Audit Committee pursuant to federal regulations that permit the Audit Committee to waive its pre-approval requirement under certain circumstances.

Executive Compensation

Summary Compensation Table

Cellegy

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Cellegy during fiscal year 2007 and 2006 to (i) each person who served as Cellegy’s chief executive officer during 2007, or “CEO,” (ii) each person who served as Cellegy’s principal financial officer, or CFO, during 2007, (iii) the three most highly compensated officers other than the chief executive officer and principal financial officer who were serving as executive officers at the end of 2007 and whose total compensation for such year exceeded $100,000 (of which there were no such persons), and (iv) up to two additional individuals for whom disclosures would have been provided in this table, but for the fact that such persons were not serving as executive officers as of the end of 2007 (collectively with the CEO and CFO, referred to as the “Named Officers”).
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Richard C. Williams Chairman and Interim Chief Executive Officer	2007	$294,022	$—	$—	$—		$294,022
	2006	540,000					540,000

Robert J. Caso Vice President, Chief Financial Officer	2007	200,000	—	29,207	—		229,207
	2006	200,000		29,084	201,333	(4)	430,417

(1)
The amounts in this column represent amounts recognized for financial reporting purposes in 2007 in accordance with SFAS 123(R). Mr. Caso has an option to purchase 100,000 shares of common stock at an exercise price of $1.75 per share.  The option is fully vested.

(2)	Includes matching contributions under the company’s 401(k) plan for 2006 of $1,333 for Mr. Caso.
(3)	Includes compensation of $60,000 accrued in 2005 and paid in 2006.
(4)	Includes a retention payment made to Mr. Caso in July 2006 of $200,000.

There were no equity grants or awards made to any Named Officer in 2006 or 2007 under any plan.

Adamis

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Adamis during the two fiscal years ended March 31, 2007 and 2008 to (i) each person who served as Adamis’ chief executive officer during fiscal 2008, or “CEO,” (ii) each person who served as Adamis’ principal financial officer, or CFO, during fiscal 2008, (iii) the two most highly compensated officers other than the chief executive officer and principal financial officer who were serving as executive officers at the end of fiscal 2008 and whose total compensation for such year exceeded $100,000, and (iv) up to two additional individuals for whom disclosures would have been provided in this table, but for the fact that such persons were not serving as executive officers as of the end of fiscal 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dennis J. Carlo, Ph.D. President and	2008	$229,190	$—	$—	$—	$229,190
Chief Executive Officer	2007	—	—	—	—	—

Robert O. Hopkins Vice President,	2008	$91,910	$—	$—	$—	$91,910
Chief Financial Officer	2007	—	—	—	—	—

Rand P. Mulford Former Executive Vice President and	2008	$176,260	$—	$—	$—	$176,260
Director	2007	112,500	—	—	—	112,500

Richard L. Aloi President, Adamis Laboratories, and	2008	$181,367	$—	$—	$—	$181,367
Director	2007	—	—	—	—	—

David J. Marguglio Vice President and Director	2008	$134,410	$—	$—	$—	$134,410
	2007	76,500	—	—	—	76,500

For Adamis’ fiscal years 2007 and 2008, there were no stock awards or option awards made to any of the above persons.  There are no severance or change of control arrangements with any of the above officers.  There are no written employment agreements or similar arrangements for any of the above officers, and compensation levels are determined by the board of directors of Adamis from time to time.  If Messrs. Carlo, Aloi and Marguglio become directors of the combined company upon the closing of the merger transaction, by virtue of their status as officers of the company they will not qualify as independent directors in accordance with the listing requirements of the Nasdaq Stock Market.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2007 regarding unexercised stock options held by each of our Named Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Richard C. Williams	600,000		—	$5.00	11/06/2013
	400,000		—	2.89	11/06/2013
Robert J. Caso	66,666	(1)	33,334	1.75	03/30/2015

(1)	The shares of common stock underlying this option vest in three equal annual installments beginning March 30, 2006.

Potential Payments Upon Termination or Change in Control

Cellegy has an employment agreement with Robert J. Caso, who became our Chief Financial Officer in March 2005. Pursuant to the agreement, Mr. Caso also became a participant in our Retention and Severance Plan. On November 14, 2007, Cellegy and Mr. Caso entered into a retention agreement. The agreement provides that if Mr. Caso does not voluntarily terminate his employment with Cellegy and is not terminated for cause or performance related reasons (or as result of death or disability), in each case before the earlier to occur of (i) June 30, 2008 and (ii) the closing of a change in control transaction (as defined in the agreement), such period referred to as the Retention Period, then Cellegy will pay Mr. Caso, on or before the date of the next normal payroll period after the end of the Retention Period when Cellegy processes payments an amount representing a sum equal to six months of his base salary in effect on the date of the agreement. Mr. Caso agreed that (i) during the Retention Period he will cooperate with Cellegy in implementing such strategic alternatives as Cellegy may choose to pursue; (ii) except for the payment described above, he will not be entitled to receive severance or similar payments upon a termination of his employment; and (iii) to sign a general release of claims in favor of Cellegy at the time of his termination of employment.

This retention payment replaced, and was in lieu of, any payment that Mr. Caso would have been entitled to receive under the Retention and Severance Plan, and was conditioned upon Mr. Caso executing, at the time of his termination of employment, a general release of claims similar to the form specified in the Retention and Severance Plan. The retention amount was paid in July 2008.

Under the terms of the option agreement relating to the option held by Mr. Caso, upon a change in control of Cellegy, vesting of the option may accelerate and the option may become exercisable in full. However, the exercise price of the option is $1.75 per share, and as of December 31, 2007, the market price of our common stock was $0.07 per share, and as a result no compensation would be payable if a change of control event had occurred as of that date. Other than that noted above, there is no other contract, agreement, plan or arrangement with Mr. Caso providing for payments following or in connection with, any termination of employment, other than statutory obligations to pay accrued unused vacation time and to make health insurance available, at Mr. Caso’s expense, pursuant to COBRA requirements. As of June 30, 2008, the option held by Mr. Caso was fully vested.

Other than as described above, we do not have any contract, agreement, plan or arrangement with either such officer providing for payment to the officer at, following, or in connection with any termination, or a change of control of Cellegy or a change in such officer’s responsibilities, other than statutory obligations to pay accrued but unused vacation time and obligations to provide insurance benefits, at the officer’s expense pursuant to the requirements of COBRA laws. Accordingly, there are no Named Officers employed by us as of December 31, 2007, who were entitled to receive any severance payments on the date upon termination of employment.

Retention and Severance Plan; Options

The Board adopted a Retention and Severance Plan in April 2003, and Cellegy entered into related agreements with each of its then officers and certain other employees. Mr. Williams and Mr. Caso are not participants in the plan, and Cellegy intends to terminate the plan before the closing of the merger transaction with Adamis.

Other

The Compensation Committee, as plan administrator of Cellegy’s stock option plans, has the authority in certain circumstances to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the Named Officers as well as other optionees under the plans in connection with a change in control of Cellegy, which the 2005 Equity Incentive Plan, referred to as the 2005 Plan, defines as: (a) a dissolution or liquidation of Cellegy, (b) a merger or consolidation in which Cellegy is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of Cellegy in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of Cellegy or their relative stock holdings and the awards granted under the 2005 Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (c) a merger in which Cellegy is the surviving corporation but after which the shareholders of Cellegy immediately before such merger (other than any shareholder which merges (or which owns or controls another corporation which merges) with Cellegy in such merger) cease to own their shares or other equity interests in Cellegy, (d) the sale of substantially all of the assets of Cellegy, or (e) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Incentive Revenue Code wherein the stockholders of Cellegy give up all of their equity interest in Cellegy (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Cellegy from or by the shareholders of Cellegy).

Employment Agreements and Change of Control Arrangements

In November 2003, in consideration of the agreement of Richard C. Williams to serve as Chairman of the Board and a director, we agreed to pay Mr. Williams a fee of $100,000 per year. We also granted a stock option to Mr. Williams to purchase 1,000,000 shares of common stock, with 400,000 shares at an exercise price of $2.89 per share, which was the closing market price of the common stock on the grant date, and 600,000 shares at an exercise price of $5.00 per share. The option is vested and exercisable in full immediately, although a portion of the option, covering up to 600,000 shares initially and declining over a three-year period, was subject to cancellation to the extent the portion had not been exercised, in the event that Mr. Williams voluntarily resigned as Chairman and a director within certain time periods. Following the resignation of our former chief executive officer, in January 2005 Mr. Williams became interim Chief Executive Officer. In connection with his appointment, we agreed to pay Mr. Williams a total of $40,000 per month during his service as interim Chief Executive Officer (which amount includes the payments for services as Chairman). In January 2007, at Mr. Williams’ suggestion, we reduced the rate of base compensation payable to Mr. Williams from $40,000 per month to $25,000 per month.

Cellegy has an employment agreement with Robert J. Caso, who became Cellegy’s Chief Financial Officer in March 2005. The agreement provides for compensation at an annual rate of $200,000 per annum. The agreement also provided for the grant of a stock option to purchase up to 100,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Mr. Caso also became a participant in Cellegy’s Retention and Severance Plan, and entered into the company’s standard indemnity agreement for officers of the company. On November 14, 2007, Cellegy and Mr. Caso, entered into a retention agreement, the terms of which are described above under the heading “Potential Payments Upon Termination or Change in Control.”

Under the terms of the employment agreements with our executive officers, we are obligated to reimburse each executive officer for all reasonable business other expenses incurred by them in connection with the performance of his duties and obligations under the agreement.

The Compensation Committee, as plan administrator of Cellegy’s equity incentive plans, has the authority in certain circumstances to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the Named Officers as well as other optionees under the plans in connection with certain kinds of changes in control of Cellegy.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2007, information with respect to our equity compensation plans, including our 1995 Equity Incentive Plan, the 1995 Directors’ Stock Option Plan and the 2005 Equity Incentive Plan, and with respect to certain other options and warrants, as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,363,944		$3.91	963,333

Equity compensation plans not approved by security holders	81,869	(1)	11.72	—
	32,229	(2)	6.93	—
Total	1,478,042		$4.42	963,333

(1)	Represents shares subject to outstanding warrants and have exercise prices ranging from $5.84 to $17.52 per share and expire between the years 2013 and 2014.
(2)	Represents options to purchase common stock and are fully vested with exercise prices ranging from $0.06 to $21.02 and expire between the years 2007 and 2015.

Certain Relationships and Related Transactions

During 2006 and 2007, there has not been any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lower of (i) $120,000 or (ii) one percent of the average of Cellegy’s total assets at the end of 2006 and 2007, and in which any current director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation,” including retention bonus payments paid to Mr. Caso in 2006 and the payment made to Mr. Caso in June 2008 as described above under the heading, “Potential Payments Upon Termination or Change in Control.” Pursuant to the charter of the Audit Committee, the Audit Committee has the responsibility to review and approve the terms of all transactions between Cellegy and any related party, as that term is defined under applicable NASDAQ listing standards; however, compensation arrangements with related parties are reviewed by the compensation committee or the entire Board, and the Board retains the authority to review and approve other related party transactions. In connection with consideration of related party transactions, the Audit Committee or the Board requires full disclosure of material facts concerning the relationship and financial interest of the relevant individuals involved in the transaction, and then determines whether the transaction is fair to Cellegy. Approval is by means of a majority of the independent directors entitled to vote on the matter.

We intend that any such future transactions will be approved by the Audit Committee of the Board of Directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for non-qualifying compensation $1,000,000 paid to in any taxable year to any of the individual who is the chief executive officer at the end of the taxable year and the four other highest compensated officers of Cellegy during the taxable year. Cash compensation for fiscal 2007 for any individual was not $1,000,000, and Cellegy does not expect cash compensation for fiscal 2008 to be $1,000,000. We manage our compensation programs in light of applicable tax provisions, including 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the compensation committee and the Board has the right to approve compensation that does not qualify for deduction when and if it deems it to be in the best interests of Cellegy to do so.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE “FOR” CELLEGY PROPOSAL NO. 6 TO ELECT EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY.

CELLEGY PROPOSAL NO. 7
APPROVAL OF POSSIBLE ADJOURNMENT OF THE CELLEGY ANNUAL MEETING

If Cellegy fails to receive a sufficient number of votes to approve Cellegy Proposal Nos. 1, 2, 3, 4, 5 and 6, Cellegy may propose to adjourn the Cellegy annual meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Cellegy Proposal Nos. 1, 2, 3, 4, 5 and 6. Cellegy currently does not intend to propose adjournment at the Cellegy annual meeting if there are sufficient votes to approve Cellegy Proposal Nos. 1, 2, 3, 4, 5 and 6.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Cellegy common stock having voting power present in person or represented by proxy at the Cellegy annual meeting is required to approve the adjournment of the Cellegy annual meeting for the purpose of soliciting additional proxies to approve Cellegy Proposal Nos. 1, 2, 3, 4, 5 and 6.

THE CELLEGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CELLEGY’S STOCKHOLDERS VOTE "FOR" CELLEGY PROPOSAL NO. 7 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF CELLEGY PROPOSAL NOS. 1, 2 , 3, 4, 5, 6 AND 7.

CELLEGY’S BUSINESS

Cellegy is a specialty pharmaceuticals company. Cellegy’s wholly owned subsidiary, Biosyn, Inc., has intellectual property relating to a portfolio of proprietary product candidates known as microbicides. Biosyn’s product candidates, which include both contraceptive and non-contraceptive microbicides, are used intravaginally. Biosyn’s product candidates include: Savvy®, which underwent Phase 3 clinical trials in Ghana and Nigeria for reduction in the transmission of Human Immunodeficiency Virus/Acquired Immunodeficiency Disease, or HIV/AIDS, both of which were suspended in 2005 and 2006 and terminated before completion, and is currently in a Phase 3 contraception trial in the United States; and UC-781, a non-nucleoside reverse transcriptase, or RT, inhibitor. Cellegy does not currently have any commercially available products.

Following Cellegy’s sale of assets relating to most of its products and product candidates to ProStrakan Group plc, a publicly-traded pharmaceutical company based in the United Kingdom, Cellegy’s operations currently relate primarily to the intellectual property rights relating to the Biosyn product candidates. Cellegy’s intellectual property consists primarily of commercialization and territorial marketing rights for its Savvy compounds as well as related patents, trademarks, license agreements, manufacturing and formulation technologies, past research and out-license arrangements with certain philanthropic and governmental organizations. Cellegy monitors the progress of the Savvy Phase 3 contraception trial in the United States and through communications with the clinical regulatory organization, or CRO, that is involved in the conduct of the trial and other parties involved in conducting the trial concerning matters such as the status and progress of the trial, enrollment numbers and rates of patient enrollment, issues that arise concerning conduct of the trial and anticipated timelines regarding the trial.  Cellegy receives reports from the CRO concerning the progress of the trial, enrollment statistics and rates, any adverse events, people leaving the trial and other requests.  Cellegy prepares and files required reports with the FDA and other applicable regulatory agencies concerning both the current contraception trial and its suspended HIV trials.

While the Savvy Phase 3 contraception trial in the United States has been completed and the analysis of the results is expected to be completed by the end of the second quarter of 2009, Cellegy is not directly involved with the conduct and funding thereof, and it is uncertain whether Savvy will be commercialized or whether Cellegy will ever realize revenues therefrom. We expect negative cash flows to continue for the foreseeable future. Cellegy believes that it presently has enough financial resources to continue operations as they currently exist approximately until the end of January 2009, absent unforeseen significant additional expenses. If the proposed merger transaction with Adamis is still pending and Cellegy requires additional cash resources to complete the transaction, Cellegy and Adamis are engaged in discussions concerning an agreement for Adamis to provide funding sufficient to permit the merger to be completed, although there can be no assurance that such funding will be available.

Summary of Certain Other Developments

On September 12, 2007, Family Health International, or FHI, released the final results of two clinical trials halted in November 2005 and August 2006, that examined the safety and effectiveness of Savvy® (C31G vaginal gel) as a potential microbicide for the prevention of male-to-female transmission of HIV among women at high risk of infection. As of the time they were halted, the trials—in Ghana and Nigeria—were unable to show that Savvy® was more effective than a placebo gel. The FHI release noted that the trial results possibly were influenced by the fact that all participants, including those receiving the placebo gel, received risk reduction counseling and condoms. These final results are consistent with the information that Cellegy previously reported concerning FHI’s initial decision to terminate the trials. Cellegy had previously announced on November 8, 2005 and on August 28, 2006 that the Data Monitoring Committees, or DMC, had reviewed interim data from the Savvy® Ghana and Nigeria Phase 3 HIV prevention trials, respectively, and made recommendations that each trial not continue. A lower than expected rate of HIV seroconversion in these trials made it unlikely that the number of events required to evaluate the effect of Savvy® on HIV could be reached, even if the trials were continued.

On January 31, 2006, Cellegy announced that it entered into a non-exclusive, developing world licensing agreement with the Contraceptive Research and Development Organization, or CONRAD, for collaboration on the development of Cellegy’s entire microbicide pipeline, including Savvy, UC-781 and Cyanovirin-N. CONRAD is a nonprofit, philanthropic organization dedicated to supporting the development of better, safer, and more acceptable methods to prevent pregnancy and sexually transmitted infections, including HIV/AIDS. The agreement facilitated CONRAD’s access to Cellegy’s past research results, formulation developments and other technological intangibles in the microbicidal field in exchange for CONRAD’s funding of the remaining Phase 3 U.S. contraception trial expenses. These expenses consist primarily of providing the clinical materials necessary for the conduct of the trial, along with certain regulatory functions. Under this agreement, Cellegy retained all commercial rights to its microbicidal technology.

On April 25, 2006, the Cardiovascular Renal Drugs Advisory Committee (the “Committee”) of the United States Food and Drug Administration, referred to as the FDA or the Agency, met to review Cellegy’s New Drug Application (“NDA”) relating to its Cellegesic product candidate. The Committee voted on three questions in connection with its review, with the following results:

1.
A majority of the Committee found that, taking all three studies into consideration, the data was compelling that there was an effect of nitroglycerin ointment on the pain associated with anal fissures.

2.	A majority of the Committee agreed that the quadratic model was the proper statistical analysis for the purpose of decision-making.

3.	In its final vote, six members of the Committee voted for “Approval” of Cellegesic and six voted “Approvable pending another study of effectiveness.” There were no votes for “Not Approvable.”

On July 7, 2006 the FDA issued an Approvable Letter for Cellegy’s product candidate Cellegesic, but indicated that before Cellegy’s NDA may be approved and the product approved for marketing, Cellegy must conduct another clinical trial to demonstrate the efficacy at a level deemed statistically significant by the FDA. The letter indicated that the FDA was requiring an additional study because it believed the results of the three trials conducted to date did not provide substantial evidence that the drug was effective. The letter also provided a number of comments on the results previously presented by Cellegy and recommendations concerning the design and protocol of the additional required study.

On June 20, 2006, Cellegy amended its license agreement with ProStrakan concerning Rectogesic. The amendment added several countries and territories in Eastern Europe, including several countries and territories that were part of the former Soviet Union, to the territories covered by the original agreement. As part of the amendment, ProStrakan paid to Cellegy the sum of $500,000 on July 3, 2006, representing a prepayment of the milestone due upon approval of Rectogesic in certain major European countries. Following the payment, ProStrakan had no further payment obligations to Cellegy under the Rectogesic license agreement.

Simultaneously with the signing of the Asset Purchase Agreement, or APA, with ProStrakan, in September 2006, ProStrakan loaned Cellegy $2,000,000 pursuant to a secured promissory note, a patent collateral security and pledge agreement and a trademark collateral and security agreement. The loan was paid in full in connection with the closing of the asset sale transaction in November, 2006.

In connection with the signing and closing of the APA with ProStrakan, Cellegy also resolved its obligations under previous agreements between Cellegy and PDI. On September 20, 2006, Cellegy and PDI entered into a letter agreement, pursuant to which Cellegy agreed to pay PDI, in full and final settlement of all obligations due PDI, an aggregate amount of $3,000,000 subsequent to the sale of assets to ProStrakan which was consummated in November 2006.

On November 28, 2006, for an aggregate purchase price of approximately $9.0 million, we completed the sale to ProStrakan of our rights to Cellegesic® (nitroglycerin ointment), Fortigel® (testosterone gel), Tostrex® (testosterone gel), Rectogesic® and Tostrelle® (testosterone gel), and related intellectual property. Pursuant to the APA, ProStrakan also assumed various existing distribution and other agreements, including in certain Southeast Asian countries, relating to the intellectual property that was included in the sale. Cellegy’s stockholders approved the transaction at a special meeting of stockholders held on November 22, 2006.

 Products

Cellegy obtained rights to the product candidate Savvy with its October 2004 acquisition of Biosyn. Savvy, a microbicidal gel, is intended for the reduction in transmission of HIV and also showed promising preliminary results in the prevention of other sexually transmitted diseases, or STDs, including those caused by herpes simplex virus and Chlamydia. Savvy has also shown activity against gonorrhea and syphilis. The active compound in Savvy is C31G, a broad-spectrum compound with antiviral, antibacterial and antifungal activity. Its mechanism of action is via immediate membrane disruption, and it is also spermicidal. Because of its mechanism of action, C31G has a low potential for resistance and is active against drug resistant pathogens.

Certain Phase 3 trial expenses for Savvy, and certain other clinical and preclinical development costs for the Biosyn pipeline, are funded by grant and contract commitments through agencies including: the United States Agency for International Development, or USAID; the National Institute for Child Health and Development, or NICHD; the National Institute for Allergy and Infectious Disease, or NIAID; CONRAD; and other governmental and philanthropic organizations.

A Phase 3 trial for contraception in the United States, with 1,577 women enrolled out of an expected total enrollment of 1,670 female subjects, was ongoing and was completed in the fourth quarter of 2008. Analysis of the results is expected to be completed by the end of the second quarter of 2009. While Cellegy currently retains the commercial and technological rights to Savvy (with respect to the United States and other developed countries), it is not directly involved with the oversight and funding of the Savvy Phase 3 trial for contraception. It is uncertain whether Savvy will be commercialized or whether Cellegy will ever realize revenues therefrom. CONRAD, through its agreement entered into with Cellegy in January 2006, has undertaken a portion of the funding and oversight responsibilities in exchange for access to Biosyn’s current and past research and related technological intangibles. Cellegy retains the right to use the results of the clinical trials. There can be no assurance that Savvy will be successfully approved for contraception or any other indications or that it would be the first of such products to enter the marketplace. There can be no assurance that Savvy could be profitably commercialized or that Cellegy would be able to achieve profitability with this product, if approved.

A second-generation product candidate, UC-781, is a non-nucleoside RT inhibitor that has demonstrated efficacy against a wide range of HIV-1 isolates, including laboratory adapted strains, T cell and macrophage tropic isolates, and primary isolates of all major clades (A through G and isolates that are resistant to other RT inhibitors). Certain Phase 1 human safety studies as well as human anal/rectal efficacy studies of UC-781 are underway.

Cellegy’s research and development expenses were approximately $23,000 and $1,812,000 in 2007 and 2006, respectively.

Patents and Trade Secrets

Our policy is to protect our technology by, among other things, filing patent applications for technology that we consider important to our business. We intend to file additional patent applications, when appropriate, relating to our technology, improvements to our technology and to specific products that we develop. Cellegy is not aware of any organization that currently has legally blocking proprietary rights relating to Cellegy’s Savvy product candidate. However, it is impossible to anticipate the breadth or degree of protection that any such patents will afford, or whether we can meaningfully protect our rights to our unpatented trade secrets. Cellegy also relies upon unpatented trade secrets and know-how, and no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology. It is our policy to require our employees to execute an invention assignment and confidentiality agreement upon employment. Our consultants are required to execute a confidentiality agreement upon the commencement of their consultancy. Each agreement provides that all confidential information developed or made known to the employee or consultant during the course of employment or consultancy will be kept confidential and not disclosed to third parties except in specific circumstances. The invention assignment generally provides that all inventions conceived by the employee shall be the exclusive property of Cellegy. In addition, it is our policy to require collaborators and potential collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection of our trade secrets.

Cellegy currently hold five patents worldwide relating to Savvy gel for contraception and the reduction in transmission of HIV infection. These patents expire at various dates between 2017 and 2021.

 License Agreements and Other Obligations

Cellegy had previously entered into a license agreement with PDI for the promotion and distribution of Fortigel in North America. This agreement was also the subject of a lawsuit between the two parties and was later renegotiated and settled. In 2006, Cellegy settled all of its outstanding obligations to PDI for an aggregate amount of $3,000,000 and recognized a gain of approximately $2,100,000 in connection with the settlement.

From 2004 through 2006, Cellegy had license agreements with ProStrakan relating to development and commercialization of Tostrex and Rectogesic in Europe and in certain nearby non-European Union countries. Effective with the sale of assets to ProStrakan in November 2006, Cellegy’s license agreements with ProStrakan were terminated, and Cellegy will not receive any further amounts under these agreements.

In October 1996, Biosyn acquired C31G Technology from the inventor of the technology, Edwin B. Michaels. This technology is a material component of the Savvy product candidate. As part of the agreement, Biosyn is required to make annual royalty payments equal to the sum of 1% of net product sales of up to $100 million, 0.5% of the net product sales over $100 million and 1% of any royalty payments received by Biosyn under the license agreement. The term of the agreement lasts until December 31, 2011 or upon the expiration of the C31G Technology’s patent protection, whichever is later. Biosyn’s current C31G patents expire between 2017 and 2021. No payments have been made to date by Cellegy or Biosyn to Mr. Michaels pursuant to this agreement.

In May 2001, Biosyn entered into an exclusive license agreement with Crompton Corporation, now Chemtura, under which Biosyn obtained the rights to develop and commercialize UC-781, a non-nucleoside reverse transcriptase inhibitor, as a topical microbicide. Under the terms of the agreement, Biosyn paid Crompton a nonrefundable, upfront license fee of $50,000 that was recorded as research and development. Crompton also received a warrant to purchase Biosyn common stock, which converted into a Cellegy warrant in connection with the acquisition of Biosyn by Cellegy.  The warrant entitles Chentura to purchase up to 39,050 shares of Cellegy common stock at an exercise price of $17.52 per share.  The warrant is exercisable for a period of two years upon initiation of Phase 3 trials of UC-781. Crompton is entitled to milestone payments upon the achievement of certain development milestones and royalties on product sales. If all development and product approval milestone events were achieved, potential milestone payments would equal approximately $1,150,000. If UC-781 is successfully developed as a microbicide, then Biosyn has exclusive worldwide commercialization rights. To date, no milestone payments have been made by Cellegy or Biosyn to Chentura pursuant to this agreement.

On October 18, 2007, Cellegy and CONRAD amended its license agreement to modify the non-exclusive license grant covering Cellegy’s intellectual property relating to its UC-781 technology to an exclusive license; the general field and permitted uses, covering the public sector and only in developing countries, were not changed.

Under the terms of certain of its funding agreements, Biosyn has been granted the right to commercialize products supported by the funding in developed and developing countries and Biosyn is obligated to make its commercialized products, if any, available in developing countries, as well as available to public sector agencies in developed countries, at prices reasonably above cost or at a reasonable royalty rate.

Biosyn entered into various other research and technology agreements. Under these other agreements, Biosyn is working in collaboration with various other parties. Should any discoveries be made under such arrangements, Biosyn may be required to negotiate the licensing of the discovery for the development of the respective technologies. Due to cancellation of the license with the National Institutes of Health in 2007, Biosyn forfeited the rights for the commercialization of CV-N but the existing agreements between Biosyn and research institutions related to CV-N remain in effect.

The agreement pursuant to which we acquired Biosyn provides for contingent milestone payments of $15.0 million payable to the former shareholders of Biosyn upon approval by the FDA of Savvy for contraception and HIV prevention or the first commercial sale of Savvy in the U.S. for either indication. Of that amount, $2.0 million is payable upon the first arm’s length commercial sale of Savvy in Japan based on any regulatory approval for any indication, and $1.0 million per country is payable upon the first arm’s length commercial sale of Savvy in Germany, France and the United Kingdom based on any regulatory approval for any indication. In addition, Biosyn is required to make annual royalty payments equal to the sum of 1% of net product sales of up to $100 million, 0.5% of the net product sales over $100 million and 1% of any royalty payments received by Biosyn under license agreements. Also, Chemtura Corporation is entitled to milestone payments from Biosyn upon the achievement of certain development milestones and royalties on products sales, if any, relating to the UC-781 product candidate. In addition, we have obligations under Biosyn’s promissory note to the Ben Franklin Technology Center of Southeastern Pennsylvania; however, repayment of this note is based on a percentage of future revenues of Biosyn (excluding unrestricted research and development funding received by Biosyn from non-profit sources), if any, until the principal balance of approximately $777,902 is satisfied.

Government Regulation

FDA Requirements for Human Drugs. The research, development, testing, manufacturing, storage, labeling, record keeping, distribution, advertising, promotion and marketing of drug products are extensively regulated by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulations pursuant to, among other laws, the Food, Drug and Cosmetic Act.

The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include:

(i)	preclinical tests;
(ii)	the submission to the FDA of an Investigational New Drug Application, or IND, which must be approved before human clinical trials commence;
(iii)	adequate and well-controlled clinical trials to establish the safety and efficacy of the product for its proposed indication;
(iv)	the submission to the FDA of a NDA; and
(v)
FDA review and approval of the NDA or Product License Application before any commercial sale or shipment of the product. Preclinical tests include laboratory evaluation of product formulation and animal studies (if an appropriate animal model is available) to assess the potential safety and efficacy of the product. Formulations must be manufactured according to the FDA’s current Good Manufacturing Practice, or GMP, requirements, and preclinical safety tests must be conducted by laboratories that comply with FDA’s Good Laboratory Practice regulations.

The results of preclinical testing are submitted to the FDA as part of an IND and are reviewed by the FDA before commencement of human clinical trials. Clinical trials may begin 30 days after the IND is received, unless the FDA raises concerns or questions about the conduct of the clinical trials. If concerns or questions are raised, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. In some instances, the IND application process can result in substantial delay and expense. Clinical trials are normally done in three phases, although the phases may overlap. Phase 1 trials are concerned primarily with the safety and pharmacokinetics of the product. Phase 2 trials are designed primarily to demonstrative effectiveness and safety in treating the disease or condition for which the product is indicated. These trials typically explore various dose regimens. Phase 3 trials are expanded clinical trials intended to gather additional information on safety and effectiveness necessary to clarify the product’s benefit-risk relationship, discover less common side effects and adverse reactions, and generate information for proper labeling of the drug. The FDA receives reports on the progress of each phase of clinical testing and may require the modification, suspension or termination of clinical trials if an unwarranted risk is presented to patients. When data is required from long-term use of a drug following its approval and initial marketing, the FDA can require Phase 4, or post-marketing, studies to be conducted. The FDA, upon request through a Special Protocol Assessment, can also provide specific written guidance on the acceptability of protocol designs for selected clinical trials.

After successful completion of the required clinical testing, an NDA is generally submitted. FDA approval of the NDA (as described below) is required before marketing may begin in the United States. The FDA reviews all NDAs submitted and may request more information before it accepts the filing. The review process is often extended significantly by FDA requests for additional information or clarification. The FDA may refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. During the review process, the FDA generally will conduct an inspection of the relevant drug manufacturing facilities and clinical trial sites to ensure that the facilities are in compliance with applicable GMP requirements. If FDA evaluations of the NDA application, manufacturing facilities, and clinical sites are favorable, the FDA may issue either an approvable letter or a not approvable letter that contains a number of conditions that must be met in order to secure approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approvable letter, authorizing commercial marketing of the drug for certain specific indications.

If the FDA’s evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or may issue a not approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information. Notwithstanding the submission of any requested additional data or information in response to an approvable or not approvable letter, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. Even if FDA approval is obtained, a marketed drug product and its manufacturer are subject to continual review and inspection, and later discovery of previously unknown problems with the product or manufacturer may result in restrictions or sanctions on such product or manufacturer, including withdrawal of the product from the market.

The process of developing and obtaining approval for a new pharmaceutical product within this regulatory framework requires a number of years and the expenditure of substantial resources. There can be no assurance that necessary approvals will be obtained in a timely manner, if at all. Delays in obtaining regulatory approvals could have a material adverse effect on the applicant. Failure to comply with applicable regulatory requirements for marketing drugs could subject the applicant to administrative or judicially imposed sanctions such as warning letters, fines, product recalls or seizures, injunctions against production, distribution, sales, or marketing, delays in obtaining marketing authorizations or the refusal of the government to grant such approvals, suspensions and withdrawals of previously granted approvals, civil penalties and/or criminal prosecution.

Manufacturing. Each domestic drug manufacturing facility must be registered with the FDA. Domestic drug manufacturing establishments are subject to routine inspection by the FDA and other regulatory authorities and must comply with GMP requirements and any applicable state or local regulatory requirements. Foreign manufacturing facilities are also subject to periodic FDA inspections or inspections by foreign regulatory authorities. Among other things, the FDA may withhold approvals of NDAs or other product applications if deficiencies are found at the facility. Vendors that supply finished products or components used to manufacture, package and label products are subject to similar regulation and periodic inspection. There can be no assurances that manufacturing or quality control problems will not arise at the manufacturing plants of contract manufacturers or that such manufacturers will have the financial capabilities or management expertise to adequately supply products or maintain compliance with the regulatory requirements necessary to continue manufacturing products.

Foreign Regulation of Drugs. Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities may be necessary in foreign countries before the commencement of marketing of the product in such countries. The approval procedures vary among countries, can involve additional testing, and the time required may differ from that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Under EU regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for EU member states. This authorization is called a Marketing Authorization Approval, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national Marketing Authorization may submit an application to the remaining member states. Each member state must then make its own determination regarding approval. This procedure is referred to as the European Union Mutual Recognition Procedure, or MRP. There can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed.

Health Care Reform. In the United States, there have been, and Cellegy expects there will continue to be, a number of federal and state proposals to implement cost controls and other health care regulatory measures. Future legislation could result in a substantial restructuring of the health care delivery system. While we cannot predict whether any legislative or regulatory proposals will be adopted or the effect such proposals may have on our business, the uncertainty of such proposals could have a negative effect on our ability to raise capital and to identify and reach agreements with potential partners, and the adoption of such proposals could have an adverse effect on Cellegy. In both domestic and foreign markets, sales of therapeutic products will depend in part on the availability of reimbursement from third-party payers. There can be no assurance that our products, if commercially developed, will be considered cost effective or that reimbursement will be available. We cannot predict the outcome of any government or industry reform initiatives or the impact thereof on our financial position or results of operations.

Competition

The pharmaceutical industry is characterized by extensive research efforts and rapid and significant technological change and intense competition. Cellegy is much smaller in terms of size and resources than many of its competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, consumer product, and biotechnology companies, specialized firms, universities and other research institutions. Cellegy’s competitors may succeed in developing technologies and products that are safer, more effective or less costly than any developed by Cellegy, thus rendering its technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience than Cellegy.

Savvy is subject to competition from other microbicides that are currently undergoing clinical trials and which may be sold by prescription or over-the-counter, as well as non-microbicidal products such as condoms. There is also a number of existing contraception products currently on the market which could greatly limit the marketability of the Savvy contraception product candidate. As a result, there can be no assurance that Biosyn’s products under development will be able to compete successfully with existing products or other innovative products under development.

Employees

As of December 31, 2007, Cellegy had three (3) full-time employees. In addition, we utilize the services of professional consultants, as well as regulatory and clinical research organizations to supplement our internal staff’s activities. None of our employees are represented by a labor union. We have experienced no work stoppages and we believe that our employee relations are good.

Available Information

We are subject to the reporting requirements under the Securities Exchange Act of 1934. Consequently, we are required to file reports and information with the SEC, including reports on the following forms:

(i)	annual report on Form 10-K,
(ii)	quarterly reports on Form 10-Q,
(iii)	current reports on Form 8-K,
(iv)	and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

These reports and other information concerning us may be obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or accessed through the SEC’s website at http://www.sec.gov or by calling 1-800-SEC-0330. Upon written request to Cellegy at Cellegy Pharmaceuticals, Inc., P.O. Box 695, Boyertown, PA. 19512, Attention: Chief Financial Officer, Cellegy will provide a copy of the annual report on Form 10-K to any stockholder.

CELLEGY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements and accompanying notes of Cellegy appearing elsewhere in this joint proxy statement/prospectus. This discussion of Cellegy’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Cellegy’s operations, development efforts and business environment, including those set forth in the section entitled “Risk Factors—Risks Related to Cellegy” in this joint proxy statement/prospectus, the other risks and uncertainties described in the section entitled “Risk Factors” in this joint proxy statement/prospectus and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Cellegy as of the date hereof, and except as may be required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, Cellegy assumes no obligation to update any such forward-looking statement.

General

Cellegy Pharmaceuticals is a specialty biopharmaceutical company. Cellegy’s operations currently relate primarily to the intellectual property rights relating to the Biosyn product candidates.

Summary of Certain Developments During 2006 and 2007

In November 2005, Cellegy renegotiated its marketing agreement with ProStrakan. Under the terms of the amended agreement, ProStrakan agreed to assume responsibility for all manufacturing and other product support functions and agreed to purchase the product directly from the manufacturer rather than from Cellegy. In connection with its revised marketing agreement, Cellegy received a payment of $2.0 million.

On January 16, 2006 Cellegy entered into an amendment of its Exclusive License and Distribution Agreement dated July 9, 2004, with ProStrakan. Under the amendment, ProStrakan agreed to assume responsibility for all of the manufacturing and other product support functions for Tostrex in Europe.

On January 31, 2006, Cellegy announced that it entered into a non-exclusive, developing world licensing agreement with CONRAD, for the collaboration on the development of Cellegy’s entire microbicide pipeline. The agreement encompassed the licensing of Savvy, UC-781 and Cyanovirin-N.

On March 24, 2006, Cellegy announced that ProStrakan had successfully completed the European Union MRP for Rectogesic, and that following the successful conclusion of the MRP process, national licenses would be sought and were expected to be issued in due course in the nineteen (19) additional countries (in addition to the United Kingdom where approvals have been previously obtained) included in the MRP submission application. Cellegy received $250,000 for this milestone and under its previous agreement with PDI, remitted one-half of these proceeds to PDI.

On June 20, 2006, Cellegy amended its license agreement with ProStrakan concerning Rectogesic. The amendment added several countries and territories in Eastern Europe, including several countries and territories that were part of the former Soviet Union, to the territories covered by the original agreement. As part of the amendment, ProStrakan paid to Cellegy the sum of $500,000 on July 3, 2006, representing a prepayment of the milestone due upon approval of Rectogesic in certain major European countries. Following the payment described above, ProStrakan had no further payment obligations to Cellegy under the Rectogesic license agreement.

On July 7, 2006, the FDA issued an Approvable Letter for Cellegy’s product candidate Cellegesic, but indicated that before Cellegy's NDA may be approved and the product approved for marketing, Cellegy must conduct another clinical trial to demonstrate efficacy at a level deemed statistically significant by the agency. The letter indicated that the agency was requiring an additional study because it believed the results of the three trials conducted to date did not provide substantial evidence that the drug is effective, and provided a number of comments on the results previously presented by Cellegy and recommendations concerning the design and protocol of the additional required study.

On August 28, 2006, Cellegy announced that FHI planned to stop the Savvy Phase 3 trial being conducted in Nigeria with enrollment of approximately 2,000 patients, to determine whether Savvy is safe and effective for reducing women’s risk of acquiring HIV infection. In November 2005, a similar trial being conducted in Ghana with enrollment of approximately 2,100 patients was stopped for similar reasons. Each of the trials was part of an international effort to evaluate microbicides as a tool to reduce the risk of HIV infection in people at high risk. The decision to stop these trials followed recommendations by the studies’ external independent DMC. After reviewing the study interim data, DMC members concluded that the trials as designed were unlikely to provide statistically significant evidence that Savvy protects against HIV, because of a lower than expected rate of HIV seroconversion in the trial, which was less than half of the expected rate. This lower rate was possibly due in part to procedures designed to ensure ethical trial design, including counseling on HIV prevention and distribution of condoms. Without obvious signals of effectiveness in the interim data, the study would be unlikely to detect a reduction in the HIV risk at a level deemed statistically significant if it were to continue.

On November 28, 2006, Cellegy completed the sale to ProStrakan for $9.0 million of its rights to Cellegesic, Fortigel, Tostrex, Rectogesic, Tostrelle, and related intellectual property assets. ProStrakan also assumed various existing distribution and other agreements relating to the assets and intellectual property. Cellegy’s stockholders approved the transaction at a special meeting of stockholders held on November 22, 2006. In connection with the sale, Cellegy renegotiated its outstanding obligations with PDI, Inc. and settled its those claims for $3.0 million.

On September 12, 2007, FHI released the final results of two clinical trials halted in November 2005 and August 2006 that examined the safety and effectiveness of Savvy® (C31G vaginal gel) as a potential microbicide for the prevention of male-to-female transmission of HIV among women at high risk of infection. The trials—in Ghana and Nigeria—were unable to show that Savvy® was more effective than a placebo gel. The FHI release noted that the trial results possibly were influenced by the fact that all participants, including those receiving the placebo gel, received risk reduction counseling and condoms. These final results are consistent with the information that Cellegy previously reported on November 8, 2005 and on August 28, 2006 concerning FHI’s decision to terminate the trials. The previous announcements indicated that a lower than expected rate of HIV seroconversion in Ghana made it unlikely that the number of events required to evaluate the effect of Savvy® on HIV could be reached, even if the trials continued.

On October 18, 2007, Cellegy and CONRAD amended its license agreement to modify the non-exclusive license grant covering Cellegy’s intellectual property relating to its UC-781 technology to an exclusive license; the general field and permitted uses, covering the public sector and only in developing countries, were not changed.

Critical Accounting Policies and Estimates

We have identified below some of our more significant accounting policies. For further discussion of our accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements.

Use of Estimates. The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition. Revenues related to cost reimbursement provisions under development contracts are recognized as the costs associated with the projects are incurred. Revenues related to substantive and at risk non-refundable milestone payments specified under development contracts are recognized as the milestones are achieved. Cellegy received certain government and non-government grants that support its research effort in defined research projects. These grants generally provided for reimbursement of approved costs incurred as defined in the various grants. Revenues associated with these grants are recognized as costs under each grant were incurred. Advanced payments received under these agreements prior to completion of the related work are recorded as deferred revenue until earned. Should the research funded by federal grants result in patented technologies, the federal government would be entitled to a nonexclusive, nontransferable, irrevocable, paid-up license to utilize such technologies.

Revenues related to product sales are recognized when title has been transferred to the customer and when all of the following criteria are met: a persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the price is fixed or determinable and collectability is reasonably assured. There is no right of return for our products.

Revenues under license and royalty agreements are recognized in the period the earnings process is completed based on the terms of the specific agreement. Advanced payments received under these agreements are recorded as deferred revenue at the time the payment is received and are subsequently recognized as revenue on a straight-line basis over the longer of the life of the agreement or the life of the underlying patent.

Royalties payable to Cellegy under these license agreements are recognized as earned when the royalties are no longer refundable under certain minimum royalty terms defined in the agreement.

Goodwill and Intangible Assets. In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are no longer systematically amortized, but rather Cellegy performs an annual assessment for impairment by applying a fair-value based test. This test is generally performed each year in the fourth quarter. Additionally, goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized based on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods. The evaluation of goodwill and other intangibles for impairment requires management to use significant judgments and estimates including, but not limited to, projected future revenue, operating results and cash flows. An impairment would require Cellegy to charge to earnings the write-down in value of such assets.

Impairment of Long Lived Assets. Cellegy reviews long-lived assets for impairment whenever events or changes in business conditions indicate that these carrying values may not be recoverable in the ordinary course of business. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset.

Research and Development Expenses. Research and development expenses, which include clinical study payments made to clinical sites and clinical research organizations, consulting fees, expenses associated with regulatory filings and internally allocated expenses such as rent, supplies and utilities, are charged to expense as they are incurred. Clinical study expenses are accrued based upon such factors as the number of subjects enrolled and the number of subjects that have completed treatment for each trial.

Milestone payments that are made upon the occurrence of future contractual events prior to receipt of applicable regulatory approvals are charged to research and development expense. Cellegy may capitalize and amortize certain future milestone and other payments subsequent to the receipt of applicable regulatory approvals, if any.

Derivative Instruments. Cellegy accounts for certain warrants issued in conjunction with its financings as derivative financial instruments. As a derivative, the fair value of the warrant is recorded as a liability in the balance sheet and changes in the fair value of the warrant are recognized as other income or expense during each period. The fair value of the warrant is calculated using the Black-Scholes valuation model and is expected to change primarily in response to changes in Cellegy’s stock price. Significant increases in the fair value of our stock could give rise to significant expense in the period of the change. Likewise, a reduction in our stock price could give rise to significant income in the period of the change.

Results of Operations

In November 2006 Cellegy sold substantially all its intellectual property related to Cellegesic, Rectogesic, Tostrex, Fortigel and certain other products to ProStrakan. As such, Cellegy will record no additional sales or licensing revenues in connection with these products or the underlying technologies. The operations of Cellegy Australia, Pty., Ltd., or Cellegy Australia, for the periods presented are shown as discontinued operations due to the disposition of Cellegy Australia in April of 2006.

Years Ended December 31, 2007 and 2006

Revenues. Cellegy had no revenues in 2007 and had total revenues of approximately $2,660,000 in 2006. Total revenues in 2006 consist of licensing, product sales and grant revenues.

Licensing Revenues. Cellegy had no licensing revenues in 2007. Licensing revenues were approximately $477,000 in 2006. Licensing revenues in 2006 arose from the amortization to income of deferred revenue recorded in connection with agreements relating to Rectogesic and Tostrex. We expect to recognize no licensing revenues in the foreseeable future.

Grant Revenues. Cellegy had no grant revenues in 2007. Grant revenues were approximately $1,926,000 to 2006. Grant revenues for 2006 were generated by funding from several agencies in support of the following development programs: $1,361,000 for Cyanovirin-N, $55,000 for Savvy, $218,000 for UC-781 and $292,000 for a UC-781/C31G combination product.

The level of grant funding under the various grant arrangements is generally dependent upon the amount of direct labor (primarily laboratory personnel) and direct expenses such as supplies, testing services and other direct costs expected to be incurred in connection with the given program over its duration. The grant agreements generally provide for an overhead percentage that is applied to the direct labor costs. These amounts, along with the amounts billed to the grantor for direct costs comprise the total amount billed and recorded as grant revenue. Cellegy has discontinued its grant funding in connection with the reduction of Biosyn research activities and does not expect to record grant revenues in the future.

In addition to the grant funding above, Biosyn benefits indirectly from agency funding paid to third party contractors in support of its ongoing Phase 3 clinical trial. Payments from these funding agencies are made directly to the service providers, not to Biosyn. Under the terms of certain of its funding agreements, Biosyn has been granted the right to commercialize products supported by the funding in developed and developing countries, and is obligated to make its commercialized products, if any, available in developing countries, as well as to public sector agencies in developed countries at prices reasonably above cost or at a reasonable royalty rate.

Product Sales. Cellegy had no product sales revenues in 2007. Product sales were approximately $257,000 in 2006. Sales revenue for 2006 consisted of the sale of certain inventory items to ProStrakan in connection with its purchase of Cellegy’s European rights to Rectogesic. Due to the renegotiation of its agreements with ProStrakan and the asset sale transaction with ProStrakan in 2006, Cellegy no longer records product sales revenue from ProStrakan.

Cost of Product Sales. Cost of product sales is comprised primarily of direct labor and raw material manufacturing costs for commercialized products and also includes shipping costs and those costs associated with stability and validation testing of finished goods prior to shipment. The stability and validation testing components of cost of product sales comprise a significant percentage of gross sales since these costs are substantially fixed in nature. Cellegy had no cost of sales in 2007. Cost of product sales was approximately $257,000 in 2006.

Research and Development Expenses. Research and development expenses consist primarily of internal salaries and allocated costs as well as external clinical costs, including: clinical site payments, costs of manufacturing, testing and shipping clinical supplies and service fees to CROs that monitor the clinical sites and perform other related trial support services. Additionally, research expenses consist of regulatory costs, including the cost of filing product approval applications around the world, and the costs of various consultants to support the filings.

Following the FDA’s decision in July 2006, Cellegy elected not to pursue substantial additional research activities relating to Cellegesic. Cellegy is also not currently devoting significant financial resources to its Savvy product candidate, due in part to the cessation of the Nigeria and Ghana HIV clinical trials in August 2006 and November 2005, respectively. In 2006, Cellegy eliminated its direct research activities relating to its CV-N and UC-781 product candidates and has transferred certain IND’s to CONRAD pursuant to the parties’ agreement. The Savvy Phase 3 contraception study conducted in the U.S. is ongoing although Cellegy is not directly involved with the conduct or funding of this trial. The manufacturing costs associated with supplying the clinical materials for the study are being borne by CONRAD in exchange for access to Cellegy’s past research in accordance with the agreements between the parties.

Research and development expenses were approximately $23,000 and $1,812,000 in 2007 and 2006, respectively. Research and development expenses, which are primarily related to the costs of clinical trials and/or regulatory filings, represented 1% and 25% of our total operating expenses in 2007 and 2006, respectively. Cellegy expects that there will be no significant research spending in the foreseeable future.

Research expenses in 2007 consist of regulatory filings and related supporting services. In 2006, Cellegy eliminated all clinical and laboratory research activities.

Selling, General and Administrative Expenses. Selling, general and administrative expenses, or SG&A were approximately $1,799,000 and $5,026,000 in 2007 and 2006, respectively. In 2007, SG&A expenses decreased approximately $3.2 million as compared to 2006 due primarily to the full year effect of staff reductions, lower patent trademark expenses, lower legal and professional fees and generally lower expenses overall due to the reduced business activities in 2007. In 2006, SG&A expenses decreased approximately $3.9 million as compared to 2005. The decrease was due primarily to further staffing reductions in 2006 of $1.2 million, and a decrease in professional fees of $2.7 million relating to office closures and reductions in consulting, litigation, patent, trademark, accounting and legal costs.

Other Income (Expense). Cellegy recognized interest and other income of approximately $90,000, in 2007 and $123,000 in 2006. Included in these amounts was interest income of approximately $82,000 in 2007 and $25,000 in 2006. Other income for 2006 also included approximately $97,000, of net Pennsylvania research and development credits that Cellegy has recognized as income in connection with the sale these credits.

Cellegy recognized interest and other expense of approximately $198,000 in 2007 and $808,000 in 2006. Amounts recognized in 2007 related primarily to interest expense accreted in connection with the Ben Franklin note. Interest and other expense for 2006 consisted primarily of interest expense related to the PDI and Ben Franklin notes payable. The PDI notes were renegotiated and paid in full in November 2006.

Gain on sale of technology of approximately $12.6 million in 2006 included $9.0 million recognized in connection with the sale of intellectual property rights to ProStrakan discussed above and approximately $3.6 million of unamortized deferred revenue related to licensing agreements with ProStrakan under which all obligations were deemed to have been fulfilled in connection with the sale. Cellegy renegotiated its outstanding debt obligations with PDI in 2006 which resulted in the recognition of approximately $2.2 million in debt forgiveness which was recorded in other income. Cellegy renegotiated its license agreement with Neptune Pharmaceuticals in 2006 and obtained a release from future obligations under this agreement. In connection with the release, Cellegy paid Neptune Pharmaceuticals $250,000 which was recorded as other expense.

Cellegy recorded approximately $189,000 in derivative revaluation income associated with the Kingsbridge and PIPE warrants in 2006 due to the decline in Cellegy’s share price during this period.

Discontinued Operations. On April 11, 2006, Epsilon Pharmaceuticals Pty., Ltd. purchased all of the shares of Cellegy Australia and Cellegy has reflected Cellegy Australia as a discontinued operation. The subsidiary was part of the Pharmaceutical Segment for the Australian and Pacific Rim geographic areas. The purchase price for the shares was $1.0 million plus amounts equal to the liquidated value of Cellegy Australia's cash, accounts receivable and inventory. The total proceeds of the sale were approximately $1.3 million. Income from operations of the discontinued operation was approximately $326,000 for 2006.

Three and Nine Months Ended September 30, 2008 and 2007

Revenues. Cellegy had no revenues for the three and nine month periods ended September 30, 2008 and 2007. Cellegy and its Biosyn subsidiary benefit indirectly from agency funding paid to third party contractors in support of its ongoing Phase 3 clinical trials. These payments from the funding agencies are made directly to the service providers, not to Biosyn. Under the terms of certain of its funding agreements, Biosyn has been granted the right to commercialize products supported by the funding in developed and developing countries, and is obligated to make its commercialized products, if any, available in developing countries, as well as to public sector agencies in developed countries at prices reasonably above cost or at a reasonable royalty rate.

Research and Development Expenses. Cellegy incurred no research and development expenses in the three month period ended September 30, 2008. For the nine month period ending September 30, 2008, Cellegy incurred research and development expenses of approximately $3,000. In the three and nine month periods ending September 30, 2007, Cellegy incurred research and development expenses of approximately $2,000 and $23,000, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three and nine month periods ending September 30, 2008 were approximately $262,000 and $1,060,000, respectively. Selling, general and administrative expenses for the three and nine month periods ending September 30, 2007 were approximately $404,000 and $1,345,000, respectively. Selling, general and administrative expenses consist primarily of legal fees incurred in connection with merger activities, accounting and audit fees, regulatory expenses and salaries. The reduction in 2008 expense levels compared to the comparable periods in 2007 was primarily a result of reduced levels of operations.

Other Income (Expenses).  Interest and other income for the three and nine month periods ending September 30, 2008 was approximately $17,000 and $60,000, respectively, as compared to approximately $147,000 and $203,000, respectively for the comparable periods in 2007. Interest and other income consists primarily of interest income earned in connection with bank deposits and the note receivable with Adamis. The decrease in interest income was primarily due to the decline in Cellegy’s cash deposits.

Interest and other expense for the three and nine month periods ending September 30, 2008 was approximately $76,000 and $206,000, respectively, as compared to approximately $67,000 and $101,000 for the comparable periods in 2007. The increase in interest expense in the current periods was due primarily to the increased interest accretion of the note payable to Ben Franklin.

Liquidity and Capital Resources

Our cash and cash equivalents were approximately $361,000 and $1,827,000 at September 30, 2008 and December 31, 2007, respectively. Cash and cash equivalents decreased approximately $1,466,000 during the nine month period ending September 30, 2008, due to our $500,000 loan to Adamis in connection with the proposed merger, related merger expenses and operating expenses incurred in connection with Cellegy’s present level of operations.

We prepared the condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. In preparing these condensed consolidated financial statements, consideration was given to Cellegy’s future business alternatives as described below, which may preclude Cellegy from realizing the value of certain assets during their future course of business.

Cellegy’s operations currently relate primarily to the management of intellectual property rights of its Biosyn subsidiary and the administration of the clinical and regulatory affairs of its Savvy Phase 3 contraception and trial. While the Savvy Phase 3 contraception trial in the United States is ongoing, Cellegy is not directly involved with the conduct and funding thereof and it is uncertain whether Savvy will be commercialized or whether Cellegy will ever realize revenues therefrom. We therefore expect negative cash flows to continue for the foreseeable future. Cellegy believes that it presently has enough financial resources to continue operations as they currently exist until approximately the end of February 2009, absent unforeseen significant additional expenses. If the proposed merger transaction with Adamis is still pending and Cellegy requires additional cash resources to complete the transaction, Cellegy and Adamis are engaged in discussions concerning an agreement for Adamis to provide funding sufficient to permit the merger to be completed, although there can be no assurance that such funding will be available.

On February 12, 2008, Cellegy entered into a definitive merger agreement providing for the acquisition of Cellegy by Adamis Pharmaceuticals Corporation. In connection with the signing of the merger agreement, Cellegy issued to Adamis an unsecured convertible promissory note pursuant to which Cellegy agreed to lend Adamis $500,000 to provide funds to Adamis during the pendency of the merger transaction. Any principal outstanding under the promissory note accrues interest at 10% per annum. The promissory note becomes immediately due and payable in the event that the merger agreement is terminated by Adamis or Cellegy for certain specified reasons or on the later of (i) the sixteen month anniversary of the issue date of the promissory note or (ii) the date that is two business days following the first date on which certain other notes issued by Adamis to a third party have been repaid in full. If the promissory note is outstanding as of the closing of the merger transaction, the promissory note will not be repaid but will convert into shares of Adamis stock, and these shares will be immediately cancelled. Accordingly, neither Cellegy nor its stockholders will receive any additional shares.

If the merger with Adamis is not completed, Cellegy’s board of directors will be required to explore alternatives for Cellegy’s business and assets. These alternatives might include seeking the dissolution and liquidation of Cellegy, merging or combining with another company, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with Cellegy or acquiring the remaining assets of Cellegy. Although Cellegy may try to pursue an alternative strategic transaction, it will likely have very limited cash resources, and will likely be forced to file for federal bankruptcy protection. If Cellegy files for bankruptcy protection, Cellegy will most likely not be able to raise any type of funding from any source. In that event, the creditors of Cellegy would have first claim on the value of the assets of Cellegy which, other than remaining cash, would most likely be liquidated in a bankruptcy sale. Cellegy can give no assurance as to the magnitude of the net proceeds of such sale and whether such proceeds would be sufficient to satisfy Cellegy’s obligations to its creditors, let alone to permit any distribution to its equity holders. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Any failure to dispel any continuing doubts about our ability to continue as a going concern could adversely affect our ability to enter into business combination or other agreements, therefore making it more difficult to obtain required financing on favorable terms or at all. Such an outcome may negatively affect the market price of our common stock and could otherwise have a material adverse effect on our business, financial condition and results of operations.

Recent Accounting Pronouncements

SFAS No. 157, Fair Value Measurements

SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), has been issued by the Financial Accounting Standards Board (the “FASB”). This new standard provides guidance for using fair value to measure assets and liabilities. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Currently, over 40 accounting standards within GAAP require (or permit) entities to measure assets and liabilities at fair value. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just Cellegy’s mark-to-model value. SFAS 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

The FASB agreed to defer the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The FASB again rejected the proposal of a full one-year deferral of the effective date of SFAS 157. SFAS 157 was issued in September 2006, and is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Accordingly, Cellegy adopted this statement on October 1, 2007, for assets and liabilities not subject to the deferral and adopted this statement October 1, 2008, for all other assets and liabilities. Cellegy is currently assessing the impact of this statement. There was no impact upon Cellegy’s financial statements resulting from the adoption of this pronouncement.

SFAS No. 141 (Revised 2007), Business Combinations

On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including: acquisition costs will be generally expensed as incurred; non-controlling interests will be valued at fair value at the acquisition date; acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts; restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Cellegy is currently assessing the impact of this statement.

SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”

On December 4, 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Cellegy believes that this pronouncement will have no effect on its consolidated financial statements.

LEGAL MATTERS

The validity of the shares of Cellegy common stock being offered hereby will be passed on by Weintraub Genshlea Chediak, a law corporation. Weintraub Genshela Chediak will also deliver an opinion as to certain federal income tax consequences of the merger. See the section entitled “Material U.S. Federal Income Tax Consequences” in this joint proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Cellegy Pharmaceuticals, Inc. at December 31, 2007 and 2006, and for each of the two years in the period ended December 31, 2007, included in this joint proxy statement/prospectus of Cellegy Pharmaceuticals, Inc., which is referred to and made a part of this prospectus and registration statement, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which contain an explanatory paragraph describing conditions that raise substantial doubt about Cellegy’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adamis Pharmaceuticals Corporation at March 31, 2008 and 2007, and for each of the two years in the period ended March 31, 2008, included in this joint proxy statement/prospectus, which are referred to and made a part of this prospectus and registration statement, have been so included in reliance on the report of Goldstein Lewin & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Cellegy files annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Cellegy files at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site that contains annual, quarterly, current and special reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Cellegy, at http://www.sec.gov.

As of the date of this joint proxy statement/prospectus, Cellegy has filed a registration statement on Form S-4 to register with the SEC the Cellegy common stock that Adamis stockholders will be entitled to receive in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cellegy, as well as a proxy statement of Cellegy and Adamis for their respective annual and special stockholder meetings.

Cellegy has supplied all information contained in this joint proxy statement/prospectus relating to Cellegy, and Adamis has supplied all information contained in this joint proxy statement/ prospectus relating to Adamis.

If you would like to request documents from Cellegy or Adamis, please send a request in writing or by telephone to either Cellegy or Adamis at the following address:

Cellegy Pharmaceuticals, Inc. P.O. Box 695 Boyertown, PA 19512 Telephone: (215) 529-6084 Attn: Chief Financial Officer	Adamis Pharmaceuticals Corporation c/o Chief Financial Officer 2658 Del Mar Heights Rd., #555 Del Mar, California 92014 Telephone: (858) 401-3984

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the Cellegy annual meeting or the Adamis special meeting. Neither Cellegy nor Adamis has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                      , 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Cellegy common stock in the merger shall create any implication to the contrary.

Information on Websites

Information on any Adamis or Cellegy website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

OTHER MATTERS

Stockholder Proposals

The deadline for stockholders to submit proposals to be considered for inclusion in the combined company’s proxy statement for next year’s annual meeting of stockholders is October 20, 2009. However, if the date of next year’s annual meeting of stockholders changes by more than 30 days from the date of this year’s annual meeting of Cellegy stockholders, then the deadline will be a reasonable time before the combined company begins to print and send its proxy materials in connection with next year’s annual meeting of stockholders. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in the combined company’s bylaws, as amended, which, among other things, require notice to be delivered or mailed and received at the combined company’s executive offices. In addition, the deadline for stockholders to submit proposals not to be included in next year’s proxy statement, or to nominate a director, for next year’s annual meeting of stockholders, is that such proposals or nominations must be received no later than December 23, 2009, but no earlier than November 23, 2009. However, if the date of next year’s annual meeting of stockholders changes by more than 30 days from the date of this year’s annual meeting of Cellegy stockholders, then the deadline will be not earlier than the close of business on the 120th day before the date of such annual meeting and not later than the close of business on the later of the 90th day before such the date of such annual meeting or the 10th day after the day on which the combined company first makes a public announcement of the date of such annual meeting.

INDEX TO FINANCIAL STATEMENTS

CELLEGY CONSOLIDATED FINANICAL STATEMENTS

Financial Statements as of and for the Period Ending December 31, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Cellegy Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Cellegy Pharmaceuticals Inc. and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the consolidated financial position of Cellegy Pharmaceuticals Inc. and its subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has limited working capital to pursue its business alternatives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The 2007 and 2006 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

Plymouth Meeting, Pennsylvania
March 19, 2008

Cellegy Pharmaceuticals, Inc.
Consolidated Balance Sheets

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,826,614	$3,803,832
Accounts receivable	-	62,605
Prepaid expenses and other current assets	267,478	278,740
Total assets	$2,094,092	$4,145,177

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$-	$174,839
Accrued expenses and other current liabilities	396,088	536,591
Current portion of notes payable	-	44,700
Total current liabilities	396,088	756,130
Notes payable	507,067	322,125
Derivative instruments	1,189	3,987
Total liabilities	904,344	1,082,242

Stockholders' equity:
Preferred Stock, no par value; 5,000,000 shares authorized;
no shares issued and outstanding at December 31, 2007 and 2006
Common stock, par value $.0001; 50,000,000 shares authorized;
29,834,796 shares issued and outstanding at December 31, 2007 and 2006	2,984	2,984
Additional paid-in capital	125,753,019	125,699,145
Accumulated deficit	(124,566,255)	(122,639,194)
Total stockholders' equity	1,189,748	3,062,935
Total liabilities and stockholders' equity	$2,094,092	$4,145,177

The accompanying notes are an integral part of these consolidated financial statements.

Cellegy Pharmaceuticals, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006
Revenues:
Licensing, milestone and development funding	$-	$477,082
Grants	-	1,925,779
Product sales	-	257,197
Total revenues	-	2,660,058

Costs and expenses:
Cost of product sales	-	257,197
Research and development	23,022	1,812,088
Selling, general and administrative	1,798,626	5,025,786
Equipment fair market value adjustment	-	250,729
Total costs and expenses	1,821,648	7,345,800
Operating loss	(1,821,648)	(4,685,742)
Other income (expenses):
Interest and other income	85,334	122,983
Gain on sale of technology	-	12,615,540
Debt forgiveness	4,700	2,162,776
Contingency settlement	-	(250,000)
Interest and other expense	(198,245)	(807,945)
Derivative revaluation	2,798	188,583
Total other income (expenses)	(105,413)	14,031,937
Net income (loss) from continuing operations applicable
to common stockholders	(1,927,061)	9,346,195

Discontinued operations
Income from operations of the discontinued component,
including gain on the disposal of $249,451, in 2006	-	325,610

Net income (loss) applicable to common stockholders	$(1,927,061)	$9,671,805

From continuing operations	$(0.06)	$0.31
From discontinued operations	-	-
Basic net income (loss) per common share:	$(0.06)	$0.31

From continuing operations	$(0.06)	$0.31
From discontinued operations	-	-
Diluted net income (loss) per common share:	$(0.06)	$0.31

Weighted average number of common shares used in per share
calculations:
Basic	29,834,796	29,833,609
Diluted	29,834,796	29,851,254

The accompanying notes are an integral part of these consolidated financial statements.

Cellegy Pharmaceuticals, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) and Comprehensive Income

				Accumulated		Total
			Additional	Other		Stockholders'
	Common Stock		Paid-in	Comprehensive	Accumulated	Equity
	Shares	Amount	Capital	Income (Loss)	Deficit	(Deficit)
Balances at December 31, 2005	29,831,625	$2,983	$125,547,788	$283,694	$(132,310,999)	$(6,476,534)

Exercise of options to purchase common stock	3,171	1	895	-	-	896
Noncash compensation expense related to stock options	-	-	150,462	-	-	150,462
Unrealized loss on investments	-	-	-	(8,598)	-	(8,598)
Loss on foreign currency translation	-	-	-	(275,096)	-	(275,096)
Net income	-	-	-	-	9,671,805	9,671,805
Total comprehensive income	-	-	-	-	-	9,388,111
Balances at December 31, 2006	29,834,796	2,984	125,699,145	-	(122,639,194)	3,062,935

Noncash compensation expense related to stock options	-	-	53,874	-	-	53,874
Net income	-	-		-	(1,927,061)	(1,927,061)
Total comprehensive income	-	-	-	-	-	-
Balances at December 31, 2007	29,834,796	$2,984	$125,753,019	$-	$(124,566,255)	$1,189,748

The accompanying notes are an integral part of these consolidated financial statements.

Cellegy Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006
Operating activities
Net income (loss)	$(1,927,061)	$9,671,805
Adjustments to reconcile net income (loss) from continuing
operations to net cash used in operating activities:
Bad debt expense and other noncash items	-	21,861
Depreciation and amortization expenses	-	121,132
Intangible assets amortization and impairment	-	196,204
Loss on sale of property and equipment	-	375,286
Equity compensation expense	53,874	150,462
Derivative revaluation	(2,798)	(188,583)
Interest accretion on notes payable	184,942	762,872
PDI settlement	-	(2,162,776)
MPI settlement	(4,700)	-
Gain on sale of technology	-	(12,615,540)
Gain on sale of Australian subsidiary	-	(249,451)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	11,262	778,106
Inventory	-	257,197
Accounts receivable	62,605	989,507
Accounts payable	(174,839)	(1,568,814)
Accrued expenses and other current liabilities	(140,503)	(1,847,107)
Other long-term liabilities	-	(7,663)
Deferred revenue	-	273,018
Net cash used in operating activities	(1,937,218)	(5,042,484)
Investing activities:
Proceeds from the sale of short-term investments	-	11,189
Proceeds from sale of Australian subsidiary	-	1,331,033
Proceeds from the sale of technology	-	9,000,000
Transfer of cash balance upon disposition of discontinued/ held for sale operations	-	(185,554)
Net cash provided by investing activities	-	10,156,668
Financing activities:
Issuance of notes payable	-	2,000,000
Repayment of notes payable	(40,000)	(5,458,500)
Net proceeds from issuance of common stock	-	896
Net cash used in financing activities	(40,000)	(3,457,604)

Effect of exchange rate changes on cash	-	34,244

Net increase (decrease) in cash and cash equivalents	(1,977,218)	1,690,824
Cash and cash equivalents, beginning of year	3,803,832	2,113,008
Cash and cash equivalents, end of year	$1,826,614	$3,803,832

The accompanying notes are an integral part of these consolidated financial statements.

Cellegy Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31,
	2007	2006
Supplemental cash flow information:
Interest paid	$-	$23,029
Supplemental disclosure of noncash transactions:
Interest expense amortization for long-term obligations	$184,942	$762,872

The accompanying notes are an integral part of these consolidated financial statements.

Cellegy Pharmaceuticals, Inc.
Notes to Consolidated Financial Statements

1.  Accounting Policies

Description of Business and Principles of Consolidation

The consolidated financial statements include the accounts of Cellegy Pharmaceuticals, Inc. (“Cellegy,” or the “Company”) and its wholly-owned subsidiary, Biosyn, Inc. (“Biosyn”). All intercompany balances and significant intercompany transactions have been eliminated.

Cellegy is a specialty pharmaceutical company engaged in the development and commercialization of prescription drugs targeting primarily women’s health care, including the reduction in transmitting of Human Immunodeficiency Virus (“HIV”), female sexual dysfunction and gastrointestinal conditions using proprietary topical formulations and nitric oxide donor technologies. Biosyn’s technology includes a portfolio of proprietary product candidates known as microbicides that are used intravaginally to reduce transmission of sexually transmitted diseases, (“STDs”), including HIV and Acquired Immunodeficiency Disease (“AIDS”). Biosyn’s product candidates, which include both contraceptive and non-contraceptive microbicides, include Savvy, which is undergoing Phase 3 clinical trials in the United States; and UC-781 vaginal gel, in Phase 1 trials.

Our cash and cash equivalents were approximately $1.8 million and $3.8 million at December 31, 2007 and 2006, respectively.

We prepared the consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. In preparing these consolidated financial statements, consideration was given to the Company’s future business alternatives as described below, which may preclude the Company from realizing the value of certain assets during their future course of business.

Cellegy’s operations currently relate primarily to the intellectual property rights of its Biosyn subsidiary. While the Savvy Phase 3 contraception trial in the United States is ongoing, the Company is not directly involved with the conduct and funding thereof and, due to the cessation of the HIV Phase 3 trials in 2005 and 2006, it is uncertain whether Savvy will be commercialized or whether the Company will ever realize revenues there from. We therefore expect negative cash flows to continue for the foreseeable future. The Company believes that it presently has enough financial resources to continue operations as they currently exist until approximately September 30, 2008, absent unforeseen significant additional expenses; however, it does not have the technological nor the financial assets to fund the expenditures that would be required to conduct the future clinical and regulatory work required to commercialize Savvy or other product candidates without additional funding.

On February 12, 2008, Cellegy entered into a definitive merger agreement providing for the acquisition of Cellegy by Adamis Pharmaceuticals Corporation (“Adamis”). There is no assurance that the Company will be able to close the transaction with Adamis. If the merger with Adamis is not completed, Cellegy’s board of directors will be required to explore alternatives for Cellegy’s business and assets. These alternatives might include seeking to sell remaining assets to third parties, seeking the dissolution and liquidation of Cellegy, merging or combining with another company, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with Cellegy or acquiring the remaining assets of Cellegy or would agree to a price and other terms that we would deem adequate. Although Cellegy may try to pursue an alternative strategic transaction, it will likely have very limited cash resources, and if no such alternate transaction can be negotiated and completed within a reasonable period of time, will likely be forced to file for federal bankruptcy protection. If Cellegy files for bankruptcy protection, Cellegy will most likely not be able to raise any type of funding from any source. In that event, the creditors of Cellegy would have first claim on the value of the assets of Cellegy which, other than remaining cash, would most likely be liquidated in a bankruptcy sale. Cellegy can give no assurance as to the magnitude of the net proceeds of such sale and whether such proceeds would be sufficient to satisfy Cellegy’s obligations to its creditors, let alone to permit any distribution to its equity holders. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenues related to cost reimbursement provisions under development contracts are recognized as the costs associated with the projects are incurred. Revenues related to substantive and at risk nonrefundable milestone payments specified under development contracts are recognized as the milestones are achieved. The Company received certain government and non-government grants that support its research effort in defined research projects. These grants generally provided for reimbursement of approved costs incurred as defined in the various grants. Revenues associated with these grants are recognized as costs under each grant incurred. Advanced payments received under these agreements, prior to completion of the related work, are recorded as deferred revenue until earned. Should the research funded by federal grants result in patented technologies, the federal government would be entitled to a nonexclusive, nontransferable, irrevocable, paid-up license to utilize such technologies. In 2006, the Company discontinued its grant funding in connection with the reduction of its Biosyn research activities.

Revenues related to product sales are recognized when title has been transferred to the customer and when all of the following criteria are met; i.e., a persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the price is fixed or determinable and, collectability is reasonably assured. There is no right of return for our products.

Revenues under license and royalty agreements are recognized in the period the earnings process is completed based on the terms of the specific agreement. Advanced payments received under these agreements are recorded as deferred revenue at the time the payment is received and are subsequently recognized as revenue on a straight-line basis over the longer of the life of the agreement or the life of the underlying patent.

Royalties payable to Cellegy under these license agreements are recognized as earned when the royalties are no longer refundable under certain minimum royalty terms defined in the agreement.

Research and Development

Research and development expenses, which include clinical study payments made to clinical sites and clinical research organizations, consulting fees, expenses associated with regulatory filings and internally allocated expenses such as rent, supplies and utilities are charged to expense as they are incurred. Clinical study expenses are accrued based upon such factors as the number of subjects enrolled and number of subjects that have completed treatment for each trial.

Milestone payments that are made upon the occurrence of future contractual events prior to receipt of applicable regulatory approvals are charged to research and development expenses. The Company may capitalize and amortize certain future milestones and other payments subsequent to the receipt of applicable regulatory approvals, if any.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and highly liquid financial instruments with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value as of December 31, 2007 and 2006. As of December 31, 2007, the Company’s cash and cash equivalents are maintained at two financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed federally insured limits.

Accounts Receivable

Accounts receivable are carried at cost, less an allowance for losses. The Company does not accrue finance or interest charges. On a quarterly basis, the Company evaluates its accounts receivable and establishes an allowance for losses, based on the history of past write-offs and collections and current economic conditions.

Concentration of Credit Risk

As of December 31, 2007, the Company had its cash in demand deposits and money market funds.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the respective assets.

Estimated Useful Lives
Furniture and fixtures	3 years
Office equipment	3 years
Laboratory equipment	5 years
Leasehold improvements	10 years

Amortization for leasehold improvements and equipment held under capital leases is taken over the shorter of the estimated useful life of the asset or the remaining lease term. Upon sale or retirement, the asset’s cost and related accumulated depreciation or amortization are removed from the accounts and the related gain or loss is reflected in operations.

Intangible Assets

Statement of Financial Accounting Standards (“SFAS”) No. 142 requires that intangible assets with definite lives be amortized over their estimated useful lives. The Company amortizes intangible assets on a straight-line basis over their estimated useful lives.

Stock-based Compensation

Effective January 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), as interpreted by SEC Staff Accounting Bulletin No. 107. Prior to January 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and related interpretations and, therefore, no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS No. 123R and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options recognized in the year ended December 31, 2006, includes: 1) amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation ; and 2) amortization relating to all stock option awards granted or modified on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

As a result of the adoption of SFAS No. 123R, the Company’s net income for the year ended December 31, 2006, was approximately $150,000 lower than under the Company’s previous accounting method for share-based compensation.

Prior to the adoption of SFAS No. 123R, the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123R requires that cash flows resulting from tax deductions the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as financing cash flows. The Company has sufficient net operating loss carryforwards to generally eliminate cash payments for income taxes. Therefore, no cash has been retained as a result of excess tax benefits relating to share-based payments made to directors and employees.

For the years ended December 31, 2007 and 2006, for stock options granted prior to the adoption of SFAS No. 123R, there is no difference between reported amounts and pro forma net loss and basic and diluted income per common share if compensation expense for the Company’s various stock option plans had been determined based upon estimated fair values at the grant dates in accordance with SFAS No. 123.

Cellegy values its options on the date of grant using the Black-Scholes valuation model. The Company did not grant any stock options during 2007 and 2006.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Under EITF Issue No. 96-18, the fair value of the equity instrument is calculated using the Black-Scholes valuation model at each reporting period with charges amortized to the results of operations over the instrument’s vesting period.

Recent Accounting Pronouncements

SFAS No. 157, Fair Value Measurements

SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), has been issued by the Financial Accounting Standards Board (the “FASB”). This new standard provides guidance for using fair value to measure assets and liabilities. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Currently, over 40 accounting standards within GAAP require (or permit) entities to measure assets and liabilities at fair value. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the Company’s mark-to-model value. SFAS 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

The FASB agreed to defer the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The FASB again rejected the proposal of a full one-year deferral of the effective date of SFAS 157. SFAS 157 was issued in September 2006, and is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Accordingly, the Company will adopt this statement on October 1, 2007 for assets and liabilities not subject to the deferral and October 1, 2008, for all other assets and liabilities. The Company is currently assessing the impact of this statement.

SFAS No. 141 (Revised 2007), Business Combinations

On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	acquisition costs will be generally expensed as incurred;

•	non-controlling interests will be valued at fair value at the acquisition date;

•
acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•
in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts;

•	restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and

•	changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the impact of this statement.

SFAS No. 160,“Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”

On December 4, 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company believes that this pronouncement will have no effect on its financial statements.

FIN No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109”

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”) was issued on July 13, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” . FIN 48 prescribes a recognition threshold and measurement attribute for the consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity in the consolidated balance sheet) for that fiscal year. Cellegy adopted FIN 48 on January 1, 2007 and its implementation did not have a material impact on Cellegy’s financial position, results of operations or cash flows.

Basic and Diluted Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share incorporates the incremental shares issued upon the assumed exercise of stock options and warrants, when dilutive. The total number of shares that had their impact excluded were:

	Years Ended December 31,
	2007	2006
Options	1,349,741	1,381,589
Warrants	2,114,593	2,374,593
Total number of shares excluded	3,464,334	3,756,182

Reclassifications

Certain reclassifications have been made to prior year amounts to conform with current year presentation.

2.  Accounts Receivable

At December 31, 2007 and 2006, accounts receivable consist of the following:

	December 31,
	2007	2006
Grant receivable	$-	$62,605

  3.  Prepaid Expenses and Other Current Assets

At December 31, 2007 and 2006, prepaid expenses and other current assets includes the following:

	December 31,
	2007	2006
Prepaid insurance	$134,248	$236,815
Security deposits	8,100	18,100
Retention Compensation	120,130	-
Other	5,000	23,825
Total prepaid expenses and other current assets	$267,478	$278,740

Retention compensation of approximately $120,000 represents the unamortized portion of approximately $139,000 in retention payments offered and accepted by employees in 2007. The retention payments are to be paid if the employee maintains his or her employment with the Company through the retention period indicated in the individual’s retention agreement. The retention payment was in lieu of all other severance or similar payments that the Company may have been obligated to make under any other existing agreement, arrangement or understanding, but would be in addition to any accrued salary and vacation earned through the end of the respective retention period. The retention periods terminate between March 31 and June 30, 2008.

4.  Intangible Assets, Net

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized workforce -
Biosyn acquisition	$381,558	$(381,558)	$-	$381,558	$(381,558)	$-

Subsequent to the purchase of Biosyn in 2004, several of its key people left the Company in 2006. The departure of these employees required the reduction in the carrying value of the intangible asset recorded in connection with the acquisition. Estimating the fair market value of the key people remaining resulted in an impairment of the asset as of December 31, 2006 and $149,352 was recognized as impairment expense in 2006.

The Company recorded no amortization expense in 2007. Amortization expense recorded for the year ended December 31, 2006 was $46,852.

5.   Property and Equipment, Net

At December 31, 2007 and 2006, property and equipment, net consist of the following:

	December 31,
	2007	2006
Furniture, fixtures and office equipment	$19,855	$19,855
Less: accumulated depreciation	(19,855)	(19,855)
Total property and equipment, net	$-	$-

Cellegy recorded no depreciation expense in 2007. Depreciation and leasehold amortization expenses for 2006 were approximately $121,000.

On September 30, 2006, Cellegy closed its offices in Brisbane, California and disposed of certain property and equipment. At that time, the Company relocated its Huntingdon Valley, Pennsylvania headquarters to Quakertown, Pennsylvania and either disposed of or wrote down all of its research and development equipment and certain other fixed assets, and recorded impairment charges of approximately $251,000.

6.  Accrued Expenses and Other Current Liabilities

Cellegy accrues for services received but for which billings have not been received. Accrued expenses and other current liabilities at December 31, 2007 and 2006, were as follows:

	December 31,
	2007	2006
Accrued legal fees	$29,317	$22,262
Accrued compensation	29,739	99,989
Accrued retention	139,370	-
Accrued accounting and consulting fees	125,000	175,000
Insurance payable	12,995	163,554
Other	59,667	75,786
Total accrued expenses and other current liabilities	$396,088	$536,591

7.  Notes Payable

 Ben Franklin Note

Biosyn issued a note to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of a compound to prevent the transmission of AIDS.

The Ben Franklin Note was recorded at its estimated fair value of $205,000 and was assumed by Cellegy in connection with its acquisition of Biosyn in 2004. The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3% applied to future revenues of Biosyn, if any, until the principal balance of $777,902 is satisfied. Under the terms of the obligation, revenues are defined to exclude the value of unrestricted research and development funding received by Biosyn from nonprofit sources. Absent a material breach of contract by Cellegy, there is no obligation to repay the amounts in the absence of future Biosyn revenues. Cellegy is accreting the discount of $572,902 against earnings using the interest rate method over the discount period of five years, which was estimated in connection with the note’s valuation at the time of the acquisition. At December 31, 2007 and 2006, the outstanding balance of the note was $507,067 and $322,125, respectively.

PDI Notes

In connection with a settlement agreement dated April 11, 2005, PDI, Inc. (“PDI”) issued two non-interest bearing notes; a $3.0 million secured promissory note payable on October 12, 2006, and a $3.5 million nonnegotiable senior convertible debenture with a maturity date of April 11, 2008 (the “PDI Notes”). The PDI Notes were settled in full for $3.0 million in September 2006.

The $3.0 million secured promissory note was originally payable on October 12, 2006. There was no stated interest rate and no periodic payments were required.   The net present value of the secured promissory note was recalculated based on its remaining principal whenever a payment was made by Cellegy. Payments in 2006 totaled $458,500.

Prior to the settlement and repayment, the $3.5 million nonnegotiable senior convertible debenture had a maturity date of April 11, 2008, three years from the PDI settlement date of April 11, 2005. There was no stated interest rate and no periodic payments were required.

In an agreement dated September 20, 2006, Cellegy agreed to pay PDI an aggregate amount of $3.0 million as full and final settlement of the PDI Notes. In accordance with the terms of the settlement, Cellegy remitted $500,000 to PDI on September 28, 2006, and remitted $2.5 million on November 29, 2006. PDI and Cellegy agreed to release each other and related parties from any claims or liabilities arising before the date of their agreement relating to any of the terms of the previous settlement agreement, other than as a result of the released person’s gross negligence or willful misconduct.

Cellegy recorded debt forgiveness of approximately $2.2 million as a result of the settlement in other income. For the year ended December 31, 2006, Cellegy recorded interest expense relating to the PDI Notes of $645,384.

ProStrakan Note

In September 2006, ProStrakan Group plc (LSE: PSK) (“ProStrakan”) loaned Cellegy $2.0 million, evidenced by a secured promissory note (the “ProStrakan Note”). On November 29, 2006, Cellegy satisfied the ProStrakan Note by making payments of $2.0 million in principal and approximately $20,000 in interest expense.
MPI Note

In 2007, Cellegy settled its obligation to MPI, Inc. of $44,700 for $40,000 and recorded $4,700 in other income.  At December 31, 2007, future minimum payments on the notes were payable as follows:

2009 and thereafter	$777,902
Less: amount representing discount	(270,835)
Net present value of notes at December 31, 2007	$507,067

8.  Derivative Instruments

Warrants issued in connection with the May 2005, financing and the Kingsbridge SSO are considered derivative instruments and are revalued at the end of each reporting period as long as they remain outstanding. The estimated fair value of these warrants using the Black-Scholes valuation model and recorded as derivative liability at December 31, 2007 and 2006 was approximately $1,200 and $4,000, respectively. The changes in the estimated fair value of the warrants have been recorded as other income (expenses) in the consolidated statements of operations. For the years ended December 31, 2007 and 2006, the Company recognized approximately $2,800 and $189,000, respectively, as other income from derivative revaluation.

9.  Deferred Revenue

At December 31, 2007 and 2006, the Company had no current and long-term deferred revenue. Upon the consummation of the sale of its intellectual property to ProStrakan in November 2006, the Company recognized all of the remaining current and long-term deferred revenue as part of the gain on the sale of technology, as all remaining obligations under the license agreements were deemed to have been fulfilled in connection with the sale of assets. Current and long-term deferred revenue totaling approximately $3.3 million at December 31, 2005, represents the remaining unamortized and unearned portion of upfront licensing fees received from licensees for the right to store, promote, sell and/or distribute the Company’s products. These amounts were included in revenue at the time of the PDI settlement.

  10.  Commitments and Contingencies

Operating Leases

The Company leases its facilities under a non-cancelable operating lease on a month-to-month basis and has no future minimum lease payments as of December 31, 2007. Operating lease expense is recorded on a straight-line basis over the term of the lease. Rent expense was $32,400 and $205,000 for the years ended December 31, 2007 and 2006, respectively.

Legal Proceedings

The Company has no significant ongoing legal proceedings.

11.  401(k) Plan

The Company maintained a savings and retirement plan under Section 401(k) of the Internal Revenue Code until it was terminated in August 2006. All employees were eligible to participate on the first day of the calendar quarter following three months of employment with the Company. Under the plan, employees could contribute up to 15% of their salaries per year subject to statutory limits. The Company provided a matching contribution equal to 25% of the employee’s rate of contribution, up to a maximum contribution rate of 4% of the employee’s annual salary. Expenses related to the plan for the years ended December 31, 2006, were not significant.

12.  License and Other Agreements

Cellegy

In July 2004, Cellegy and ProStrakan entered into to an exclusive license agreement for the future commercialization of Tostrex® (testosterone gel) in Europe. Under the terms of the agreement, ProStrakan was responsible for regulatory filings, sales, marketing and distribution of Tostrex throughout the European Union (“EU”) and in certain nearby non-EU countries. Under the original agreement, the Company was responsible for supplying finished product to ProStrakan through Cellegy’s contract manufacturer. Assuming successful commercial launch, Cellegy was entitled to receive up to $5.75 million in total payments including a $500,000 non-refundable upfront payment made in July 2004, and a royalty on net sales of Tostrex. The advanced payment received by the Company was recorded as deferred revenue to be amortized to income over eighteen (18) years, which represents the estimated life of the underlying patent.

In December 2004, Cellegy and ProStrakan entered into an exclusive license agreement for the commercialization of Cellegesic, branded Rectogesic outside of the United States, in Europe. Under the terms of the agreement, Cellegy received a nonrefundable payment of $1.0 million and was entitled to receive an additional $4.6 million in milestone payments, along with additional payments based on sales of product to ProStrakan for distribution in Europe. ProStrakan was responsible for additional regulatory filings, sales, marketing and distribution of Rectogesic throughout Europe. In all, the agreement covered thirty-eight (38) European territories, including all EU member states. Cellegy was responsible for supplying finished product to ProStrakan through its contract manufacturer. The $1.0 million upfront fee received by the Company was recorded as deferred revenue to be amortized to income over ten (10) years, which represented the estimated life of the underlying patent.

In November 2005, Cellegy amended its December 2004 agreement with ProStrakan concerning Rectogesic.   Under the terms of the amended agreement, ProStrakan assumed responsibility for all manufacturing and other product support functions. In return, Cellegy received a nonrefundable payment of $2.0 million which was recorded as deferred revenue and was amortized to income over the remaining estimated life of the underlying patent considered in connection with the December 2004, agreement.

In January 2006, Cellegy amended its 2004 agreement with ProStrakan concerning Tostrex. Under the terms of the amended agreement, ProStrakan assumed responsibility for all manufacturing and other product support functions and agreed to purchase Tostrex directly from Cellegy’s contract manufacturer rather than purchasing the product from Cellegy under the terms of the original agreement. Cellegy was entitled to continue to receive milestones and royalties as set forth in the original agreement.

On June 20, 2006, Cellegy amended its December 2004 agreement with ProStrakan concerning Rectogesic. This second amendment added several countries and territories in Eastern Europe, including several countries and territories that were part of the former Soviet Union, to the territories covered by the original agreement. As part of the amendment, ProStrakan paid to Cellegy the sum of $500,000 representing a prepayment of the milestone due upon approval of Rectogesic in certain major European countries.

On November 28, 2006, Cellegy sold to ProStrakan for $9.0 million its rights to Cellegesic, Rectogesic, Fortigel, Tostrex, Tostrelle, and related intellectual property assets. ProStrakan also assumed various existing distribution and other agreements relating to the intellectual property. Cellegy’s stockholders approved the transaction at a special meeting of stockholders held on November 22, 2006. ProStrakan has no further obligations to Cellegy under the previous license agreement. The Company recorded a gain on sale of technology of approximately $12.6 million as other income which includes $9.0 million recognized in connection with the sale of Cellegy’s intellectual property discussed above and approximately $3.6 million of unamortized deferred revenue related to licensing agreements under which all obligations were deemed to have been fulfilled in connection with the sale.

Biosyn

In October 1989, Biosyn entered into an agreement, whereby it obtained an exclusive license to develop and market products using the C31G Technology.

In October 1996, Biosyn acquired the C31G Technology from its inventor, Edwin B. Michaels. As part of the agreement, Biosyn is required to make annual royalty payments equal to the sum of 1% of net product sales of up to $100 million, 0.5% of the net product sales over $100 million and 1% of any royalty payments received by Biosyn under license agreements. The term of the agreement lasts until December 31, 2011, or upon the expiration of the C31G Technology’s patent protection, whichever is later. Biosyn’s current C31G patents expire between 2011 and 2018. There were no royalty payments incurred for the years ended December 31, 2007, and 2006.

In May 2001, Biosyn entered into an exclusive license agreement with Crompton, now Chemtura (“Chemtura”) ,under which Biosyn obtained the rights to develop and commercialize UC-781, a non-nucleoelostide reverse transcriptase inhibitor, as a topical microbicide. Under the terms of the agreement, Biosyn paid Chemtura a nonrefundable, upfront license fee that was expensed in research and development. Chemtura also received 39,050 warrants to purchase Cellegy stock in connection with Cellegy’s acquisition of Biosyn in 2004 and are exercisable for a period of two years upon initiation of Phase 3 trials of UC-781. Chemtura is entitled to milestone payments upon the achievement of certain development milestones and royalties on product sales. If UC-781 is successfully developed as a microbicide, then Biosyn has exclusive worldwide commercialization rights. There were no royalty payments incurred for the years ended December 31, 2007 and 2006.

In February 2003, Biosyn acquired exclusive worldwide rights from the National Institutes of Health (“NIH”), for the development and commercialization of protein Cyanovirin-N as a vaginal gel to prevent the sexual transmission of HIV. NIH is entitled to milestone payments upon achievement of certain development milestones and royalties on product sales. There were no royalty payments incurred for the years ended December 31, 2007 and 2006. Due to cancellation of its license with the NIH in 2007, Biosyn forfeited the rights for the commercialization of CV-N but the existing agreements between Biosyn and research institutions related to CV-N remain in effect.

On January 31, 2006, Cellegy announced that it had entered into a nonexclusive, developing world licensing agreement with the Contraceptive Research and Development Organization (“CONRAD”) for the collaboration on the development of Cellegy’s entire microbicide pipeline. The agreement encompasses the licensing in the developing countries (as defined in the agreements) of Savvy, UC-781 and Cyanovirin-N. The agreement provided CONRAD with access to Biosyn’s current and past microbicidal research.

Under the terms of certain of its funding agreements, Biosyn has been granted the right to commercialize products supported by the funding in developed and developing countries, and is obligated to make its commercialized products, if any, available in developing countries, as well as to public sector agencies in developed countries at prices reasonably above cost or at a reasonable royalty rate.

Biosyn has previously entered into various other collaborating research and technology agreements. Should any discoveries be made under such arrangements, Biosyn may be required to negotiate the licensing of the technology for the development of the respective discoveries. There are no significant funding commitments under any of these other agreements.

13.  Stockholders’ Equity

Preferred Stock

The Company’s Restated Certificate of Incorporation provides that the Company may issue up to 5,000,000 shares of preferred stock in one or more series. The Board of Directors is authorized to establish, from time to time, the number of shares to be included in, and the designation of, any such series and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and to increase or decrease the number of shares of any such series without any further vote or action by the stockholders.

 Stock Market Listing

Cellegy’s common stock currently trades on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol: CLGY.OB.

Stock Option Plans

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan (the “2005 Plan”) replaced the 1995 Equity Incentive Plan (“Prior Plan”) which had expired. The 2005 Plan is administered by the Company’s Compensation Committee. The Board of Directors may at any time amend, alter, suspend or discontinue the 2005 Plan without stockholders’ approval, except as required by applicable law. The 2005 Plan is not subject to ERISA and is not qualified under Section 401(a) of the Code.

The 2005 Plan provides for the granting of options and other awards to employees, directors and consultants. Options granted under the 2005 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to employees. The Compensation Committee determines who will receive options or other awards under the 2005 Plan and their terms, including the exercise price, number of shares subject to the option or award, and the vesting and exercisability thereof. Options granted under the 2005 Plan generally have a term of ten years from the grant date, and exercise price typically is equal to the closing price of the common stock on the grant date. Options typically vest over a three-year or four-year period. Options granted under the 2005 Plan typically expire if not exercised within 90 days from the date on which the optionee is no longer an employee, director or consultant. The vesting and exercisability of options may also be accelerated upon certain change of control events. As of December 31, 2007, the future compensation expense to be recognized for unvested options is approximately $20,000 over the remaining weighted average period of 1.75 years.

Weighted
	Shares Under	Average
	Option	Exercise Price
Balance at December 31, 2006	48,000	$1.34
Granted	-	-
Canceled	-	-
Exercised	-	-
Balance at December 31, 2007	48,000	1.34

The following table summarizes those stock options outstanding related to the 2005 Plan at December 31, 2007:

Options Outstanding				Options Exercisable
Weighted	Weighted				Weighted
Average	Average	Weighted			Average	Weighted
Number	Remaining	Average	Aggregate		Remaining	Average	Aggregate
of	Contractual	Exercise	Intrinsic	Number of	Contractual	Exercise	Intrinsic
Options	Life	Price	Value	Options	Life	Price	Value
48,000	7.74 Years	$1.31	$-	32,000	7.74 years	$1.34	$-

There were 16,000 options vested under the 2005 Plan for the year ended December 31, 2007.

Prior Plan

The total number of shares reserved and available for issuance pursuant to the exercise of awards under the Prior Plan is 4,850,000 shares. The Prior Plan will continue to govern the stock options previously granted thereunder, however, no further stock options or other awards will be made pursuant to the Prior Plan. As of December 31, 2007, the future compensation expense to be recognized for unvested options is approximately $60,000 over the remaining weighted average period of approximately 1.40 years.

		Weighted
	Shares Under	Average
	Option	Exercise Price
Balance at December 31, 2006	222,944	$3.12
Granted	-	-
Canceled	(18,000)	(8.43)
Exercised	-	-
Balance at December 31, 2007	204,944	2.66

The following table summarizes those stock options outstanding and exercisable related to the Prior Plan at December 31, 2007:

Options Outstanding				Options Exercisable
Weighted	Weighted	Weighted			Weighted	Weighted
Average	Average	Average	Aggregate	Number	Average	Average	Aggregate
Number of	Remaining	Exercise	Intrinsic	of	Remaining	Exercise	Intrinsic
Options	Contractual Life	Price	Value	Options	Contractual Life	Price	Value
204,944	6.42 Years	$2.66	$-	165,986	6.27 Years	$2.78	$-

There were 50,209 options vested under the Prior Plan for the year ended December 31, 2007. No future options may be offered under the Prior Plan.

1995 Directors’ Stock Option Plan

In 1995, Cellegy adopted the 1995 Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the issuance of nonqualified stock options to eligible outside Directors. When the plan was established, Cellegy reserved 150,000 shares for issuance. From 1996 to 2005, a total of 350,000 shares were reserved for issuance under the Directors’ Plan. The 2005 Plan replaces the Directors’ Plan.

The Directors’ Plan provides for the grant of initial and annual nonqualified stock options to non-employee directors. Initial options vest over a four-year period and subsequent annual options vest over three years. The exercise price of options granted under the Directors’ Plan is the fair market value of the common stock on the grant date. Options generally expire 10 years from the grant date, and generally expire within 90 days of the date the optionee is no longer a director. The vesting and exercisability of options may also be accelerated upon certain change of control events.

Activity under the Directors’ Plan is summarized as follows:

		Weighted
	Shares Under	Average
	Option	Exercise Price
Balance at December 31, 2006	93,000	$4.44
Granted	-	-
Canceled	(1,000)	(3.25)
Exercised	-	-
Balance at December 31, 2007	92,000	4.45

The following table summarizes those stock options outstanding and exercisable related to the Directors’ Plan at December 31, 2007:

Options Outstanding				Options Exercisable
Weighted	Weighted	Weighted			Weighted	Weighted
Average	Average	Average	Aggregate	Number	Average	Average	Aggregate
Number of	Remaining	Exercise	Intrinsic	of	Remaining	Exercise	Intrinsic
Options	Contractual Life	Price	Value	Options	Contractual Life	Price	Value
92,000	4.83 Years	$4.45	$-	92,000	4.83 Years	$4.45	$-

There were 16,000 options vested under the Directors’ Plan for the year ended December 31, 2007. As of December 31, 2007 and 2006, there were no options available for future grants under the Directors’ Plan.

Non-Plan Options

In November 2003, the Company granted an initial stock option to Mr. Richard Williams, on his appointment to become Chairman of the Board, to purchase 1,000,000 shares of common stock. 400,000 of the options have an exercise price of $2.89 per share, the closing price of the stock on the grant date and 600,000 of the options have an exercise price of $5.00 per share. The option was vested and exercisable in full on the grant date, although a portion of the option, covering up to 600,000 shares initially and declining over time, is subject to cancellation if they have not been exercised in the event that Mr. Williams voluntarily resigns as Chairman and a director within certain future time periods. As of December 31, 2007, none of these options have been exercised.

In October 2004, in conjunction with its acquisition of Biosyn, Cellegy issued stock options to certain Biosyn option holders to purchase 236,635 shares of Cellegy common stock. All options issued were immediately vested and exercisable.

		Weighted
	Shares Under	Average
	Option	Exercise Price
Balance at December 31, 2006	39,229	$6.93
Granted	-	-
Canceled	(34,432)	(7.85)
Exercised	-	-
Balance at December 31, 2007	4,797	0.29

The following table summarizes information about stock options outstanding and exercisable related to Biosyn option grants at December 31, 2007:

Options Outstanding				Options Exercisable
	Weighted				Weighted
Weighted	Average	Weighted			Average	Weighted
Average	Remaining	Average	Aggregate	Number	Remaining	Average	Aggregate
Number of	Contractual	Exercise	Intrinsic	of	Contractual	Exercise	Intrinsic
Options	Life	Price	Value	Options	Life	Price	Value
4,797	6.05 Years	$0.29	$-	4,797	6.05 Years	$0.29	$-

Shares Reserved

As of December 31, 2007, the Company has reserved shares of common stock for future issuance as follows:

Biosyn options	4,797
Director's Plan	92,000
Warrants	2,114,593
Nonplan options	1,000,000
1995 Equity Incentive Plan	204,944
2005 Equity Incentive Plan	1,000,000
Total shares reserved	4,416,334

Warrants

The Company has the following warrants outstanding to purchase common stock as of December 31, 2007:

		Exercise
	Warrant	Price Per		Expiration
	Shares	Share	Date Issued	Date
June 2004 PIPE	604,000	$4.62	July 27, 2004	July 27, 2009
Biosyn warrants	81,869	5.84-17.52	October 22, 2004	2008 - 2014
May 2005 PIPE
Series A	714,362	2.25	May 13, 2005	May 13, 2010
Series B	714,362	2.50	May 13, 2005	May 13, 2010
Total warrants	2,114,593

Non Cash Compensation Expense Related to Stock Options

For the year ended December 31, 2007, the Company recorded non-cash compensation expense of approximately $54,000, all of which was charged to selling, general and administrative expenses (“SG&A”) expense. For the year ended December 31, 2006, the Company recorded non cash compensation expense of approximately $150,000, of which approximately $136,000 and $14,000 was charged to SG&A and research and development expense, respectively.

14.  Income Taxes

At December 31, 2007, the Company had net operating loss carryforwards of approximately $94.4 million and $17.3 million for federal and state purposes, respectively. The federal net operating loss carryforwards expire between the years 2007 and 2027. The state net operating loss carryforwards expire between the years 2007 and 2017. At December 31, 2007, the Company also had state research and development credit carryforwards of approximately $2.8 million and $200,000 for federal and state purposes, respectively. The federal credits expire between the years 2007 and 2027 and the state credits expire between the years 2015 and 2019. The Tax Reform Act of 1986 (the “Act”) provides for a limitation on the annual use of net operating loss and research and development tax credit carryforwards following certain ownership changes that could limit the Company’s ability to utilize these carryforwards. The Company most likely has experienced various ownership changes, as defined by the Act, as a result of past financings. Accordingly, the Company’s ability to utilize the aforementioned carryforwards may be limited. A future sale or merger of the Company, as contemplated and described in Footnote 1, may also impact the ability for the Company to utilize its current net operating loss carryforwards. Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes; therefore, the Company may not be able to take full advantage of these carryforwards for federal income tax purposes. The Company determined that the net operating loss carryforwards relating to Biosyn are limited due to its acquisition in 2004 and has reflected the estimated amount of usable net operating loss carryforwards in its deferred tax assets below.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The amount of deferred tax assets in 2007 and 2006, not available to be recorded as a benefit due to the exercise of nonqualified employee stock options are approximately $559,000 and $643,000, respectively.

Under the provisions of paragraph 30 of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”), if a valuation allowance is recognized for the deferred tax asset for an acquired entity's deductible temporary differences or operating loss or tax credit carryforwards at the acquisition date, the tax benefits for those items that are first recognized in the consolidated financial statements after the acquisition date shall be applied: (a) first to reduce to zero any goodwill related to the acquisition, (b) second to reduce to zero other non-current intangible assets related to the acquisition, and (c) third to reduce income tax expense. The future tax benefit of the Biosyn pre-acquisition net operating losses, tax credits, and other deductible temporary differences, when they are ultimately recognized, will be recorded in accordance with paragraph 30 of SFAS No. 109. Significant components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforward	$32,100	$31,900
Credit carryforward	2,900	3,700
Capitalized research and development	7,400	9,800
Depreciation and amortization	1,000	1,300
Other, net	300	500
Total deferred tax assets	43,700	47,200
Valuation allowance	(43,700)	(47,200)
Net deferred tax assets	$-	$-

Reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate (dollars in thousands):

	Years Ended December 31,
	2007		2006
Net income (loss)	$(1,927)		$9,672
Tax (benefit) at Federal statutory rate	$(655)	33.99%	$3,289	34.00%
Meals and entertainment	1	(0.05)	3	0.03
Stock compensation expense	24	(1.25)	20	0.21
Gain on sale of subsidiary	-	-	30	0.31
Research credits	6	(0.31)	8	0.09
Deferred taxes not benefited	624	(32.38)	(3,350)	(34.64)
Provision for taxes	$-	-%	$-	-%

The valuation allowance for deferred tax assets for 2007 and 2006 decreased by approximately $3.5 and $2.8 million, respectively.

On January 1, 2007, the Company adopted FIN 48 which clarifies the accounting for uncertainty in income taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 requires that Cellegy recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The implementation of FIN 48 did not have a material impact on the Company's consolidated financial statements. At January 1, 2007 and December 31, 2007 the Company had no unrecognized tax benefits and has not accrued any tax liabilities for unrecognized tax benefits.

The Company does not believe the total amount of unrecognized benefit as of December 31, 2007 will increase or decrease significantly in the next twelve months.  The Company’s Federal, California, and Pennsylvania tax returns are subject to examination by the tax authorities. At December 31, 2007, the statute of limitations for Federal, California and Pennsylvania tax examinations vary from 2003 to 2011.

15.  Segment Reporting

Cellegy’s revenues consisted of Rectogesic sales in Europe, Australia, New Zealand, Singapore and South Korea, as well as licensing revenue relating to Fortigel, Rectogesic and Tostrex. Revenues also consist of grant funding from various domestic agencies and foundations.

Management regularly assesses segment operating performance and makes decisions as to how resources are allocated based upon segment performance. The accounting policies of the reportable segments are consistent with those described in Accounting Policies (Note 1).

Revenues from external sources by major geographic area are as follows:

	Years Ended December 31,
Revenues	2007	2006
North America
Pharmaceuticals	$-	$1,925,779
Europe
Pharmaceuticals	-	734,279

Revenue from continuing operations	$-	$2,660,058

Net operating income (loss) from continuing operations by geographic region is as follows:

	Years Ended December 31,
Operating Income (Loss)	2007	2006
North America
Pharmaceuticals	$(1,927,061)	$9,119,113
Europe
Pharmaceuticals	-	227,082

Net income (loss) from continuing operations	$(1,927,061)	$9,346,195

 Assets by major geographic region are as follows:

	December 31,
	2007	2006
Assets
North America	$2,094,092	$4,145,177
Pacific Rim	-	-

Total assets	$2,094,092	$4,145,177

16.  Related Party Transactions

The Company pays fees to its board members in connection with services rendered to the board. In 2007, the Company began paying fees to its board members for their services rendered only as board members and not for services rendered in connection with the audit, nominating, and compensation committees. The total cash payments   to board members made in connection with these services during the years ended December 31, 2007 and 2006 were $49,500 and $104,250, respectively.

17.  Discontinued Operations

On April 11, 2006, Epsilon Pharmaceuticals Pty., Ltd. purchased all of the shares of Cellegy Australia Pty., Ltd. (“Cellegy Australia”) The subsidiary was part of the Pharmaceutical Segment for the Australian and Pacific Rim geographic areas. The purchase price for the shares was $1.0 million plus amounts equal to the liquidated value of Cellegy Australia's cash, accounts receivable and inventory. The total amount received was approximately $1.3 million. Below is a summary of the assets and liabilities included in the sale:

Cash	$185,554
Inventory	69,427
Accounts Receivable	52,305
Goodwill	955,415
Current liabilities	13,747

Cellegy recorded a pretax gain of approximately $88,000 which is reflected in other income. There was no income tax effect to this transaction. Cellegy's discontinued operations reflect the operating results for the disposal group through the date of disposition and recognize the subsidiary's foreign currency translation balance as income in the current period pursuant to SFAS No. 52, “ Foreign Currency Translation .” Below is a summary of those results:

	Years Ended December 31,
	2007	2006

Net revenue	$-	$165,805
Cost of revenues	-	26,586
Gross Profit	-	139,219
R&D expenses	-	-
SG&A expenses	-	(64,614)
Operating income	-	74,605
Interest income	-	1,554
Gain on foreign currency translation	-	249,451
Income from discontinued operations	$-	$325,610

19.  Subsequent Events

On February 12, 2008, Cellegy entered into a definitive merger agreement providing for the acquisition of Cellegy by Adamis. The transaction was unanimously approved by the boards of directors of both companies and is anticipated to close during the second or third quarter of 2008, subject to the filing of a registration statement and proxy statement with the Securities and Exchange Commission, the approval of Adamis’ and Cellegy’s respective stockholders at stockholder meetings following distribution of a definitive proxy statement, and other customary closing conditions. Holders of approximately 40% of Cellegy’s outstanding common stock have entered into voting agreements pursuant to which they agreed to vote their shares in favor of the transaction.

If the merger is consummated, each Adamis stockholder will receive, in exchange for each share of Adamis common stock held by such stockholder immediately before the closing, one (post-reverse stock split) share of Cellegy common stock (excluding in all cases dissenting shares). If the transaction is approved by Cellegy’s stockholders, before the closing Cellegy will implement a reverse stock split of its common stock so that the outstanding Cellegy shares will be converted into a number of shares equal to the sum of (i) 3,000,000 plus (ii) the amount of Cellegy’s net working capital as of the end of the month immediately preceding the month in which the closing occurs divided by .50. Based on several assumptions that are subject to change, including, without limitation, the number of shares of Cellegy common stock outstanding immediately before the merger and the amount of Cellegy’s current assets and liabilities as of the end of the month immediately prior to the closing, Cellegy estimates that the reverse stock split will be between approximately 1:7.8 to 1 and 1:9.9. The actual amounts and percentages will depend on many factors, and actual amounts and percentages could be higher or lower.

In addition, the Merger Agreement contains certain termination rights for both Cellegy and Adamis, and further provides that, upon termination of the merger agreement under specified circumstances, either party may be required to pay the other party a termination fee of $150,000. Both parties have the right to terminate the Merger Agreement if the merger is not consummated by December 31, 2008, so long as the terminating party is not in breach of the Merger Agreement and such breach is a principal failure of the merger to occur by such date.

In connection with the signing of the Merger Agreement, Cellegy also issued to Adamis an unsecured convertible promissory note pursuant to which Cellegy agreed to lend Adamis $500,000 to provide additional funds to Adamis during the pendency of the merger transaction (the “Promissory Note”). Any principal outstanding under the Promissory Note accrues interest at 10% per annum. The Promissory Note becomes immediately due and payable in the event that the Merger Agreement is terminated by Adamis or Cellegy for certain specified reasons or on the later of (i) the sixteen month anniversary of the issue date of the Promissory Note or (ii) the date that is two business days following the first date on which certain other notes issued by Adamis to a third party have been repaid in full. If the Promissory Note is outstanding as of the closing of the merger transaction, the Promissory Note will convert into shares of Adamis stock, and those shares will be cancelled.

The terms of the Promissory Note provide Cellegy with no collateralized interest in the assets of Adamis. In the event the merger is not consummated with Adamis, Cellegy bears the risk of collecting the Promissory Note and therefore is subject to the risks and uncertainties of being in the position of an unsecured creditor. While the Company feels that it is more likely than not that the merger will be consummated, in the event it is not, the Cellegy will have no ability to attach a claim to Adamis’ assets.

Cellegy Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$361	$1,827
Prepaid expenses and other current assets	43	267
Total current assets	404	2,094
Note receivable	500	—
Interest receivable	32	—
Total assets	$936	$2,094

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities:
Accounts payable	$49	$—
Accrued expenses and other current liabilities	175	396
Total current liabilities	224	396
Note payable	713	507
Derivative instruments	1	1
Total liabilities	938	904

Stockholders' equity (deficiency):
Common stock	3	3
Additional paid-in capital	125,770	125,753
Accumulated deficit	(125,775)	(124,566)
Total stockholders' equity (deficiency)	(2)	1,190
Total liabilities and stockholders' equity	$936	$2,094

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cellegy Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Costs and expenses:
Research and development	$—	$2	$3	$23
Selling, general and administrative	262	404	1,060	1,345
Total costs and expenses	262	406	1,063	1,368
Operating loss	(262)	(406)	(1,063)	(1,368)
Other income (expenses):
Interest and other income	17	147	60	203
Interest and other expense	(76)	(67)	(206)	(161)
Derivative revaluation	—	5	—	1
Total other income (expenses)	(59)	85	(146)	43

Net loss	$(321)	$(321)	$(1,209)	$(1,325)

Earnings per common share:
Loss per common share:	$(0.01)	$(0.01)	$(0.04)	$(0.04)

Weighted average number of common shares used in per share calculations:	29,835	29,835	29,835	29,835

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cellegy Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net loss	$(1,209)	$(1,325)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Equity compensation expense	17	40
Derivative revaluation	—	(2)
Interest accretion on notes payable	206	131
Interest on long term note receivable	(32)	—
Forgiveness of debt	—	(5)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	224	(15)
Accounts receivable	—	77
Accounts payable	49	(159)
Accrued expenses and other current liabilities	(221)	(371)
Net cash used in operating activities	(966)	(1,629)
Investing activity:
Issuance of long term note receivable	(500)	—
Net cash used in investing activity	(500)	—
Financing activity:
Repayment of note payable	—	(40)
Net cash used in financing activity	—	(40)

Net decrease in cash and cash equivalents	(1,466)	(1,669)
Cash and cash equivalents, beginning of period	1,827	3,804
Cash and cash equivalents, end of period	$361	$2,135

 The accompanying notes are an integral part of these condensed consolidated financial statements.

Cellegy Pharmaceuticals, Inc.
 Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1:  Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission.  Accordingly, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (including normal recurring adjustments and the elimination of intercompany accounts) considered necessary for a fair statement of all periods presented. The results of Cellegy Pharmaceuticals, Inc. (“Cellegy” or “the Company”) operations for any interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in Cellegy’s Annual Report on Form 10-K for the year ended December 31, 2007.

Liquidity and Capital Resources

On February 12, 2008, Cellegy entered into a definitive merger agreement (the “Merger Agreement”) providing for the acquisition of Cellegy by Adamis Pharmaceuticals Corporation (“Adamis”). Adamis is a privately held specialty pharmaceuticals company that is engaged in the research, development and commercialization of products for the prevention of viral infections, including influenza. Adamis currently markets and sells a line of prescription products for a variety of allergy, respiratory disease and pediatric conditions, and also has other devices and drug candidates in its product pipeline. The transaction was unanimously approved by the boards of directors of both companies. The closing of the transaction is subject to several closing conditions, including the filing of a registration statement and proxy statement with the Securities and Exchange Commission (“SEC”), the approval of Adamis’ and Cellegy’s respective stockholders at stockholder meetings following distribution of a definitive proxy statement, and other customary closing conditions. Holders of approximately 40% of Cellegy’s outstanding common stock have entered into voting agreements pursuant to which they agreed to vote their shares in favor of the transaction. The combined company expects to continue to be publicly traded after completion of the merger, although under a different corporate name.

If the merger is consummated, each Adamis stockholder will receive, in exchange for each share of Adamis common stock held by such stockholder immediately before the closing, one share of Cellegy common stock (post-reverse stock split and excluding in all cases dissenting shares). If the transaction is approved by Cellegy’s stockholders, before the closing Cellegy will implement a reverse stock split of its common stock so that the outstanding Cellegy shares will be converted into a number of shares equal to the sum of (i) 3,000,000 plus (ii) the amount of Cellegy’s net working capital as of the end of the month immediately preceding the month in which the closing occurs divided by .50. Based on several assumptions that are subject to change, including, without limitation, the number of shares of Cellegy common stock outstanding immediately before the merger and the amount of Cellegy’s current assets and liabilities as of the end of the month immediately prior to the closing, Cellegy estimates that the reverse stock split will be approximately 1:9.9. The actual amounts and percentages will depend on many factors, and actual amounts and percentages could be higher or lower.

In addition, the Merger Agreement contains certain termination rights for both Cellegy and Adamis, and further provides that, upon termination of the merger agreement under specified circumstances, either party may be required to pay the other party a termination fee of $150,000. Both parties have the right to terminate the Merger Agreement if the merger is not consummated by March 31, 2009, so long as the terminating party is not in breach of the Merger Agreement and such breach is a principal failure of the merger to occur by such date.

In connection with the signing of the Merger Agreement, Cellegy also issued to Adamis an unsecured convertible promissory note (the “Promissory Note”) pursuant to which Cellegy agreed to lend Adamis $500,000 to provide additional funds to Adamis during the pendency of the merger transaction. Any principal outstanding under the Promissory Note accrues interest at 10% per annum. The Promissory Note becomes immediately due and payable in the event that the Merger Agreement is terminated by Adamis or Cellegy for certain specified reasons or on the later of (i) the sixteen month anniversary of the issue date of the Promissory Note or (ii) the date that is two business days following the first date on which certain other notes issued by Adamis to a third party have been repaid in full. If the Promissory Note is outstanding as of the closing of the merger transaction, the Promissory Note will not be repaid, but will convert into shares of Adamis stock and these shares will be immediately cancelled. Accordingly neither Cellegy nor its stockholders will receive any additional shares. The terms of the Promissory Note provide Cellegy with no collateralized interest in the assets of Adamis. In the event the merger is not consummated with Adamis, Cellegy bears the risk of collecting the Promissory Note and therefore is subject to the risks and uncertainties of being in the position of an unsecured creditor. While the Company feels that it is more likely than not that the merger will be consummated, in the event it is not, the Cellegy will have no ability to attach a claim to Adamis’ assets.

There is no assurance that the Company will be able to close the transaction with Adamis. If the proposed merger transaction with Adamis is still pending and Cellegy requires additional cash resources to complete the transaction, Cellegy and Adamis are engaged in discussions concerning an agreement for Adamis to provide funding sufficient to permit the merger to be completed, although there can be no assurance that such funding will be available.

Should Cellegy be unable to secure the additional shareholder votes necessary to approve the transaction with Adamis or otherwise be unable to close the transaction, the Company may chose to pursue liquidation or voluntarily file bankruptcy proceedings. If Cellegy files for bankruptcy protection, Cellegy will most likely not be able to raise any type of funding from any source. In that event, the creditors of Cellegy would have first claim on the value of the assets of Cellegy which, other than remaining cash, would most likely be liquidated in a bankruptcy sale. Cellegy can give no assurance as to the magnitude of the net proceeds of such sale and whether such proceeds would be sufficient to satisfy Cellegy’s obligations to its creditors, let alone to permit any distribution to its equity holders. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Any failure to dispel any continuing doubts about our ability to continue as a going concern could negatively affect the market price of our common stock and could otherwise have a material adverse effect on our business, financial condition and results of operations. These factors raise substantial doubt about our ability to continue as a going concern.

Note 2: Loss per Common Share

Loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share incorporates the incremental shares issued upon the assumed exercise of stock options and warrants, when dilutive. There is no difference between basic and diluted net loss per common share, as presented in the condensed consolidated statements of operations, because all options and warrants are anti-dilutive. The total number of shares that had their impact excluded was (in thousands):

	Three and Nine Months Ended
	September 30,
	2008	2007
Options	1,333	1,363
Warrants	2,115	2,115
Total number of shares excluded	3,448	3,478

Note 3: Stock-Based Compensation

In the condensed consolidated statement of operations for the third quarters of 2008 and 2007, the Company recorded stock based compensation expenses of $2,902 and $16,154, respectively.

2005 Equity Incentive Plan (“2005 Plan”)

Options Outstanding and Exercisable
Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
48,000	7.00 Years	$1.34	$-

There were no grants, cancellations or exercises of options under the 2005 Plan during the quarter ended September 30, 2008, and 16,000 options vested in the quarter ended September 30, 2008.

1995 Equity Incentive Plan (“Prior Plan”)

Options Outstanding and Exercisable
Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
204,944	5.67 Years	$2.66	$-

There were no grants, cancellations, exercises or vestings of options under the Prior Plan during the quarter ended September 30, 2008. No future options may be granted under the Prior Plan.

Directors’ Stock Option Plan (“Director’s Plan”)

Options Outstanding and Exercisable
Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
84,000	4.50 Years	$4.35	$-

There were no grants, cancellations, exercises or vestings of options during the quarter ended September 30, 2008. No future options may be granted under the Directors’ Plan.

Non-Plan Options

In November 2003, the Company granted an initial stock option to Mr. Richard C. Williams, upon his appointment as Chairman of the Board, to purchase 1,000,000 shares of common stock. 400,000 and 600,000 options have exercise prices of $2.89 and $5.00 per share, respectively. The options were vested and exercisable in full on the grant date, although a portion of the option covering up to 600,000 shares initially and declining over time is subject to cancellation if they have not been exercised in the event that Mr. Williams voluntarily resigns as Chairman and as director within certain future time periods. As of September 30, 2008 none of these options have been exercised and none are subject to cancellation.

Biosyn Options

In October 2004, in conjunction with its acquisition of Biosyn, Cellegy issued stock options to certain Biosyn option holders to purchase 236,635 shares of Cellegy common stock. All options issued were immediately vested and exercisable.

During the quarter ended September 30, 2008, there were no exercises under Biosyn options plan; however, 514 options were cancelled during this period. The following table summarizes information about stock options outstanding and exercisable related to Biosyn option grants at September 30, 2008:

Options Outstanding and Exercisable
Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
4,283	5.31 Years	$0.29	$-

Shares Reserved

As of September 30, 2008, the Company has reserved shares of common stock for issuance upon exercise as follows:

Biosyn options	4,283
Director's Plan	84,000
Warrants	2,114,593
Nonplan options	1,000,000
1995 Equity Incentive Plan	204,944
2005 Equity Incentive Plan	1,000,000
Total	4,407,820

Warrants

	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
June 2004 PIPE	604,000	$4.62	July 27, 2004	July 27, 2009
Biosyn warrants	81,869	5.84 - 17.52	October 22, 2004	2008 - 2014
May 2005 PIPE
Series A	714,362	2.25	May 13, 2005	May 13, 2010
Series B	714,362	2.50	May 13, 2005	May 13, 2010
Total	2,114,593

Note 4: Recent Accounting Pronouncements

SFAS No. 157, Fair Value Measurements

 In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157, “Fair Value Measurements"(“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and expands disclosure with respect to fair value measurements. This statement was originally effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP No. 157-2 which allows companies to elect a one year deferral of adoption of SFAS 157 for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. On January 1, 2008, the Company adopted the provisions of SFAS 157 for financial assets and liabilities. As permitted by FSP No.157-2, the Company elected to defer the adoption of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until January 1, 2009. SFAS 157 provides a framework for measuring fair value under U.S. GAAP and requires expanded disclosures regarding fair value measurements. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities. Our Level 1 assets and liabilities include investments in marketable securities and cash equivalents.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

There was no impact upon the Company’s consolidated financial statements resulting from the adoption of this pronouncement.

The FASB agreed to defer the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The FASB again rejected the proposal of a full one-year deferral of the effective date of SFAS 157. SFAS 157 was issued in September 2006, and is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Accordingly, the Company adopted this statement on October 1, 2007 for assets and liabilities not subject to the deferral and will adopt this statement October 1, 2008, for all other assets and liabilities. There was no impact upon the Company’s financial statements resulting from the adoption of this pronouncement.

SFAS No. 141 (Revised 2007), Business Combinations

On December 4, 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items including:

•	acquisition costs will be generally expensed as incurred;
•	non-controlling interests will be valued at fair value at the acquisition date;
•
acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•
in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date until the completion or abandonment of the associated research and development efforts;

•	restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and
•	changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company will adopt this statement in 2009.

SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”

On December 4, 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company believes that this pronouncement will have no effect on its financial statements.

SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. The effective date of SFAS 162 is yet to be determined; it will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. SFAS 162 is not expected to have a significant impact on the Company’s consolidated financial statements.

Note 5: Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30,	December 31,
	2008	2007
Prepaid insurance	$43	$134
Security deposits	-	8
Retention compensation	-	120
Other	-	5
	$43	$267

Note 6: Accrued Expenses and Other Current Liabilities

The Company accrues for goods and services received but for which billings have not been received. Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30,	December 31,
	2008	2007
Accrued legal fees	$18	$29
Accrued compensation	71	30
Accrued retention	—	139
Accrued accounting and consulting fees	33	125
Insurance payable	11	13
Other	42	60
Total	$175	$396

Accrued retention represents the unamortized portion of approximately $139,000 in retention payments offered and accepted by employees in 2007. The retention payments are to be paid if the employee maintains his or her employment with the Company through the retention period indicated in the individual’s retention agreement. The retention payment was in lieu of all other severance or similar payments that the Company may have been obligated to make under any other existing agreement, arrangement or understanding, but would be in addition to any accrued salary and vacation earned through the end of the respective retention period. As of September 30, 2008, the retention periods have been satisfied and all retention payments have been made.

Note 7: Note Payable

 Ben Franklin Note

Biosyn issued a note to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of a compound to prevent the transmission of Acquired Immunodeficiency Disease (“AIDS”).

The Ben Franklin Note was recorded at its estimated fair value of $205,000 and was assumed by Cellegy in connection with its acquisition of Biosyn in 2004. The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3% applied to future revenues of Biosyn, if any, until the principal balance of $777,902 is satisfied. Under the terms of the obligation, revenues are defined to exclude the value of unrestricted research and development funding received by Biosyn from nonprofit sources. There is no obligation to repay the amounts in the absence of future Biosyn revenues. The Company is accreting the discount of $572,902 using the interest rate method over the discount period of five years, which was estimated in connection with the note’s valuation at the time of the acquisition. At September 30, 2008, the outstanding balance of the note is $712,600.

Note 8:  Derivative Instrument

The warrants issued in connection with the May 2005 PIPE financing are revalued at the end of each reporting period as long as they remain outstanding. The estimated fair value of all warrants, using the Black-Scholes valuation model, recorded as derivative instruments liability at September 30, 2008 and December 31, 2007 was approximately $1,200. Any change in the estimated fair value of the warrants has been recorded as other income and expense in the condensed consolidated statement of operations. For the three and nine months ended September 30, 2008, the Company recognized no income or expense related to derivative revaluation. For the three and nine months ended September 30, 2007, the Company recognized expense of approximately $5,000 and income of approximately $1,000, respectively, from derivative revaluation.

Note 9:  Note Receivable

In connection with the signing of the Merger Agreement with Adamis, Cellegy issued to Adamis an unsecured convertible promissory note in the amount of $500,000 to provide additional funds to Adamis during the pendency of the merger transaction. Principal outstanding under the Promissory Note accrues interest at 10% per annum. The Promissory Note becomes immediately due and payable in the event that the Merger Agreement is terminated by Adamis or Cellegy for certain specified reasons or on the later of (i) the sixteen month anniversary of the issue date of the Promissory Note or (ii) the date that is two business days following the first date on which certain other notes issued by Adamis to a third party have been repaid in full. If the Promissory Note is outstanding as of the closing of the merger transaction, the Promissory Note will not be repaid, but will convert into shares of Adamis stock, and these shares will be cancelled. Accordingly, neither Cellegy nor its stockholders will receive any additional shares. Due to the uncertainty surrounding the timing of closing the merger transaction with Adamis, if the transaction closes at all, the Company has shown the Promissory Note and its related interest income accrual as long term.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Adamis Pharmaceuticals Corporation and Subsidiaries
Del Mar, California

We have audited the accompanying consolidated balance sheets of Adamis Pharmaceuticals Corporation and Subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended March 31, 2008 and the period since inception (June 6, 2006) to March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adamis Pharmaceuticals Corporation and Subsidiaries as of March 31, 2008 and 2007, and the results of their operations and their cash flows for the year ended March 31, 2008 and the period since inception (June 6, 2006) to March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Goldstein Lewin & Co.

Boca Raton, Florida
November 12, 2008

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
ASSETS	2008	2007
CURRENT ASSETS
Cash	$541	$36,763
Accounts Receivable, Net	76,270	-
Interest Receivable	-	29,699
Subscription Receivable	-	126,000
Inventory, Net	24,263	-
Current Maturities of Notes Receivable	-	250,000
Prepaid Expenses and Other Current Assets	144,221	50,000
Assets from Discontinued Operations	9,626,425	-
Total Current Assets	9,871,720	492,462

NOTES RECEIVABLE, Less Current Maturities	-	200,000
PROPERTY AND EQUIPMENT, Net	53,980	2,633
DEFERRED ACQUISITION COSTS	101,247	-
OTHER ASSETS	21,871	-
Total Assets	$10,048,818	$695,095
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$991,144	$119,011
Accrued Expenses	379,982	329
Liabilities from Discontinued Operations	6,246,161	-
Notes Payable to Related Parties	1,744,000	100,000

Total Current Liabilities	9,361,287	219,340

NOTES PAYABLE TO RELATED PARTY	500,000	-
LONG-TERM DEBT, Net of Financing Cost	1,680,000	-

Total Liabilities	11,541,287	219,340

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock – Par Value $.0001; 20,000,000 Shares
Authorized; Issued and Outstanding-None	-	-
Common Stock – Par Value $.0001; 100,000,000 Shares Authorized;
34,721,110 and 19,727,637 Issued and Outstanding, Respectively	3,471	1,972
Additional Paid-in Capital	8,788,485	1,035,081
Accumulated Deficit	(10,284,425)	(561,298)
Total Stockholders' Equity (Deficit)	(1,492,469)	475,755
	$10,048,818	$695,095

The accompanying notes are an integral part of these Consolidated Financial Statements.

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

		June 6, 2006
	Year Ended	(Inception) to
	March 31, 2008	March 31, 2007
REVENUE	$621,725	$-

COST OF GOODS SOLD	348,640	-

Gross Margin	273,085	-

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,775,644	492,500
RESEARCH AND DEVELOPMENT	203,489	83,300
INTANGIBLE IMPAIRMENT	3,150,985	-

Loss from Operations	(6,857,033)	(575,800)

OTHER INCOME (EXPENSE)
Interest Income	55,998	29,699
Interest Expense	(399,031)	(15,197)
Other Income	21,050	-
Total Other Income (Expense)	(321,983)	14,502

(Loss) from Continuing Operations	(7,179,016)	(561,298)
(Loss) from Discontinued Operations	(2,544,111)	-

Net (Loss)	$(9,723,127)	$(561,298)

Basic and Diluted (Loss) Per Share:
Continuing Operations	$(0.40)	$(0.07)
Discontinued Operations	(0.08)	-

Basic and Diluted (Loss) Per Share	$(0.48)	$(0.07)

Basic and Diluted Weighted Average Shares Outstanding	17,764,606	8,068,932

The accompanying notes are an integral part of these Consolidated Financial Statements.

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total

June 6, 2006 (Inception)	-	$-	$-	$-	$-

Issuance of Common Stock for Cash -$0.001 per share	16,684,500	1,669	15,016	-	16,685

Issuance of Common Stock for Cash - $0.10 per share	1,253,000	125	125,175	-	125,300

Issuance of Common Stock for Retirement of Debt and Accrued Interest - $0.50 per Share	629,737	62	314,806	-	314,868

Issuance of Common Stock for Cash - $0.50 per share	1,160,400	116	580,084	-	580,200

Net (Loss)	-	-	-	(561,298)	(561,298)

Balance March 31, 2007	19,727,637	1,972	1,035,081	(561,298)	475,755

Investment in HealthCare Venture Group, Inc.	5,159,807	516	2,579,388	-	2,579,904

Investment in International Laboratories, Inc.	2,000,000	200	999,800	-	1,000,000

Issuance of Common Stock for Loan Financing - $0.50 per share	800,000	80	399,920	-	400,000

Issuance of Common Stock for Cash - $0.50 per share	6,591,000	659	3,294,841	-	3,295,500

Shareholder Loan Beneficial Conversion Feature	-	-	80,000	-	80,000

Shareholder Warrant, Unexcercised	-	-	80,000	-	80,000

Issuance of Common Stock in Lieu of Interest	50,000	5	24,995	-	25,000

Issuance of Common Stock for Cash - $0.75 per share	392,666	39	294,460	-	294,499

Net (Loss)	-	-	-	(9,723,127)	(9,723,127)

Balance March 31, 2008	34,721,110	$3,471	$8,788,485	$(10,284,425)	$(1,492,469)

The accompanying notes are an integral part of these Consolidated Financial Statements.

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

		June 6, 2006
	Year Ended	(Inception) to
	March 31, 2008	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) from Continuing Operations	$(7,179,016)	$(561,298)
Adjustments to Reconcile Net (Loss) from Continuing Operations to Net Cash (Used in) Operating Activities:
Deferred Acquisition Cost Amortization	80,000	-
Depreciation Expense	19,798	167
Intangible Impairment	3,150,985	-
Inventory Reserve Adjustment	(308,479)	-
Interest Expense Converted to Equity	177,000	14,868
Sales Returns Reserve Adjustment	(137,327)	-
Change in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	61,948	-
Interest Receivable	29,699	(29,699)
Inventory	321,589	-
Prepaid Expenses and Other Current Assets	(22,306)	-
Other Assets	571	-
Deferred Acquisition Costs	(101,247)	-
Increase in:
Accounts Payable	723,345	119,010
Accrued Expenses	292,482	329
Net Cash (Used in) Operating Activities from Continuing Operations	(2,890,958)	(456,623)
Net Cash (Used in) Operating Activities from Discontinued Operations	(978,017)	-
Net Cash (Used in) Operating Activities	(3,868,975)	(456,623)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired in HealthCare Ventures Group, Inc. Acquisition	12,611	-
Loans to Related Parties	-	(200,000)
Purchases of Property and Equipment	(1,500)	(2,800)
Net Cash Provided by (Used in) Investing Activities from Continuing Operations	11,111	(202,800)
Net Cash (Used In) Investing Activities from Discontinued Operations	(3,946,358)	-
Net Cash (Used In) Investing Activities	(3,935,247)	(202,800)
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in Subscriptions Receivable	126,000	-
Payments of Notes Payable to Related Parties	(100,000)	-
Proceeds from Issuance of Common Stock	3,590,000	596,186
Proceeds from Issuance of Loans Payable	2,000,000	-
Proceeds from Issuance of Notes Payable to Related Parties	910,000	100,000
Proceeds from Issuance of Notes Payable to Shareholders	1,242,000	-
Net Cash Provided by Financing Activities from Continuing Operations	7,768,000	696,186
(Decrease) Increase in Cash	(36,222)	36,763

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

		June 6, 2006
	Year Ended	(Inception) to
	March 31, 2008	March 31, 2007
Cash:
Beginning	36,763	-
Ending	$541	$36,763
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$86,193	$-
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Stock Issued to Acquire HealthCare Ventures Group, Inc. (Note 2)	$2,579,904	$-
Stock Issued to Acquire International Laboratories, Inc. (Note 2)	$1,000,000	$-
Stock Issued as Loan Acquisition Cost (Note 9)	$400,000	$-
Stock Warrant Issued (Note 8)	$80,000	$-
Capital from Beneficial Conversion Feature (Note 8)	$80,000	$-
Stock Issued in Lieu of Interest (Note 12)	$25,000	$-

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTE 1:NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Adamis Pharmaceuticals Corporation and Subsidiaries is comprised of the following companies: Adamis Pharmaceuticals Corporation, Adamis Viral Therapies, Inc., Adamis Laboratories, Inc., and International Laboratories, Inc. (collectively “Adamis Pharmaceuticals”, the “Company”, “we”, “our”). The Company’s strategic objective is to build a publicly-held company that combines the financial stability and sales force of a specialty pharmaceutical company with the near-term development of biopharmaceutical products. From June 6, 2006 to March 31, 2007, the Company was in the development stage. With its acquisition of Adamis Laboratories, Inc. on April 23, 2007, the Company emerged from the development stage.

Adamis Pharmaceuticals Corporation was established under the laws of the State of Delaware on June 6, 2006 and has devoted substantially all its efforts to establishing a new business. Adamis Viral Therapies, Inc. was established under the laws of the State of Delaware on March 23, 2007, and was merged into Adamis Pharmaceuticals Corporation, the surviving entity, on March 30, 2007. The merged company changed its name to Adamis Viral Therapies, Inc. (“Viral”) on March 30, 2007. Viral had no activity during the periods ended March 31, 2008 and 2007.

Adamis Holding Corporation was established under the laws of the State of Delaware on March 23, 2007. Adamis Holding Corporation changed its name to Adamis Pharmaceuticals Corporation on March 30, 2007. Viral transferred all of its authorized and outstanding shares of stock to Adamis Pharmaceuticals Corporation on March 30, 2007.

Adamis Laboratories, Inc. (formally known as HealthCare Ventures Group, Inc.) was established under the laws of the State of Delaware on September 2, 2005, and was acquired by the Company on April 23, 2007 (Note 2). On April 24, 2007, Healthcare Ventures Group, Inc. changed its name to Adamis Laboratories, Inc. (“Adamis Labs”). Adamis Labs is a distributor of respiratory products.

International Laboratories, Inc. (“INL”) was incorporated in the State of Florida in March 1981. INL’s operations consist of the packaging of prescription and non-prescription pharmaceutical and nutraceutical goods mainly for a major retailer (Notes 2, 3 and 15).

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly- owned subsidiaries, Adamis Labs and INL. All significant intercompany balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statement. Actual results could differ from those estimates, and the differences could be material.

Long-Lived Assets

The Company periodically assesses whether there has been permanent impairment of its long-lived assets held and used in accordance with Statement of Financial Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

Discontinued Operations

As discussed in Note 3, the results of operations for the year ended March 31, 2008, and the assets and liabilities at March 31, 2008, related to INL have been accounted for as discontinued operations in accordance with SFAS No. 144. There were no operations or related assets and liabilities of INL in the accompanying consolidated financial statements of prior periods.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2008 and 2007.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

On April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty on Income Taxes, and Interpretation of SFAS No. 109, Accounting for Income Taxes,” which did not have a material impact on the Company’s liability for unrecognized tax benefits.

Revenue Recognition

Our primary customers are pharmaceutical wholesalers. In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sale price to the customer is fixed and determinable, and collectability of the sale price is reasonably assured. Reported revenue is net of estimated customer returns and other wholesaler fees. Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory. We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels. If our actual experience proves to be different than our assumptions, we would then adjust such allowances accordingly.

We estimate allowances for revenue dilution items using a combination of information received from third parties, including market data, inventory reports from our major U.S. wholesaler customers, when available, historical information and analysis that we perform. The key assumptions used to arrive at our best estimate of revenue dilution reserves are estimated customer inventory levels and purchase forecasts provided. Our estimates of inventory at wholesaler customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. We believe that such provisions are reasonably ascertainable due to the limited number of assumptions involved and the consistency of historical experience.

Inventory

Inventory, consisting of allergy and respiratory products, is recorded at the lower of cost or market, using the weighted average method.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The costs of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement, if shorter.

Estimated useful lives used to depreciate property and equipment are as follows:

Estimated Useful
Lives in Years
Office Furniture and Equipment	7
Computer Equipment and Software	3
Vehicles	3

Deferred Acquisition Costs

The Company incurred certain professional fees associated with specific potential acquisition targets. These costs, should the acquisition occur, will be capitalized as part of the purchase price paid for the acquisition. Should the acquisition not occur, the Company will expense these costs when that determination occurs.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Returns

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates an allowance based on its historical experience of the relationship between actual bad debts and net credit sales. At March 31, 2008 and 2007, no allowance for doubtful accounts was recorded.

The Company has established an allowance for sales returns based on management’s best estimate of probable loss inherent in the accounts receivable balance. Management determines the allowance based on current credit conditions, historical experience, and other currently available information. The allowance for sales returns was $21,022 and $0 at March 31, 2008 and 2007, respectively, and is included in accrued expenses on the consolidated balance sheets.

Registration Payment Arrangements

The Company accounts for registration payment arrangements under FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 was issued in December 2006. Early adoption of FSP EITF 00-19-2 is permitted and the Company adopted FSP EITF 00-19-2 effective January 3, 2007. At March 31, 2008, the Company has no accrued estimated penalty. (Notes 8 and 11)

Research and Development

The Company accounts for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs” (“SFAS No. 2”) and Emerging Issues Task Force (“EITF”) Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”). Under SFAS No. 2, research and development costs are expensed as incurred. EITF Issue No. 07-3 requires nonrefundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed. Research and development costs, which primarily consist of salaries, contractor fees, facility and building costs, utilities, administrative expenses and other corporate costs expensed in accordance with such pronouncements, were $203,489 and $83,300 for the years ended March 31, 2008 and 2007, respectively. During fiscal 2008, $150,000 was spent on an outside contractor for the development of the epi syringe and approximately $50,000 was spent on an outside contractor for the development of the influenza technology.  During fiscal 2007, $55,000 was spent on licensing technology for the influenza project and approximately $28,000 was spent on an outside contractor for the development of the influenza technology.

Shipping and Handling

Shipping and handling costs are included in selling, general and administrative expenses. Shipping and handling costs were $23,046 and $0 for the years ended March 31, 2008 and 2007, respectively.

Advertising Expenses

Advertising costs are expensed as incurred as set forth in Statement of Position (“SOP”) No. 93-7, “Reporting on Advertising Costs.” Advertising expenses were $2,848 and $0 for the years ended March 31, 2008 and 2007, respectively.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," under the provisions of which basic loss per share is computed by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. Outstanding warrants at March 31, 2008 were 1,000,000, and there were no other common stock equivalents outstanding at March 31, 2007.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”), which establishes the principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination; and (4) requires acquisition costs incurred prior to acquisition to be expensed rather than deferred. SFAS No. 141(R) replaces SFAS No. 141. SFAS No. 141(R) is effective in fiscal years beginning after December 15, 2008. The Company has noted that under the provisions of SFAS No. 141(R), $101,247 capitalized as deferred acquisition costs at March 31, 2008 would be expensed.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which will become effective for the Company in its fiscal 2009, except as amended by FSP SFAS 157-1 and FSP SFAS 157-2, as described below. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and disclosures for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities recognized or disclosed at fair value in the financial statements on at least an annual basis beginning in the first quarter of the Company's fiscal 2009 year. The Company does not expect that its adoption of the provisions of SFAS No. 157 will have a material effect on its financial condition, results of operations or cash flows.

In February 2008, the FASB issued FSP SFAS No. 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions" (“FSP SFS No. 157-1”), and FSP SFAS No. 157-2, "Effective Date of FASB Statement No. 157" (“FSP SFAS No. 157-2”). FSP SFAS No. 157-1 removes leasing from the scope of SFAS No. 157. FSP SFAS No. 157-2 delays the effective date of SFAS No. 157 for the Company from its fiscal 2009 to 2010 year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company does not expect that its adoption of the provisions of FSP SFAS No. 157-1 and FSP SFAS No. 157-2 will have a material effect on its financial condition, results of operations or cash flows.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). Under SFAS No. 159, a company may elect to measure at fair value various eligible items that are not currently required to be so measured. Eligible items include, but are not limited to, accounts receivable, available-for-sale securities, equity method investments, accounts payable and firm commitments. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007, and is required to be adopted by the Company in the first quarter of its fiscal 2009 year. Currently, the Company has no plan to adopt the fair value option, under SFAS No. 159, for any of its eligible items.

In June 2007, the FASB ratified EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities.” EITF Issue No. 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed. EITF Issue No. 07-3 applies prospectively for new contractual arrangements entered into in fiscal years beginning after December 15, 2007. The Company currently recognizes these non-refundable advanced payments as an asset upon payment, and expenses costs as goods are used and services are provided.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet and the measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The Company adopted FIN 48 effective April 1, 2007, and there was no material effect on its results of operations or financial position.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. In the Consolidated Statement of Operations for the period from June 6, 2006 (inception) to March 31, 2007, the Company reclassified $83,300 for research and development expenditures incurred, previously reflected as selling, general, and administrative expense.

NOTE 2: ACQUISITIONS

Acquisition of HealthCare Ventures Group, Inc.

On April 23, 2007, the Company acquired all of the outstanding shares of HealthCare Ventures Group, Inc. in exchange for 5,159,807 shares of common stock valued at $0.50 per share, or approximately $2.6 million (the “HVG Acquisition”). The purchase agreement provides for an additional 7,451,304 restricted shares held in escrow with issuance conditional upon future earnings targets, 719,019 of which were subsequently cancelled. The acquired company’s name was changed to Adamis Labs.

The HVG Acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of SFAS No. 141. Accordingly, the results of Adamis Labs’s operations have been included in the consolidated financial statements from the date of acquisition. The allocation of consideration for acquisitions requires extensive use of accounting estimates and management’s judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. The HVG intangibles were valued using a discounted cash flow analysis which resulted in a value that exceeded the purchase price. Management believes fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The purchase price for the HVG Acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess being allocated to intangibles, as follows:

Cash	$12,611
Accounts Receivable	138,218
Inventory	37,373
Prepaid and Other Current Assets	71,915
Property	69,645
Other Assets	22,442
Intangibles	3,150,985
Accounts Payable	(148,657)
Accrued Liabilities	(191,611)
Interest Payable	(33,017)
Loan Payable	(550,000)

Net Assets Acquired	$2,579,904

Subsequent to the acquisition, the Company recorded an impairment charge related to the intangible asset (consisting primarily of a distribution network) associated with the transaction that the Company determined had no remaining value at March 31, 2008.

The following table represents summarized financial information of the results of operations included in the Consolidated Statement of Operations for the year ended March 31, 2008:

Revenue, net	$621,725
Operating Loss	$(5,060,544)
Net Loss from Operations	$(5,039,494)

Acquisition of International Laboratories, Inc.

On December 31, 2007, the Company acquired all of the outstanding shares of INL in an all stock transaction for 2,000,000 shares of common stock valued at $0.50 per share, or $1.0 million (the “INL Acquisition”). The purchase agreement provided for an additional 8,000,000 restricted shares to be held in escrow with issuance conditional upon future earnings targets (Note 3).

The INL Acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of SFAS No. 141. Accordingly, the results of International Laboratories, Inc.’s operations have been included in the consolidated financial statements beginning December 31, 2007. The allocation of consideration for acquisitions requires extensive use of accounting estimates and management judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. The INL intangible was valued using a discounted cash flow analysis which resulted in a value that exceeded the purchase price. Management believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The purchase price for the INL Acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess being allocated to intangible assets, as Management deems a significant customer agreement with a finite term as the value purchased. The customer agreement was with a top retailer, and without such agreement Adamis would not have acquired INL.  The length of the agreement at the time of INL’s purchase was in excess of two and one-half years.  The purchase price was allocated as follows:

Cash and Cash Equivalents	$219,321
Accounts Receivable	707,101
Prepaids and Other Current Assets	29,155
Inventory	305,723
Property	434,935
Intangible Asset Acquired	6,328,704
Accounts Payable	(1,757,312)
Accrued Liabilities	(282,307)
Deferred Revenue	(114,437)
Current Portion of Long-Term Debt	(151,930)
Long Term Debt	(4,718,953)

Net Assets Acquired	$1,000,000

The customer agreement valued as the acquired intangible asset had a remaining term of 2.5 years at the acquisition date. Amortization of the intangible asset recorded during the fiscal year ended March 31, 2008 was $632,870.

Subsequent to year-end, INL was sold. Accordingly, the assets, liabilities, and results from operations are classified as discontinued operations in the consolidated financial statements (Notes 3 and 15).

NOTE 3: DISCONTINUED OPERATIONS

Effective July 18, 2008, the Company’s packaging division (INL) (Note 2) was sold for $2,654,000. On the closing date, $2,154,000 was paid to a lender (investor – Note 9) to retire long term debt.

Additionally, $500,000 of the purchase price was held in escrow to secure any of the Company’s indemnification obligations. In addition, INL repaid loans and accrued interest of approximately $4.6 million to Adamis Pharmaceuticals; however, the Company forgave $570,618 of outstanding loans to INL. The 8,000,000 shares of common stock held in escrow in connection with the Company’s purchase and accrued interest of INL were released and cancelled in conjunction with the sale agreement.

The sale of INL resulted in an estimated gain of approximately $5.9 million. Operating losses from INL from the acquisition date through disposal aggregated approximately $4.6 million.

The following table presents information regarding the calculation of the estimated gain from the sale of INL:

Sale Price - Imperium note payment	$2,154,000
Sale Price - Cash held in Escrow	500,000
Total Sale Price	2,654,000

INL Assets	9,615,763
INL Liabilities	(13,470,365)
Net Liabilities	(3,854,602)

Amount of inter-company loan not paid by Buyer	570,618

Total Basis	(3,283,984)

Gain on Sale	$5,937,984

The following table presents the major classes of assets and liabilities that have been presented as assets of discontinued operations and liabilities of discontinued operations at March 31, 2008:

Cash and Cash Equivalents	$144,490
Accounts Receivable	1,361,973
Prepaids and Other Current Assets	12,634
Inventory	464,887
Property	1,946,607
Long Term Assets	5,695,834

Total Assets from Discontinued Operations	$9,626,425

Accounts Payable	$2,957,629
Accrued Liabilities	455,456
Accrued Interest	2,036
Deferred Revenue	381,193
Debt	2,449,847

Total Liabilities from Discontinued Operations	$6,246,161

The following table represents summarized financial information for the discontinued operations for the year ended March 31, 2008:

Revenue, net	$1,492,253
Operating Loss	$(2,682,113)
Net Loss from Discontinued Operations	$(2,544,111)

NOTE 4: CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of cash, accounts receivable, purchases and accounts payable.

Cash

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. The Company maintains its cash with larger financial institutions. The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts. At March 31, 2008 and 2007, the Company had no cash deposits in excess of FDIC limits.

Sales and Accounts Receivable

The Company grants credit to customers, substantially all of whom are pharmaceutical distribution and medical parties located throughout the United States. The Company typically does not require collateral from customers. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

The Company had no accounts receivable at March 31, 2007, and had one customer that comprised 29.58% of the total accounts receivable balance at March 31, 2008.

The Company is dependant on a limited number of customers for a significant portion of its revenue. The Company had no sales during the year ended March 31, 2007, and had the following concentrations in its sales during the year ended March 31, 2008:

2008
Cardinal Health	38.49%
McKesson	35.43
AmerisourceBergin	11.39

85.31%

Accounts receivable from continuing operations was $76,270 at March 31, 2008.

Purchases and Accounts Payable

The Company had no outstanding balance greater than 10% of total accounts payable at March 31, 2007 and 2008.

The Company is dependant on a limited number of vendors for a significant portion of its trade purchases. The Company had no trade purchases during the year ended March 31, 2007, and had one vendor that comprised 13.15% of the total trade purchases during the year ended March 31, 2008.

NOTE 5: INVENTORY

The Company had no inventory at March 31, 2007. Inventory consists of the following at March 31, 2008:

2008

Respiratory and Allergy Products	$104,151
Less: Obsolescence Reserve	(79,888)
Inventory, Net	$24,263

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at March 31, 2008 and 2007 consists of the following:

	2008	2007
Prepaid Insurance	$64,755	$-
Prepaid Rent	39,697	-
Other Prepaid Expenses	-	50,000
Prepaid Inventory	39,769	-
	$144,221	$50,000

Prepaid inventory consists of supplies valued at a cost of $39,769, which the Company plans to use for future product research, development and testing. The Company intends to charge the cost of these items to expense when the items are used.

NOTE 7: PROPERTY AND EQUIPMENT

Property and Equipment consists of the following at March 31, 2008 and 2007:

	2008	2007
Office Furniture and Equipment	$133,038	$2,800
Computer Equipment	22,707	-
Computer Software	59,639	-
Vehicles	13,500	-

	228,884	2,800

Less: Accumulated Depreciation	(174,904)	(167)

	$53,980	$2,633

NOTE 8: NOTES PAYABLE TO RELATED PARTIES

The Company had notes payable amounting to $2,244,000 and $100,000 at March 31, 2008 and 2007, respectively, that bear interest at various rates between 10% and 12%. All of the notes payable were from related parties and $480,000 of which was not collateralized. The remaining notes were collateralized by substantially all of the Company’s assets.

On November 15, 2007, the Company issued a convertible promissory note to a shareholder for $1,000,000 (included in the above amount) that bears interest at 10% per annum, matured on April 15, 2008, and granted a warrant, that expires on November 15, 2012, to issue 1,000,000 shares of the Company’s common stock with an exercise price of $0.50 per share.

The warrant also includes piggyback registration rights in the event the Company files a registration statement with the Securities and Exchange Commission (“SEC”) subsequent to exercise of the warrant. The Company determined the present value of the warrant at the grant date to be $0.42 per share using the Black-Scholes method, assuming 0.10% volatility, 0.00% dividend rate, and a discount rate of 3.67%. The difference between the present value and the exercise price for the warrants, or $80,000, was recorded as additional paid-in capital and a discount to the note payable, and is being accreted on a straight-line basis as interest expense over the term of the note. The balance of the discount was $8,000 at March 31, 2008.

The note also contained a conversion feature that extends the shareholder the right to convert the note into $1,000,000 of the Company’s common stock at a rate of $0.50 per share, or 2,000,000 shares. The conversion of the $1,000,000 note, net of the $80,000 discount, or $920,000, into 2,000,000 shares at a net value of $0.46 per share results in a beneficial conversion. Accordingly, the benefit per share was recorded as additional paid-in capital and a one-time interest charge of $80,000.

The effective interest rate of the note considering the attached warrant and beneficial conversion feature is 39.6%.

The note and accrued interest were retired on July 21, 2008, subsequent to the stated April 15, 2008 maturity date. The Company continued to pay interest through the retirement of the note, and there were no other penalties required by the lender resulting from the default.

On February 12, 2008, the Company issued a convertible promissory note to Cellegy Pharmaceuticals, Inc. (“Cellegy”) for $500,000 (included in the above amount) that bears interest at 10% per annum, and matures on June 12, 2009. The conversion feature extends to Cellegy the right to convert the principal amount of the note and accrued interest into shares of the Company’s common stock at the fair market value at the time of the note, or $0.50 per share, in the event that the effective date of the merger between Cellegy and the Company precedes the stated maturity date (Note 15).

NOTE 9: LONG-TERM DEBT

Long-term debt consists of two $1,000,000 notes payable to an investor. The Notes bear interest at 12% and are due on April 1, 2009 and April 10, 2009, respectively. The investor was also issued 800,000 shares of the Company’s stock as a condition to issue the debt, valued at $0.50 per share, or $400,000, recorded as deferred financing costs, which is being amortized using the straight-line method over the term of the note. Unamortized financing costs at March 31, 2008 amounted to $320,000 (Notes 11 and 15).

NOTE 10: LICENSE AGREEMENT

On July 28, 2006, the Company entered into a nonexclusive, royalty free license agreement with an entity for the technology used to research and develop new viral therapies, and an exclusive royalty-bearing license requiring a small percentage of revenue received by the Company on future products developed and sold,with a payment cap of $10,000,000. The Company paid the entity an initial license fee and granted one of the entity’s officers the right to purchase 1,000,000 Founder’s shares in the Company at a price of $0.001 pursuant to a separate stock purchase agreement. The Company also granted the entity a royalty-free nonexclusive license to use any improvements made on the existing technology for research purposes only. The Company and the entity have the right to sublicense with written permission of each party. In the event that the entity sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to the Company.

Upon development of the first product by the Company, the Company will pay the entity the following amounts when certain milestones are reached:

Amount	Date due

$50,000	Within 30 days of commencement of Phase I/II clinical trial.

$50,000	Within 30 days of commencement of a separate Phase II trial as required by the Food and Drug Administration (“FDA”).

$300,000	Within 30 days of commencement of a Phase III trial.

$500,000	Within 30 days of submission of a biological license application or a new drug application with the FDA.

Total milestone payments not to exceed $900,000.  The total milestone payments are only payable one time and will not repeat for subsequent products.  At March 31, 2008, no milestones had been achieved.

The agreement will remain in effect as long as the patent rights remain in effect.  Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology.  Adamis would be required to transfer and assign all filings, rights and other information in its control if termination occurs.  Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product.  The licensor may terminate the license agreement in the event of a material breach of the agreement by Adamis that has not been cured or corrected within 90 days of notice of the breach.

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company. The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete. No product has been manufactured and no payments have been made at March 31, 2008. Once the project begins, the total payments will aggregate $283,420.  The project has an open ended start time. Adamis may terminate the agreement upon notice to the other party, other than reimbursing the other party for non-cancelable materials and supplies ordered, and work in process, through the date of termination.

NOTE 11: COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its office space under a two-year non-cancelable operating lease, expiring December 31, 2008. The lease is in its second year and requires monthly payments of approximately $7,800. At March 31, 2008, future minimum lease payments under the non-cancelable operating lease were $70,247.

Contingencies

In conjunction with the issuance of the long-term debt and private placement of 800,000 shares of common stock to one investor (Notes 9 and 12), the Company entered into a registration rights agreement (the “Registration”) on December 21, 2007, which requires the Company to file a registration statement for the resale of the common shares. The Company must file a registration statement within one year of the first closing date (December 21, 2007). The Company must also use its best efforts to have the registration statement declared effective within 90 days of the filing with the SEC.  In addition, the Company must use its best efforts to maintain the effectiveness of the registration statement until all common shares have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

If the registration statement is not filed or declared effective within the allowable time frame or the Company cannot maintain its effectiveness, the Company must pay partial liquidated damages in cash to the investor amounting to $30,000 for each 30-day period that the Registration default remains uncured up to a cumulative amount of $200,000. This obligation of the Company is to cease if (i) the effective time of the Cellegy merger occurs on or prior to the Registration Deadline, and (ii) certain terms related to these shares in conjunction with the merger are satisfied (Note 15).

The Company currently considers that the contingent payments required under the registration rights agreement are not probable and, therefore, has not recorded any liability. Should these payments become probable then a liability will be recorded.

Litigation

INL is a party in a pending State of Florida 6th Judicial Circuit action styled MBA MARKETING, LLC d/b/a EXPRESS PERSONNEL SERVICES, a Florida limited liability company v. INTERNATIONAL LABORATORIES, INC., a Florida for profit corporation CASE NO.: 08-4941 CI 19. The claim asserts money that is due for using the employment services of employees of the Plaintiff in violation of the servicing agreement. Though Management believes that the plaintiff is unlikely to prevail in its request for damages, if the plaintiff were to prevail in these claims it could have a material adverse effect on the Company’s consolidated financial position and results of operations.

NOTE 12: CAPITAL STRUCTURE

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

In June 2006, the Company was founded through an issuance of 16,684,500 shares of common stock for $0.001 per share or $16,685. The Company has repurchase rights related to 10,409,500 of these shares as of March 31, 2008, which have not been included in the calculation of weighted average shares outstanding.

In July 2006, the Company issued 1,253,000 of its common stock to seed investors for $0.10 per share, or $125,300.

During 2007, the Company retired outstanding debt and accrued interest through issuing 629,737 shares of its common stock at $0.50 per share, or $314,868.

On various dates during 2006 and 2007, the Company sold 1,160,400 shares of its common stock valued at $0.50 per share, or $580,200, in a private placement.

In April 2007, the Company issued 5,159,807 shares of its common stock in exchange for all of the outstanding shares of HVG at $0.50 per share (Note 2). The Company has repurchase options related to 1,000,000 of the shares, of which 71,287 have lapsed as of March 31, 2008 (Note 15). The remaining 928,713 have not been included in the calculation of weighted-average shares outstanding.

In November 2007, 669,019 shares of the Company’s common stock were issued to executives of the Company at $0.50 per share with various repurchase rights, which are not included in the calculation of weighted average shares outstanding.

In November 2007, the Company issued 50,000 shares of its common stock at $0.50 per share in lieu of interest associated with an outstanding loan.

In December 2007, the Company issued 800,000 of its common stock at $0.50 per share as costs to obtain long-term debt (Note 9).

In December 2007, the Company issued 2,000,000 shares of its common stock in exchange for all of the outstanding shares of INL at $0.50 per share.

On various dates during 2007, the Company sold 6,591,000 shares of its common stock valued at $0.50 per share, or $3,295,500, in a private placement.

On various dates during 2008, the Company sold 392,666 shares of its common stock valued at $0.75, or $294,499, in a private placement.

NOTE 13: INCOME TAXES

The Company did not elect to file consolidated tax returns. Accordingly, the deferred tax assets for each of the consolidated companies can only be used to offset future tax expense of the respective company.

The benefit for income taxes from continuing operations consists of the following for the years ended March 31, 2008 and 2007:

	2008	2008	2007	2007
	Adamis Pharmaceuticals	Adamis Labs	Adamis Pharmaceuticals	Adamis Labs

Current	$-	$-	$-	$-
Deferred	(606,000)	(741,000)	(211,000)	(235,000)

Total	(606,000)	(741,000)	(211,000)	(235,000)
Change in Valuation Allowance	606,000	741,000	211,000	235,000

Tax Benefit, net	$-	$-	$-	$-

At March 31, 2008 and 2007, the significant components of the deferred tax assets from continuing operations are summarized below:

	2008	2008	2007	2007
	Adamis Pharmaceuticals	Adamis Labs	Adamis Pharmaceuticals	Adamis Labs
Net Operating Loss Carryforwards	$812,000	$843,000	$196,000	$3,000
Deferred Tax Assets	128,000	133,000	44,000	232,000
Deferred Tax (Liabilities)	(123,000)	-	(29,000)	-

Net Deferred Tax Assets	817,000	976,000	211,000	235,000
Less Valuation Allowance	(817,000)	(976,000)	(211,000)	(235,000)

Net Deferred Tax Assets	$-	$-	$-	$-

We have determined at March 31, 2008 and 2007 that a full valuation allowance would be required against all of our operating loss carryforwards and deferred tax assets that we do not expect to be utilized by deferred tax liabilities.

The following table reconciles our losses from continuing operations before income taxes for the years ended March 31, 2008 and 2007:

		2008	2008	2007	2007
		Adamis Pharmaceuticals	Adamis Labs	Adamis Pharmaceuticals	Adamis Labs
Loss from Continuing Operations		$(2,165,000)	$(5,014,000)	$(561,000)	$(627,000)
Permanent Differences:
Intangible Impairment		-	3,151,000	-	-
Non-Cash Interest		257,000	-	-	-
Meals and Entertainment		64,000	14,000	2,000	2,000
		$(1,844,000)	$(1,849,000)	$(559,000)	$(625,000)

Federal Statutory Rate	34.00%	$(736,000)	$(1,705,000)	$(191,000)	$(213,000)
State Income Tax, net of Federal Tax	3.63%	(79,000)	(182,000)	(21,000)	(23,000)
Intercompany Eliminations	37.63%	88,000	(45,000)	-	-
Permanent Differences	37.63%	121,000	1,191,000	1,000	1,000
Change in Valuation Allowance		606,000	741,000	211,000	235,000

Expected Tax Benefit		$-	$-	$-	$-

We paid no income tax during the years ended March 31, 2008 and 2007. We do not expect to pay income tax in the fiscal year ending March 31, 2009.

NOTE 14: LIQUIDITY

The consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception, and has an accumulated deficit of $10,284,425 at March 31, 2008. The Company’s operations have been financed primarily through the issuance of debt and equity infusions. The Company is constantly evaluating its cash needs and existing burn rate, in order to make appropriate adjustments to operating expenses. Depending on its actual future cash needs, the Company may need to raise additional debt or equity capital to provide funding for ongoing future operations, or to refinance existing indebtedness. No assurances can be given that the Company will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to the Company. The Company’s continued existence is dependent upon its ability to raise capital and to market and sell its products successfully. The consolidated financial statements do not include any adjustments to reflect future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if the Company is unsuccessful.

NOTE 15: SUBSEQUENT EVENTS

The Company entered into a merger agreement on February 12, 2008 with Cellegy. While the agreement has different ownership scenarios depending on the amount of cash that Cellegy contributes, the approximate ownership split is anticipated to be approximately 93% for the Company and approximately 7% for Cellegy shareholders. The merger is contingent, among other items, on the filing and effectiveness of a Form S-4 registration statement and approval of both companies’ shareholders. Should the merger not occur because of the Company’s failure to meet certain requirements, as described in the agreement, a termination fee of $150,000 would be owed to Cellegy.

Effective July 18, 2008, the Company’s packaging division (INL) (Note 2) was sold for $2,654,000. On the closing date, $2,154,000 was paid to a lender (investor – Note 9) to retire long-term debt. Additionally, $500,000 of the purchase price was held in escrow to secure any of the Company’s indemnification obligations. In addition, INL repaid loans of approximately $4.6 million to Adamis Pharmaceuticals. The 8,000,000 shares of common stock held in escrow in connection with the Company’s purchase of INL were released and cancelled in conjunction with the sale agreement. The sale of INL resulted in an estimated gain of approximately $6.7 million. Operating losses from INL from the acquisition date through disposal aggregated approximately $7.0 million.

The Company’s two million dollar long-term notes to an investor were repaid July 18, 2008 as part of the sale of INL. The amount repaid was $2,154,000. The amount consisted of principal, 12% interest and an early repayment penalty of $20,000. The Company also retired $1,744,000 of its current debt to various related party debt holders.

In September 2008, the Company exercised its repurchase option related to 316,000 shares of its common stock issued in connection with the HVG Acquisition (Note 12). The common stock was repurchased for $0.50 per share and is held in the Company’s treasury.

ADAMIS PHARMACEUTICALS CORPORATION
AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

PAGE

FINANCIAL STATEMENTS (UNAUDITED):

Consolidated Balance Sheet	F-61

Consolidated Statements of Operations	F-62

Consolidated Statements of Cash Flows	F-63-F-64

Notes to the Consolidated Financial Statements	F-65-F-80

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	September 30,	March 31,
	2008	2008
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$705,577	$541
Accounts Receivable, Net	160,766	76,270
Inventory, Net	137,061	24,263
Prepaid Expenses and Other Current Assets	344,191	144,221
Assets from Discontinued Operations	500,000	9,626,425

Total Current Assets	1,847,595	9,871,720

PROPERTY AND EQUIPMENT, Net	40,959	53,980
DEFERRED ACQUISITION COSTS	101,247	101,247
OTHER ASSETS	21,871	21,871

Total Assets	$2,011,672	$10,048,818

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts Payable	$709,892	$991,144
Accrued Expenses	527,228	379,982
Liabilities from Discontinued Operations	-	6,246,161
Notes Payable to Related Parties	500,000	1,744,000

Total Current Liabilities	1,737,120	9,361,287

NOTE PAYABLE TO RELATED PARTY, Less Current Maturity	-	500,000
LONG-TERM DEBT, Net of Financing Cost	-	1,680,000

Total Liabilities	1,737,120	11,541,287

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
Preferred Stock – Par Value $.0001; 20,000,000 Shares Authorized; Issued and Outstanding-None	-	-
Common Stock – Par Value $.0001; 100,000,000 Shares Authorized; 35,892,761 and 34,721,110 Issued and Outstanding, Respectively	3,589	3,471
Additional Paid-in Capital	9,587,107	8,788,485
Treasury Stock @ Cost - 316,000 and - Shares, Respectively	(316)	-
Accumulated Deficit	(9,315,828)	(10,284,425)

Total Stockholders' Deficit	274,552	(1,492,469)

	$2,011,672	$10,048,818

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$202,339	$1,327	$311,481	$203,380

COST OF GOODS SOLD	137,759	66,383	181,448	145,772

Gross Margin	64,580	(65,056)	130,033	57,608

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,333,786	800,222	2,335,760	1,735,428
RESEARCH AND DEVELOPMENT	25,195	140,489	336,138	153,089

Loss from Operations	(1,294,401)	(1,005,767)	(2,541,865)	(1,830,909)

OTHER INCOME (EXPENSE)
Interest Income	-	16,209	-	19,732
Interest Expense	(194,631)	(11,442)	(391,706)	(17,827)
Other Income	-	21,050	-	21,050
Gain on Sale of Asset	-	-	1,329	-

Total Other Income (Expense)	(194,631)	25,817	(390,377)	22,955

Loss from Continuing Operations	(1,489,032)	(979,950)	(2,932,242)	(1,807,954)
Income from Discontinued Operations	6,031,550	-	3,900,839	-

Net Income (Loss)	$4,542,518	$(979,950)	$968,597	$(1,807,954)

Basic and Diluted Income (Loss) Per Share:
Continuing Operations	$(0.06)	$(0.06)	$(0.12)	$(0.13)
Discontinued Operations	0.24	-	0.16	-

Basic and Diluted Income (Loss) Per Share	$0.18	$(0.06)	$0.04	$(0.13)

Basic and Diluted Weighted Average Shares Outstanding	24,697,594	16,240,122	24,438,410	14,442,089

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss) from Continuing Operations	$(2,932,242)	$(1,807,954)
Adjustments to Reconcile Net (Loss) from Continuing Operations to Net Cash (Used in) Operating Activities:
Depreciation Expense	9,349	4,663
Gain on Sale of Asset	(1,329)	-
Inventory Reserve Adjustment	(22,366)	-
Loan Discount Accretion	328,000	-
Beneficial Conversion Feature Interest	(80,000)	-
Sales Returns Reserve Adjustment	(10,681)	-
Change in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(84,496)	59,751
Interest Receivable	-	29,699
Inventory	(90,432)	(25,100)
Prepaid Expenses and Other Current Assets	(199,970)	68,043
Other Assets	-	571
Increase (Decrease) in:
Accounts Payable	(281,252)	268,306
Accrued Expenses	157,927	(3,487)
Net Cash (Used in) Operating Activities from Continuing Operations	(3,207,492)	(1,405,508)
Net Cash (Used in) Operating Activities from Discontinued Operations	(662,603)	-
Net Cash (Used in) Operating Activities	(3,870,095)	(1,405,508)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired in HealthCare Ventures Group, Inc. Acquisition	-	12,611
Cash Received from Sale of International Laboratories, Inc.	2,154,000	-
International Laboratories, Inc. Obligation Repayments	4,322,082	-
Sale of Property and Equipment	5,001	1,680
Net Cash Provided by Investing Activities from Continuing Operations	6,481,083	14,291
Net Cash (Used in) Investing Activities from Discontinued Operations	(862,122)	-
Net Cash Provided by Investing Activities	5,618,961	14,291
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in Subscriptions Receivable	-	126,000
Payments of Notes Payable to Related Parties	(1,752,000)	(1,026,731)
Proceeds from Issuance of Common Stock	878,740	2,383,000
Purchase of Treasury Stock	(316)	-
Payments of Loans	(2,000,000)	-
Net Cash (Used in) Provided by Financing Activities from Continuing Operations	(2,873,576)	1,482,269
Net Cash Provided by Financing Activities from Discontinued Operations	1,829,746	-
Net Cash (Used in) Provided by Financing Activities	(1,043,830)	1,482,269
Increase in Cash	705,036	91,052
Cash:
Beginning	541	36,763
Ending	$705,577	$127,815

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash Paid for Interest	$208,470	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

Stock Issued to Acquire HealthCare Ventures Group, Inc. (Note 2)	$-	$2,579,904

Forgiveness of Debt to International Laboratories, Inc. (Note 3)	$570,618	$-

Reduction of Capital from Unexcercised Beneficial Conversion Feature (Note 7)	$80,000	$-

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Adamis Pharmaceuticals Corporation and Subsidiaries is comprised of the following companies: Adamis Pharmaceuticals Corporation, Adamis Laboratories, Inc., and International Laboratories, Inc. (collectively “Adamis Pharmaceuticals”, the “Company”, “we”, “our”). The Company’s strategic objective is to build a publicly-held company that combines the financial stability and sales force of a specialty pharmaceutical company with the near-term development of biopharmaceutical products.

Adamis Pharmaceuticals Corporation was established under the laws of the State of Delaware on June 6, 2006 and has devoted substantially all its efforts to establishing a new business. Adamis Viral Therapies, Inc. was established under the laws of the State of Delaware on March 23, 2007, and was merged into Adamis Pharmaceuticals Corporation, the surviving entity, on March 30, 2007. The merged company changed its name to Adamis Viral Therapies, Inc. (“Viral”) on March 30, 2007. Viral had no activity during the periods ended September 30, 2008 and 2007.

Adamis Holding Corporation was established under the laws of the State of Delaware on March 23, 2007. Adamis Holding Corporation changed its name to Adamis Pharmaceuticals Corporation on March 30, 2007. Viral transferred all of its authorized and outstanding shares of stock to Adamis Pharmaceuticals Corporation on March 30, 2007.

Adamis Laboratories, Inc. (formally known as HealthCare Ventures Group, Inc.) was established under the laws of the State of Delaware on September 2, 2005, and was acquired by the Company on April 23, 2007 (Note 2). On April 24, 2007, Healthcare Ventures Group, Inc. changed its name to Adamis Laboratories, Inc. (“Adamis Labs”). Adamis Labs is a distributor of respiratory products.

International Laboratories, Inc. (“INL”) was incorporated in the State of Florida in March 1981. INL’s operations consist of the packaging of prescription and non-prescription pharmaceutical and nutraceutical goods mainly for a major retailer (Notes 2 and 3).

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying unaudited consolidated financial statements include Adamis Pharmaceuticals and its wholly-owned subsidiaries, Adamis Labs and INL. All significant intercompany balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statement.  Actual results could differ from those estimates, and the differences could be material.

Long-Lived Assets

The Company periodically assesses whether there has been permanent impairment of its long-lived assets held and used in accordance with Statement of Financial Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.   Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

Discontinued Operations

As discussed in Note 3, the results of operations for the three and six months ended September 30, 2008, and the assets and liabilities at September 30, 2008 and March 31, 2008, related to INL have been accounted for as discontinued operations in accordance with SFAS No. 144.  There were no operations or related assets and liabilities of INL in the accompanying unaudited consolidated financial statements of prior periods.

Cash and Cash Equivalents

For purposes of the unaudited consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.  The Company had $640,584 and $0 in money market securities at September 30, 2008 March 31, 2008, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

On April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty on Income Taxes, and Interpretation of SFAS No. 109, Accounting for Income Taxes,” which did not have a material impact on the Company’s liability for unrecognized tax benefits.

Revenue Recognition

Our primary customers are pharmaceutical wholesalers. In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sale price to the customer is fixed and determinable, and collectability of the sale price is reasonably assured. Reported revenue is net of estimated customer returns and other wholesaler fees. Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory. We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels. If our actual experience proves to be different than our assumptions, we would then adjust such allowances accordingly.

We estimate allowances for revenue dilution items using a combination of information received from third parties, including market data, inventory reports from our major U.S. wholesaler customers, when available, historical information and analysis that we perform. The key assumptions used to arrive at our best estimate of revenue dilution reserves are estimated customer inventory levels and purchase forecasts provided. Our estimates of inventory at wholesaler customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. We believe that such provisions are reasonably ascertainable due to the limited number of assumptions involved and the consistency of historical experience.

Inventory

Inventory, consisting of allergy products, respiratory products, and pre-launch epi inventory is recorded at the lower of cost or market, using the weighted average method.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The costs of leasehold improvements, if any, are amortized over the lesser of the lease term or the life of the improvement, if shorter.

Estimated useful lives used to depreciate property and equipment are as follows:

Estimated Useful
Lives In Years

Office Furniture and Equipment	7
Computer Equipment and Software	3
Vehicles	3

Deferred Acquisition Costs

The Company incurred certain professional fees associated with specific potential acquisition targets. These costs, should the acquisition occur, will be capitalized as part of the purchase price paid for the acquisition. Should the acquisition not occur, the Company will expense these costs when that determination occurs.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Returns

Trade accounts receivable are stated net of an allowance for doubtful accounts.  The Company estimates an allowance based on its historical experience of the relationship between actual bad debts and net credit sales.  At September 30, 2008 and March 31, 2008, no allowance for doubtful accounts was recorded.

The Company has established an allowance for sales returns based on management’s best estimate of probable loss inherent in the accounts receivable balance.  Management determines the allowance based on current credit conditions, historical experience, and other currently available information. The allowance for sales returns was $10,341 and $21,022 at September 30, 2008 and March 31, 2008, respectively, and is included in accrued expenses on the consolidated balance sheet.

Registration Payment Arrangements

The Company accounts for registration payment arrangements under FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 was issued in December 2006. Early adoption of FSP EITF 00-19-2 is permitted and the Company adopted FSP EITF 00-19-2 effective January 3, 2007. At September 30, 2008 and March 31, 2008 the Company has no accrued estimated penalty. (Notes 7 and 10)

Research and Development

The Company accounts for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs” (“SFAS No. 2”) and Emerging Issues Task Force (“EITF”) Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”). Under SFAS No. 2, research and development costs are expensed as incurred. EITF Issue No. 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed.

Research and development costs, which primarily consists of salaries, contractor fees, facility and building costs, utilities, administrative expenses and other corporate costs expensed in accordance with such pronouncements, were $25,195 and $140,489 for the three months ended September 30, 2008 and 2007, respectively, and $336,138 and $153,089 for the six months ended September 30, 2008 and 2007, respectively. Expenses related to outside contractors for development of the epinephrine syringe (“EPI”) product during the three months ended September 30, 2008 and 2007 were $16,571 and $137,400, respectively, and were $50,427 and $150,000 for the six months ended September 30, 2008 and 2007, respectively. Non-refundable advanced payments used and expensed during the three and six months ended September 30, 2008 were $0 and $143,207, respectively, and were $0 for both the three and six months ended September 31, 2007. Non-refundable advanced payments for products to be used in the development of EPI were $295,729 and $39,769 at September 30, 2008 and March 31, 2008, respectively.  Expenses related to outside contractors for the development of influenza technology were $8,624 and $3,089 for the three months ended September 30, 2008 and 2007, respectively, and were $142,504 and $3,089 for the six months ended September 30, 2007, respectively.

Shipping and Handling

Shipping and handling costs are included in selling, general and administrative expenses. Shipping and handling costs were $3,728 and $2,345 for the three months ended September 30, 2008 and 2007, respectively, and $6,647 and $14,021 for the six months ended September 30, 2008 and 2007, respectively.

Advertising Expenses

Advertising costs are expensed as incurred as set forth in Statement of Position (“SOP”) No. 93-7, “Reporting on Advertising Costs.” Advertising expenses were $2,848 and $0 during the three months ended September 30, 2008 and 2007, respectively, and $2,848 and $0 during the six months ended September 30, 2008 and 2007, respectively.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," under the provisions of which basic loss per share is computed by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. Outstanding warrants at September 30, 2008 and March 31, 2008 were 1,000,000, and there were no other common stock equivalents outstanding.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”),  which establishes the principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination; and (4) requires acquisition costs incurred prior to acquisition to be expensed rather than deferred. SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) is effective in fiscal years beginning after December 15, 2008. The Company has noted that under the provisions of SFAS No. 141(R), $101,247 capitalized as deferred acquisition costs at September 30, 2008 and March 31, 2008, would be expensed.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,”  which will become effective for the Company in its fiscal 2009, except as amended by FSP SFAS 157-1 and FSP SFAS 157-2, as described below. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and disclosures for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities recognized or disclosed at fair value in the financial statements on at least an annual basis beginning in the first quarter of the Company's fiscal 2009 year. The Company does not expect that its adoption of the provisions of SFAS No. 157 will have a material effect on its financial condition, results of operations or cash flows.

In February 2008, the FASB issued FSP SFAS No. 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions" (“FSP SFAS No. 157-1”) and FSP SFAS No. 157-2, "Effective Date of FASB Statement No. 157" (“FSP SFAS No. 157-2). FSP SFAS No. 157-1 removes leasing from the scope of SFAS No. 157. FSP SFAS No. 157-2 delays the effective date of SFAS No. 157 for the Company from its fiscal 2009 to 2010 year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company does not expect that its adoption of the provisions of FSP SFAS No. 157-1 and FSP SFAS No. 157-2 will have a material effect on its financial condition, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). Under SFAS No. 159, a company may elect to measure at fair value various eligible items that are not currently required to be so measured. Eligible items include, but are not limited to, accounts receivable, available-for-sale securities, equity method investments, accounts payable and firm commitments. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of its fiscal 2009 year. Currently, the Company has no plan to adopt the fair value option, under SFAS No. 159, for any of its eligible items.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”), which establishes accounting and recording standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary to make them consistent with the requirements of SFAS No. 141(R). SFAS No. 160 is effective in fiscal years beginning after December 15, 2008. The Company does not expect that its adoption of the provisions of SFAS No. 160 will have a material effect on its financial condition, results of operations or cash flows.

In June 2007, the FASB ratified EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities.” EITF Issue No. 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed. EITF Issue No. 07-3 applies prospectively for new contractual arrangements entered into in fiscal years beginning after December 15, 2007. The Company recognizes these non-refundable advanced payments as an asset upon payment, and expenses costs as goods are used and services are provided in accordance with EITF Issue No. 07-3.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet and the measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The Company adopted FIN 48 effective April 1, 2007, and there was no material effect on its results of operations or financial position.

NOTE 2:                ACQUISITIONS

Acquisition of HealthCare Ventures Group, Inc.

On April 23, 2007, the Company acquired all of the outstanding shares of HealthCare Ventures Group, Inc. in exchange for 5,159,807 shares of common stock valued at $0.50 per share, or approximately $2.6 million (the “HVG Acquisition”). The purchase agreement provides for an additional 7,451,304 restricted shares held in escrow with issuance conditional upon future earnings targets, 719,019 of which were subsequently cancelled. The acquired company’s name was changed to Adamis Labs.

The HVG Acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of SFAS No. 141. Accordingly, the results of Adamis Labs’s operations have been included in the unaudited consolidated financial statements from the date of acquisition. The allocation of consideration for acquisitions requires extensive use of accounting estimates and management’s judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Management believes fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The purchase price for the HVG Acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess being allocated to intangible assets, as follows:

Cash	$12,611
Accounts Receivable	138,218
Inventory	37,373
Prepaid and Other Current Assets	71,915
Property	69,645
Other Assets	22,442
Intangible Assets	3,150,985
Accounts Payable	(148,657)
Accrued Liabilities	(191,611)
Interest Payable	(33,017)
Loan Payable	(550,000)

Net Assets Acquired	$2,579,904

During the year ended March 31, 2008, the Company recorded an impairment charge related to the intangible asset (consisting primarily of a distribution network) associated with the transaction that the Company determined had no remaining value.

The following table represents summarized financial information of the results of operations included in the Consolidated Income:

	Three Months Ended		Six Months Ended
	2008	2007	2008	2007

Revenue, net	$202,339	$1,327	$311,481	$203,380

Operating Loss	$(810,690)	$(1,676,830)	$(1,545,059)	$(1,284,358)

Net Loss from Operations	$(807,659)	$(1,655,780)	$(1,545,059)	$(1,263,308)

Acquisition of International Laboratories, Inc.

On December 31, 2007, the Company acquired all of the outstanding shares of INL in an all stock transaction for 2,000,000 shares of common stock valued at $0.50 per share, or $1.0 million (the “INL Acquisition”). The purchase agreement provided for an additional 8,000,000 restricted shares to be held in escrow with issuance conditional upon future earnings targets (Note 3).

The INL Acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of SFAS No. 141. Accordingly, the results of International Laboratories, Inc.’s operations have been included in the unaudited consolidated financial statements beginning December 31, 2007. The allocation of consideration for acquisitions requires extensive use of accounting estimates and management judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Management believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The purchase price for the INL Acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess being allocated to intangible assets, as Management deems a significant customer agreement with a finite term as the value purchased.  The customer agreement was with a top retailer, and without such agreement Adamis would not have acquired INL.  The length of the agreement at the time of INL’s purchase was in excess of two and one-half years. The purchase price was allocated  as follows:

Cash and Cash Equivalents	$219,321
Accounts Receivable	707,101
Prepaids and Other Current Assets	29,155
Inventory	305,723
Property	434,935
Intangible Asset Acquired	6,328,704
Accounts Payable	(1,757,312)
Accrued Liabilities	(282,307)
Deferred Revenue	(114,437)
Current Portion of Long-Term Debt	(151,930)
Long-Term Debt	(4,718,953)

Net Assets Acquired	$1,000,000

The customer agreement valued as the acquired intangible asset had a remaining term of 2.5 years at the acquisition date. Amortization of the intangible asset recorded during the three and six months ended September 30, 2008 was $126,574 and $759,444, respectively.

On July 18, 2008, INL was sold. Accordingly, the assets, liabilities, and results from operations are classified as discontinued operations in the unaudited consolidated financial statements (Note 3).

NOTE 3:                DISCONTINUED OPERATIONS

Effective July 18, 2008, the Company’s packaging division (INL) (Note 2) was sold for $2,654,000. On the closing date, $2,154,000 was paid to a lender (investor – Note 9) to retire long-term debt. Additionally, $500,000 of the purchase price was held in escrow to secure any of the Company’s indemnification obligations. In addition, INL repaid loans and accrued interest of $4,630,813 to Adamis Pharmaceuticals; however, the Company forgave $570,618 of outstanding loans to INL. The 8,000,000 shares of common stock held in escrow in connection with the Company’s purchase of INL were released and cancelled in conjunction with the sale agreement.

The following table presents information regarding the calculation of the gain from the sale of INL:

Sale Price - Imperium note payment	$2,154,000
Sale Price - Cash held in Escrow	500,000
Total Sale Price	2,654,000

INL Assets	9,615,763
INL Liabilities	(13,470,365)
Net Liabilities	(3,854,602)

Amount of inter-company loan not paid by Buyer	570,618

Total Basis	(3,283,984)

Gain on Sale	$5,937,984

Operating loss from INL from the acquisition date through disposal, excluding the gain on sale, was $4,581,256.  Total income from discontinued operations for the three and six months ended September 30, 2008 was $6,031,550 and $3,900,839, respectively.

The following table presents the major classes of assets and liabilities that have been presented as assets and liabilities of discontinued operations at:

	September 30, 2008	March 31, 2008
Cash and Cash Equivalents	$-	$144,490
Purchase Price Held in Escrow	500,000	-
Accounts Receivable	-	1,361,973
Prepaids and Other Current Assets	-	12,634
Inventory	-	464,887
Property	-	1,946,607
Long-Term Assets	-	5,695,834

Total Assets from Discontinued Operations	$500,000	$9,626,425

Accounts Payable	$-	$2,957,629
Accrued Liabilities	-	455,456
Accrued Interest	-	2,036
Deferred Revenue	-	381,193
Debt	-	2,449,847

Total Liabilities from Discontinued Operations	$-	$6,246,161

NOTE 4:                CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of cash, accounts receivable, purchases and accounts payable.

Cash

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit.  The Company maintains its cash with larger financial institutions.  The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Sales and Accounts Receivable

The Company grants credit to customers, substantially all of whom are pharmaceutical distribution and medical parties located throughout the United States.  The Company typically does not require collateral from customers. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

The Company had the following concentrations in accounts receivable at:

	September 30, 2008	March 31, 2008

Customer A	46.28%	29.58%
Customer B	40.29	-

	86.57%	29.58%

The Company is dependant on a limited number of customers for a significant portion of its revenue. The Company had no customers with sales greater than 10% in the three and six months ended September 30, 2007, and had the following concentrations in its sales during the three and six months ended September 30, 2008:

	Three Months	Six Months

Customer A	17.28%	20.82%
Customer B	49.58	47.93
Customer C	-	11.29

	66.86%	20.04%

Accounts receivable from continuing operations was $160,766 and $76,270 at September 30, 2008 and March 31, 2008, respectively.

Purchases and Accounts Payable

The Company had no outstanding balance greater than 10% of total accounts payable at September 30, 2008 and March 31, 2008.

The Company is dependant on a limited number of vendors for a significant portion of its trade purchases. The Company had no vendors that comprised greater than 10% of trade purchases during the three and six  months ended September 30, 2007, and had one vendor that comprised 57.22% and 59.09% of total trade purchases for three and six months ended September 30, 2008, respectively.

NOTE 5:                INVENTORY

Inventory consists of the following at:

	September 30, 2008	March 31, 2008

Respiratory and Allergy Products	$77,634	$104,151
Less: Obsolescence Reserve	(57,522)	(79,888)

Respiratory and Allergy Products, Net	20,112	24,263
Pre-Launch epi Inventory	116,949	-

Inventory, Net	$137,061	$24,263

The epi product is in the final phase of validation, and we expect the product to be launched prior to expiration.

NOTE 6:                PROPERTY AND EQUIPMENT

Property and Equipment consists of the following at:

	September 30, 2008	March 31, 2008
Office Furniture and Equipment	$128,738	$133,038
Computer Equipment	22,707	22,707
Computer Software	59,639	59,639
Vehicles	13,500	13,500
	224,584	228,884

Less: Accumulated Depreciation	(183,625)	(174,904)

	$40,959	$53,980

NOTE 7:                NOTES PAYABLE TO RELATED PARTIES

The Company had notes payable amounting to $500,000 and $2,244,000 at September 30, 2008 and March 31, 2008, that bear interest at various rates between 10% and 12%. All of the notes payable were from related parties and $410,000 at March 31, 2008 was not collateralized. The remaining notes were collateralized by Company’s assets or optional conversion feautures. The Company retired $1,744,000 of the notes payable in July 2008.

NOTE 7:                NOTES PAYABLE TO RELATED PARTIES (CONTINUED)

On November 15, 2007, the Company issued a convertible promissory note to a shareholder for $1,000,000 (included in the amounts above) that bore interest at 10% per annum, matured on April 15, 2008, and granted a warrant, that expires on November 15, 2012, to issue 1,000,000 shares of the Company’s common stock with an exercise price of $0.50 per share.

The warrant also includes piggyback registration rights in the event the Company files a registration statement with the Securities and Exchange Commission (“SEC”) subsequent to exercise of the warrant. The Company determined the present value of the warrant at the grant date to be $0.42 per share using the Black-Scholes method, assuming 0.10% volatility, 0.00% dividend rate, and a discount rate of 3.67%.

The difference between the present value and the exercise price for the warrants, or $80,000, was recorded as additional paid-in capital and a discount to the note payable, and is being accreted on a straight-line basis as interest expense over the term of the note.

The note also contained a conversion feature that extends the shareholder the right to convert the note into $1,000,000 of the Company’s common stock at a rate of $0.50 per share, or 2,000,000 shares. The conversion of the $1,000,000 note, net of the $80,000 discount, or $920,000, into 2,000,000 shares at a net value of $0.46 per share results in a beneficial conversion. Accordingly, the benefit per share was recorded as additional paid-in capital and a one-time interest charge of $80,000.

The effective interest rate of the note considering the attached warrant and beneficial conversion feature is 39.6%.

The note and accrued interest were retired on July 21, 2008, subsequent to the stated April 15, 2008 maturity date. The Company continued to pay interest through the retirement of the note, and there were no other penalties required by the lender resulting from the default. The additional paid-in capital recorded as a result of the beneficial conversion feature was reversed as the feature was not excercised.

On February 12, 2008, the Company issued a convertible promissory note to Cellegy Pharmaceuticals, Inc. (“Cellegy”) for $500,000 (included in the above amount) that bears interest at 10% per annum, and matures on June 12, 2009. The conversion feature extends to Cellegy the right to convert the principal amount of the note and accrued interest into shares of the Company’s common stock at the fair market value at the time of the note, or $0.50 per share, in the event that the effective date of the merger between Cellegy and the Company precedes the stated maturity date or an event of default (Note 14).

NOTE 8:                LONG-TERM DEBT

Long-term debt at March 31, 2008 consists of two $1,000,000 notes payable to an investor.  The Notes bear interest at 12% and are due on April 1, 2009 and April 10, 2009, respectively.  The investor was also issued 800,000 shares of the Company’s stock as a condition to issue the debt, valued at $0.50 per share, or $400,000, recorded as deferred financing costs, which is being amortized using the straight-line method over the term of the note. Unamortized financing costs at March 31, 2008 amounted to $320,000 (Notes 10).

On July 18, 2008, the Company retired all of its long-term debt in plus accrued interest and early payment penalties of $154,000 in connection with the sale of INL. The remaining balance of the unamortized financing costs was charged to interest as a result of the retirement.

NOTE 9:                LICENSE AGREEMENT

On July 28, 2006, the Company entered into a nonexclusive, royalty free license agreement with an entity for the technology used to research and develop new viral therapies, and an exclusive royalty-bearing license requiring a small percentage of revenue received by the Company on future products developed and sold with a payment cap of $10,000,000. The Company paid the entity an initial license fee and granted one of the entity’s officers the right to purchase 1,000,000 Founder’s shares in the Company at price of $0.001 pursuant to a separate stock purchase agreement. The Company also granted the entity a royalty-free non-exclusive license to use any improvements made on the existing technology for research purposes only. The Company and the entity have the right to sublicense with written permission of each party. In the event that the entity sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to the Company.

Upon development of the first product by the Company, the Company will pay the entity the following amounts when certain milestones are reached:

Amount	Date due

$50,000	Within 30 days of commencement of Phase I/II clinical trial.

50,000	Within 30 days of commencement of a separate Phase II trial as required by the FDA.

300,000	Within 30 days of commencement of a Phase III trial.

500,000	Within 30 days of submission of a biological license application or a new drug application with the FDA.

Total milestone payments not to exceed $900,000.  The total milestone payments are only payable one time and will not repeat for subsequent products.  At September 30, 2008, no milestones had been achieved.

The agreement will remain in effect as long as the patent rights remain in effect.  Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology.  Adamis would be required to transfer and assign all filings, rights and other information in its control if termination occurs.  Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product.  Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company. The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete. No product has been manufactured and no payments have been made at September 30, 2008. At September 30, 2008, no milestones have been achieved.

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company. The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete. No product has been manufactured and no payments have been made at March 31, 2008.  Once the project begins, the total payments will aggregate $283,420.  The project has an open ended start time.  Adamis may terminate the agreement upon notice to the other party, other than reimbursing the other party for non-cancelable materials and supplies ordered, and work in process, through the date of termination.

NOTE 10:              COMMITMENTS AND CONTINGENCIES

Contingencies

In conjunction with the issuance of the long-term debt and private placement of 800,000 shares of Common Stock to one investor (Notes 8 and 11), the Company entered into a registration rights agreement on December 21, 2007, which required the Company to file a registration statement for the resale of the common shares. The Company must file a registration statement within one year of the first closing date (December 21, 2007).  The Company must also use its best efforts to have the registration statement declared effective within 90 days of the filing with the Securities and Exchange Commission (“SEC”).  In addition, the Company must use its best efforts to maintain the effectiveness of the registration statement until all common shares have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

If the registration statement is not filed or declared effective within the allowable time frame or the Company cannot maintain its effectiveness, the Company must pay partial liquidated damages in cash to the investor amounting to $30,000 for each 30 day period that the Registration default remains uncured up to an cumulative amount of $200,000.  This obligation of the Company is to cease if (i) the effective time of the Cellegy merger occurs on or prior to the Registration Deadline, and (ii) certain terms related to these shares in conjunction with the merger are satisfied (Note 14).

The Company currently considers that the contingent payments required under the registration rights agreement are not probable and, therefore, has not recorded any liability. Should these payments become probable then a liability will be recorded.

Litigation

INL is a party in a pending State of Florida 6th Judicial Circuit action styled MBA MARKETING, LLC d/b/a EXPRESS PERSONNEL SERVICES, a Florida limited liability company v. INTERNATIONAL LABORATORIES, INC., a Florida for profit corporation CASE NO.: 08-4941 CI 19. The claim asserts money that is due for using the employment services of employees of the Plaintiff in violation of the servicing agreement. Though Management believes that the plaintiff is unlikely to prevail in its request for damages, if the plaintiff were to prevail in these claims it could have a material adverse effect on the Company’s unaudited consolidated financial position and results of operations.

NOTE 11:              CAPITAL STRUCTURE

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

In June 2006, the Company was founded through an issuance of 16,684,500 shares of common stock for $0.001 per share or $16,685. The Company has repurchase rights related to 10,409,500 of these shares, which have not been included in the calculation of weighted average shares outstanding.

In July 2006, the Company issued 1,253,000 of its common stock to seed investors for $0.10 per share, or $125,300.

During 2007, the Company retired outstanding debt and accrued interest through issuing 629,737 shares of its common stock at $0.50 per share, or $314,868.

On various dates during 2006 and 2007, the Company sold 1,160,400 shares of its common stock valued at $0.50 per share, or $580,200, in a private placement.

In April 2007, the Company issued 5,159,807 shares of its common stock in exchange for all of the outstanding shares of HVG at $0.50 per share (Note 2). The Company had repurchase options related to 1,000,000 of the shares, of which 684,000 have lapsed. The remaining 316,000 were exercised by the Company and repurchased at $.001 per share per the repurchase agreement.

In November 2007, 669,019 shares of the Company’s common stock were issued to executives of the Company at $0.50 per share with various repurchase rights, which are not included in the calculation of weighted average shares outstanding.

In November 2007, the Company issued the remaining 50,000 shares of its common stock at $0.50 per share in lieu of interest associated with an outstanding loan.

In November 2007, the Company issued 50,000 shares of its common stock at $0.50 per share in lieu of interest associated with an outstanding loan.

In December 2007, the Company issued 800,000 of its common stock at $0.50 per share as costs to obtain long-term debt (Note 8).

In December 2007, the Company issued 2,000,000 shares of its common stock in exchange for all of the outstanding shares of INL at $0.50 per share.

On various dates during 2007, the Company sold 6,591,000 shares of its common stock valued at $0.50 per share, or $3,295,500, in a private placement.

On various dates during the three month period ended March 31, 2008, the Company sold 392,666 shares of its common stock valued at $0.75, or $294,499, in a private placement.

On various dates during the six month period ended September 30, 2008, the Company sold 1,771,651 shares of its common stock valued at $0.75, or $878,740, in a private placement.

NOTE 12:              INCOME TAXES

The Company did not elect to file consolidated tax returns for the year ended March 31, 2008. Accordingly, the deferred tax assets for each of the consolidated companies can only be used to offset future tax expense of the respective company.

The (benefit) expense for income taxes from continuing operations consists of the following:

	Three Months Ended September 30,
	2008		2007
	Adamis Pharmaceuticals	2008 Adamis Labs	Adamis Pharmaceuticals	2007 Adamis Labs

Current	$-	$-	$-	$-
Deferred	(212,000)	(193,000)	(119,000)	(332,000)

Total	(212,000)	(193,000)	(119,000)	(332,000)
Change in Valuation Allowance	212,000	193,000	119,000	332,000

Tax Benefit, net	$-	$-	$-	$-

	Six Months Ended September 30,
	2008		2007
	Adamis Pharmaceuticals	2008 Adamis Labs	Adamis Pharmaceuticals	2007 Adamis Labs
Current (Benefit) Expense	$-	$-	$-	$-
Deferred (Benefit) Expense	(71,000)	(490,000)	191,000	(482,000)

Total	(71,000)	(490,000)	191,000	(482,000)
Change in Valuation Allowance	71,000	490,000	(191,000)	482,000

Tax (Benefit) Expense, net	$-	$-	$-	$-

The significant components of the deferred tax assets from continuing operations at September 30, 2008 and March 31, 2008 are summarized below:

	September 30, 2008	September 30,	March 31, 2008
	Adamis Pharmaceuticals	2008 Adamis Labs	Adamis Pharmaceuticals	March 31, 2008 Adamis Labs
Net Operating Loss Carryforwards	$755,000	$1,310,000	$812,000	$843,000

Deferred Tax Assets	137,000	156,000	128,000	133,000
Deferred Tax (Liabilities)	(147,000)	-	(123,000)	-

Net Deferred Tax Assets	745,000	1,466,000	817,000	976,000
Less Valuation Allowance	(745,000)	(1,466,000)	(817,000)	(976,000)

Net Deferred Tax Assets	$-	$-	$-	$-

We have determined at September 30, 2008 and March 31, 2008 that a full valuation allowance would be required against all of our operating loss carryforwards and deferred tax assets that we do not expect to be utilized by deferred tax liabilities.

The following tables reconcile our income (losses) before income taxes:

		Three Months Ended September 30,
		2008		2007
		Adamis Pharmaceuticals	2008 Adamis Labs	Adamis Pharmaceuticals	2007 Adamis Labs

Income (Loss)		$4,887,000	$(438,000)	$(352,000)	$(628,000)
Permanent Differences:
Non-Cash Interest		160,000	-	-	-
INL Gain		(4,754,000)	-	-	-
Meals and Entertainment		164,000	3,000	7,000	2,000

		$457,000	$(435,000)	$(345,000)	$(626,000)
Federal Statutory Rate	34.00%	$1,661,000	$(149,000)	$(120,000)	$(213,000)
State Income Tax, net of Federal Tax	3.63%	178,000	(16,000)	(13,000)	(23,000)
Intercompany Eliminations	37.63%	40,000	(29,000)	11,000	(97,000)
Permanent Differences	37.63%	(1,667,000)	1,000	3,000	1,000
Change in Valuation Allowance		(212,000)	193,000	119,000	332,000
Expected Tax (Benefit) Expense		$-	$-	$-	$-

		Six Months Ended September 30,
		2008		2007
		Adamis Pharmaceuticals	2008 Adamis Labs	Adamis Pharmaceuticals	2007 Adamis Labs

Income (Loss)		$4,178,000	$(1,172,000)	$(545,000)	$(1,263,000)
Permanent Differences:
Non-Cash Interest		248,000	-	-	-
INL Gain		(4,754,000)	-	-	-
Meals and Entertainment		231,000	5,000	7,000	10,000

		$(97,000)	$(1,167,000)	$(538,000)	$(1,253,000)
Federal Statutory Rate	34.00%	$1,420,000	$(399,000)	$(185,000)	$(430,000)
State Income Tax, net of Federal Tax	3.63%	152,000	(42,000)	(20,000)	(46,000)
Intercompany Eliminations	37.63%	108,000	(51,000)	11,000	(10,000)
Permanent Differences	37.63%	(1,609,000)	2,000	3,000	4,000
Change in Valuation Allowance		(71,000)	490,000	191,000	482,000

Expected Tax Benefit		$-	$-	$-	$-

We paid no income tax during the three and six months ended September 30, 2008 and 2007. We do not expect to pay income tax in the year ending March 31, 2009.

NOTE 13:              LIQUIDITY

The unaudited consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred losses since its inception, and has an accumulated deficit of $9,315,828 at September 30, 2008.  The Company’s operations have been financed primarily through the issuance of debt and equity infusions.  The Company is constantly evaluating its cash needs and existing burn rate, in order to make appropriate adjustments to operating expenses.  Depending on its actual future cash needs, the Company may need to raise additional debt or equity capital to provide funding for ongoing future operations, or to refinance existing indebtedness.  No assurances can be given that the Company will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to the Company.  The Company’s continued existence is dependent upon its ability to raise capital and to market and sell its products successfully.  The unaudited consolidated financial statements do not include any adjustments to reflect future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if the Company is unsuccessful.

NOTE 14:              SUBSEQUENT EVENTS

The Company entered into a merger agreement on February 12, 2008 with Cellegy.  While the agreement has different ownership scenarios depending on the amount of cash that Cellegy contributes, the approximate ownership split is anticipated to be approximately 93% for the Company and 7% for Cellegy shareholders.  The merger is contingent, among other items, on the filing and effectiveness of a Form S-4 registration statement and approval of both companies’ shareholders. Should the merger not occur because of the Company’s failure to meet certain requirements, as described in the agreement, a termination fee of $150,000 would be owed to Cellegy.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

CELLEGY PHARMACEUTICALS, INC.,

CELLEGY HOLDINGS, INC.,

And

ADAMIS PHARMACEUTICALS CORPORATION

AGREEMENT AND PLAN OF REORGANIZATION

between

CELLEGY PHARMACEUTICALS, INC.,
a Delaware corporation,

CELLEGY HOLDINGS, INC.
a Delaware corporation

and

ADAMIS PHARMACEUTICALS CORPORATION,
a Delaware corporation

Dated as of February 12, 2008

ARTICLE I THE MERGER	A-8

1.1. Merger of Merger Sub into Adamis.	A-8
1.2 Effect of the Merger	A-8
1.3 Closing; Effective Time	A-8
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	A-9
1.5 Reverse Split of Cellegy Common Stock	A-9
1.6 Shares to Be Issued; Effect on Capital Stock	A-10
1.7 Calculation of the Exchange Ratio	A-11
1.8 Dissenting Shares.	A-11
1.9 No Further Transfer of Adamis Capital Stock	A-12
1.10 Exchange of Certificates	A-12
1.11 Further Action	A-14

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ADAMIS	A-14

2.1 Organization and Good Standing	A-14
2.2 Subsidiaries	A-14
2.3 Authority	A-15
2.4 No Conflict	A-15
2.5 Consents	A-15
2.6 Governmental Authorizations	A-15
2.7 Capitalization	A-16
2.8 Adamis Financial Statements	A-16
2.9 Absence of Certain Changes	A-16
2.10 Interested Party Transactions	A-16
2.11 Intellectual Property	A-17
2.12 Taxes	A-17
2.13 Employee Benefit Plans	A-19
2.14 Employee Matters	A-19
2.15 Insurance	A-20
2.16 Compliance with Legal Requirements	A-20
2.17 Environmental Matters	A-20
2.18 Legal Proceedings	A-20
2.19 Contracts; No Defaults	A-21

2.20 Labor Matters	A-21
2.21 Unlawful Payments	A-21
2.22 Representations Complete	A-21
2.23 Financial Advisor	A-21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CELLEGY AND MERGER SUB	A-22

3.1 Organization and Good Standing	A-22
3.2 Subsidiaries	A-22
3.3 Authority	A-23
3.4 No Conflict	A-23
3.5 Consents	A-24
3.6 Governmental Authorizations	A-24
3.7 Capitalization; Integration	A-24
3.8 SEC Reports; Financial Statements; Listing and Maintenance Requirements	A-25
3.9 Absence of Changes	A-26
3.10 Intellectual Property	A-27
3.11 Taxes	A-27
3.12 Employee Benefit Plans	A-29
3.13 Employee Matters	A-30
3.14 Insurance	A-31
3.15 Compliance with Legal Requirements	A-31
3.16 Environmental Matters	A-31
3.17 Legal Proceedings	A-31
3.18 Contracts; No Defaults	A-32
3.19 Labor Matters	A-32
3.20 Regulatory Compliance	A-32
3.21 Representations Complete	A-34
3.22 Interested Party Transactions	A-34
3.23 Unlawful Payments	A-34
3.24 Financial Advisor	A-34
3.25 Certificate of Incorporation and Bylaws; Records	A-34
3.26 Title to Assets; No Real Property	A-35

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME	A-35

4.1 Access and Investigation	A-35
4.2 Operation of Cellegy’s Business	A-36
4.3 Operation of Adamis’ Business	A-36

4.4 Disclosure Schedule Updates	A-37
4.5 No Solicitation	A-37

ARTICLE V ADDITIONAL AGREEMENTS	A-39

5.1 Proxy Statement; Registration Statement	A-39
5.2 Adamis Stockholder Approval	A-41
5.3 Cellegy Stockholder Meeting; Change in the Cellegy Board Recommendation; Adoption of Agreement by Cellegy as Sole Stockholder of Merger Sub.	A-41
5.4 Regulatory Approvals	A-43
5.5 Indemnification of Officers and Directors	A-43
5.6 Additional Agreements	A-44
5.7 Disclosure	A-44
5.8 Directors; Officers	A-45
5.9 Tax Matters	A-45
5.10 Cellegy Amendment	A-45
5.11 Adamis Auditors	A-46
5.12 Cellegy's Auditors	A-46
5.13 Legends	A-46
5.14 Confidentiality	A-46
5.15 FIRPTA Compliance	A-46
5.16 Rule 16b-3.	A-46
5.17 Equity Financing.	A-46
5.18 Termination of Retention Plan.	A-47

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	A-47

6.1 Stockholder Approval	A-47
6.2 No Restraints	A-47
6.3 Governmental Authorization	A-47
6.4 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	A-47
6.5 Registration Statement	A-48

ARTICLE VII ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF Cellegy AND MERGER SUB	A-48

7.1 Accuracy of Representations	A-48
7.2 Performance of Covenants	A-48
7.3 No Fundamental Impairment	A-48
7.4 Agreements and Other Documents	A-48

ARTICLE VIII ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF Adamis	A-49

8.1 Accuracy of Representations	A-49
8.2 Performance of Covenants	A-49
8.3 No Fundamental Impairment	A-49
8.4 Documents	A-49
8.5 Sarbanes-Oxley Certifications	A-49
8.6 Board of Directors	A-50
8.7 Officers	A-50
8.8 Certificate of Amendment	A-50
8.9 SEC Reports	A-50

ARTICLE IX TERMINATION	A-50

9.1 Termination	A-50
9.2 Effect of Termination	A-52
9.3 Expenses; Termination Fees	A-52

ARTICLE X MISCELLANEOUS PROVISIONS	A-52

10.1 Non-Survival of Representations and Warranties	A-52
10.2 Amendment	A-53
10.3 Waiver	A-53
10.4 Entire Agreement; Counterparts; Exchanges by Facsimile	A-53
10.5 Applicable Law; Jurisdiction	A-53
10.6 Waiver of Jury Trial	A-54
10.7 Notices	A-54
10.8 Cooperation	A-55
10.9 Severability	A-55
10.10 Other Remedies; Specific Performance	A-55
10.11 Construction	A-55

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of February 12, 2008, by and among Cellegy Pharmaceuticals, Inc., a Delaware corporation (“Cellegy”), Cellegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Cellegy (“Merger Sub”), and Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

A. The Board of Directors of Cellegy and Adamis have each determined that it is in the best interests of their respective stockholders for Adamis and Cellegy to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Adamis (the “Merger”), with Adamis continuing after the Merger as the surviving corporation and wholly owned subsidiary of Cellegy.

B. Pursuant to the Merger, each outstanding share of common stock, $0.0001 par value per share, of Adamis (“Adamis Common Stock”) will, in accordance with the provisions of this Agreement, be converted into the number of shares of Cellegy’s common stock, $0.0001 par value per share (“Cellegy Common Stock”) equal to the Exchange Ratio.

C. In connection with, and immediately before the consummation of, the Merger, a reverse stock split of Cellegy Common Stock shall be consummated, pursuant to which each outstanding share of Cellegy Common Stock shall be converted into the number of shares of Cellegy Common Stock determined as provided in Section 1.5 below.

D. The Board of Directors of Cellegy (i) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) has determined that the Merger is in the best interests of Cellegy and its stockholders and has determined to recommend the approval of this Agreement and the Merger to the stockholders of Cellegy, and (iii) has determined to recommend that Cellegy, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger and such other actions as are contemplated by this Agreement.

E. The Board of Directors of Adamis (i) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has determined that the Merger is in the best interests of Adamis and its stockholders and has determined to recommend the approval of this Agreement and the Merger to the stockholders of Adamis.

F. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986.

G. As an inducement to Adamis to enter into this Agreement, concurrently herewith certain stockholders of Cellegy have entered into an agreement with Adamis, in the form attached hereto (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of capital stock of Cellegy owned by such person to approve this Agreement and the transactions contemplated hereby.

H. Before the execution and delivery of this Agreement, Cellegy and Adamis have entered into a Convertible Promissory Note dated as of the date of this Agreement (the “Adamis Note”), reflecting a loan by Cellegy to Adamis of $500,000.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

1.1 Merger of Merger Sub into Adamis. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into Adamis, and the separate existence of Merger Sub shall cease. Adamis will continue as the surviving corporation following the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. As a result of the Merger, Adamis will become a wholly-owned subsidiary of Cellegy. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Adamis and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Adamis and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp in San Diego, California, at 10:00 a.m., on a date to be agreed by Cellegy and Adamis (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as Cellegy and Adamis may mutually agree in writing. At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Cellegy and Adamis. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) Adamis Certificate of Incorporation. The Adamis Charter, as in effect immediately before the Effective Time, shall be amended in the Merger to read in its entirety as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) Adamis Bylaws. The Adamis Bylaws, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws;

(c) Adamis Directors. The directors of Adamis immediately before the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and

(d) Adamis Officers. The officers of Adamis immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.5 Reverse Split of Cellegy Common Stock.

(a) Cellegy Restated Certificate. Immediately before the Effective Time, and subject to receipt of the requisite stockholder approval at the Cellegy Stockholder Meeting, Cellegy shall cause to be filed an Amended and Restated Certificate of Incorporation (the “Cellegy Restated Certificate”), whereby without any further action on the part of Cellegy, Adamis or any stockholder of Cellegy:

(i) the number of shares of Cellegy Common Stock issued and outstanding immediately before the filing of the Cellegy Restated Certificate equal to the Reverse Stock Split Ratio shall be converted and combined into and become one share of Cellegy Common Stock (the “Reverse Stock Split”);

(ii) any shares of Cellegy Common Stock held as treasury stock or held or owned by Cellegy immediately before the filing of the Cellegy Restated Certificate shall each be reclassified and combined into and become an identical fractional number of shares of Cellegy Common Stock as determined by the Board of Directors of Cellegy in connection with Section 1.5(a)(i) above; and

(iii) the total number of authorized shares of Cellegy Common Stock and Cellegy Preferred Stock shall be 175,000,000 and 10,000,000 shares, respectively.

(b) No Fractional Shares. No fractional shares of Cellegy Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued. Cellegy will round down to the nearest whole share any fraction of a share that any Cellegy stockholder would otherwise receive (after aggregating all fractional shares issuable to such holder), and any holder of Cellegy Common Stock who would otherwise be entitled to receive a fraction of a share of Cellegy Common Stock (after aggregating all fractional shares of Cellegy Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Cellegy Common Stock, instead receive from Cellegy an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share which shall be equal to the average closing price of Cellegy Common Stock (as reported on the OTC Bulletin Board or, if the Cellegy Common Stock is not traded on the OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by Cellegy’s Board of Directors) on the five trading days immediately prior to the effective date of the Reverse Stock Split (giving effect to the Reverse Stock Split).

(c) Reverse Stock Split and the Exchange Ratio. The Exchange Ratio set forth herein assumes the effectiveness of the Reverse Stock Split set forth above.

1.6 Shares to be Issued; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cellegy, Merger Sub, Adamis or any stockholder of Adamis, the following shall occur:

(a) Conversion of Adamis Common Stock. Subject to the terms of Section 1.10(h), each share of Adamis Common Stock issued and outstanding immediately before the Effective Time (other than any shares of Adamis Common Stock to be canceled pursuant to Section 1.6(b), if any, and excluding any Dissenting Shares (to the extent provided in Section 1.8)) will be converted automatically into the right to receive: (i) that number of shares of Cellegy Common Stock equal to the Exchange Ratio, and (ii) any cash, without interest, to be paid in lieu of any fractional share of Adamis Common Stock in accordance with Section 1.6(f).

(b) Cancellation of Treasury and Cellegy-Owned Shares. Any shares of Adamis Capital Stock held as treasury stock or held or owned by Adamis, Cellegy or any direct or indirect wholly-owned Subsidiary of Adamis or of Cellegy immediately before the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Adamis Restricted Stock. If any shares of Adamis Common Stock issued and outstanding immediately before the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement, stock restriction agreement, cancellation agreement or other agreement with Adamis (such shares, the “Adamis Restricted Stock”), then the shares of Cellegy Common Stock issued in exchange for such shares of Adamis Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Cellegy Common Stock shall accordingly be marked with appropriate legends to reflect such repurchase option or risk of forfeiture. Adamis and Cellegy shall take all action that may be necessary to ensure that, from and after the Effective Time, Cellegy is entitled to exercise any such repurchase option or right of cancellation or other right set forth in any such restricted stock purchase agreement or other agreement.

(d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. If, between the date of this Agreement and the Effective Time, any outstanding shares of Adamis Common Stock, Adamis Preferred Stock or Cellegy Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares (other than the Reverse Stock Split), the Exchange Ratio shall be correspondingly adjusted to provide the holders of Adamis Capital Stock and Adamis Options the same economic effect as contemplated by this Agreement before such event and any such adjustment to the Exchange Ratio shall be approved by Adamis.

(f) No Fractional Shares. No fractional shares of Cellegy Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued. The holder of shares of Adamis Common Stock who would otherwise be entitled to receive a fraction of a share of Cellegy Common Stock (after aggregating all fractional shares of Cellegy Common Stock to be received by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing shares of Adamis Capital Stock (the “Adamis Stock Certificate”), instead receive from Cellegy an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share which shall be equal to the average closing price of Cellegy Common Stock (as reported on the OTC Bulletin Board or, if the Cellegy Common Stock is not traded on the OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by Cellegy’s Board of Directors) on the five trading days immediately prior to the Effective Date (after giving effect to the Reverse Stock Split).

1.7 Calculation of the Exchange Ratio. For purposes of this Agreement, the “Exchange Ratio” shall be one (1) share of Cellegy Common Stock (assuming the effectiveness of the Reverse Stock Split) in exchange for one (1) share of Adamis Common Stock outstanding immediately before the Effective Time.

1.8 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any shares of Adamis Capital Stock that have not been voted in favor of adoption of this Agreement, and with respect to which a demand for payment and appraisal have been properly made in accordance with (a) Section 262 of the DGCL or (b) Chapter 13 of the California Corporations Code (to the extent applicable to Adamis by virtue of Section 2115 thereof) (such shares referred to as “Dissenting Shares”), shall not be converted into or represent a right to receive Cellegy Common Stock pursuant to Section 1.6(a), but shall be converted in to the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the California Corporations Code, as applicable; provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive Cellegy Common Stock as determined in accordance with Section 1.6(a).

1.9 No Further Transfer of Adamis Capital Stock. At the Effective Time all shares of Adamis Capital Stock outstanding immediately before the Effective Time shall automatically be exchanged, and all holders of Adamis Capital Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of Adamis, except the right to receive the consideration described in Section 1.6(a) or Section 1.8, as applicable. No further transfer of any such shares of Adamis Capital Stock shall be made on such stock transfer books after the Effective Time. Subject to Section 1.10(f) if, after the Effective Time, any shares of Adamis Capital Stock are presented to the Exchange Agent or to Adamis or Cellegy, such Adamis shares shall be canceled and shall be exchanged as provided in Section 1.10.

1.10 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Cellegy and Adamis will jointly select and designate a national bank, trust company or transfer agent to act as agent of Cellegy for purposes of, among other things, mailing and receiving transmittal letters and distributing the Cellegy Common Stock to the holders of Adamis Common Stock (the “Exchange Agent”).

(b) Cellegy to Provide Common Stock. Promptly after the Effective Time, Cellegy shall supply or cause to be supplied or made available to the Exchange Agent for exchange in accordance with this Section 1.10 through such reasonable procedures as Cellegy may adopt, instructions regarding issuance of certificates evidencing the shares of Cellegy Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Adamis Capital Stock outstanding immediately before the Effective Time (the “Exchange Shares”).

(c) Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Adamis Capital Stock whose shares would be converted into the right to receive shares of Cellegy Common Stock pursuant to Section 1.6(a), (i) a letter of transmittal in customary form; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of Adamis Capital Stock in exchange for certificates representing shares of Cellegy Common Stock. Upon surrender of Adamis Capital Stock for cancellation to the Exchange Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Adamis Capital Stock shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole Exchange Shares into which the Adamis Common Stock represented thereby shall have been converted into the right to receive as of the Effective Time, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10(d), and (z) cash in respect of any fractional shares as provided in Section 1.6(f), and the Adamis Capital Stock so surrendered shall forthwith be canceled. Until so surrendered, each such outstanding share of Adamis Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Cellegy Common Stock into which such shares of Adamis Capital Stock shall have been so converted and the right to receive cash in lieu of the issuance of any fractional shares. If any Adamis Stock Certificate shall have been lost, stolen or destroyed, Cellegy may, in its discretion and as a condition precedent to the issuance of any certificate representing Cellegy Common Stock, require the owner of such lost, stolen or destroyed Adamis Stock Certificate to provide a reasonable affidavit as indemnity against any claim that may be made against the Exchange Agent, Cellegy or the Surviving Corporation with respect to such Adamis Stock Certificate.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Cellegy Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Adamis Capital Stock with respect to the shares of Cellegy Common Stock represented thereby until the holder of record of such Adamis Capital Stock shall surrender such shares of Adamis Capital Stock. Subject to applicable law, following surrender of any such Adamis Capital Stock, there shall be delivered to the record holder of Adamis Capital Stock a certificate representing whole shares of Cellegy Common Stock issued in exchange therefor (including any cash in respect of any fractional shares), without interest at the time of such surrender, and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section) with respect to such shares of Cellegy Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Cellegy Common Stock is to be issued in a name other than that in which Adamis Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Adamis Capital Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Cellegy or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cellegy Common Stock in any name other than that of the registered holder of the Adamis Capital Stock surrendered, or established to the satisfaction of Cellegy or any agent designated by it that such tax has been paid or is not payable, and shall provide such written assurances regarding federal and state securities law compliance as Cellegy may reasonably request.

(f) Termination of Exchange Shares. Any Exchange Shares which remain undistributed to the stockholders of Adamis twelve (12) months after the Effective Time shall be delivered to Cellegy, upon demand, and any stockholders of Adamis who have not previously complied with this Section shall thereafter look only to Cellegy for payment of their claim for their portion of the Exchange Shares and any dividends or distributions with respect to the Exchange Shares.

(g) No Liability. Notwithstanding anything to the contrary in this Section, none of the Exchange Agent, Cellegy, Adamis or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Dissenting Shares. The provisions of this Section shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Cellegy under this Section shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange such shares to which such holder is entitled pursuant to Section 1.6.

1.11 Further Action. If, at any time after the Effective Time, any further action that is commercially reasonable and lawful is determined by Cellegy to be necessary or appropriate to carry out the purposes of this Agreement or to vest Cellegy with full right, title and possession of all shares of Adamis Capital Stock, the officers and directors of Adamis and Cellegy shall be fully authorized (in the name of Adamis and/or Cellegy or otherwise) to take such action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ADAMIS .

Adamis represents and warrants to Cellegy that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure letter separately delivered to Cellegy concurrently herewith (the “Adamis Disclosure Letter”). The disclosures set forth in the Adamis Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. The disclosures in any section or subsection of the Adamis Disclosure Letter shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1. Organization and Good Standing. Adamis is a corporation duly organized, validly existing, and validly subsisting under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Adamis is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Adamis.

2.2. Subsidiaries. The Adamis Disclosure Letter sets forth all direct and indirect Subsidiaries of Adamis. Adamis owns all of the equity of each Subsidiary. Except as set forth on the Adamis Disclosure Letter, Adamis does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, limited liability company, association, joint venture or other business entity (each an “Entity”). Each Subsidiary of Adamis: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it is currently conducted by such Subsidiary and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Adamis and its Subsidiaries, when considered together.

2.3. Authority. Adamis has all requisite corporate power and authority to enter into this Agreement and the other agreements to which it is a party expressly required to be executed and delivered in connection with the transactions contemplated hereby, including the Adamis Note (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Adamis, subject only to the approval of this Agreement by the stockholders of Adamis. The Board of Directors of Adamis has unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by Adamis, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of Adamis enforceable against Adamis in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

2.4. No Conflict. The execution and delivery by Adamis of this Agreement and the Ancillary Agreements to which Adamis is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the Adamis Charter (in its current form and as it may be amended immediately before the Effective Time) or the Adamis Bylaws, (ii) except as would not reasonably be expected to have a Material Adverse Effect on Adamis, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of Adamis, (iii) subject to obtaining the approval of Adamis’ stockholders and except as would not reasonably be expected to have a Material Adverse Effect on Adamis, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Adamis or any of its properties or assets, or (iv) conflict with, or result in a violation of any resolution adopted by Adamis’ stockholders, Adamis’ board of directors or any committee of Adamis’ board of directors.

2.5. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or any party to any Material Contract of Adamis is required by or with respect to Adamis in connection with the execution and delivery of this Agreement by Adamis and any Ancillary Agreement to which Adamis is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Delaware Secretary of State, and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on Adamis.

2.6. Governmental Authorizations. Adamis has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Adamis currently operates or holds any interest in any of its properties, or (b) that is required for the operation of Adamis’ business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on Adamis.

2.7. Capitalization. The authorized capital stock of Adamis consists of 100,000,000 shares of Adamis Common Stock, $0.001 par value, and 20,000,000 shares of Adamis Preferred Stock, $0.001 par value, of which there were issued and outstanding, as of the date of this Agreement, 49,529,748 shares of Adamis Common Stock and no shares of Adamis Preferred Stock. To the Knowledge of Adamis, all of the outstanding shares of Adamis Capital Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of Adamis, are not subject to preemptive rights or rights of first refusal created by statue, the Adamis Charter, the Adamis Bylaws or any agreement to which Adamis is a party or by which it is bound and (iii) have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of Adamis Capital Stock. There are no issued or outstanding Adamis Options or other rights of any kind entitling any person to purchase or acquire shares of Adamis Capital Stock, and Adamis has not adopted any stock option plan or similar employee benefit plan pursuant to which equity securities of Adamis may be issued.

2.8. Adamis Financial Statements. Adamis has furnished to Cellegy copies of (i) an audited consolidated balance sheet of Adamis as of March 31, 2007 and the related consolidated statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the 12-month period then ended, (ii) an unaudited consolidated balance sheet of Adamis as of December 31, 2007 and the related consolidated statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the period then ended, (iii) an audited consolidated balance sheet of Adamis Laboratories, Inc. as of March 31, 2007, and the related consolidated statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the period then ended, (iv) an unaudited consolidated balance sheet of Adamis Laboratories, Inc. as of December 31, 2007 and the related consolidated statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the period then ended, and (v) an audited consolidated balance sheet of International Laboratories, Inc. as of December 31, 2007, and the related consolidated statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the period then ended (the financial statements in clauses (i) through (v) above, collectively, the “Adamis Financial Statements”). The Adamis Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied and present fairly the financial position of Adamis as of the dates thereof, and the results of its operations for the respective periods then ended. The unaudited balance sheet of Adamis as of December 31, 2007 that is included in the Adamis Financial Statements is referred to herein as the “Current Balance Sheet.”

2.9. Absence of Certain Changes. Since December 31, 2007 (the “Base Date”), except as set forth in the Adamis Disclosure Letter, there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Adamis.

2.10. Interested Party Transactions. Adamis is not indebted to any director, officer or employee of Adamis (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Adamis. Adamis is not a party to any transaction involving over $60,000 in which any director, officer or 5% stockholder of Adamis (or a member of such person's immediate family) had a direct or indirect material interest, except where such person's interest arises solely from his or her ownership of Adamis Capital Stock.

2.11. Intellectual Property.

(a) To the Knowledge of Adamis, Adamis and each of its Subsidiaries owns or possesses the right to use the Intellectual Property that is owned by or licensed to Adamis and each of its Subsidiaries (the “Adamis Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(b) Neither Adamis nor any of its Subsidiaries has received any notice of any asserted rights with respect to any of Adamis Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Adamis or any of its Subsidiaries would have a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(c) To Adamis’ Knowledge, neither Adamis nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Adamis’ Knowledge, threatened against Adamis, any of its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Adamis or any of its Subsidiaries with respect to such claim or Legal Proceeding. Neither Adamis nor any of its Subsidiaries has received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of Adamis Patent and Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(d) To Adamis’ Knowledge, neither Adamis nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Adamis Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by Adamis or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

2.12. Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state, local or foreign taxes of any country, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor Entity.

(b) Adamis has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Adamis and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law. Adamis has delivered or made available to Cellegy correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Adamis or any of its Subsidiaries filed or received since January 1, 2004 or, if later, since inception.

(c) Adamis (i) is not delinquent in the payment of any Taxes due and owing by Adamis and (ii) has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There is no Tax deficiency outstanding or assessed or, to Adamis’ Knowledge, proposed against Adamis that is not reflected as a liability on the Current Balance Sheet, nor has Adamis executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim has ever been made by an authority in a jurisdiction where Adamis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Adamis.

(e) To the Knowledge of Adamis, Adamis has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f) Adamis has not received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Adamis.

(g) Adamis is not a party to any tax-sharing agreement or similar arrangement with any other party, and Adamis has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(h) Adamis has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which Adamis was the parent.

(i) Adamis has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

2.13. Employee Benefit Plans.

(a) The Adamis Disclosure Letter contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by Adamis (or any subsidiary) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Adamis within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Adamis (or any subsidiary) or with respect to which Adamis or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Adamis Employee Plans”).

(b) Compliance. Each Adamis Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and Adamis and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of Adamis Employee Plans. No Adamis Employee Plan is intended to be qualified under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Adamis Employee Plan.

(c) No Title IV or Multiemployer Plan. No Adamis Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d) Future Commitments. No Adamis Employee Plan provides (except at no cost to Adamis), or reflects or represents any liability of Adamis to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Adamis, Adamis has never represented, promised or contracted (whether in oral or written form) to any current or former employee of Adamis or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Adamis or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Adamis Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.14. Employee Matters. Adamis is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending or, to Adamis’ Knowledge, threatened, between Adamis, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on Adamis. Adamis has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.15. Insurance. The Adamis Disclosure Letter sets forth all policies of insurance maintained by, at the expense of or for the benefit of Adamis. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and, to Adamis’ Knowledge, Adamis is otherwise in compliance with the terms of such policies. To Adamis’ Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

2.16. Compliance with Legal Requirements. For all periods of time during which the respective applicable statute of limitations periods have not expired, (i) Adamis and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to Adamis’ Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) neither Adamis nor any of its Subsidiaries has received any written or, to Adamis’ Knowledge, other notices or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Adamis or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement, in each of the above cases which if determined adversely to Adamis or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect on Adamis or its Subsidiaries, considered together.

2.17. Environmental Matters. To the Knowledge of Adamis, Adamis is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. Adamis has not received, nor to Adamis’ Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

2.18. Legal Proceedings. There is no pending Legal Proceeding that has been commenced by or against Adamis. To Adamis’ Knowledge, no Person has threatened to commence any Legal Proceeding against Adamis. There is no judgment, decree or order against Adamis, or, to Adamis’ Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on Adamis. To Adamis’ Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.19. Contracts; No Defaults.

(a) Each Material Contract of Adamis is enforceable against Adamis in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(b) Adamis has not violated or breached, or committed any material default under, any Material Contract, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on Adamis.

(c) The Adamis Disclosure Letter sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of Adamis or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Adamis and the consummation of the transactions contemplated hereby and thereby.

2.20. Labor Matters. Adamis is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Adamis is not the subject of any Legal Proceeding asserting that Adamis has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving Adamis pending or, to Adamis’ Knowledge, threatened against Adamis.

2.21. Unlawful Payments. To Adamis’ Knowledge, none of Adamis, or any officer, director, employee, agent or representative of Adamis has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Adamis, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.22. Representations Complete. This Agreement (as limited and qualified by the Adamis Disclosure Letter) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

2.23. Financial Advisor. No broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Adamis.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CELLEGY AND MERGER SUB.

Cellegy, and Merger Sub (with respect to the representations, warranties and covenants of Merger Sub), represent and warrant to Adamis that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure letter separately delivered to Adamis concurrently herewith (the “Cellegy Disclosure Letter”). The disclosures set forth in Cellegy Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. The disclosures in any section or subsection of the Cellegy Disclosure Letter shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1. Organization and Good Standing.

(a) Cellegy is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Except as set forth in Section 3.1 of the Cellegy Disclosure Letter, Cellegy has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Cellegy Pharmaceuticals, Inc.”

(b) Cellegy is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Cellegy.

(c) Section 3.1 of the Cellegy Disclosure Letter accurately sets forth (i) the names of the members of the board of directors of Cellegy, (ii) the names of the members of each committee of such board of directors, and (iii) the names and titles of the officers of Cellegy.

3.2. Subsidiaries.

(a) The Cellegy Disclosure Letter sets forth all direct and indirect Subsidiaries of Cellegy. Cellegy owns all of the equity of each Subsidiary. Except as set forth on the Cellegy Disclosure Letter, Cellegy does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any Entity. Except as set forth in Section 3.2(a) of the Disclosure Letter, Cellegy has not agreed and is not obligated to make any future investment in or capital contribution to any Entity, and Cellegy has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

(b) Each Subsidiary of Cellegy: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, expect, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Cellegy and its Subsidiaries, when considered together.

(c) Section 3.2 of the Cellegy Disclosure Letter accurately sets forth (i) the names of the members of the boards of directors of each Subsidiary of Cellegy, (ii) the names of the members of each committee of such boards of directors, and (iii) the names and titles of the officers of each Subsidiary of Cellegy.

3.3. Authority. Each of Cellegy and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cellegy and Merger Sub, subject only to the approval of this Agreement by the stockholders of Cellegy and Merger Sub. The Board of Directors of Cellegy and Merger Sub have unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by Cellegy and Merger Sub, and this Agreement constitutes and the Ancillary Agreements will constitute at the Closing) the valid and binding obligations of Cellegy and Merger Sub enforceable against each of Cellegy and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, and subject to general principles of equity. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Since the date of its incorporation, Merger Sub has neither engaged in nor transacted any business or activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement and the related documents and instruments. Merger Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and with the exception of this Agreement and the related documents and instruments, is not a party to any contract, agreement or undertaking of any nature.

3.4. No Conflict. The execution and delivery by Cellegy of this Agreement and the Ancillary Agreements to which Cellegy is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the Cellegy Charter (in its current form and as it may be amended immediately before the Effective Time) or the Cellegy Bylaws, (ii) except as would not reasonably be expected to have a Material Adverse Effect on Cellegy, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of Cellegy, (iii) subject to obtaining the approval of Cellegy’s stockholders and except as would not reasonably be expected to have a Material Adverse Effect on Cellegy, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cellegy or any of its properties or assets or (iv) conflict with, or result in a violation of any resolution adopted by Cellegy’s stockholders, Cellegy’s board of directors or any committee of Cellegy’s board of directors.

3.5. Consents. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity or any party to any Material Contract is required by or with respect to Cellegy or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Cellegy and any Ancillary Agreement to which Cellegy is a party or the consummation by Cellegy of the transactions contemplated hereby, except (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Cellegy.

3.6. Governmental Authorizations. Cellegy has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Cellegy currently operates or holds any interest in any of its properties, or (b) that is required for the operation of Cellegy’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on Cellegy.

3.7. Capitalization; Integration.

(a) The authorized capital stock of Cellegy consists of 50,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of the date of this Agreement, 29,834,796 shares of Common Stock and no shares of Preferred Stock. The shares of Cellegy Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and shall be issued in material compliance with all applicable federal and state securities laws. To the Knowledge of Cellegy, all of the outstanding shares of Cellegy Common Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) are not subject to preemptive rights or rights of first refusal created by statue, Cellegy Charter, Cellegy Bylaws or any agreement to which Cellegy is party or by which it is bound and (iii) have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of Cellegy Common Stock. To the Knowledge of Cellegy, none of Cellegy’s debt could be classified as equity for tax purposes.

(b) Cellegy has separately identified and delivered to Adamis a true and correct schedule setting forth: (i) the number of outstanding options and warrants to purchase shares of Cellegy Common Stock, (ii) the number of shares reserved for further issuance under Cellegy’s 2005 Equity Incentive Plan and (iii) with respect to each option and warrant outstanding as of the date of this Agreement, (A) the name of the holder of such option or warrant, (B) the total number of shares of Cellegy Common Stock that are subject to such option or warrant and the number of shares of Cellegy Common Stock with respect to which such option or warrant is immediately exercisable, (C) the date of which such option or warrant was granted and the term of such option or warrant (D) the vesting schedule, if any, of such option or warrant, (E) the exercise price per share of Cellegy Common Stock purchasable under such option or warrant and (F) whether such option or warrant has been designated an “incentive stock option” as defined in Section 422 of the Code, and (iv) an accurate and complete description of the terms of each repurchase option which is held by Cellegy and to which any of such shares is subject.

(c) Except as set forth in Section 3.7 of the Cellegy Disclosure Letter or in the schedule referenced in the preceding paragraph, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Cellegy; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Cellegy; (iii) contract under which Cellegy is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to Cellegy’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Cellegy.

(d) Neither Cellegy, its Affiliates, nor any Person acting on its or their behalf, has, either directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the issuance of Cellegy Common Stock in the Equity Financing to be integrated with prior offerings by Cellegy for purposes of the Securities Act, or any applicable stockholder approval provisions, which would impair the exemptions relied upon in the Equity Financing.

3.8. SEC Reports; Financial Statements; Listing and Maintenance Requirements.

(a) As of their respective filing dates, all annual, quarterly or current reports, filed by Cellegy with the SEC since January 1, 2005 (including those that Cellegy may file subsequent to the date hereof) (such reports, as amended “Cellegy SEC Reports”) (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that Cellegy has filed with the SEC, (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) were all the forms, reports and other documents required to be filed under the Exchange Act. Since January 1, 2005, Cellegy has filed with the SEC all reports that are required to have been filed.

(b) No Subsidiary of Cellegy is or has been required to file any form, report, registration statement or other document with the SEC. The consolidated financial statements (including any related notes thereto) contained in the Cellegy SEC Reports (in the form, as applicable, in any amendments to such Cellegy SEC Reports) (the “Cellegy Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Cellegy and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Cellegy and its Subsidiaries for the periods covered thereby.

(c) Cellegy maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of Cellegy’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Cellegy has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which Cellegy Common Stock is listed or quoted or any other trading market or stock quotation system on which Cellegy Common Stock was previously listed or quoted to the effect that Cellegy is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. Cellegy is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.9. Absence of Certain Changes. Since September 30, 2007, and except as set forth in Section 3.9 of the Cellegy Disclosure Letter, there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Cellegy; (b) any acquisition, sale or transfer of any material assets or material properties of Cellegy or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Cellegy or any revaluation by Cellegy of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Cellegy or any direct or indirect redemption, purchase or other acquisition by Cellegy of any of its shares of capital stock; (e) any Material Contract entered into by Cellegy, or any material amendment or termination of, or default under, any Material Contract to which Cellegy is a party or by which it is bound, in each case that would reasonably be expected to result in a Material Adverse Effect on Cellegy; (f) any amendment or change to Cellegy Charter or Cellegy Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by Cellegy to any of its directors or employees; (h) any sale, issuance or authorization by Cellegy of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or any other security, or (3) any Convertible Securities; (i) any amendment or waiver by Cellegy of any of its rights under, or any consent by Cellegy of the acceleration of vesting under (1) any provision of its 2005 Equity Incentive Plan, (2) any provision of any agreement evidencing any outstanding company option or warrant, or (3) any restricted stock purchase agreement; (j) any formation by Cellegy of any Subsidiary or any acquisition of any equity interest or other interest in any other Equity (other than Merger Sub); or (k) any agreement by Cellegy to do any of the things described in the preceding clauses (a) through (j).

3.10. Intellectual Property.

(a) To the Knowledge of Cellegy, Cellegy and each of its Subsidiaries owns or possesses the right to use the Intellectual Property that is owned by or licensed to Cellegy or that is otherwise necessary to operate the business of Cellegy and each of its Subsidiaries (the “Cellegy Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Cellegy or any of its Subsidiaries, considered together.

(b) Except as set forth in Section 3.10(b) of the Cellegy Disclosure Letter, neither Cellegy nor any of its Subsidiaries has received any notice of any asserted rights with respect to any of Cellegy Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Cellegy or any of its Subsidiaries would have a Material Adverse Effect on Cellegy or any of its Subsidiaries, considered together.

(c) To Cellegy’s Knowledge, neither Cellegy nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Cellegy’s Knowledge, threatened against Cellegy, any of its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Legal Proceeding. Neither Cellegy nor any of its Subsidiaries has received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of Cellegy Patent and Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Cellegy or any of its Subsidiaries, considered together.

(d) To Cellegy’s Knowledge, neither Cellegy nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Cellegy Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by Cellegy or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

3.11. Taxes.

(a) Cellegy has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Cellegy and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law. Cellegy has delivered or made available to Adamis correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Cellegy or any of its Subsidiaries filed or received since January 1, 2002.

(b) Cellegy and each of its Subsidiaries (i) is not delinquent in the payment of any Taxes due and owing by Cellegy and its Subsidiaries and (ii) has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no Tax deficiency outstanding or assessed or, to Cellegy’ Knowledge, proposed against Cellegy that is not reflected as a liability on the Cellegy Financial Statements, nor has Cellegy executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim has ever been made by an authority in a jurisdiction where Cellegy does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Cellegy.

(d) To Cellegy’s Knowledge, Cellegy has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Cellegy Financial Statements, whether asserted or unasserted, contingent or otherwise.

(e) Neither Cellegy nor any of its Subsidiaries has received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Cellegy.

(f) Cellegy is not a party to any tax-sharing agreement or similar arrangement with any other party, and Cellegy has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g) Cellegy has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which Cellegy was the parent.

(h) Cellegy has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i) Neither Cellegy nor any of its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations. Neither Cellegy nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Cellegy or any of its Subsidiaries that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(j) Cellegy will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(k) Cellegy has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

3.12. Employee Benefit Plans.

(a) The Cellegy Disclosure Letter contains a complete and accurate list of each Cellegy Employee Agreement and each plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to by Cellegy (or any subsidiary) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Cellegy within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Cellegy (or any subsidiary) or with respect to which Cellegy or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Cellegy Employee Plans”). Cellegy does not currently intend nor has it committed to establish or enter into any new Cellegy Employee Plan or Cellegy Employee Agreement, or to modify any Cellegy Employee Plan or Cellegy Employee Agreement (except to conform any such Cellegy Employee Plan or Cellegy Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Adamis in writing or as required by this Agreement). Cellegy has furnished or made available to Adamis true and complete copies of documents embodying each of Cellegy Employee Plans and, with respect to each Cellegy Employee Plan that is subject to ERISA reporting requirements, Cellegy has provided copies of the Form 5500 reports filed for the last three plan years.

(b) Compliance. Each Cellegy Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and Cellegy and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the Cellegy Employee Plans. Any Cellegy Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Cellegy Employee Plan. There are no claims or Legal Proceedings pending, or, to Cellegy’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Cellegy Employee Plan or against the assets of any Cellegy Employee Plan. Each Cellegy Employee Plan (other than any Cellegy Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Cellegy or any of its Subsidiaries (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to Cellegy’s Knowledge, threatened by any Governmental Authority with respect to any Cellegy Employee Plan. For at least the three years preceding the date of this Agreement, neither Cellegy nor any of its Subsidiaries has incurred any penalty or tax with respect to any Cellegy Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Cellegy and each of its Subsidiaries have made all contributions and other payments required by and due under the terms of each Cellegy Employee Plan.

(c) No Title IV or Multiemployer Plan. No Cellegy Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d) Future Commitments. No Cellegy Employee Plan provides (except at no cost to Cellegy or any of its Subsidiaries), or reflects or represents any liability of Cellegy or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Cellegy or any of its Subsidiaries, neither Cellegy nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any current or former employee of Cellegy or any of its Subsidiaries or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Cellegy or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Cellegy Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

3.13. Employee Matters.

(a) Cellegy has separately identified and delivered to Adamis a true and correct schedule setting forth, with respect to each employee and independent contractor of Cellegy and its Subsidiaries: (i) the name of such employee or independent contractor and the date as of which such employee or independent contractor was originally hired; (ii) if applicable, such employee’s title; and (iii) such employee’s annualized compensation or, with respect to an independent contractor, the terms of compensation of such independent contractor. The employment of each such employee is terminable at will.

(b) Cellegy and each of its Subsidiaries is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending or, to Cellegy’s Knowledge, threatened, between Cellegy or any of its Subsidiaries, on the one hand, and any or all of its current or former employees, on the other hand. Cellegy has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.14. Insurance. The Cellegy Disclosure Letter sets forth all policies of insurance maintained by, at the expense of or for the benefit of Cellegy or any of its Subsidiaries. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and, to Cellegy’s Knowledge, Cellegy is otherwise in compliance with the terms of such policies. To Cellegy’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.15. Compliance with Legal Requirements. For all periods of time during which the respective applicable statute of limitations periods have not expired, and except as disclosed in Section 3.15 of the Cellegy Disclosure Letter, (i) Cellegy and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to Cellegy’s Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business, and (ii) neither Cellegy nor any of its Subsidiaries has received any written or, to Cellegy’s Knowledge, other notices or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Cellegy or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement, in each of the above cases which if determined adversely to Cellegy or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect on Cellegy or its Subsidiaries, considered together.

3.16. Environmental Matters. To Cellegy’s Knowledge, Cellegy is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. Cellegy has not received, nor to Cellegy’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

3.17. Legal Proceedings. There is no pending Legal Proceeding that has been commenced by or against Cellegy. To Cellegy’s Knowledge, no Person has threatened to commence any Legal Proceeding against Cellegy or any of its Subsidiaries. There is no judgment, decree or order against Cellegy or any of its Subsidiaries, or, to Cellegy’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on Cellegy. To Cellegy’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.18. Contracts; No Defaults.

(a) Each Material Contract of Cellegy and each of its Subsidiaries is set forth in Section 3.18(a) of the Disclosure Letter and is enforceable against Cellegy and each of its Subsidiaries in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(b) Neither Cellegy nor any of its Subsidiaries has violated or breached, or committed any material default under, any Material Contract, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on Cellegy. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract of Cellegy or any of its Subsidiaries, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract of Cellegy or any of its Subsidiaries, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract of Cellegy or any of its Subsidiaries, or (iv) give any Person the right to cancel, terminate or modify any Material Contract, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on Cellegy or any of its Subsidiaries. Neither Cellegy nor any of its Subsidiaries has received any notice or other written or, to Cellegy’s Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract of Cellegy or any of its Subsidiaries.

(c) The Cellegy Disclosure Letter sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of Cellegy or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Cellegy and the consummation of the transactions contemplated hereby and thereby.

3.19. Labor Matters. Cellegy is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Cellegy is not the subject of any Legal Proceeding asserting that Cellegy has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving Cellegy pending or, to Cellegy’s Knowledge, threatened against Cellegy.

3.20. Regulatory Compliance.

(a) Each Cellegy Product has been and is being manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under FDCA and similar Legal Requirements, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, and filing of report, except where failure to be in such compliance would not have any Material Adverse Effect on Cellegy or any of its Subsidiaries. Neither Cellegy nor any of its Subsidiaries has received any notice or other written communication from the FDA, or any other Governmental Entity having jurisdiction alleging any violation of any applicable Legal Requirement by Cellegy or any of its Subsidiaries.

(b) No Cellegy Product has been recalled, withdrawn, suspended or discontinued by Cellegy or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) (other than as a result of decisions made in the ordinary course of business for business or economic reasons not to pursue research or development of one or more Cellegy Products). There are no proceedings in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Cellegy Product pending, nor have any such proceedings been pending at any time.

(c) No Governmental Authority has determined or notified Cellegy or any of its Subsidiaries that any article of any biological or drug manufactured and/or distributed by Cellegy is adulterated within the meaning of 21 U.S.C. section 351 (or similar applicable Legal Requirements) or misbranded within the meaning of 21 U.S.C. section 352 (or similar applicable Legal Requirements), or is a product that is in violation of 21 U.S.C. section 355 (or similar applicable Legal Requirements), and, to Cellegy’s Knowledge, no such event or circumstances exists. As to each Cellegy Product for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, or similar state or foreign regulatory application has been approved, Cellegy and each licensee of any such biological or drug (a “Product Licensee”) have not been determined to be in violation of 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq. Since January 1, 2005, as to each such application or other submission that Cellegy or a Product Licensee has submitted to, but not yet gained approval or other permission from the FDA or any other Governmental Entity, Cellegy and to Cellegy’s Knowledge, each such licensee has responded to all requests for information fully in accordance with such requests and taken all additional actions reasonably required by the FDA or such other Governmental Entity in connection with the application or submission.

(d) All manufacturing, warehousing, distributing, and testing operations conducted on Cellegy Products for human use by or for the benefit of Cellegy or each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar applicable Legal Requirements.

(e) Neither Cellegy, nor any officer, employee or agent of Cellegy has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity. Neither Cellegy, nor any officer, employee or agent of Cellegy, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. section 335a(a) or any similar applicable HIPPA or authorized by 21 U.S.C. section 335a(b) or any similar applicable Legal Requirement.

(f) Neither Cellegy nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval relating to any activities concerning any Cellegy Product, or request the recall of any Cellegy Product, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Cellegy or any of its Subsidiaries or, to Cellegy’s Knowledge, at which any of Cellegy Products or components thereof are manufactured.

3.21. Representations Complete. This Agreement (as limited and qualified by the Cellegy Disclosure Letter) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

3.22. Interested Party Transactions. Cellegy is not indebted to any director, officer or employee of Cellegy (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Cellegy. Except set forth in the Cellegy SEC Reports, Cellegy is not a party to any transaction involving over $60,000 in which any director, officer or 5% stockholder of Cellegy (or a member of such person's immediate family) had a direct or indirect material interest, except where such person's interest arises solely from his or her ownership of Cellegy Capital Stock.

3.23. Unlawful Payments. To Cellegy’s Knowledge, none of Cellegy, or any officer, director, employee, agent or representative of Cellegy has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Cellegy, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

3.24. Financial Advisor. No broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cellegy.

3.25. Certificate of Incorporation and Bylaws; Records. Cellegy has delivered to Adamis accurate and complete copies of: (a) Cellegy’s certificate of incorporation and bylaws, including all amendments thereto; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Cellegy, the board of directors of Cellegy and all committees of the board of directors of Cellegy. There have been no formal meetings or other proceedings of the stockholders of Cellegy, the board of directors of Cellegy or any committee of the board of directors of Cellegy that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of Cellegy’s certificate of incorporation or bylaws, and Cellegy has not taken any action that is inconsistent in any material respect with any resolution adopted by Cellegy’s stockholders, Cellegy’s board of directors or any committee of Cellegy’s board of directors.

3.26. Title to Assets; No Real Property.

(a) Cellegy owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on its balance sheet as of September 30, 2007; (ii) all equity interests of its Subsidiaries, all Cellegy Patent and Proprietary Rights and all of Cellegy’s rights under the Material Contracts required to be identified in Section 3.18 of the Cellegy Disclosure Letter; and (iii) all other assets reflected in Cellegy’s books and records as being owned by Cellegy. All of said assets are owned by Cellegy free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Cellegy or any of its Subsidiaries.

(b) Cellegy does not own any real property and Cellegy is not party to any lease for real property either as a lessee or lessor.

ARTICLE IV
CONDUCT BEFORE THE EFFECTIVE TIME

4.1. Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege. No information or knowledge obtained in any investigation pursuant to Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.2. Operation of Cellegy’s Business.

(a) Except as contemplated or permitted by this Agreement or with the prior written consent of Adamis, during the Pre-Closing Period, each of Cellegy and its Subsidiaries shall: (i) use its commercially reasonable efforts to conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts of Cellegy or any of its Subsidiaries; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current employees, officers and consultants and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Cellegy and its Subsidiaries; (iii) use its commercially reasonable efforts to keep in full force all insurance policies identified in the Cellegy Disclosure Letter; (iv) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities; (v) not sell, issue or authorize the issuance of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any Convertible Securities except pursuant to the terms of agreements already existing as of the date of this Agreement; (vi) not amend or permit the adoption of any amendment to the its articles of incorporation or bylaws, or effect or permit itself to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (vii) not form any Subsidiary or acquire any equity interest or other interest in any other Entity; (viii) use its commercially reasonable efforts to not (A) enter into, or permit any of the assets owned or used by it to become bound by, any contract that is or would constitute a Material Contract, or (B) amend or prematurely terminate, or waive any material right or remedy under, any of its Material Contracts; (ix) not (A) acquire, lease or license any right or other asset from any other Person, (B) sell or otherwise dispose of, or lease or license, any right or other asset that is material to the business of Cellegy to any other Person, or (C) waive or relinquish any right that is material to the business of Cellegy; (x) not (A) lend money to any Person, or (B) incur or guarantee any indebtedness for borrowed money; (xi) not change any of its methods of accounting or accounting practices in any material respect; (xii) not make any Tax election that would be material to Cellegy; (xiii) not commence or settle any material Legal Proceeding; or (xiv) not agree or commit to take any of the actions described in clauses (iv) through (xiii) above.

(b) Cellegy shall promptly notify Adamis of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any material event or occurrence not in the ordinary course of its business, and (C) any event that would reasonably be expected to have a Material Adverse Effect on Cellegy.

4.3. Operation of Adamis’ Business.

(a) Except as contemplated by this Agreement, during the Pre-Closing Period, each of Adamis and its Subsidiaries shall: (i) use commercially reasonable efforts to conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts of Adamis; and (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Adamis or its Subsidiaries.

(b) Adamis shall promptly notify Cellegy of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any event that would reasonably be expected to have a Material Adverse Effect on Cellegy.

4.4. Disclosure Schedule Updates. During the Pre-Closing Period, Adamis on the one hand, and Cellegy on the other, shall promptly notify the other Party in writing, by delivery of an updated Adamis Disclosure Letter or Cellegy Disclosure Letter, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or before the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or before the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles VI, VII or VIII. No notification given pursuant to this Section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Adamis, or Section 8.1 or 8.2 in the case of Cellegy.

4.5. No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their Representatives to directly or indirectly:

(i) solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or, with respect to Cellegy effect any Change in the Cellegy Board Recommendation or, with respect to Adamis, effect any Change in the Adamis Board Recommendation; or

(v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b) Notwithstanding anything contained in this Section:

(i) before obtaining the Required Cellegy Stockholder Vote, Cellegy may furnish nonpublic information regarding Cellegy to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which Cellegy’s Board of Directors determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither Cellegy nor any Representative of Cellegy shall have failed to comply with this Section; (B) the Board of Directors of Cellegy concludes in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of Cellegy under applicable law; (C) within 24 hours following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, Cellegy gives Adamis written notice of the identity of such Person and that Cellegy intends to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) Cellegy receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Cellegy as those contained in the Confidentiality Agreement; and (E) within 24 hours following the furnishing of any such nonpublic information to such Person, Cellegy furnishes such nonpublic information to Adamis (to the extent such nonpublic information has not been previously furnished by Cellegy to Adamis). Without limiting the generality of the foregoing, Cellegy acknowledges and agrees that in the event any Representative of Cellegy takes any action that, if take by Cellegy, would constitutes a failure to comply with this Section by Cellegy, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by Cellegy for purposes of this Agreement; and

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required Cellegy Stockholder Vote, Cellegy receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Board of Directors of Cellegy determines in good faith constitutes a Superior Proposal, and each of Cellegy, its Subsidiaries and their respective Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of Cellegy may on five (5) Business Days’ prior written Notice of Superior Proposal to Adamis (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Cellegy must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) and cause Cellegy to terminate this Agreement pursuant to Section 9.1(i) if (i) the Board of Directors of Cellegy shall have first determined in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) Cellegy shall have notified Adamis of such determination and offered to discuss in good faith with Adamis (and, if Adamis accepts, thereafter negotiates in good faith), for a period of no less than five (5) Business Days, any adjustments in the terms and conditions of this Agreement proposed by Adamis, and the Board of Directors of Cellegy shall have resolved, after taking into account the results of such discussions and proposals by Adamis, if any, that the Acquisition Proposal remains a Superior Proposal.

(c) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto and related agreements, draft agreements and modifications thereof.

(d) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly. Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into before or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible.

(e) Nothing contained in this Section or in Section 5.3 shall prohibit Cellegy from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Cellegy’s stockholders if, in the good faith judgment of the Board of Directors of Cellegy, after consultation with outside counsel, that the failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in the Cellegy Board Recommendation unless the Board of Directors of Cellegy expressly, and without qualification, concurrently with such disclosure reaffirms the Cellegy Board Recommendation.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1. Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Cellegy, in cooperation with Adamis, shall prepare and file with the SEC the Registration Statement, which may include the Proxy Statement, to register under the Securities Act the issuance and resale (to the extent permitted by the SEC) of shares of Cellegy Common Stock in connection with the Merger. The Proxy Statement shall, among other things, include the Cellegy Board Recommendation and (i) solicit the approval of and include the recommendation of the Board of Directors of Cellegy to Cellegy’s stockholders that they vote in favor of the Merger, (iii) solicit the approval of and include the recommendation of the Board of Directors of Cellegy to Cellegy’s stockholders that they vote in favor of the Cellegy Charter Amendment; and (iv) solicit the approval of and include the recommendation of the Board of Directors of Cellegy to Cellegy’s stockholders that they vote in favor of the Cellegy Name Change Amendment; and (v) solicit the approval of and include the recommendation of the Board of Directors of Cellegy to Cellegy’s stockholders that they vote in favor of the Plan Amendment. Adamis shall promptly furnish to Cellegy all information concerning Adamis and its Subsidiaries, and shall use its commercially reasonable efforts to cause to be finished all information with respect to its stockholders, that is required to be disclosed in the Registration Statement and the Proxy Statement.

(b) Cellegy shall use all reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff and shall use its reasonable best efforts to resolve any comments of SEC on the Proxy Statement or the Registration Statement as promptly as reasonably practicable. Cellegy shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Cellegy’s stockholders and the Registration Statement to be delivered to the stockholders of Adamis as promptly as practicable after review by the SEC has been completed. Cellegy shall notify Adamis promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or Registration Statement and shall supply Adamis with copies of all correspondence between Cellegy or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement and the Registration Statement. Adamis and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and Registration Statement and related materials, any proposed amendment or supplement to the Proxy Statement or Registration Statement and any response to any comments from the SEC or other correspondence before its filing with the SEC or dissemination to Cellegy’s stockholders or Adamis’ stockholders. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or Registration Statement, Adamis or Cellegy, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Cellegy or Adamis, such amendment or supplement as promptly as possible. Without limiting the foregoing, each of the parties shall promptly provide the other party with corrections to any information provided by it for use in the Proxy Statement and Registration Statement, if and to the extent any such information shall be or have become false or misleading in any material respect, and Cellegy shall take all reasonable steps necessary to correct the same and to cause the Proxy Statement and Registration Statement as so corrected to be disseminated to Cellegy’s stockholders and Adamis’ stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the parties.

(c) Before the Effective Time, Cellegy shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing, and to obtain all regulatory approvals needed to ensure that the Cellegy Common Stock to be issued and registered for resale in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Adamis Capital Stock has an address of record; provided, however, that Cellegy shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

5.2. Adamis Stockholder Approval.

(a) Adamis shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Adamis Capital Stock to vote on the approval of the Merger, adoption of this Agreement, and related matters (in either case, the “Adamis Stockholders Meeting”). The Adamis Stockholders Meeting shall be held as promptly as reasonably practicable after the effectiveness of the Registration Statement. Adamis shall ensure that all proxies and consents solicited in connection with the Adamis Stockholders Meeting are solicited in compliance with all applicable Legal Requirements. Alternatively, the parties agree that the holders of Adamis Capital Stock may take all action required under this Agreement by action by written consent as permitted by the DGCL in lieu of an actual meeting of the holders of Adamis Capital Stock.

(b) Adamis agrees that, subject to Section 4.5: (i) the Board of Directors of Adamis shall recommend that the holders of Adamis Capital Stock vote to approve the Merger and adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of Adamis that the stockholders of Adamis vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Adamis Board Recommendation”); and (ii) the Board of Directors of Adamis shall not make or effect any change, withdrawal, qualification or modification of the Adamis Board Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions.

5.3. Cellegy Stockholder Meeting; Change in the Cellegy Board Recommendation; Adoption of Agreement by Cellegy as Sole Stockholder of Merger Sub.

(a) Cellegy shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Cellegy Common Stock to vote on the Merger, the Cellegy Charter Amendment and the Cellegy Name Change Amendment and the Stock Plan Amendment (such meeting, the “Cellegy Stockholders Meeting”). Cellegy shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the Cellegy Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Cellegy agrees that, subject to Sections 4.5 and 5.3(d): (i) the Board of Directors of Cellegy shall recommend that the holders of Cellegy Common Stock vote to (A) approve the Merger, (B) adopt the Cellegy Charter Amendment, (C) adopt the Cellegy Name Change Amendment, (D) adopt the Plan Amendment, and (E) such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions, and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be (proposals “(A)” through “(E)” being the “Proposals”), (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Cellegy recommends that the stockholders of Cellegy vote to (A) approve the Merger, (B) adopt the Cellegy Charter Amendment, (C) adopt the Cellegy Name Change Amendment, (D) adopt the Stock Plan Amendment, and (E) approve such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions (such recommendation being referred to herein as the “Cellegy Board Recommendation”); and (iii) the Board of Directors of Cellegy shall not make or effect any Change in the Cellegy Board Recommendation.

(c) Subject to Section 4.5, Cellegy shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Cellegy required by the DGCL to obtain such approvals. If, on the date of Cellegy Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section, Cellegy has not received proxies representing a sufficient number of shares of Cellegy Common Stock to approve the Proposals, Cellegy shall, if requested by Adamis, adjourn Cellegy Stockholder Meeting until such date or dates as Cellegy determines in good faith (subject to Adamis’ prior approval not to be unreasonably withheld, delayed or conditioned) the Required Cellegy Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to Cellegy stockholder approval.

(d) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time before the adoption of this Agreement by the Required Cellegy Stockholder Vote, the Board of Directors of Cellegy may effect a Change in the Cellegy Board Recommendation in accordance with the provisions of Section 4.5(b), provided that Adamis must receive not less than five (5) Business Days prior written notice from Cellegy confirming that Cellegy’s Board of Directors has determined to make a Change in the Cellegy Board Recommendation. For purposes of this Agreement, “Change in the Cellegy Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Cellegy Board Recommendation in any manner adverse to Adamis; (ii) action or statement by Cellegy, any of its Subsidiaries or any of their respective Representatives in connection with Cellegy Stockholder Meeting contrary to the Cellegy Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by Cellegy’s Board of Directors with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than Cellegy, Adamis and their respective Representatives after a reasonable amount of time has elapsed for Cellegy’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than Cellegy, Adamis and their respective Representatives); (iv) failure of Cellegy’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Adamis) is commenced, recommend that the Cellegy stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for Cellegy’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Cellegy Board Recommendation in connection with a disclosure pursuant to Section 4.5(f) or otherwise within two Business Days of a request by Adamis to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e) Cellegy’s obligation to call, give notice of and hold Cellegy Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any Change in the Cellegy Board Recommendation or the commencement, disclosure, announcement or submission of a Superior Proposal or Acquisition Proposal.

(f) Cellegy, as sole stockholder of Merger Sub, shall adopt this Agreement as soon as practicable following the Execution Date by action by written consent, as permitted by the DGCL 228 in lieu of an actual meeting of the stockholders of Merger Sub.

5.4. Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

5.5. Indemnification of Officers and Directors.

(a) From and after the Effective Time through the third anniversary of the date the Effective Time occurs, Cellegy shall and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Cellegy and Adamis pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”).

(b) The certificate of incorporation and bylaws of Cellegy and the Surviving Corporation, as the case may be, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Cellegy than are presently set forth in the certificate of incorporation and bylaws of Cellegy, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(c) Cellegy, at its election, may purchase “tail” coverage for up to six (6) years from the Closing, relating to the current directors’ and officers’ liability insurance policies maintained by Adamis or Cellegy (provided that Cellegy may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or before the Closing.

(d) Cellegy shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the D&O Indemnified Parties in connection with their enforcement of their rights provided in this Section 5.5 pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of this Agreement.

(e) The provisions of this Section are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) Cellegy shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section.

5.6. Additional Agreements.

(a) Subject to Sections 4.5, 5.2(c), 5.3(d) and 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Material Contract) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Entity relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time before making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.7. Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any public disclosure regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure (which approval shall not be unreasonably withheld); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Adamis and Cellegy may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Adamis or Cellegy in compliance with this Section 5.7.

5.8. Directors; Officers. Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Cellegy shall take all action necessary (i) to cause the number of members of the Board of Directors of Cellegy to be fixed at a number to be determined by Adamis, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of the directors of Cellegy determined by Adamis, (iii) cause each of the individuals identified by Adamis to Cellegy in writing to be appointed as a director of Cellegy, effective at the Effective Time, and (iv) to have the Board of Directors of Cellegy appoint as officers of Cellegy, effective at the Effective Time, such persons as Adamis identifies to Cellegy.

5.9. Tax Matters.

(a) Cellegy, Merger Sub and Adamis shall use their respective commercially reasonable efforts to cause the Merger to qualify, and shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Cellegy, Merger Sub and Adamis shall report the Merger as reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.10. Cellegy Amendment. Subject to Section 5.3(d), Cellegy agrees to recommend to its stockholders that the Certificate of Incorporation of Cellegy be amended, by means of one of more amendments to be mutually agreed upon by Cellegy and Adamis: (i) to change the corporate name of Cellegy to a name designated by Adamis before the definitive Cellegy Proxy Statement is mailed to its stockholders (the “Cellegy Name Change Amendment”); (ii) to increase the number of authorized shares of capital stock of Cellegy to 185,000,000 shares, consisting of 175,000,000 shares of Cellegy Common Stock and 10,000,000 shares of Cellegy Preferred Stock (the “Charter Amendment”); and (iii) to amend the Cellegy Stock Plan to increase the number of shares reserved for issuance under the plan to a number of (post-Reverse Split) shares of Cellegy Common Stock reasonably determined by Adamis and to make such other changes thereto as may be reasonably determined by Adamis (the “Stock Plan Amendment”).

5.11. Adamis’ Auditors. Adamis will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Cellegy to comply with Legal Requirements, and (ii) the review of Adamis’ audit work papers for up to the past two years or such lesser period of which Adamis has been in existence, including the examination of selected interim financial statements and data.

5.12. Cellegy’s Auditors. Cellegy will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Adamis to comply with Legal Requirements, and (ii) the review by Adamis and its Representatives of Cellegy’s audit work papers for up to the past two years, including the examination of selected interim financial statements and data.

5.13. Legends. Cellegy shall be entitled to place such appropriate legends on the certificates evidencing any shares of Cellegy Common Stock to be received in the Merger by equity holders of Adamis as Cellegy reasonably determines is required or appropriate under applicable laws.

5.14. Confidentiality. Each of Cellegy and Adamis hereby agrees that the information obtained in any investigation pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Bilateral Confidential Disclosure Agreement dated as of June 27, 2007, previously executed by and between Adamis and Cellegy (the “Confidentiality Agreement”).

5.15. FIRPTA Compliance. On the Closing Date, Adamis shall deliver to Cellegy a properly executed statement in a form reasonably acceptable to Cellegy for purposes of satisfying Cellegy’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.16. Rule 16b-3. The Board of Directors of Cellegy, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event before the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of Adamis who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cellegy Common Stock following the Effective Time, of Cellegy Common Stock in the Merger is intended to be an exempt transaction under such Rule 16b-3.

5.17. Equity Financing. Cellegy agrees to cooperate with Adamis to take mutually agreeable actions in connection with any Equity Financing, including, without limitation, (a) executing and delivering a mutually acceptable placement agent agreement or joinder thereto, (b) executing a mutually acceptable Securities Purchase Agreement or other documentation in connection with any Equity Financing, and (c) using its best efforts to take all actions required to maintain the listing of the Cellegy Common Stock on the OTC Bulletin Board and not take any actions that would cause the removal of such listing. Prior to the Effective Time, Cellegy will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of Cellegy Common Stock issued in connection with any Equity Financing, which would impair the exemptions relied upon in any Equity Financing.

5.18. Termination of Retention Plan. Cellegy agrees to take such actions as may be required to terminate its Retention Plan for Executives before the Closing Date.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or before the Closing, of each of the following conditions:

6.1. Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the Required Adamis Stockholder Vote, and the Merger, the Cellegy Charter Amendment, and the Cellegy Name Change Amendment and the Stock Plan Amendment and such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions shall have been duly approved or adopted, as the case may be, by the Required Cellegy Stockholder Vote.

6.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3. Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.4. No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Cellegy, Merger Sub or Adamis any damages or other relief that would have a Material Adverse Effect on the Combined Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Cellegy; (d) that could have a Material Adverse Effect on the right or ability of the Combined Company to own the assets or operate the business of the Combined Company; or (e) seeking to compel Adamis, Cellegy or any Subsidiary of Cellegy to dispose of or hold separate any assets that are material to the Combined Company as a result of or following the Merger or any of the Contemplated Transactions.

6.5. Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

ARTICLE VII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CELLEGY AND MERGER SUB

The obligations of Cellegy and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Cellegy, at or before the Closing, of each of the following conditions:

7.1. Accuracy of Representations. The representations and warranties of Adamis contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

7.2. Performance of Covenants. Each of the covenants and obligations in this Agreement that Adamis is required to comply with or to perform at or before the Closing shall have been complied with and performed by Adamis in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

7.3. No Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on Adamis that shall be continuing as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

7.4. Agreements and Other Documents. Cellegy shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate of Adamis executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Adamis confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied; and

(b) certificates of good standing (or equivalent documentation) of Adamis in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of Adamis authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Adamis hereunder.

ARTICLE VIII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF ADAMIS

The obligations of Adamis to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Adamis, at or before the Closing, of each of the following conditions:

8.1. Accuracy of Representations. The representations and warranties of Cellegy and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

8.2. Performance of Covenants. All of the covenants and obligations in this Agreement that Cellegy or Merger Sub is required to comply with or to perform at or before the Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company .

8.3. No Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on Cellegy that continues as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

8.4. Documents. Adamis shall have received the following documents:

(a) a certificate of Cellegy executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Cellegy confirming that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of each of Cellegy and Merger Sub in Delaware, Pennsylvania (for Cellegy only) and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of Cellegy and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Cellegy and Merger Sub hereunder; and

(c) Written resignations in forms reasonably satisfactory to Adamis, dated as of the Closing Date and effective as of the Closing, executed by the directors and officers of Cellegy who are not to continue as directors or officers of Cellegy.

8.5. Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Cellegy shall have failed to provide, with respect to any Cellegy SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.6. Board of Directors. Cellegy shall have caused the Board of Directors of Cellegy to be constituted as set forth in Section 5.8 of this Agreement.

8.7. Officers. Each of the individuals identified by Adamis prior to the Effective Time shall have been appointed officers of Cellegy as of the Effective Time.

8.8. Certificate of Amendment. The amendments to the Cellegy Restated Certificate of incorporation, including the increase in the number of authorized shares, the Reverse Stock Split, and the name change (the “Cellegy Charter Amendment”), as contemplated by this Agreement, shall have become effective under the DGCL.

8.9. SEC Reports. Cellegy shall have timely filed with the SEC and/or the OTC Bulletin Board all reports and other documents required to be filed under the Securities Act or Exchange Act and to maintain its OTC Bulletin Board listing.

ARTICLE IX
TERMINATION

9.1. Termination. This Agreement may be terminated before the Effective Time (whether before or after receipt of the Required Adamis Stockholder Vote or Required Cellegy Stockholder Vote, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Cellegy and Adamis;

(b) by either Cellegy or Adamis if the Merger shall not have been consummated by (i) August 31, 2008, if the SEC does not review the Registration Statement, and (ii) if the SEC does review the Registration Statement then September 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either Cellegy or Adamis if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d) by either Cellegy or Adamis if (i) Cellegy Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Cellegy’s stockholders shall have taken a final vote on the Merger, the Cellegy Charter Amendment and (ii) any of the Merger or the Cellegy Charter Amendment shall not have been approved or adopted at Cellegy Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Cellegy Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Cellegy where the failure to obtain the Required Cellegy Stockholder Vote shall have been caused by the action or failure to act of Cellegy and such action or failure to act constitutes a breach by Cellegy of this Agreement;

(e) by Adamis (at any time before the receipt of the Required Cellegy Stockholder Vote) if a Cellegy Triggering Event shall have occurred;

(f) by Cellegy (at any time before the receipt of the Required Cellegy Stockholder Vote) if an Adamis Triggering Event shall have occurred;

(g) by Adamis, upon a material breach of any representation, warranty, covenant or agreement on the part of Cellegy or Merger Sub set forth in this Agreement, or if any representation or warranty of Cellegy or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Cellegy’s or Merger Sub’s representations and warranties or breach by Cellegy or Merger Sub is curable by Cellegy or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Adamis to Cellegy or Merger Sub of such breach or inaccuracy; and (iii) Cellegy or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Cellegy or Merger Sub is cured before such termination becoming effective);

(h) by Cellegy, upon a material breach of any representation, warranty, covenant or agreement on the part of Adamis set forth in this Agreement, or if any representation or warranty of Adamis shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Adamis’ representations and warranties or breach by Adamis is curable by Adamis then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Cellegy to Adamis of such breach or inaccuracy; and (iii) Adamis ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Adamis is cured before such termination becoming effective); or

(i) by Cellegy in accordance with the terms and subject to the conditions of Section 4.5(b)(ii).

9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3. Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) Cellegy shall pay Adamis a nonrefundable, fee in an amount equal to $150,000 (the “Cellegy Termination Fee”) in the event that this Agreement is terminated: (i) by Cellegy or Adamis pursuant to Section 9.1(d); (ii) by Adamis pursuant to Section 9.1(e); or (iii) by Cellegy pursuant to Section 9.1(i). Any Cellegy Termination Fee due under this Section shall be paid to Adamis by wire transfer of same-day funds within five Business Days of termination.

(c) Adamis shall pay Cellegy a nonrefundable, fee in an amount not to exceed $150,000 (the “Adamis Termination Fee”) in the event that this Agreement is terminated by Cellegy pursuant to Section 9.1(f). Any Adamis Termination Fee due under this Section 9.3(c) shall be paid to Cellegy by wire transfer of same-day funds within five Business Days of termination.

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or 9.3(c), as applicable then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1. Non-Survival of Representations and Warranties. The representations and warranties of Adamis, Merger Sub and Cellegy contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2. Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Adamis and Cellegy at any time (whether before or after the receipt of the Required Adamis Stockholder Vote or Required Cellegy Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Adamis and Cellegy.

10.3. Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (except to the extent that the DGCL governs the procedures relating to the Merger), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the county of San Diego, and (c) the parties agree that service of progress may be made in the manner provided for in this Agreement for delivery of notices.

10.6. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be given by means of hand delivery, registered mail, courier or express delivery service, or facsimile. Notices shall be deemed delivered and received (i) upon delivery by hand, (ii) three (3) Business Days after deposit in the U.S. mails, certified or registered mail, (iii) one (1) Business Day after delivery to a reputable overnight courier service for next business-day delivery (with confirmation of delivery), or (iv) one (1) Business Day after transmission by facsimile to the number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in written notice given to the other parties here), with confirmation of successful transmission:

if to Cellegy :

2085B Quaker Point Road
Quakertown, PA 18951
Attention: Chief Executive Officer
Telephone No.: (215) 529-6084
Facsimile No.: (215) 529-6086

with a copy to:

C. Kevin Kelso
Weintraub Genshlea Chediak
400 Capitol Mall, 11th Floor
Sacramento, California 95814
Telephone: (916) 558-6000
Fax: (916) 446-1611
Email: kkelso@weintraub.com

if to Adamis:

Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Road, #555
Del Mar, CA 92014
Attention: President
Telephone No.: (858) 401-3984

with a copy to:

Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Patrick Loofbourrow, Esq.
Telephone No.: (858) 550-6000
Facsimile No.: (858) 550-6420
Email: loof@cooley.com

10.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination

10.10. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the material provisions of the Confidentiality Agreement, as modified by Section 5.14 of this Agreement, were not performed in material respects or were otherwise breached in material respects (a “Confidentiality Action”). It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity, without, solely with respect to a Confidentiality Action, the necessity of proving actual damages and without posting bond or other security. Notwithstanding the foregoing, in the event that this Agreement is terminated by Adamis pursuant to Section 9.1(e) or by Cellegy pursuant to Section 9.1(f) or 9.1(i) above, Adamis’ or Cellegy’s sole and exclusive remedy hereunder shall be that provided in Section 9.3(b) or (c), respectively.

10.11. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed as of the date first above written.

CELLEGY PHARMACEUTICALS, INC.

By: /s/ Richard C. Williams

Name: Richard C. Williams
Title: Chief Executive Officer

CELLEGY HOLDINGS, INC.

By: /s/ Richard C. Williams

Name: Richard C. Williams
Title: Chief Executive Officer

ADAMIS PHARMACEUTICALS
CORPORATION

By: /s/ Dennis J. Carlo

Name: Dennis J. Carlo
Title: President/CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement:

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Adamis, on the one hand or Cellegy, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal from such Party.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Adamis, on the one hand or Cellegy, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions (except for the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (ii) a Party or any of its Subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than, solely with respect to Adamis, through any capital raising transaction);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 50% or more of the consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 50% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, excluding, solely with respect to Adamis, any transfer or lien to a creditor of Adamis;

(c) any liquidation or dissolution of a Party; or

(d) with respect to Cellegy only, any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a 10% or more interest in the total voting power of Cellegy or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Cellegy or any of its Subsidiaries.

“Adamis” shall have the meaning set forth in the Preamble.

“Adamis Bylaws” shall mean the bylaws of Adamis as currently in effect.

“Adamis Capital Stock” shall mean shares of Adamis Common Stock and, if any, Adamis Preferred Stock.

“Adamis Charter” shall mean the certificate of incorporation of Adamis, as in effect on the date of this Agreement.

“Adamis Common Stock” shall have the meaning set forth in the Recitals.

“Adamis Disclosure Letter” shall have the meaning set forth in the first paragraph of Article II.

“Adamis Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Adamis Financial Statements” shall have the meaning set forth in Section 2.8.

“Adamis’ Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of the officers and directors of Adamis and (b) such facts and circumstances each of the officers and directors of Adamis should have known given his involvement in Adamis and the information available to him.

“Adamis Options” shall mean all options, warrants or other rights, if any, that may be outstanding to purchase, acquire or otherwise receive shares of Adamis Capital Stock (whether or not vested) held by current or former employees or directors of or consultants to Adamis.

“Adamis Note” shall have the meaning set forth in the Recitals.

“Adamis Patent and Proprietary Rights” shall have the meaning set forth in Section 2.11.

“Adamis Preferred Stock” shall mean shares of preferred stock of Adamis.

“Adamis Restricted Stock” shall have the meaning set forth in Section 1.6(c).

“Adamis Stock Certificate” shall have the meaning set forth in Section 1.6(f).

“Adamis Stockholder” shall mean each holder of any Adamis Capital Stock immediately before the Effective Time.

“Adamis Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Adamis Triggering Event” shall be deemed to have occurred if (i) Adamis or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (ii) Adamis or any of its Representatives shall change the Adamis Board Recommendation or not convene the Adamis Stockholders Meeting (or obtain the Required Adamis Stockholder Vote by written consent).

“Agreement” shall mean the Agreement and Plan of Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Ancillary Agreements” shall have the meaning as set forth in Section 2.3.

“Base Date” shall have the meaning as set forth in Section 2.9.

“Business” shall mean the business and operations of a party.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Cellegy ” shall have the meaning set forth in the Preamble.

“Cellegy Board Recommendation” shall have the meaning set forth in Section 5.3.

“Cellegy Bylaws” shall mean the bylaws of Cellegy as currently in effect.

“Cellegy Charter” shall mean the certificate of incorporation of Cellegy, as in effect on the date of this Agreement.

“Cellegy Charter Amendment” shall have the meaning set forth in Section 8.9.

“Cellegy Common Stock” shall have the meaning set forth in the Recitals.

“Cellegy Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.

“Cellegy Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between Cellegy or any of its Subsidiaries and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of Cellegy or any of its Subsidiaries to make any payments or provide any benefits in connection with such termination.

“Cellegy Employee Plan” shall have the meaning set forth in Section 3.12.

“Cellegy Financial Statements” shall have the meaning set forth in Section 3.8(b).

“Cellegy’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of Cellegy’s officers and directors and (b) such facts and circumstances each of the officers and directors of Cellegy should have known given his involvement in Cellegy and the information available to him.

“Cellegy Name Change Amendment” shall have the meaning set forth in Section 5.12.

“Cellegy Net Working Capital” shall mean the amount of Cellegy’s current assets minus current liabilities (not including the Adamis Note), as reflected in Cellegy’s financial records as of the end of the month immediately before the month in which the Closing occurs.

“Cellegy Options” shall mean options or other rights to purchase or acquire shares of Cellegy Common Stock issued by Cellegy.

“Cellegy Patent and Proprietary Rights” shall have the meaning as set forth in Section 3.10 of this Agreement.

“Cellegy Preferred Stock” shall mean shares of preferred stock, par value $0.0001 per share, of Cellegy.

“Cellegy Product” shall mean those products, compounds, proteins or other biological materials that are manufactured, tested, the subject of trials or studies, distributed and/or marketed by or on behalf of Cellegy or any of its Subsidiaries.

“Cellegy Products” shall have the meaning set forth in Section 3.20.

“Cellegy Restated Certificate” shall have the meaning set forth in Section 1.5(a).

“Cellegy SEC Reports” shall have the meaning as set forth in Section 3.8.

“Cellegy Stock Plan” shall have the meaning set forth in Section 5.12.

“Cellegy Stockholder Meeting” shall have the meaning set forth in Section 5.3.

“Cellegy Termination Fee” shall have the meaning set forth in Section 9.3.

“Cellegy Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Cellegy Board Recommendation; (ii) Cellegy shall have failed to hold the Cellegy Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Cellegy determines, in good faith, that the Required Cellegy Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Cellegy determines, in good faith, that the Required Cellegy Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3(d)), (iii) Cellegy or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (iv) Cellegy shall have delivered a Notice of Superior Proposal under Section 4.5(b).

“Certificate of Merger” shall have the meaning as set forth in Section 1.3.

“Change in the Cellegy Board Recommendation” shall have the meaning set forth in Section 5.3.

“Closing” shall have the meaning as set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Company” shall mean Cellegy and Adamis and their respective Subsidiaries (and, after the Closing, the Surviving Corporation), taken together as a whole.

“Confidentiality Action” shall have the meaning set forth in Section 10.10 of this Agreement.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.17 of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any necessary Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Convertible Securities” shall mean and include options, warrants and other rights for the purchase of common stock or any stock or security convertible into or exchangeable for common stock.

“Costs” shall have the meaning set forth in Section 5.7.

“Current Balance Sheet” shall have the meaning as set forth in Section 2.8.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning as set forth in Section 1.8.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.8.

“Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall have the meaning set forth in Section 2.2.

“Exchange Agent” shall have the meaning set forth in Section 1.10(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.7.

“Exchange Shares” shall have the meaning set forth in Section 1.10(b).

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising out of any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i) any fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, compliance, corrective or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); or

(iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

“Environmental Law” shall mean all federal, state and local laws, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or processed waste water or otherwise relating in any manner to the environment, pollutants or hazardous substances or materials, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act including, without limitation, the Clean Air Act Amendments of 1990; the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 (“CERCLA”), all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency previously, now or at any time hereafter in effect.

“Equity Financing” shall mean one or more private placement offerings exempt from registration under the Securities Act or other capital raising transactions approved by the Adamis Board of Directors.

“ERISA” shall have the meaning as set forth in Section 2.13(a).

“ERISA Affiliate” shall have the meaning as set forth in Section 2.13(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning as set forth in Section 1.10.

“Exchange Shares ” shall have the meaning as set forth in Section 1.10(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.7.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by a Party and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Party.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act and the regulations thereunder.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, grant, funding arrangement, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law Requirement, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (iii) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (iv) source code and object code versions of computer software (including data and related documentation) and website content, and (v) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, ordinance, code, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of a Party and its Subsidiaries (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) factors generally affecting the industry or market in which a Party operates; (e) changes in law, rules or regulations applicable to a Party or its Subsidiaries; (f) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (g) the Reverse Stock Split; (h) any change in the stock price or trading volume of Cellegy Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (a) – (g) of this definition); or (i) any failure of Adamis to obtain additional financing or commitments for additional financing before the closing date.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Material Contract” shall mean any agreement, instrument or document now in effect (including any amendment to any of the foregoing):

(i) with any director, officer or affiliate of Adamis or Cellegy, as the case may be;

(ii) evidencing, governing or relating to indebtedness for borrowed money or which provides for the imposition of any lien on any of its assets;

(iii) that involves expenditures or receipts in excess of $50,000;

(iv) that in any material way purports to restrict the business activity of a party or any of its affiliates or to limit the freedom of a party or any of its affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(v) relating to the employment of, or the performance of services by, any employee or consultant; or pursuant to which a party is or may become obligated to make any severance, termination or similar payment to any employee or director; or pursuant to which a party is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any employee or director;

(vii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of a party, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of a Party, or (C) providing a Person with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts pursuant to Cellegy Stock Option Plan, the Adamis Stock Option Plan and Contracts between Adamis and any Person that provide a right of first refusal, right of repurchase or cancellation or similar right in favor of Adamis;

(viii) incorporating or relating to any guaranty or any indemnity or similar obligation;

(ix) relating to any currency hedging;

(x) (A) imposing any confidentiality obligation on a party (other than under agreements entered into in the Ordinary Course of Business that are not material to the Party), or (B) containing "standstill" provisions;

(xi) (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between Adamis and any contractor or subcontractor to any Governmental Entity), or (C) relating to any funding, grant or similar agreement, proposal or commitment relating to product of the party; and

(xii) that if terminated or breached would reasonably be expected to have a Material Adverse Effect on the Party or on any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Notice of Superior Proposal” shall have the meaning set forth in Section 4.5.

“Ordinary Course of Business” shall mean, in the case of each of Adamis and Cellegy, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Original Cellegy Securityholders” shall mean Persons who were holders of Cellegy Common Stock, Cellegy Preferred Stock or Cellegy Convertible Securities immediately before the Effective Time.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Party” or “Parties” shall mean Adamis, Merger Sub and Cellegy.

“Person” shall mean any individual, Entity or Governmental Entity.

“Post-Effective Cellegy Shareholder Shares” shall be (i) 3,000,000, plus (ii) Cellegy Net Working Capital divided by 0.50.

“Pre-Closing Period” shall have the meaning as set forth in Section 4.1.

“Pre-Effective Cellegy Shares” shall be the sum of all shares of Cellegy Common Stock prior to the Effective Date that are: (a) issued and outstanding and (b) issuable upon conversion of any preferred stock of Cellegy.

“Product Licensee” shall have the meaning as set forth in Section 3.20(c).

“Proposals” shall have the meaning set forth in Section 5.3(b).

“Proxy Statement” shall mean the Proxy Statement to be filed with the SEC by Cellegy in connection with the Merger, as said statement may be amended, and mailed to The Cellegy stockholders in connection with Cellegy Stockholder Meeting.

“PTO” shall have the meaning as set forth in Section 5.16.

“Registration Statement” shall mean the registration statement on Form S-4 (the “S-4”) to be filed with the SEC by Cellegy, together with all amendment and supplements thereto and including the exhibits thereto.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Cellegy Stockholder Vote” shall mean the vote of the Cellegy stockholders that is required under the DGCL or other applicable law to approve the Proposals.

“Required Adamis Stockholder Vote” shall mean the vote or written consent of the Adamis Stockholders that is required under applicable law to approve the Merger and the transactions contemplated by this Agreement.

“Reverse Stock Split” shall have the meaning set forth in Section 1.5(a)(i).

“Reverse Stock Split Ratio” shall be equal to the Pre-Effective Cellegy Shares divided by the Post-Effective Cellegy Shareholder Shares.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” means an Acquisition Proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall have the meaning set forth in Section 2.12.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

“Voting Agreement” shall have the meaning set forth in the Recitals.

Annex B

§ 262 APPRAISAL RIGHTS.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)        Provided; however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

b.         Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

c.         Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

d.         Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

e.         Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately before the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days before the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided; however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days before the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given before the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal before the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is before the effective date of the merger or consolidation); provided; however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CELLEGY PHARMACEUTICALS INC.

Cellegy Pharmaceuticals Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Cellegy Pharmaceuticals Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by inserting the following paragraph at the end of such Article:

“Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each one (1) share of the Corporation’s Common Stock outstanding immediately before the filing of this Certificate of Amendment (“Old Common Stock”) shall be combined and reclassified (the “Reverse Split”), without any action by the holder thereof, as follows: every _________ shares of Old Common Stock will be combined and reclassified (the “Reverse Stock Split”) as one share issued and outstanding Common Stock (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Any fractional share resulting from such change (after aggregating all fractional shares held by a stockholder) will be rounded upward to the next higher whole share of New Common Stock.

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer this      day of      200_.

CELLEGY PHARMACEUTICALS INC.
Richard C. Williams, Interim Chief Executive Officer

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Annex D

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CELLEGY PHARMACEUTICALS INC.

Cellegy Pharmaceuticals Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Cellegy Pharmaceuticals Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend and restate Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The name of this corporation is Adamis Pharmaceuticals Corporation (hereinafter the “Corporation”).

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment has been duly executed by its authorized officer on this          day of                          200_.

CELLEGY PHARMACEUTICALS INC.

By:
Richard C. Williams Interim Chief Executive Officer

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Annex E

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CELLEGY PHARMACEUTICALS, INC.

Cellegy Pharmaceuticals Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Cellegy Pharmaceuticals Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by amending and restating the first paragraph within such Article to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 185,000,000 shares, consisting of 175,000,000 shares of Common Stock having a par value of $0.0001 per share (“Common Stock”) and 10,000,000 shares of Preferred Stock having a par value of $0.0001 per share (“Preferred Stock”).”

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment of the Restated Certificate of Incorporation has been duly executed by its authorized officer this          day of                          200_.

CELLEGY PHARMACEUTICALS INC.

By:
Richard C. Williams Interim Chief Executive Officer

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Annex F

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ADAMIS PHARMACEUTICALS CORPORATION

Adamis Pharmaceuticals Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Adamis Pharmaceuticals Corporation.

SECOND: The original name of this corporation was Cellegy Pharmaceuticals, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was __________.

THIRD: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

I.

The name of this corporation is Adamis Pharmaceuticals Corporation (the "Company").

II.

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the registered agent at that address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of capital stock which the Company shall have authority to issue is one hundred eighty-five million (185,000,000), of which one hundred seventy-five million (175,000,000) shares shall be Common Stock, having a par value of $0.0001 per share (the "Common Stock"), and ten million (10,000,000) shares shall be Preferred Stock, having a par value of $0.001 (the "Preferred Stock").

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the "Board of Directors") is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

F-1

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

D. Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation (including any certificate of designation that may be filed from time to time.

E. The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

F. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Company. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

F-2

G. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article  shall be prospective and shall not affect the rights under this Article  in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article, and all rights conferred upon the stockholders herein are granted subject to this reservation.

*  *  *  *

FOURTH:    This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors.

FIFTH:    This Amended and Restated Certificate of Incorporation has been duly adopted and approved by written consent of the stockholders in accordance with sections 228, 245 and 242 of the DGCL and written notice of such action has been given as provided in section 228.

IN WITNESS WHEREOF, Adamis Pharmaceuticals Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer in _____________, this [    ] day of [                        ], 200_.

ADAMIS PHARMACEUTICALS CORPORATION

F-3

Annex G

Cellegy Pharmaceuticals, Inc.
Audit Committee Charter

Revised: December 13, 2002; April 16, 2004

ORGANIZATION

This charter governs the operations of the Audit Committee (“Committee”) of Cellegy Pharmaceuticals, Inc. (“Cellegy” or “Company”). The Committee shall review and reassess the charter at least annually and submit the charter for review by the Company’s Board of Directors (“Board”). The Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee, and shall comprise at least three directors, each of whom is independent, as defined by applicable law (including rules and regulations of the Securities and Exchange Commission), and by the listing requirements of any stock exchange or market on which the Company’s Common Stock is traded (“Listing Requirements”), of Management and the Company; provided, however, that the Committee may include one member who is not considered independent under applicable Listing Requirements, only in the circumstances and subject to the provisions described in such Listing Requirements. All Committee members shall be financially literate and shall satisfy any required criteria under applicable Listing Requirements relating to understanding of financial statements, and at least one member shall have accounting or related financial management expertise and shall be considered to be a financial expert, as those criteria may be defined by the rules of the Securities and Exchange Commission and by applicable Listing Requirements.

STATEMENT OF POLICY

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by Management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee members, independent auditors, and Management. The Company’s independent auditors shall have unrestricted access at any time to Committee members. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, accounting experts or other advisors as it determines necessary to carry out its duties.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing Cellegy’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing those statements and for reviewing the Company’s unaudited interim financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances and requirements applicable to the Company. To the extent that responsibilities of the Committee relate specifically to applicable Listing Requirements or provisions of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder (the “Exchange Act”), such responsibilities shall be subject to the effective date of such requirements and any subsequent amendment to, or interpretation of, such requirements. The Committee will take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•
The Committee shall have a clear understanding with Management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s shareholders. The Committee shall discuss with the auditors their independence from Management and the Company and the matters included in the written disclosures required by the Independence Standards Board, and shall consider the compatibility of non-audit services with the auditors’ independence. The Committee shall have direct responsibility for appointing, compensating, overseeing the work of, and replacing the external independent auditors.

•
The Committee shall pre-approve all audit and non-audit services to be provided by the external independent auditors (subject to any de minimus exceptions for non-audit services described in Section 10A of the Exchange Act, which are to approved by the Committee prior to the completion of the Audit), and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Chair of the Committee may grant pre-approval of audit and non-audit services (and the Committee may delegate such authority to one or more other members of the Committee), provided that the pre-approval decision and related services are presented to the Committee at its next regularly scheduled meeting.

•
The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with Management, and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs. The Committee shall periodically meet separately, in executive session, with Management, the outside auditors and the Company’s internal audit personnel, and report regularly to the Board with respect to its activities. Further, the Committee shall meet separately with the independent auditors, with and without Management present, to discuss the results of their examinations and any issues or concerns warranting Committee attention. The Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee shall review with the independent auditors any audit problems or difficulties and Management’s response. The Committee shall discuss with Management the Company’s major financial risk exposures and the steps Management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	The Committee shall review and approve all transactions between the Company and any related party (as that term is defined under applicable Nasdaq listing standards).

•
The Committee shall establish procedures to receive and process complaints regarding accounting, internal auditing controls or auditing matters, and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters.

•
The Committee shall establish procedures to receive and process communications concerning possible violations of the Company’s Code of Business Conduct and Ethics or other potential improper conduct at the Company.

•
The Committee shall review the interim financial statements (and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s periodic reports to be filed with the Securities and Exchange Commission) with Management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. The Committee shall discuss with management and the independent auditors the Company’s selection, application and disclosure of critical accounting policies, including as appropriate, all GAAP alternative treatments of financial information that were discussed with Management, their ramifications and the treatment preferred by the independent auditors and other material written communications between the independent auditors and Management. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

•
The Committee shall review with Management and the independent auditors the financial statements (and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s periodic reports to be filed with the Securities and Exchange Commission) to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Committee shall recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•
The Committee shall review any disclosures made to the Committee by the Company’s principal executive officer and principal financial officer during their certification process for the Company’s periodic reports about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

•
The Committee shall review and discuss the Company’s earnings press releases with Management and, if available, the auditors. The Chair of the Committee may represent the entire Committee for the purposes of this review.

•	The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

•
The Committee shall perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any applicable Listing Requirements, and perform other activities that are consistent with this charter, the Company’s bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

Annex H

CELLEGY PHARMACEUTICALS, INC.

COMPENSATION COMMITTEE CHARTER

Purpose.

The Compensation Committee is appointed by the Board of Directors ("Board") of Cellegy Pharmaceuticals, Inc. ("Company") to discharge the Board's responsibilities relating to compensation of the Company's executive officers.

Committee Membership.

The Committee will be composed of at least two (2) directors (or, if the common stock of the Company is traded on a Nasdaq market, then three (3) directors or such other number as may be required by the applicable Nasdaq listing rules), all of whom satisfy the definition of "independent" under the listing standards of The Nasdaq Stock Market ("Nasdaq"), except as otherwise permitted by applicable listing rules of Nasdaq. All Committee members shall be "non-employee directors" as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" as defined by Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Members.

The Committee shall meet as often as its members deem necessary to perform the Committee's responsibilities.

Committee Authority and Responsibilities.

Responsibilities of the Committee shall include:

•	reviewing and recommending approval of compensation arrangements (including severance provisions) of the Chief Executive Officer of the Company ("CEO") and the Company’s other executive officers;
•
to the extent the Board delegates such authority to the Committee, administering the Company’s 1995 Equity Incentive Plan, the 1995 Directors’ Option Plan and the Company’s other equity incentive plans and agreements, including granting options and other awards under the terms of such plans and making decisions that the administrator of such plans has the authority to make under the terms of the applicable plan, including providing for acceleration of vesting of outstanding options;

•	reviewing and making recommendations to the Board with respect to incentive compensation and equity plans;
•	on at least an annual basis, reviewing all compensation and awards to the CEO and other executive officers, subject to the provisions of any applicable employment agreements; and
•	performing other duties regarding compensation for employees and consultants as the Board may from time to time delegate to the Committee.

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of compensation. The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm's fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

H-1

The Committee will make regular reports to the Board and will propose actions to the Board that it believes are necessary or appropriate. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee's own performance.

H-2

Annex I

Cellegy Pharmaceuticals, Inc.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Cellegy Pharmaceuticals, Inc. (the “Company”) is (1) to recruit, evaluate and nominate candidates to be presented for appointment or election to serve as members of the Board; (2) to recommend nominees for Board committees; (3) to recommend corporate governance guidelines applicable to the Company; and (4) to review the Board’s performance.

II. Committee Authority and Responsibilities

•
The Committee shall identify a slate of nominees to be proposed by the Company for election at each annual meeting of stockholders and the Committee shall develop a process for considering stockholder suggestions for Board nominees;

•	The Committee shall consider the performance and qualifications of each potential nominee not only for their individual strengths but for their contribution to the Board as a group;

•
The Committee shall identify potential candidates to fill Board vacancies that may be created by expansion of the number of members of the Board and by resignation, retirement or other termination of service of incumbent Board members;

•
The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such firm’s fees and other retention terms;

•	The Committee shall have recommend to the Board nominees for Board committees;

•	The Committee shall recommend a set of corporate governance principles applicable to the Company and review and assess the adequacy of such guidelines;

•	The Committee may establish subcommittees and delegate authority to such subcommittees;

•	The Committee may obtain advice from internal or external legal, accounting or other advisors; and

•	The Committee shall annually review the performance of the Board and the Committee.

III. Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. The Board may elect a member of the Committee to serve as the Chair of the Committee. If the Board does not elect a Chair, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall consist of three members of the Board, each of which shall be persons who are not officers or employees of the Company or any subsidiary and who, in the opinion of the Board, have no other relationship or interest that would interfere with the exercise of independent judgment in carrying out the responsibilities of Committee members.

I-1

IV.  Meetings and Reports

Meetings of the Committee shall be held from time to time as determined by the Board or the Committee. In accordance with the Bylaws of the Company, the Committee may take action by unanimous written consent.

The Committee shall keep minutes of its proceedings, which minutes shall be retained with the minutes of the proceedings of the Board.

The Committee shall make regular reports to the Board.

I-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...by reason of the person’s service in one of the capacities specified in the preceding sentence against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Cellegy has adopted provisions in its certificate of incorporation that eliminate the personal liability of its directors to Cellegy or Cellegy’s stockholders for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by Delaware law. Cellegy’s amended and restated certificate of incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

Cellegy bylaws, as amended, provide for the indemnification of officers, directors and third parties acting on Cellegy’s behalf to the fullest extent permissible under Delaware law, permit Cellegy to enter into indemnification agreements with such individuals and to advance expenses to any such individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, before the final disposition of such action, suit or proceeding. Cellegy’s bylaws, as amended, also permit Cellegy to secure insurance on behalf of any of its officers, directors, employees or agents for any liability arising out of his or her actions in such capacity.

In addition to the indemnification provisions contained in Cellegy’s amended and restated certificate of incorporation and amended bylaws, Cellegy has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements, among other things, allow for the advancement of expenses and indemnify Cellegy’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Cellegy or in its right, arising out of such person’s services as a director or officer of Cellegy, any subsidiary of Cellegy or any other company or enterprise to which the person provides services at Cellegy’s request. Cellegy carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibits

The following exhibits are attached hereto or incorporated herein by reference.

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Share Exchange dated as of October 7, 2004, by and between the Company and Biosyn, Inc. (Incorporated by reference to Exhibit 2.1 to the Form 8-K filed October 26, 2004.)
2.2
Share Purchase Agreement dated as of March 31, 2006 by and between the Registrant and Epsilon Pharmaceuticals Pty. Ltd. (Incorporated by reference to Exhibit 2.1 to the Company’s Form 10-Q for the quarter ended June 30, 2006).

2.3
Asset Purchase Agreement dated September 26, 2006, between the Registrant and Strakan International Limited (Incorporated by reference to Exhibits filed with the Registrant’s Schedule 14A, which includes a Report on Form 8-K, filed September 27, 2006, with the SEC.)

2.4
Agreement and Plan of Reorganization, dated as of February 12, 2008, by and among Cellegy, Cellegy Holdings, and Adamis. (Incorporated by reference to Exhibit 2.1 filed with the Company’s Report on Form 8-K filed on February 13, 2008.)

++2.5	Form of Voting Agreement, dated February 12, 2008, by and between Adamis and certain stockholders of Cellegy.
2.6
Agreement dated November 11, 2008, between the Registrant and Adamis Pharmaceuticals Corporation amending the Agreement and Plan of Reorganization dated as of February 12, 2008, by and among Cellegy, Adamis and Cellegy Holdings, Inc. (Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K filed with the SEC on November 12, 2008.)

2.7
Agreement dated January 8, 2009, between the Registrant and Adamis Pharmaceuticals Corporation amending the Agreement and Plan of Reorganization dated as of February 12, 2008 as amended on November 11, 2008, by and among Cellegy, Adamis and Cellegy Holdings, Inc. (Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K filed with the SEC on January 8, 2009.)

3.1	Amended and Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1 to Cellegy’s Company’s Report on Form 8-K filed on September 3, 2004.)
3.2	Bylaws of Cellegy. (Incorporated by reference to Exhibit 3.2 to Cellegy’s Report on Form 8-K filed with the SEC on September 3, 2004.)
3.3
Proposed Forms of Certificate of Amendment to Restated Certificate of Incorporation. (Incorporated by reference to Annexes C, D and E to the joint proxy statement/prospectus included in this registration statement.)

3.4
Proposed Form of Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Annex F to the joint proxy statement/prospectus included in this registration statement.)

++3.5	Proposed Bylaws of the Registrant.
4.1	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Cellegy’s Report on Form 8-K filed with the SEC on September 3, 2004.)
++5.1	Opinion of Weintraub Genshlea Chediak regarding securities to be issued.
++8.1	Opinion of Counsel Regarding Tax Matters.
*10.1	1995 Equity Incentive Plan. (Incorporated by reference to Exhibit 4.03 to Cellegy’s Registration Statement on Form S-8, file no. 333-91588, filed on June 28, 2002.)
*10.2
Form of Option Agreement under the 1995 Equity Incentive Plan. (Incorporated by reference to Exhibit 4.05 to Cellegy’s Post-effective Amendment No. 1 to Registration Statement on Form S-8, file no. 333-91588, filed on September 7, 2004 (the “2004 Form S-8”).)

*10.3	1995 Directors’ Stock Option Plan. (Incorporated by reference to Exhibit 10.8 to Cellegy’s Quarterly Report on Form 10-Q for the fiscal quarter ended filed June 30, 2002.)
*10.4
Form of option agreement under the 1995 Directors’ Stock Option Plan. (Incorporated by reference to Exhibit 4.07 to the 2004 Form S-8. (Incorporated by reference to Exhibit 10.6 to Cellegy’s Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 Form 10-K").)

*10.5
Employment Agreement, effective January 1, 2003, between Cellegy and K. Michael Forrest. (Incorporated by reference to Exhibit 10.24 to Cellegy’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”).)

10.6
Exclusive License Agreement dated as of December 31, 2002, by and between Cellegy and PDI, Inc. (Confidential treatment has been requested with respect to portions of this agreement.) (Incorporated herein by reference to Exhibit 10.10 to Cellegy’s Annual Report on Form 10-K for the year ended December 31, 2002.)

*10.7	Retention and Severance Plan. (Incorporated by reference to Exhibit 10.01 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.)
*10.8
Form of Agreement of Plan Participation under Retention and Severance Plan. (Incorporated by reference to Exhibit 10.01 to Cellegy’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.)

*10.9	Letter agreement dated November 6, 2003 between Cellegy and Richard C. Williams. (Incorporated by reference to Exhibit 10.14 to the 2003 Form 10-K.)
*10.10	Stock option agreement dated November 6, 2003 between Cellegy and Richard C. Williams. (Incorporated by reference to Exhibit 10.15 to the 2003 Form 10-K.)
*10.11	Form of Indemnity Agreement between Cellegy and its directors and executive officers. (Incorporated by reference to Appendix B to Cellegy’s definitive proxy statement filed on April 28, 2004.)
10.12
Registration Rights Agreement dated as of October 1, 2004 between Cellegy and certain former stockholders of Biosyn, Inc. (Incorporated by reference to Exhibit 10.1 to Cellegy’s Report on Form 8-K filed October 26, 2004.)

10.13
Agreement dated as of October 8, 1996 by and among Biosyn, Inc., Edwin B. Michaels and E.B. Michaels Research Associates, Inc. (Confidential treatment has been requested with respect to portions of this agreement.) (Incorporated by reference to Exhibit 10.21 to Cellegy’s 2004 Annual Report on Form 10-K.)

10.14
Patent License Agreement by and among Biosyn, Inc., and certain agencies of the United States Public Health Service. (Confidential treatment has been requested with respect to portions of this agreement.) (Incorporated by reference to Exhibit 10.22 to Cellegy’s 2004 Annual Report on Form 10-K.)

10.15
License Agreement dated as of May 22, 2001, by and between Crompton Corporation and Biosyn, Inc. (Confidential treatment has been requested for portions of this agreement.) (Incorporated by reference to Exhibit 10.23 to Cellegy’s 2004 Annual Report on Form 10-K.)

*10.16	2005 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.24 to Cellegy’s Annual Report on Form 10-K for the year ended December 31, 2005).
*10.17	Forms of Option Agreements under the 2005 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.25 to Cellegy’s 2005 Annual Report on Form 10-K.)
10.18
First Amended and Restated Exclusive License and Distribution Agreement dated as of November 9, 2005, between Cellegy and ProStrakan International Limited. (Confidential treatment has been requested for portions of this exhibit.) (Incorporated by reference to Exhibit 10.30 to Cellegy’s 2005 Annual Report on Form 10-K.)

10.19
First Amended and Restated Exclusive License Agreement dated as of January 16, 2006, between Cellegy and ProStrakan International Limited. (Confidential treatment has been requested for portions of this exhibit.) (Incorporated by reference to Exhibit 10.31 to Cellegy’s 2005 Annual Report on Form 10-K.)

10.20
Termination Agreement and Release of Claims dated as of September 22, 2006, by and between the Registrant and Stephen R. Gorfine, M.D., as representative. (Incorporated by reference to Exhibits filed with the Registrant’s Schedule 14A, which includes a Report on Form 8-K, filed September 27, 2006, with the SEC.)

10.21
Letter Agreement dated September 20, 2006, between the Registrant and PDI, Inc. (Incorporated by reference to Exhibits filed with the Registrant’s Schedule 14A, which includes a Report on Form 8-K, filed September 27, 2006, with the SEC.)

10.22
Promissory Note dated September 26, 2006, in favor of Strakan International Limited. (Incorporated by reference to Exhibit 10.3 to Cellegy’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.)

10.23
Patent Collateral Assignment and Security Agreement dated September 26, 2006, between the Registrant and Strakan International Limited. (Incorporated by reference to Exhibit 10.4 to Cellegy’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.)

10.24
License Agreement dated January 30, 2006, by and between CONRAD, Eastern Virginia Medical School, and Biosyn, Inc. (Confidential treatment has been requested for portions of this agreement) (Incorporated by reference to Exhibit 10.36 to Cellegy’s Annual Report on form 10-K for the year ended December 31, 2006).

*10.25	Retention Letter Agreement dated November 14, 2007, between Cellegy and Robert J. Caso. (Incorporated by reference to Exhibit 10.1 to Cellegy’s Report on Form 8-K filed on November 14, 2007.)
++10.26	2009 Equity Incentive Plan.
++10.27	Form of Option Agreement under 2009 Equity Incentive Plan.
++10.28	Convertible Promissory Note dated February 12, 2008, between the Registrant and Adamis Pharmaceuticals Corporation.
++10.29	Amendment to License Agreement dated as of March 15, 2006, by and between Crompton Corporation and Biosyn, Inc.
++10.30	Funding Agreement dated October 12, 1992, by and between Ben Franklin Technology Center of Southeastern Pennsylvania and Biosyn, Inc.
++10.31	License Agreement dated July 28, 2006, by and between Nevagen, LLC and Adamis Pharmaceuticals Corporation.
++10.32	Amendment to License Agreement dated December 29, 2008, by and between Nevagen, LLC and Adamis Pharmaceuticals Corporation.
++10.33	Stock Repurchase Agreement dated November 3, 2008, by and between Richard Aloi and Adamis Pharmaceuticals Corporation.
++10.34	Stock Repurchase Agreement dated November 3, 2008, by and between Dennis J. Carlo and Adamis Pharmaceuticals Corporation.
++10.35	Stock Repurchase Agreement dated November 3, 2008, by and between Robert Hopkins and Adamis Pharmaceuticals Corporation.
++10.36	Stock Repurchase Agreement dated November 3, 2008, by and between David J. Marguglio and Adamis Pharmaceuticals Corporation.
++10.37	Amendment to License Agreement dated October 18, 2007, by and between CONRAD, Eastern Virginia Medical School, and Biosyn, Inc.
++ 10.38	Lease Agreement dated January 1, 2007, by and between HRM II Ltd and Healthcare Ventures Group.
++10.39	Amendment to lease Agreement dated October 30, 2007, by and between HRM II Ltd and Healthcare Ventures Group.
++10.40	Clinical Trial Agreement between Biosyn, Inc. and the National Institute of Child Health and Human Development.
++21.1	Subsidiaries of the Registrant
23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm.
23.2	Consent of Goldstein Lewin & Co., Independent Registered Public Accounting Firm.
++23.2	Consent of Weintraub Genshlea Chediak (included in Exhibit 5.1 above).
++23.6	Consent of Weintraub Genshlea Chediak (included in Exhibit 8.1 above).
++24.1	Power of Attorney (See signature page.)

++99.1	Form of Cellegy proxy card.
++99.2	Form of Adamis proxy card.
++99.3	Consent of Dennis J. Carlo to serve as director.
++99.4	Consent of Richard J. Aloi to serve as director.
++99.5	Consent of David J. Marguglio to serve as director.

*	Represents a management contract or compensatory plan or arrangement.
++Previously filed

Item 22. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(B)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(E)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boyertown, Commonwealth of Pennsylvania, on February 12 , 2009.

CELLEGY PHARMACEUTICALS, INC.

By:	/s/ RICHARD C. WILLIAMS
Name: Richard C. Williams
Title: Interim Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD C. WILLIAMS	Principal Executive Officer	February 12 , 2009
Richard C. Williams

/s/ ROBERT J. CASO	Principal Financial officer and	February 12 , 2009
Robert J. Caso	Principal Accounting Oficer

*	Director	February 12 , 2009
John Q. Adams

*	Director	February 12 , 2009
Tobi B. Klar, M.D.

*	Director	February 12 , 2009
Robert B. Rothermel

*	Director	February 12 , 2009
Thomas M. Steinberg

*	/s/ RICHARD C. WILLIAMS
By: Richard C. Williams
Attorney-In-Fact